Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163911

To the stockholders of La Jolla Pharmaceutical Company and Adamis Pharmaceuticals Corporation:

The boards of directors of La Jolla Pharmaceutical Company, referred to herein as La Jolla, and Adamis Pharmaceuticals Corporation, referred to herein as Adamis, have each unanimously approved a proposed merger involving La Jolla and Adamis pursuant to a merger agreement between La Jolla, Adamis and Jewel Merger Sub, Inc., referred to herein as Merger Sub, a direct wholly-owned subsidiary of La Jolla. If approved by the stockholders of La Jolla and Adamis, Merger Sub will merge with and into Adamis and Adamis will survive the merger as a wholly-owned subsidiary of La Jolla, with the Adamis stockholders receiving a controlling interest in La Jolla. The merger is intended to qualify for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

If the merger is consummated, each Adamis stockholder will be entitled to receive, in exchange for each share of Adamis common stock held by such stockholder immediately before the closing of the merger, one post-reverse split share of La Jolla common stock. Before the closing of the merger, there will be a reverse split of the outstanding La Jolla common stock so that La Jolla stockholders would, immediately after the closing of the merger, have a total number of shares that takes into account the amount of La Jolla’s adjusted net cash at the closing date of the transaction, plus $750,000, divided by a price based on Adamis’ weighted average stock price over a defined period of time, subject to a variable discount, which in no event will yield a stock price that is less than $0.20 or greater than $1.50. This reverse split ratio is expected to be within a range of 1:3 to 1:30 and will affect only the La Jolla stockholders; Adamis stockholders will be entitled to receive one share of post-reverse split La Jolla common stock in the merger regardless of the reverse split ratio affecting the holders of La Jolla common stock.

The stockholders of La Jolla are being asked to approve the issuance of La Jolla common stock pursuant to the merger agreement, as well as the resulting change in control and approve amendments to La Jolla’s restated certificate of incorporation effecting a reverse stock split of La Jolla common stock at a ratio to be determined in accordance with the merger agreement and changing the corporate name of La Jolla to “Adamis Pharmaceuticals Corporation,” each as described in the accompanying joint proxy statement/prospectus. The stockholders of Adamis are being asked to approve and adopt the merger agreement, as described in the accompanying joint proxy statement/prospectus. If the merger is consummated, existing La Jolla stockholders are expected to own between 5% and 30% of the combined company.

In connection with the merger, each outstanding stock option, warrant, convertible security and other right to purchase or acquire the capital stock of Adamis will be assumed by La Jolla and will be converted into an option, warrant, convertible security or other right to purchase or acquire shares of common stock of La Jolla.

La Jolla common stock is currently listed on the Nasdaq Capital Market. On February 8, 2010, the last trading day before the date of this joint proxy statement/prospectus, the closing price of the La Jolla common stock was $0.13 per share. Adamis’ common stock is quoted on the Over-The-Counter Bulletin Board. On February 8, 2010, the last trading day before the date of this joint proxy statement/prospectus, the closing price of the Adamis common stock was $0.41 per share.

This joint proxy statement/prospectus provides you with detailed information concerning La Jolla, Adamis and the merger transaction. Please give all the information contained in this joint proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 11 of this joint proxy statement/prospectus.

Deirdre Y. Gillespie, M.D.	Dennis J. Carlo, Ph.D.
President and Chief Executive Officer	President and Chief Executive Officer
La Jolla Pharmaceutical Company	Adamis Pharmaceuticals Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated February 9, 2010 and is first being mailed to stockholders of La Jolla and Adamis on or about February 12, 2010.

La Jolla Pharmaceutical Company
4365 Executive Drive, Suite 300
San Diego, CA 92121
(858) 452-6600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 26, 2010

TO THE LA JOLLA STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that La Jolla Pharmaceutical Company will hold a special meeting of its stockholders on February 26, 2010, at 3:00 p.m., Pacific Time, at 4365 Executive Drive, Suite 300, San Diego, California 92121 for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of La Jolla common stock to the stockholders of Adamis Pharmaceuticals Corporation pursuant to the Agreement and Plan of Reorganization dated as of December 4, 2009, by and among La Jolla, Jewel Merger Sub, Inc., or Merger Sub, and Adamis Pharmaceuticals Corporation, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, pursuant to which Merger Sub will merge with and into Adamis, with Adamis surviving the merger as a wholly-owned subsidiary of La Jolla, and pursuant to which La Jolla would issue post-reverse split shares of common stock to the stockholders of Adamis, resulting in a change of control of La Jolla.

2. To consider and act upon a proposal to approve an amendment to La Jolla’s restated certificate of incorporation to effect a reverse split of the issued and outstanding shares of La Jolla common stock, to occur immediately before the closing of the proposed merger transaction with Adamis, at a ratio based on the formula described in the merger agreement, expected to be within a range of 1:3 to 1:30, with the final ratio to be determined before the merger as provided in the merger agreement, as described in the accompanying joint proxy statement/prospectus.

3. To consider and act upon a proposal to approve an amendment, which would become effective in connection with or immediately following the closing of the proposed merger transaction with Adamis, to La Jolla’s restated certificate of incorporation to change La Jolla’s name from “La Jolla Pharmaceutical Company” to “Adamis Pharmaceuticals Corporation,” as described in the accompanying joint proxy statement/prospectus.

4. To consider and act upon a proposal to approve, if necessary, an adjournment of the La Jolla special meeting to solicit additional proxies in favor of the foregoing proposals.

5. To consider and act upon such other business and matters or proposals as may properly come before the special meeting or any adjournments or postponements thereof.

The board of directors of La Jolla has fixed January 22, 2010 as the record date (the “La Jolla Record Date”) for determining which stockholders have the right to receive notice of and to vote at the La Jolla special meeting or any adjournments or postponements thereof. Only holders of record of shares of La Jolla common stock at the close of business on the La Jolla Record Date have the right to receive notice of and to vote at the La Jolla special meeting. At the close of business on the La Jolla Record Date, La Jolla had 65,722,648 shares of common stock outstanding and entitled to vote. A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or represented by proxy, at the La Jolla special meeting of the holders of a majority of the shares of La Jolla common stock issued and outstanding and entitled to vote at the La Jolla special meeting is necessary to constitute a quorum at the meeting. If a quorum is not present at the La Jolla special meeting, La Jolla expects that the meeting will be adjourned or postponed to solicit additional proxies.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of La Jolla common stock having voting power on the La Jolla Record Date for the La Jolla special meeting is required for approval of La Jolla Proposal Nos. 2 and 3. The affirmative vote of the holders of a majority of the shares of La Jolla common stock having voting power present in person or represented by proxy at the La Jolla special meeting is required for approval of La Jolla Proposal Nos. 1, 4 and 5.

Whether or not you plan to attend the La Jolla special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope or vote via the telephone or the Internet as instructed in the materials you will receive. You may revoke the proxy at any time before its exercise in the manner described in the accompanying joint proxy statement/prospectus. Any stockholder present at the La Jolla special meeting, including any adjournment or postponement thereof, may revoke such stockholder’s proxy and vote personally on the matters to be considered at the La Jolla special meeting. Executed proxies with no instructions indicated thereon will be voted “FOR” each of the proposals outlined above.

Please do not send in any La Jolla stock certificates at this time. If La Jolla Proposal Nos. 2 and 3 are approved, you will receive written instructions from La Jolla’s transfer agent regarding exchanging your stock certificates.

THE LA JOLLA BOARD OF DIRECTORS HAS DETERMINED THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO AND IN THE BEST INTERESTS OF LA JOLLA AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE LA JOLLA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LA JOLLA STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  Gail A. Sloan
Gail A. Sloan
Corporate Secretary
San Diego, California
February 9, 2010

Adamis Pharmaceuticals Corporation
2658 Del Mar Heights Rd., #555
Del Mar, California 92014

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 26, 2010

TO THE ADAMIS STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that Adamis Pharmaceuticals Corporation will hold a special meeting of its stockholders on February 26, 2010, at 4:00 p.m., Pacific Time, at 4365 Executive Drive, Suite 300 San Diego, California 92121, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of December 4, 2009, by and among La Jolla Pharmaceutical Company, Jewel Merger Sub, Inc., or Merger Sub, and Adamis, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, pursuant to which Merger Sub will merge with and into Adamis, with Adamis surviving the merger as a wholly-owned subsidiary of La Jolla.

2. To consider and act upon a proposal to approve, if necessary, an adjournment of the Adamis special meeting to solicit additional proxies in favor of the foregoing proposal.

3. To consider and act upon such other business and matters or proposals as may properly come before the special meeting or any adjournments or postponements thereof.

The board of directors of Adamis has fixed the close of business on January 21, 2010 as the record date (the “Adamis Record Date”) for determining which stockholders have the right to receive notice of and to vote at the Adamis special meeting or any adjournments or postponements thereof. Only holders of record of shares of Adamis common stock at the close of business on the Adamis Record Date have the right to receive notice of and to vote at the Adamis special meeting. At the close of business on the Adamis Record Date, Adamis had 44,529,119 shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Adamis common stock on the Adamis Record Date for the Adamis special meeting is required for approval of Adamis Proposal No. 1. The affirmative vote of the holders of a majority of the outstanding shares of Adamis common stock having voting power present in person or represented by proxy at the Adamis special meeting is required for approval of Adamis Proposal Nos. 2 and 3.

Under the General Corporation Law of the State of Delaware, which is referred to in the accompanying joint proxy statement/prospectus as the DGCL, holders of Adamis common stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal before they vote on the adoption of the merger agreement and they comply with the other procedures under the DGCL explained in the accompanying joint proxy statement/prospectus. Please see the section entitled “The Merger — Appraisal Rights” in the accompanying joint proxy statement/prospectus.

Whether or not you plan to attend the Adamis special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope. You may revoke the proxy at any time before its exercise in the manner described in the accompanying joint proxy statement/prospectus. Any stockholder present at the Adamis special meeting, including any adjournment or postponement thereof, may revoke such stockholder’s proxy and vote personally on the matters to be considered at the Adamis special meeting. Executed proxies with no instructions indicated thereon will be voted “FOR” the proposals outlined above.

THE ADAMIS BOARD OF DIRECTORS HAS DETERMINED THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO AND IN THE BEST INTERESTS OF ADAMIS AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE ADAMIS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADAMIS STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  Dennis J. Carlo
Dennis J. Carlo,
President and Chief Executive Officer

Del Mar, California
February 9, 2010

REFERENCES TO ADDITIONAL INFORMATION

You may obtain documents related to La Jolla and Adamis, without charge, by requesting them in writing or by telephone from the appropriate company.

Requests for documents relating to La Jolla should be directed to:	Requests for documents relating to Adamis should be directed to:
Gail A. Sloan Vice President of Finance La Jolla Pharmaceutical Company 4365 Executive Drive, Suite 300 San Diego, CA 92121 (858) 452-6600	Dennis J. Carlo, Ph.D. President and Chief Executive Officer Adamis Pharmaceuticals Corporation 2658 Del Mar Heights Road, #555 Del Mar, CA 92014 Phone: (858) 401-3984

To receive timely delivery of requested documents in advance of the stockholder meetings, Adamis stockholders should make their requests no later than February 22, 2010 and La Jolla stockholders should make their requests no later than February 22, 2010.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the transaction?

A:	The transaction is the merger of La Jolla’s wholly-owned subsidiary, or Merger Sub, with and into Adamis, with Adamis surviving the merger as a wholly-owned subsidiary of La Jolla. As a result, Adamis stockholders will be entitled to have their shares of Adamis common stock converted into shares of La Jolla common stock and will obtain a controlling stake in La Jolla after the closing of the merger.

Q:	Why are the two companies proposing to merge?

A:	The combined company resulting from the merger will be a specialty pharmaceutical company that has recently launched its first significant product, has several product candidates in late stage development and will be led by an experienced senior management team from Adamis. The merger provides La Jolla with a product pipeline and provides Adamis with the anticipated net cash from La Jolla to strengthen Adamis’ balance sheet and support Adamis’ commercialization and drug development activities.

Q:	On what market are the combined company’s shares expected to trade?

A:	Although La Jolla common stock is currently traded on the Nasdaq Capital Market, it is expected that the combined company’s shares will be quoted on the Over-the-Counter Bulletin Board.

Q:	What is the reverse stock split and why is it necessary?

A:	The reverse stock split is the combination of the outstanding shares of La Jolla common stock into a lesser number of shares immediately prior to the effective time of the merger. For example, the reverse stock split is expected to range between one-for-three and one-for-thirty. If the reverse stock split ratio is one-for-three, this means that every three shares of La Jolla common stock outstanding prior to the reverse split will be combined into one share of La Jolla common stock outstanding post-split; if the reverse stock split ratio is one-for-thirty, this means that every thirty shares of La Jolla common stock outstanding prior to the reverse split will be combined into one share of La Jolla common stock outstanding post-split. The precise reverse stock split ratio will be determined based on the amount of La Jolla’s net cash as of the closing date of the merger, plus $750,000, divided by a price based on Adamis’ weighted average stock price over a defined period of time, subject to a variable discount, which in no event will yield a stock price that is less than $0.20 or greater than $1.50. The reverse stock split only affects the La Jolla stockholders and is necessary to adjust the number of shares owned by La Jolla stockholders so that they represent an agreed-upon percentage of the combined company, after giving effect to the fair value of the net assets that La Jolla is contributing to the combined company. At the effective time of the merger, existing La Jolla stockholders are expected to own between 5% and 30% of the combined company.

Q:	How many shares of common stock of the combined company would I own assuming that I currently own 100 shares of La Jolla common stock?

A:	As a result of the proposed reverse stock split, immediately prior to the effective time of the merger, your 100 shares of La Jolla common stock would be reduced to a range expected to be between 3 and 33 shares of common stock of the combined company (depending on the reverse split ratio, which is expected to range between one-for-three and one-for-thirty). After your shares are subject to this reverse stock split, La Jolla will then issue new post-reverse split shares of La Jolla common stock to holders of Adamis common stock on a fixed one-for-one basis in connection with the merger.

Q:	How many shares of common stock of the combined company would I own assuming that I currently own 100 shares of Adamis common stock?

A:	As a result of the merger, immediately after the effective time of the merger, your 100 shares of Adamis common stock will be converted into 100 shares of La Jolla common stock (post-reverse stock split). The reverse stock split will have no impact on Adamis stockholders.

Q:	What will happen to any options or warrants to acquire Adamis common stock in the merger?

A:	In connection with the merger, Adamis warrant holders and option holders will have their Adamis warrants and options converted into warrants and options to purchase La Jolla common stock.

Q:	Who will be the directors and executive officers of the combined company immediately following the merger?

A:	Immediately following the merger, the board of directors of the combined company is expected to be composed solely of the members of the Adamis board of directors prior to the merger: (i) Dennis J. Carlo, Ph.D., (ii) David J. Marguglio and (iii) Richard L. Aloi. Immediately following the merger, the executive management team of the combined company is expected to be composed solely of the members of the Adamis executive management team prior to the merger:

Name	Position

Dennis J. Carlo, Ph.D.	President, Chief Executive Officer, and Director
Richard L. Aloi	President, Adamis Laboratories, and Director
Robert O. Hopkins	Vice President, Finance and Chief Financial Officer
David J. Marguglio	Vice President of Business Development and Investor Relations, Director

Q:	What happens to La Jolla if the merger is not ultimately completed?

A:	La Jolla will have limited cash resources, and if the merger with Adamis does not close, the La Jolla board of directors may elect to, among other things, attempt to complete another strategic transaction or wind down the business in a voluntary dissolution under Delaware law.

Q:	When do La Jolla and Adamis expect to complete the merger?

A:	La Jolla and Adamis are working to complete the merger during the first quarter of calendar year 2010, or as soon thereafter as reasonably possible. We must first obtain the necessary approvals, including, but not limited to, the approval of each company’s stockholders, and satisfy the closing conditions described in the merger agreement. We cannot assure you as to if or whether all the conditions to the merger will be met nor can we predict the exact timing of the closing of the merger or whether the merger will be completed at all.

Q:	What do I need to do now?

A:	La Jolla and Adamis urge you to read this joint proxy/registration statement carefully, including its annexes, and to consider how the merger affects you. After you have carefully read and considered this joint proxy statement/prospectus, please indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed prepaid return envelope as soon as possible so that your shares may be represented and voted at the La Jolla special meeting or the Adamis special meeting. La Jolla stockholders may also attend the La Jolla special meeting and Adamis stockholders may also attend the Adamis special meeting and, in either case, vote in person. La Jolla stockholders may also vote via the telephone or the Internet as instructed in the materials you will receive.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If your shares are held in street name, you should instruct your broker as to how to vote your shares, following the instructions contained in the voting instructions card that your broker provides to you. Without instructions, your shares will not be voted with respect to certain of the proposals, which will have the same effect as if you voted against approval of the merger and any related proposals. Brokers can vote for certain proposals. While brokers can vote for certain proposals, unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of common stock without instructions from you. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedure provided by your broker.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:	If you are a La Jolla stockholder, the failure to return your proxy card or otherwise vote via the telephone or Internet will have the same effect as voting against the proposals outlined in your special meeting notice and your shares will not be counted for purposes of determining whether a quorum is present at the La Jolla special meeting. Executed proxies without instructions will be voted for the proposals outlined in your special meeting notice. If you are an Adamis stockholder, the failure to return your proxy card will have the same effect as voting against the proposals outlined in your special meeting notice and your shares will not be counted for purposes of determining whether a quorum is present at the Adamis special meeting. Executed proxies without instructions will be voted for the proposals outlined in your special meeting notice.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise voted?

A:	Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the corporate secretary of your company stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card, but it must bear a later date than the original proxy, or if you are a La Jolla stockholder, you may also submit new proxy instructions via the telephone or the Internet. Third, you may vote in person at your company’s stockholder meeting. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q:	Should I send in my stock certificates now?

A:	No. If you are an Adamis stockholder, if Adamis Proposal No. 1 is approved and the merger is consummated, you will receive written instructions from the exchange agent for exchanging your certificates representing shares of Adamis common stock for certificates representing shares of La Jolla common stock. If La Jolla Proposal Nos. 2 and 3 are approved and the reverse stock split of La Jolla common stock and corporate name change of La Jolla are effected, record owners of La Jolla common stock will receive written instructions from La Jolla’s transfer agent for exchanging their certificates representing pre-reverse stock split shares of La Jolla common stock.

Q:	What stockholder approvals are needed for the merger?

A:	The issuance of La Jolla common stock to Adamis stockholders in connection with the merger must be approved by an affirmative vote of the holders of a majority of the shares of La Jolla common stock having voting power present in person or represented by proxy at the La Jolla special meeting. The merger is also subject to approval by the Adamis stockholders by an affirmative vote of the holders of a majority of the shares of Adamis common stock entitled to vote at the Adamis special meeting.

Q:	Where can I find more information?

A:	You may obtain more information from various sources, as set forth under the section entitled “Where You Can Find More Information” in this joint proxy statement/prospectus. If you are a La Jolla stockholder and have any questions about the merger, or would like copies of any of the documents we refer to in this information statement/prospectus, please call La Jolla at (858) 452-6600. If you are an Adamis stockholder and have any questions about the merger, or would like copies of any of the documents we refer to in this information statement/prospectus, please call Adamis at (858) 401-3984.

SUMMARY

The following summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger and the other proposals being considered at the La Jolla special meeting and the Adamis special meeting, respectively, you should carefully read this entire joint proxy statement/prospectus, including the merger agreement attached hereto as Annex A, and incorporated herein by reference, and the other documents to which you are referred in this joint proxy statement/prospectus. For purposes of this joint proxy statement/prospectus, the term “merger agreement” will refer to the Agreement and Plan of Reorganization, dated as of December 4, 2009, by and among La Jolla Pharmaceutical Company, Jewel Merger Sub, Inc. and Adamis Pharmaceuticals Corporation, as amended.

The Companies

La Jolla Pharmaceutical Company
4365 Executive Drive, Suite 300
San Diego, CA 92121
(858) 452-6600

La Jolla was incorporated in 1989 as a biopharmaceutical company and had historically focused substantially all of its research, development and clinical efforts and financial resources toward the development of its Riquent® (abetimus sodium) product candidate as a treatment for patients with lupus. In February 2009, La Jolla announced that an independent monitoring board for the Riquent Phase 3 study had completed its review of the first interim efficacy analysis and determined that continuing the study was futile. La Jolla subsequently took steps to significantly reduce its operating costs and ceased all Riquent development, manufacturing and regulatory activities, and had commenced steps to wind down its operations before signing the merger agreement with Adamis.

La Jolla’s common stock is currently listed on the Nasdaq Capital Market under the symbol “LJPC”.

Adamis Pharmaceuticals Corporation
2658 Del Mar Heights Road, #555
Del Mar, California 92014
(858) 401-3984

Adamis was founded in June 2006. Adamis is a specialty pharmaceuticals company that is engaged in the research, development and commercialization of products for the treatment of allergic conditions and the prevention and treatment of viral infections. Adamis has three wholly-owned subsidiaries: Cellegy Holdings, Inc., Adamis Corporation and Biosyn, Inc. Adamis Corporation has two wholly-owned subsidiaries: Adamis Laboratories, Inc. (specialty pharmaceuticals), or Adamis Labs; and Adamis Viral Therapies, Inc. (biotechnology), or Adamis Viral.

Adamis Labs is a specialty pharmaceutical company that Adamis acquired in April 2007. Adamis Labs has a line of prescription products in the allergy and respiratory field that are sold through its own sales force. These products generated net revenues to Adamis of approximately $659,500 for Adamis’ fiscal year ended March 31, 2009. Adamis’ pre-filled Epinephrine Injection USP 1:1000 (0.3mg Pre-Filled Single Dose Syringe), or the PFS Syringe product, for use in the emergency treatment of extreme acute allergic reactions, or anaphylactic shock, was launched in July 2009. An additional product candidate in its product pipeline is a generic inhaled nasal steroid for the treatment of seasonal and perennial allergic rhinitis. Adamis’ goal is to commence commercial sales of the nasal steroid product in the first quarter of 2012, assuming adequate funding and no unexpected delays. Based on Adamis’ knowledge of a previously marketed pre-filled syringe indicated for anaphylaxis, the anticipated lower price of the PFS Syringe product relative to the leading syringe products currently marketed and the ease of use of its product, Adamis believes that its PFS Syringe product has the potential to compete successfully, although there can be no assurance that this will be the case.

Adamis Viral is focused on developing patented preventative and therapeutic vaccines for a variety of viral diseases such as influenza and hepatitis. The first target indication will be avian influenza. Adamis believes that avian flu is a good initial clinical application because there is a large potential demand for a vaccine or other therapeutic product. However, there are no assurances concerning whether such a product will be developed or launched. Adamis hopes to initiate an initial clinical trial in the third quarter of 2010, and if the results are successful to initiate clinical trials in the United States in 2011, assuming no unexpected delays and adequate funding. Future potential disease targets might include therapeutic vaccines for Hepatitis C and Human Papillomavirus.

Adamis’ general business strategy is to attempt to increase sales of existing and proposed products and services from its Adamis Labs operations in order to generate cash flow to help support the vaccine product development efforts of Adamis Viral.

Jewel Merger Sub, Inc.
4365 Executive Drive, Suite 300
San Diego, CA 92121
(858) 452-6600

Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of La Jolla. Merger Sub does not conduct any business. In the merger, Merger Sub will merge with and into Adamis, with Adamis surviving the merger as a wholly-owned subsidiary of La Jolla.

The Merger

A copy of the merger agreement is attached hereto as Annex A. La Jolla and Adamis encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

Consideration to be Received in the Merger by Adamis Stockholders (see page 54)

If the merger is completed, Merger Sub will merge with and into Adamis, and Adamis will survive the merger as a wholly-owned subsidiary of La Jolla. Each Adamis stockholder will be entitled to receive one post-reverse split share of La Jolla common stock in exchange for each share of Adamis common stock held by such stockholder immediately before the closing of the merger. Immediately before the effective time of the merger, La Jolla will effect a reverse stock split of its outstanding shares of common stock pursuant to a ratio set forth in the merger agreement (the “Reverse Stock Split Ratio”). The Reverse Stock Split Ratio takes into account the amount of La Jolla’s cash and cash equivalents and current amounts receivable as of the date of closing of the merger (the “Closing Date”), plus $750,000, and less all cash liabilities and obligations, including severance, as of the Closing Date and divides such amount by a price based on Adamis’ weighted average stock price over a defined period of time, subject to a variable discount (which in no event will yield a stock price that is less than $0.20 or greater than $1.50.) The parties expect that La Jolla’s adjusted net cash, taking into account amounts receivable and liabilities, will be between approximately $2.5 million and $3.0 million if the merger closes during the first quarter of 2010. The actual amount of adjusted net cash could be higher or lower than this range. Assuming net cash within this range, and using the high and low Adamis stock prices that are provided for in the merger agreement, La Jolla is expected to effect a reverse stock split in the range of 1:3 to 1:30; using an estimated Adamis share price of $0.25 per share and assuming $2.7 million net cash at the closing of the merger, the reverse stock split ratio would be approximately 1:3.81. Although the foregoing example uses an estimated Adamis share price of $0.25, the Adamis weighted average share price was approximately $0.35 as of the date of this joint proxy statement/prospectus. Assuming a split in the range of 1:3 to 1:30, the current La Jolla stockholders are expected to own between approximately 5% and 30% of the outstanding shares of the combined company immediately after the merger, without taking into account any outstanding La Jolla or Adamis options, warrants, convertible securities or other rights to acquire shares of common stock, or any increase in the number of outstanding Adamis shares between the date of this joint proxy statement/prospectus and the closing of the merger. The actual ownership percentage by La Jolla stockholders may be higher or lower than these estimates.

For a more complete description of the merger consideration to be issued by La Jolla, please see the section entitled “The Merger Agreement” beginning on page 54.

Treatment of Adamis Options, Warrants and Convertible Securities (see page 56)

As of January 22, 2010 there were outstanding options to purchase 463,439 shares, and outstanding warrants or other rights to purchase 1,952,139 shares, and convertible securities with conversion rights to acquire 10,000,000 shares of Adamis common stock. In connection with the merger, each outstanding stock option, warrant, convertible security and other right to purchase or acquire the capital stock of Adamis will be assumed by La Jolla and will become an option, warrant, convertible security or other right to purchase or acquire shares of common stock of La Jolla.

Reasons for the Merger (see page 42)

The combined company resulting from the merger will be a specialty pharmaceutical company with several existing products and product candidates. La Jolla and Adamis believe that the combined company will have the following potential advantages:

•	Existing Sales and Product Line. The combined company will have an existing line of prescription products, primarily the PFS Syringe product, that are promoted and sold to physicians who specialize in allergy, respiratory disease and pediatric medicine.

•	Additional Product Candidates. The combined company will have a number of additional product candidates in the allergy and respiratory field, including the nasal steroid product candidate.

•	Intellectual Property Rights for Additional Product Candidates. The combined company will have a portfolio of intellectual property rights that may lead to product candidates targeted at prevention and treatment of certain viral diseases, which, if successfully developed, are expected to address significant markets.

•	Management Team. The combined company will be led by the experienced senior management from Adamis.

•	Stronger Balance Sheet. The anticipated net cash from La Jolla will strengthen the balance sheet of Adamis and support the commercialization and drug development activities of Adamis.

For a more complete description of the principal factors on which the La Jolla Board based its decision to approve the issuance of La Jolla common stock to Adamis stockholders in connection with the merger and the other La Jolla proposals discussed in this joint proxy statement/prospectus, please see the section entitled “The Merger — La Jolla’s Reasons for the Merger.” For a more complete description of the principal factors on which the Adamis board of directors based its decision to approve the merger and the other Adamis proposals discussed herein, please see the section entitled “The Merger — Adamis’ Reasons for the Merger.”

Overview of the Merger Agreement

Conditions to Completion of the Merger (see page 61)

La Jolla and Adamis are required to complete the merger only if certain conditions are satisfied or waived, including:

•	approval of La Jolla Proposal Nos. 1, 2 and 3 by the La Jolla stockholders and Adamis Proposal No. 1 by the Adamis stockholders;

•	accuracy of the respective representations and warranties of La Jolla and Adamis, subject to exceptions that would not have a material adverse effect on the business of La Jolla or Adamis, as applicable; and

•	compliance in all material respects by La Jolla and Adamis with their respective covenants and obligations in the merger agreement, except where noncompliance would not have a material adverse effect.

Other than the conditions regarding effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, the condition regarding having obtained required stockholder approvals for the proposals described herein, and the conditions regarding having obtained any required governmental authorization and no restraining order or injunction having been issued or government proceeding pending preventing the consummation of the merger, satisfaction of each of the conditions to the merger is permitted by law to be waived in the discretion of the board of directors of La Jolla or Adamis, as applicable. Many of the other closing conditions, such as the representations and warranties of the parties to the merger agreement being true and correct as of the closing of the merger and the parties having performed all obligations under the merger agreement that they are required to perform, are qualified by the requirement that the failure of the condition must have a material adverse effect. The failure of certain other closing conditions to be true, such as the requirement that La Jolla have taken required actions to cause the board of directors and officers of the combined company to be as described in this joint proxy statement/prospectus or the requirement that La Jolla have timely filed with the SEC all reports or other documents required to be filed under the Securities Act or the Securities Exchange Act of 1934, might or might not have a material adverse effect.

Termination of the Merger Agreement (see page 64)

The merger agreement may be terminated at any time before the completion of the merger by the mutual consent of La Jolla and Adamis. Under certain circumstances specified in the merger agreement, either La Jolla or Adamis may terminate the merger agreement, including if:

•	the merger is not completed on or before March 31, 2010, unless the failure is due to the party seeking to terminate the merger;

•	the Adamis stockholders fail to approve the merger and the merger agreement;

•	the La Jolla stockholders fail to approve the issuance of shares of La Jolla common stock to Adamis stockholders in the merger and related proposals;

•	either party breaches its representations, warranties, covenants or agreements contained in the merger agreement and the breach could reasonably be expected to have a material adverse effect;

•	the La Jolla board of directors has withdrawn or changed its recommendation of the merger or recommended or entered into an agreement with respect to an alternative acquisition proposal with another party; or

•	the Adamis board of directors has withdrawn or changed its recommendation of the merger or recommended or entered into an agreement with respect to an alternative acquisition proposal with another party.

In addition, Adamis may terminate the merger agreement if La Jolla’s net cash at closing is less than $2.3 million, in which case Adamis would owe La Jolla a termination fee of $150,000. La Jolla may terminate the merger agreement if the discounted weighted average Adamis stock price, determined as provided in the merger agreement, is less then $0.20 at closing and one of the following events has occurred: (i) material manufacturing or supply problems with Adamis’ epinephrine PFS product (including API and syringe), or any regulatory actions taken by the Food and Drug Administration, or FDA, that result in or would reasonably be expected to result in a commercial interruption in sales of such product; (ii) any litigation filed against Adamis, its directors or officers asserting claims that could reasonably be expected to result in the occurrence of a material adverse effect; or (iii) the loss of services of Dennis J. Carlo as an officer, director or full-time employee of Adamis for any reason. If La Jolla terminates the merger agreement pursuant to the preceding sentence, La Jolla would owe Adamis a termination fee of $150,000.

Voting Agreements (see page 65)

Dennis J. Carlo, David J. Marguglio, Richard L. Aloi and Robert O. Hopkins, each of whom is an officer of Adamis and all of whom will sometimes be referred to collectively herein as the Principal Adamis Stockholders, have entered into voting agreements with La Jolla pursuant to which, among other things, each such stockholder agreed, solely in his capacity as an Adamis stockholder, to vote all of the shares of Adamis common stock held by him in favor of the approval of the merger and against any matter that would result in a breach of the merger agreement by Adamis and any proposal made in opposition to, or in competition with, the consummation of the merger and the other transactions contemplated by the merger agreement. As of January 22, 2010 such Principal Adamis Stockholders beneficially owned an aggregate of 16,271,693 shares of Adamis common stock, representing approximately 36% of the outstanding shares of Adamis common stock that are entitled to vote.

Management of the Combined Company Following the Merger (see page 56)

Effective as of the closing of the merger, the combined company’s officers are expected to include Dennis J. Carlo, Ph.D., as president and chief executive officer, Robert O. Hopkins as chief financial officer, Richard L. Aloi, who is president of Adamis Labs, and David J. Marguglio as vice president of business development and investor relations, each of whom currently holds the same position at Adamis. The board of directors of the combined company will consist of the three persons who are directors of Adamis immediately before the closing of the merger: Dr. Carlo and Messrs. Aloi and Marguglio.

Interests of Certain Persons in the Merger (see pages 46-48)

In considering the recommendation of the La Jolla board of directors (the “La Jolla Board”) with respect to approving the issuance of shares of La Jolla common stock to Adamis stockholders in connection with the merger and the other matters to be acted upon by La Jolla stockholders at the La Jolla special meeting, La Jolla stockholders should be aware that Deirdre Y. Gillespie, M.D. and Gail A. Sloan, the President and Chief Executive Officer and Vice President of Finance and Secretary respectively, of La Jolla, have interests in the merger that may be different from, or in addition to, interests they have as La Jolla stockholders.

Pursuant to the Retention and Separation Agreement and General Release of All Claims, dated as of December 4, 2009, by and between La Jolla and Dr. Gillespie (the “Gillespie Retention Agreement”), which supersedes the severance provisions of Dr. Gillespie’s existing employment agreement, as amended, Dr. Gillespie received a retention bonus in the amount of $202,800 and is entitled to receive a severance payment in the amount of $405,600. Dr. Gillespie is entitled to both payments so long as she does not resign her employment with La Jolla prior to the earlier of (a) the closing of the merger with Adamis and (b) March 31, 2010. If, however, Dr. Gillespie voluntarily resigns her employment with La Jolla prior to the earlier to occur of (a) the closing of the merger and (b) March 31, 2010, she must immediately repay her retention bonus to La Jolla and will not receive a severance payment of $405,600 payable under the Gillespie Retention Agreement.

Pursuant to the Retention and Separation Agreement and Release of All Claims, dated as of December 4, 2009, by and between La Jolla and Ms. Sloan (the “Sloan Retention Agreement”), which supersedes the severance provisions of Ms. Sloan’s existing employment agreement, as amended, Ms. Sloan received a retention bonus in the amount of $66,183.53 and is entitled to receive a severance payment in the amount of $132,367.06. Ms. Sloan is entitled to both payments so long as she does not resign her employment with La Jolla prior to the earlier of (a) the closing of the merger with Adamis and (b) March 31, 2010. If, however, Ms. Sloan voluntarily resigns her employment with La Jolla prior to the earlier to occur of (a) the closing of the merger and (b) March 31, 2010, she must immediately repay her retention bonus to La Jolla and will not receive a severance payment of $132,367.06 payable under the Sloan Retention Agreement.

Moreover, on December 3, 2009, the La Jolla Compensation Committee approved grants of restricted stock units to each of Dr. Gillespie and Ms. Sloan with a grant-date fair value of no more than $223,080 and $76,442 for Dr. Gillespie and Ms. Sloan, respectively. The restricted stock units of each of Dr. Gillespie and Ms. Sloan will only vest upon the closing of the merger. Based on the foregoing, Dr. Gillespie received 1,411,898 restricted stock units and Ms. Sloan received 483,810 restricted stock units.

La Jolla’s directors, executive officers and their affiliates hold less than 1% of the shares of La Jolla common stock that are outstanding on the date of this joint proxy statement/prospectus.

In considering the recommendation of the Adamis board of directors (the “Adamis Board”) with respect to approving the merger, Adamis stockholders should be aware that certain members of the board of directors and executive officers of Adamis have interests in the merger that may be different from, or in addition to, interests they have as Adamis stockholders. Following the consummation of the merger, the persons who currently constitute the Adamis board of directors will continue to serve on the board of directors of the combined company and the existing executive officers of Adamis will continue to serve in their respective positions with the combined company. Adamis’ directors, executive officers and their affiliates hold approximately 36% of the shares of Adamis common stock that are outstanding and entitled to vote on the date of this joint proxy statement/prospectus.

Regulatory Approvals (see page 49)

As of the date of this joint proxy statement/prospectus, neither La Jolla nor Adamis is required to make filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. La Jolla must comply with applicable federal and state securities laws in connection with the issuance of shares of La Jolla common stock to Adamis stockholders and the filing of this joint proxy statement/prospectus with the Securities and Exchange Commission, or the SEC. As of the date hereof, the registration statement of which this joint proxy statement/prospectus is a part has not become effective.

Accounting Treatment (see page 51)

Adamis stockholders are expected to own, after the merger, between approximately 70% and 95% of the outstanding shares of the combined company. Further, Adamis directors will initially constitute the entirety of the combined company’s board of directors, and all members of the executive management of the combined company will be from Adamis. Therefore, Adamis will be deemed to be the acquiring company for accounting purposes, and the merger will be accounted for as a reverse merger and a recapitalization.

The unaudited pro forma combined condensed consolidated financial statements included herein have been prepared to give effect to the proposed merger of Adamis and La Jolla as a reverse acquisition of assets and a recapitalization in accordance with accounting principles generally accepted in the United States. For accounting purposes, Adamis is considered to be acquiring La Jolla in the merger and it is assumed that La Jolla does not meet the definition of a business in accordance with The Accounting Standards Codification Topic of Business Combinations because of La Jolla’s current efforts to sell or otherwise dispose of its operating assets and liabilities.

Material U.S. Federal Income Tax Considerations with Respect to the Merger (see page 49)

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, sometimes referred to herein as the Code or the IRC. Consistent with such treatment, Adamis stockholders generally would not recognize gain or loss for United States federal income tax purposes upon the exchange of shares of Adamis common stock for shares of La Jolla common stock, except for Adamis stockholders who exercise their appraisal rights with respect to the merger and other than with respect to cash received in lieu of fractional shares. Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of United States federal, state, local and foreign income and other tax laws. For more information on the federal income tax effect of the merger, see the section entitled “Material Federal Income Tax Considerations with Respect to the Merger.”

Comparison of Stockholder Rights (see page 124)

If La Jolla and Adamis successfully complete the merger, holders of Adamis common stock will become La Jolla stockholders, and their rights as stockholders will be governed by La Jolla’s restated certificate of incorporation and bylaws, as amended. There are differences between the certificates of incorporation and bylaws of La Jolla and Adamis. Because Adamis and La Jolla are both Delaware corporations, the rights of Adamis stockholders will continue to be governed by Delaware law after the completion of the merger. See “Comparison of Rights of Holders of La Jolla Stock and Adamis Stock” for more information.

Appraisal Rights in Connection with the Merger (see page 51)

Under Delaware law, Adamis stockholders are entitled to appraisal rights in connection with the merger. Holders of La Jolla common stock are not entitled to appraisal rights in connection with the merger. For more information about appraisal rights, see the provisions of Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, attached hereto as Annex B, and the section herein entitled “The Merger — Appraisal Rights.”

Risks Associated with the Merger (see page 11)

Both La Jolla and Adamis are subject to various risks associated with their businesses and industries. In addition, the merger poses a number of risks to each company and its respective stockholders, including, but not limited to, the following:

•	failure to complete the merger may result in La Jolla or Adamis paying a termination fee or expenses to the other party and could harm La Jolla’s and Adamis’ future business and operations;

•	the combined company will need to raise additional capital after the merger and may not be able to obtain required financing after the closing of the merger;

•	the market price of Adamis’ or the combined company’s common stock may decline before the closing of the merger or as a result of the merger and, because of the floor on the Adamis price for determining the reverse stock split ratio, the La Jolla stockholders may receive fewer post-reverse split shares than they otherwise would receive in the event of a low Adamis price;

•	La Jolla and Adamis stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger;

•	during the pendency of the merger, La Jolla and Adamis may not be able to enter into a business combination with another party at a favorable price because of restrictions in the merger agreement, which could adversely affect their respective businesses; and

•	certain provisions of the merger agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the merger agreement.

These risks are discussed in greater detail under the section entitled “Risk Factors.” La Jolla and Adamis encourage you to read and consider all of these risks carefully.

LA JOLLA’S SELECTED HISTORICAL CONDENSED FINANCIAL DATA

The following selected financial data for the five years ended December 31, 2008 are derived from the audited consolidated financial statements of La Jolla. The financial data for the nine-month periods ended September 30, 2009 and 2008 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, that La Jolla considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2009.

You should read the following financial information together with the information under the sections entitled, “La Jolla’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “La Jolla’s Business” and La Jolla’s financial statements and the related notes to these financial statements appearing elsewhere in this joint proxy statement/prospectus.

	Nine Months Ended
	September 30		Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Unaudited)
	(In thousands, except per share data)

Statement of Operations Data:
Revenue	$8,125	$—	$—	$—	$—	$—	$—
Expenses:
Research and development	9,567	38,170	51,025	46,635	32,834	22,598	33,169
General and administrative	5,602	6,766	9,702	9,058	9,287	5,405	7,568
Asset impairments	—	—	2,810	—	104	—	—

Total operating expenses	15,169	44,936	63,537	55,693	42,225	28,003	40,737

Loss from operations	(7,044)	(44,936)	(63,537)	(55,693)	(42,225)	(28,003)	(40,737)
Other income (expense), net	51	(770)	683	2,617	2,780	640	193

Net loss	$(6,993)	$(45,706)	$(62,854)	$(53,076)	$(39,445)	$(27,363)	$(40,544)

Basic and diluted net loss per share	$(0.11)	$(0.96)	$(1.26)	$(1.40)	$(1.21)	$(1.77)	$(3.40)

Shares used to compute basic and diluted net loss per share(1)	62,555	47,764	49,689	37,818	32,588	15,446	11,941

(1)	On December 21, 2005, La Jolla effected a one-for-five reverse stock split, which has been applied retroactively to all periods presented.

	As of
	September 30,	As of December 31,
	2009	2008	2007	2006	2005	2004
	(Unaudited)
	(In thousands)

Selected Balance Sheet Data:
Cash and cash equivalents	$5,830	$9,447	$4,373	$3,829	$6,411	$2,861
Working capital	5,551	2,996	29,881	37,673	70,124	17,539
Total assets	6,576	20,839	44,405	49,525	80,928	33,026
Noncurrent obligations, net of current portion	—	213	388	196	142	716
Accumulated deficit	(422,680)	(415,687)	(352,833)	(299,757)	(260,312)	(232,949)
Total stockholders’ equity	5,551	3,390	33,521	43,089	77,130	26,001

MARKET PRICE DATA AND DIVIDEND INFORMATION

La Jolla’s common stock currently trades on the Nasdaq Capital Market under the symbol “LJPC”. The following table sets forth the range of high and low sales prices for the common stock as reported on the Nasdaq Capital Market for the periods indicated below.

	High	Low

2007
First Quarter	$8.57	$2.80
Second Quarter	$8.68	$4.35
Third Quarter	$5.59	$3.15
Fourth Quarter	$4.50	$3.15
2008
First Quarter	$4.25	$1.45
Second Quarter	$2.35	$1.59
Third Quarter	$2.50	$1.01
Fourth Quarter	$1.20	$0.43
2009
First Quarter	$3.20	$0.04
Second Quarter	$0.64	$0.13
Third Quarter	$0.36	$0.14
Fourth Quarter	$0.32	$0.06

On December 4, 2009, the last full trading day immediately preceding the public announcement of the signing of the merger agreement and on February 8, 2010, the last sales price reported on the Nasdaq Capital Market for La Jolla common stock was $0.06 per share and $0.13 per share, respectively. As of the La Jolla Record Date, there were 65,722,648 shares of La Jolla common stock outstanding and 293 holders of record of La Jolla common stock.

Adamis’ common stock currently trades on the OTC Bulletin Board, sometimes referred to as the OTCBB, under the symbol “ADMP.” The following table sets forth the range of high and low sales prices for the common stock as reported on the OTCBB for the periods indicated below. The quotations below reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	High	Low

2007
First Quarter	$0.10	$0.03
Second Quarter	$0.11	$0.09
Third Quarter	$0.09	$0.06
Fourth Quarter	$0.08	$0.04
2008
First Quarter	$0.10	$0.02
Second Quarter	$0.10	$0.04
Third Quarter	$0.09	$0.04
Fourth Quarter	$0.06	$0.02
2009
First Quarter	$0.07	$0.02
Second Quarter	$1.15	$0.04
Third Quarter	$0.40	$0.15
Fourth Quarter	$0.32	$0.19

On December 4, 2009, the last full trading day immediately preceding the public announcement of the signing of the merger agreement and on February 8, 2010, the last sales price reported on the OTC Bulletin Board for Adamis common stock was $0.25 per share and $0.41 per share, respectively. As of the Adamis Record Date, there were 44,529,119 shares of Adamis common stock outstanding and entitled to vote and approximately 132 holders of record of Adamis common stock. The number of shares outstanding on the Adamis Record Date does not include 3,518,899 shares of common stock of “Old Adamis” (i.e., Adamis prior to its merger with Cellegy) that have, to date, not been exchanged for shares of Adamis (i.e., Adamis after its merger with Cellegy) and thus are not entitled to vote on the matters described herein.

Neither La Jolla nor Adamis has ever declared or paid any cash dividends on their common stock nor do they intend to do so in the foreseeable future. Accordingly, the stockholders of the combined company will not receive a return on their investment unless the value of the combined company’s shares increases, which may or may not occur. Any future determination to pay cash dividends will be at the discretion of the board of directors of the combined company and will depend upon the combined company’s financial condition, operating results, capital requirements, any applicable contractual restrictions and such other factors as the board of directors of the combined company deems relevant.

For detailed information regarding the beneficial ownership of certain stockholders upon consummation of the merger, see “Beneficial Ownership Information” on page 120.

RISK FACTORS

La Jolla and Adamis stockholders should carefully consider the following factors, in addition to the other information contained in this joint proxy statement/prospectus, before deciding how to vote their shares of capital stock. The risk factors relating to Adamis will also apply to the combined company going forward because the business of the combined company will be Adamis’ business.

Risks Related to the Merger

The number of shares that La Jolla stockholders will hold upon the closing of the merger will depend in part upon the amount of La Jolla’s net cash at closing and the market price of the Adamis common stock.

The number of shares of La Jolla common stock that La Jolla stockholders hold immediately before closing of the merger depends on the Reverse Stock Split Ratio to be determined in accordance with the merger agreement. Under the terms of the merger agreement, the shares of La Jolla common stock issued and outstanding immediately before the closing of the merger will be subject to a reverse stock split, with each share thereafter representing a fractional share equal to the Reverse Stock Split Ratio. Under the merger agreement, the “Reverse Stock Split Ratio” is a function of the amount of La Jolla net cash at closing, plus $750,000, and the Adamis stock price. Adamis and La Jolla expect that La Jolla’s adjusted net cash, taking into account amounts receivable and liabilities, will be between approximately $2.5 million and $3.0 million as of the time that the parties expect the merger to be completed. The actual amount of adjusted net cash could be higher or lower than this range. The amount of La Jolla’s net cash at the closing date of the merger will depend primarily on when the La Jolla and Adamis stockholder meetings are held and how long it takes to satisfy the other closing conditions in the merger agreement, the extent of La Jolla’s working capital needs until the closing and the extent of unexpected expenses or cash needs that may arise before the closing.

The Adamis stock price that is used for calculating the Reverse Stock Split Ratio is determined with reference to the volume weighted average closing price of the Adamis common stock (as reported on the OTC Bulletin Board or other market or quotation system on which the Adamis common stock is quoted or traded) commencing on the first business day after the date of the merger agreement (which was December 7, 2009), and ending two trading days before the closing date of the merger (the “Adamis Average Share Price”), discounted by an amount set forth in the following table:

Adamis Weighted Average Share Price	% Discount

Less than $0.25	10% (not to go below $0.20 per share)
$0.25 to $2.00	25% (not to go below $0.20 per share)
Greater than $2.00	$1.50 (fixed price)

The following table sets forth the approximate percentage ownership of the outstanding shares of common stock of the combined company that Adamis stockholders and current La Jolla stockholders would be expected to hold immediately following the closing of the merger, based on an assumed 48,048,018 outstanding Adamis shares and 65,722,648 outstanding La Jolla shares at the closing date of the merger, and reflecting the assumed high and low amounts of La Jolla Net Cash ($3.0 million (high) and $2.5 million (low), respectively) and different Adamis Weighted Average Share Prices and related Adamis Discounted Share Prices. This table excludes 2,021,024 shares of La Jolla common stock (pre-reverse split) issuable upon the vesting of restricted stock units awarded to La Jolla’s three existing employees, which restricted stock units will vest upon the consummation of the merger.

							Total Adamis
				Total La Jolla			Stockholders’
				Stockholders’			Approximate
				Approximate			Ownership in
				Ownership in			the Combined
	Adamis		La Jolla	the Combined		Adamis	Company after
	Weighted	Adamis	Stockholders’	Company after Closing		Stockholders’	Closing
La Jolla Net	Average	Discounted	Reverse Stock	Share		Exchange	Share
Cash Plus $750,000	Share Price	Share Price	Split Ratio	Amount	%	Ratio	Amount	%

$3,750,000	$2.00	$1.50	1: 26.3	2,500,000	5	1 : 1	48,048,018	95
(high)	$1.00	$0.75	1: 13.1	5,000,000	9	1 : 1	48,048,018	91
	$0.50	$0.38	1: 6.6	10,000,000	17	1 : 1	48,048,018	83
	$0.25	$0.20	1: 3.5	18,750,000	28	1 : 1	48,048,018	72
$3,250,000	$2.00	$1.50	1: 30.3	2,166,667	4	1 : 1	48,048,018	96
(low)	$1.00	$0.75	1: 15.2	4,333,333	8	1 : 1	48,048,018	92
	$0.50	$0.38	1: 7.6	8,666,667	15	1 : 1	48,048,018	85
	$0.25	$0.20	1: 4	16,250,000	25	1 : 1	48,048,018	75

The Adamis Discounted Share Price has a floor of $0.20, which may result in La Jolla stockholders receiving less value than anticipated in the merger.

In calculating the Reverse Stock Split Ratio, the Adamis Discounted Share Price may not go below $0.20, even if the actual Adamis share price is below this level. As a result, if the weighted average Adamis stock price drops below $0.20 per share, the value of Adamis in the merger will be lower than the value that is ascribed to Adamis in the merger agreement than if there were no floor price.

The Adamis exchange ratio is fixed in the merger agreement, which means that additional issuances by Adamis prior to closing will dilute the La Jolla stockholders at closing.

The merger agreement provides for a fixed 1:1 exchange ratio for the Adamis common stock to La Jolla common stock, without regard to the reverse split ratio for the La Jolla stockholders. As a result, if Adamis issues any additional shares of Adamis common stock prior to closing, there will be a larger number of outstanding shares of Adamis common stock before the closing and the La Jolla stockholders would own a correspondingly lower percentage of the outstanding shares of the combined company. The illustrations of the relative ownership of the combined entity by La Jolla and Adamis after the merger assume that there are no additional issuances of Adamis common stock by Adamis prior to closing. However, if there are additional issuances, the actual proportionate ownership in the combined entity by the La Jolla stockholders could be significantly lower than as set forth herein.

Some of La Jolla’s and Adamis’ officers and directors may have conflicts of interests in recommending that you vote in favor of the proposals that may influence them to support or approve the proposals without regard to your interests.

Certain officers and directors of La Jolla and Adamis participate in arrangements that provide them with interests in the merger that are different from other stockholders of La Jolla and Adamis, including the continued service as an officer or director of the combined company. These interests may influence the officers and directors of La Jolla and Adamis to support or approve the merger.

The current directors of Adamis are expected to continue to serve on the board of directors of the combined company following the consummation of the merger. Following the merger, they will be eligible to receive compensation pursuant to the combined company’s director compensation policies. Similarly, following the consummation of the merger, the executive officers of Adamis will continue to serve in their respective positions with the combined company. Adamis’ directors, executive officers and their affiliates hold approximately     % of the shares of Adamis common stock that are outstanding on the date of this joint proxy statement/prospectus.

Deirdre Y. Gillespie, M.D., the President and Chief Executive Officer of La Jolla, will, pursuant to the Gillespie Retention Agreement, retain the retention bonus in the amount of $202,800 and receive a severance payment in the amount of $405,600 so long as she does not resign her employment with La Jolla prior to the earlier of (a) the closing of the merger with Adamis and (b) March 31, 2010.

Gail A. Sloan, the Vice President of Finance and Secretary of La Jolla, will, pursuant to the Sloan Retention Agreement, retain the retention bonus in the amount of $66,183.53 and receive a severance payment in the amount of $132,367.06 so long as she does not resign her employment with La Jolla prior to the earlier of (a) the closing of the merger with Adamis and (b) March 31, 2010.

Moreover, on December 3, 2009, the La Jolla Compensation Committee approved grants of restricted stock units to each of Dr. Gillespie and Ms. Sloan with a grant-date fair value of no more than $223,080 and $76,442 for Dr. Gillespie and Ms. Sloan, respectively. The restricted stock units of each of Dr. Gillespie and Ms. Sloan will only vest upon the closing of the merger. Based on the foregoing, Dr. Gillespie received 1,411,898 restricted stock units and Ms. Sloan received 483,810 restricted stock units.

Failure to complete the merger may result in La Jolla or Adamis paying a termination fee to the other party and could harm La Jolla’s and Adamis’ future business and operations.

If the merger is not completed, La Jolla and Adamis may be required to pay a termination fee of $150,000 in certain circumstances. This amount represents a significant sum to each company, based on their limited available capital resources and the need to pay this termination fee may adversely affect the paying company’s stock price. Additionally, each company will bear significant transaction-related expenses in connection with pursuing the merger.

In addition, if the merger agreement is terminated and La Jolla’s and Adamis’ boards of directors determine to seek another business combination, there can be no assurance that they will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the merger. Moreover, La Jolla would have limited funds to continue operations, and if La Jolla is unable to complete another strategic transaction, it would likely have to liquidate in a voluntary dissolution under Delaware law.

The market price of the combined company’s common stock may decline as a result of the merger.

The market price of the combined company’s common stock may decline as a result of the merger for a number of reasons, including the following:

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by La Jolla, Adamis or financial or industry analysts;

•	the combined company is unable to obtain required financing;

•	the effect of the merger on the combined company’s business and prospects is not consistent with the expectations of La Jolla, Adamis or financial or industry analysts;

•	revenues and net income from sales of Adamis’ products are less than investors’ expectations; or

•	Adamis’ product research and development efforts do not meet investors’ expectations.

La Jolla and Adamis stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the merger, La Jolla stockholders will have experienced an anticipated approximately 70% to 95% dilution of their ownership interests in La Jolla, and Adamis stockholders will have experienced an estimated approximately 5% to 30% dilution of their ownership interests in Adamis, without receiving a commensurate benefit.

During the pendency of the merger, La Jolla and Adamis may not be able to enter into certain transactions with another party because of restrictions in the merger agreement, which could adversely affect their respective businesses.

Covenants in the merger agreement impede the ability of La Jolla and Adamis to complete certain transactions that are not in the ordinary course of business, such as the sale or licensing of capital assets or any transaction inconsistent with the merger, pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors because the parties will have been prevented from entering into arrangements with possible financial and or other benefits to them. In addition, any such transactions could be favorable to such party’s stockholders.

Certain provisions of the merger agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the merger agreement.

The terms of the merger agreement prohibit each of La Jolla and Adamis from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when the La Jolla Board or the Adamis Board, as applicable, determines in good faith after consultation with outside counsel that an unsolicited alternative takeover proposal is or is reasonably likely to lead to a superior takeover proposal and that failure to cooperate with the proponent of the proposal would result in a breach of such board’s fiduciary duties. In addition, under certain circumstances, La Jolla or Adamis would be required to pay a termination fee of $150,000 to the other party, including upon termination of the merger agreement by such party’s board of directors if such board decides to recommend an alternative proposal. This termination fee may discourage third parties from submitting alternative takeover proposals to both La Jolla and Adamis and their respective stockholders, and may cause the respective boards of directors to be less likely to recommend an alternative proposal.

Because of the lack of an active trading market for the stock of Adamis, the stockholders of Adamis and La Jolla may receive consideration in the merger that is greater than or less than the fair market value of their shares.

Although the Adamis common stock is publicly traded, the lack of an active public market for the Adamis common stock makes it challenging to determine the fair market value of Adamis. Because the exchange ratios of the merger and the reverse stock split were determined based on negotiations between the parties, it is possible that the value to Adamis stockholders of the La Jolla common stock to be issued in connection with the merger will be greater than the fair market value of Adamis, and that the market value represented by the number of post-reverse split shares that the La Jolla stockholders will hold after the merger will be less in the aggregate than the current aggregate market value of all outstanding La Jolla shares. Alternatively, it is possible that the value of the shares of La Jolla common stock to be issued to Adamis stockholders in connection with the merger will be less than the fair market value of Adamis.

If the conditions to the merger are not met, the merger may not occur.

Even if the merger is approved by the stockholders of Adamis and the issuance of shares pursuant to the merger agreement and the reverse stock split are approved by the stockholders of La Jolla, specified conditions must be satisfied or waived in order to complete the merger, including, among others:

•	the representations and warranties of the other party set forth in the merger agreement being true and correct as of the date of the agreement and the date the merger occurs, except for breaches or inaccuracies which would not have a material adverse effect;

•	there shall not have been any material adverse change in the business, assets or financial condition of the other party that would have a material adverse effect;

•	stockholders of La Jolla must have approved the issuance of shares pursuant to the merger agreement and the amendment to La Jolla’s restated certificate of incorporation to effect the reverse split of La Jolla common stock and change the company’s name, as described elsewhere herein; and

•	stockholders of Adamis must have adopted the merger agreement and approved the merger.

These and other conditions are described in detail in the merger agreement, a copy of which is attached hereto as Annex A. La Jolla and Adamis cannot assure you that all of the conditions to the merger will be satisfied. If the conditions to the merger are not satisfied or waived, the merger may not occur or may be delayed, and La Jolla and Adamis each may lose some or all of the intended benefits of the merger.

La Jolla and Adamis may not achieve the benefits they expect from the merger, which may have a material adverse effect on the combined company’s business, financial condition and operating results.

La Jolla and Adamis entered into the merger agreement with the expectation that the merger will result in benefits to the combined company. Post-merger challenges include the following:

•	creating a liquid trading market for La Jolla common stock on the Over-the-Counter Bulletin Board to promote liquidity for stockholders of the combined company and potentially greater access to capital;

•	retaining the management and employees of Adamis;

•	obtaining additional financing required to fund operations; and

•	developing new product candidates that utilize the assets and resources of the combined company.

If the combined company is not successful in addressing these and other challenges, then the benefits of the merger may not be realized and, as a result, the combined company’s operating results and the market price of the combined company’s common stock may be adversely affected.

If the merger does not qualify as a tax-free reorganization for U.S. federal income tax purposes, Adamis stockholders will recognize gain or loss on the exchange of their shares of Adamis common stock.

La Jolla and Adamis intend for the merger to qualify as a tax-free reorganization under Section 368(a) of the Code. If the merger were to fail to qualify as a tax-free reorganization, Adamis stockholders would generally recognize gain or loss on each share of Adamis common stock surrendered in the merger in the amount of the difference between their basis in such share and the fair market value of the shares of La Jolla common stock they receive in exchange for each share of Adamis common stock. Adamis stockholders should consult with their own tax advisor regarding the proper reporting of the amount and timing of such gain or loss.

The La Jolla Board did not obtain a fairness opinion in determining whether or not to proceed with the transaction with Adamis and, as a result, the fairness of the terms from a financial point of view to La Jolla’s stockholders has not been reviewed by an independent third party.

In analyzing the proposed transaction with Adamis, the Company and the La Jolla Board conducted significant due diligence on Adamis, including, among other things, reviewing Adamis’ financial statements, material agreements and SEC filings and comparing Adamis to comparable companies. In addition, the La Jolla Board retained the services of a financial advisor to evaluate the proposed merger. The La Jolla Board believes it was qualified to conclude that the business combination was fair to its stockholders from a financial perspective because of the financial skills and background of its directors and management and the advice received from its financial advisor. Accordingly, the La Jolla Board did not retain an investment banker in connection with its consideration of the proposed merger and did not seek or obtain a fairness opinion that the consideration to be paid to Adamis stockholders in the merger, or the consideration to be held by La Jolla stockholders immediately after the merger, is fair from a financial point of view to La Jolla’s stockholders. The La Jolla Board concluded that the costs of obtaining a fairness opinion from a third party would likely be disproportionately higher than any corresponding benefits that would be realized by obtaining such an opinion, particularly in light of La Jolla’s cash position and La Jolla’s need to preserve as much cash as possible to close the merger with Adamis. The cost of obtaining a fairness opinion would also reduce the amount of cash that would be available to the combined company. Accordingly, the La Jolla Board did not have the benefit of an independent assessment of the fairness of the transaction.

The Adamis Board did not obtain a fairness opinion in determining whether or not to proceed with the transaction with La Jolla and, as a result, the fairness of the terms from a financial point of view to Adamis’ stockholders has not been reviewed by an independent third party.

Adamis did not not seek or obtain a fairness opinion from an investment bank or other firm that the consideration to be received by Adamis’ stockholders in the merger is fair from a financial point of view to Adamis’ stockholders. In analyzing the proposed transaction with La Jolla, Adamis management and the Adamis Board conducted due diligence on La Jolla, including, among other things, reviewing La Jolla’s financial statements, material agreements, SEC filings and range of estimated amounts of La Jolla cash and cash equivalents at the anticipated closing date of the merger. The Adamis Board believes it was qualified to conclude that the terms of the business combination transaction, including without limitation the formulas included in the merger agreement for determining the La Jolla Reverse Split Ratio and the range of percentages of the outstanding shares of the combined company that the Adamis stockholders could be expected to hold immediately after the merger, was fair to Adamis’ stockholders from a financial perspective because of the knowledge and background of its directors and management. The Adamis Board also concluded that the costs of obtaining a fairness opinion from a third party would likely be disproportionately higher than any corresponding benefits that would be realized by obtaining such an opinion, particularly in light of Adamis’ and La Jolla’s cash position and the history of negotiations with La Jolla regarding the transaction, would not materially assist Adamis in discussions with La Jolla, and would increase the amount of transaction costs, reducing the amount of cash that would be available to the combined company after the merger. Notwithstanding the foregoing, the Adamis Board may be incorrect in its assessment of the terms of the transaction, and the absence of a fairness opinion may increase the risk that the terms of the proposed merger may not be fair from a financial point of view to Adamis’ stockholders.

Because Adamis’ business will constitute the business of the combined company after the closing of the merger, if any of the events described in “— Risks Related to Adamis” occur, those events could cause the potential benefits of the merger not to be realized and the market price of the combined company’s common stock to decline.

Because of La Jolla’s limited operations, the combined company’s business immediately following the merger will be the business conducted by Adamis immediately prior to the merger. As a result, the risks described below under “— Risks Related to Adamis” are significant risks to the combined company if the merger is completed. To the extent any of the events in the risks described below under “— Risks Related to Adamis” occur, those events could cause the potential benefits of the merger not to be realized and the market price of the combined company’s common stock to decline.

Risks Related to La Jolla

In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the material risks described below. As discussed above, La Jolla has entered into the merger agreement with Merger Sub and Adamis, pursuant to which Merger Sub will merge with and into Adamis, with Adamis as the surviving corporation becoming a wholly-owned subsidiary of La Jolla. Following the completion of the merger, the current management and board of directors of La Jolla will have resigned and therefore have no control over the ultimate decisions regarding the combined company’s operations and business. Prior to executing the merger agreement with Adamis, the La Jolla Board approved a plan of liquidation and dissolution and called a stockholder meeting to vote on that plan, which meeting was cancelled upon the execution of the merger agreement. If La Jolla is unable to complete the merger or another strategic transaction, it does not expect to be able to continue as a going concern and will likely be required to liquidate in a voluntary dissolution under Delaware law. All of the combined company’s business immediately following the merger will be the business conducted by Adamis immediately prior to the merger, and most, if not all, of the risk factors related to La Jolla’s business in this joint proxy statement/prospectus will change from those described herein based on La Jolla’s business to date and otherwise may no longer be applicable to the combined company. La Jolla encourages you to review the sections entitled “Risks Related to Adamis” and “Risks Related to the Combined Company” for a description of the substantial portion of the expected risks of the combined company if the merger is approved and completed.

La Jolla may not be able to complete the merger with Adamis and failure to do so could adversely affect its business.

La Jolla cannot assure you that it will close the pending merger with Adamis in a timely manner or at all. La Jolla’s consideration and completion of the merger is subject to a variety of risks that could materially and adversely affect La Jolla’s business and financial results, including risks that it will forego strategic opportunities while the closing of the merger is pending and risks inherent in negotiating and completing any transaction. In particular, the Adamis has the right to terminate the merger agreement if La Jolla Net Cash at closing is less than $2.3 million. While La Jolla has and will continue to expend substantial effort to limit its expenses and preserve its remaining cash, unforeseen liabilities or expenses, in some cases over which La Jolla has no control, may arise that could result in La Jolla Net Cash at closing being less than $2.3 million. In such event, Adamis would be able to terminate the merger agreement and the merger would not close. If La Jolla does not close the merger with Adamis, the La Jolla Board may elect to attempt to complete another strategic transaction similar to the merger or otherwise (but such opportunity might not be available), or may determine that La Jolla should re-solicit its stockholders’ vote to liquidate and dissolve.

If the merger does not close, La Jolla may again seek to liquidate in a voluntary dissolution under Delaware law, but may be unable to do so.

If La Jolla is unable to consummate the merger with Adamis, La Jolla would likely need to liquidate in a voluntary dissolution under Delaware law. The La Jolla Board previously approved a plan of liquidation and dissolution on September 3, 2009. In connection with that plan of liquidation, La Jolla convened a special meeting of its stockholders to approve such plan, which meeting was adjourned three times because of insufficient support from La Jolla’s stockholders and which the La Jolla Board cancelled in connection with La Jolla’s execution of the merger agreement. In the event La Jolla is unable to complete the merger with Adamis, it is likely that the La Jolla Board will call another special meeting of La Jolla’s stockholders to approve the plan of liquidation and dissolution. If the La Jolla stockholders approve the plan of liquidation and dissolution, La Jolla would liquidate in a voluntary dissolution under Delaware law and distribute remaining assets, if any, to its stockholders. However, if La Jolla is still unable to receive the necessary stockholder approval, La Jolla may be limited in its ability to distribute remaining assets and stockholders may not receive the value of these assets.

La Jolla is currently not in compliance with NASDAQ rules regarding the minimum bid price of its common stock and is at risk of being delisted from the NASDAQ Capital Market.

On September 15, 2009, La Jolla received a NASDAQ staff deficiency letter indicating that, for the prior 30 consecutive days, the bid price for La Jolla’s common stock had closed below the minimum bid price of $1.00 per share as required for continued inclusion on the NASDAQ Capital Market under Listing Rule 5550(a)(2). If La Jolla does not regain compliance with the minimum bid price rule, NASDAQ will provide written notification that La Jolla’s common stock will be delisted, after which La Jolla may appeal the staff determination to the NASDAQ Listing Qualifications Panel if it so chooses. On January 19, 2010, La Jolla received a letter from NASDAQ indicating NASDAQ’s expectation that the combined entity will not satisfy NASDAQ’s listing standards as of the closing of the merger. Accordingly, NASDAQ intends to immediately commence delisting proceedings against La

Jolla unless La Jolla requests a hearing no later than 4:00 p.m. Eastern time on January 26, 2010. La Jolla requested a hearing to appeal the delisting determination. The hearing date has been set for February 25, 2010. However, La Jolla cannot ensure that it will be successful on appeal and therefore La Jolla may lose its NASDAQ listing before the closing of the merger.

If La Jolla is delisted from the NASDAQ Capital Market, La Jolla common stock may be traded over-the-counter on the OTC Bulletin Board or in the “pink sheets.” These alternative markets are generally considered to be less efficient than, and not as broad as, the NASDAQ Capital Market. Many OTC Bulletin Board stocks trade less frequently and in smaller volumes than securities traded on the NASDAQ markets, which could have a material adverse effect on the liquidity of La Jolla common stock. If La Jolla’s common stock is delisted from the NASDAQ Capital Market, there may be a limited market for La Jolla common stock, trading in La Jolla stock may become more difficult and La Jolla’s share price could decrease even further.

Specifically, you may not be able to resell your shares of La Jolla common stock at or above the price you paid for such shares, or at all. In addition, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Any such litigation brought against La Jolla could result in substantial costs and a diversion of management’s attention and resources, which could hurt La Jolla’s business, operating results and financial condition.

In addition, La Jolla common stock would be expected to become subject to penny stock rules. The SEC generally defines “penny stock” as an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. La Jolla is not currently subject to the penny stock rules because its common stock is listed on the NASDAQ Stock Market. However, if La Jolla common stock is delisted, La Jolla common stock would become subject to the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell La Jolla common stock. If La Jolla common stock were considered penny stock, the ability of broker-dealers to sell La Jolla common stock and the ability of La Jolla stockholders to sell their shares in the secondary market would be limited and, as a result, the market liquidity for La Jolla common stock would be adversely affected. La Jolla cannot assure stockholders that trading in La Jolla securities will not be subject to these or other regulations in the future.

Risks Related to Adamis

Adamis’ limited operating history may make it difficult to evaluate its business to date and the combined company’s future viability.

Adamis is in the early stage of operations and development, and has only a limited operating history on which to base an evaluation of its business and prospects, having just commenced operations in 2006. Moreover, Adamis acquired Adamis Labs during calendar year 2007. Adamis is subject to the risks inherent in the ownership and operation of a company with a limited operating history, such as regulatory setbacks and delays, fluctuations in expenses, competition, the general strength of regional and national economies, and governmental regulation. Any failure to successfully address these risks and uncertainties could seriously harm Adamis’ business and prospects. Adamis may not succeed given the technological, marketing, strategic and competitive challenges it will face. The likelihood of Adamis’ success must be considered in light of the expenses, difficulties, complications, problems and delays frequently encountered in connection with the growth of a new business, the continuing development of new drug development technology, and the competitive and regulatory environment in which Adamis operates or may choose to operate in the future.

Some of Adamis’ potential products and technologies are in early stages of development.

The development of new pharmaceutical products is a highly risky undertaking, and there can be no assurance that any future research and development efforts Adamis might undertake will be successful. Adamis’ potential products in the influenza and other viral fields will require extensive additional research and development before any commercial introduction, and development work on the generic nasal steroid product must still be completed. There can be no assurance that any future research, development or clinical trial efforts will result in viable products or meet efficacy standards. Future clinical or preclinical results may be negative or insufficient to allow Adamis to successfully market its product candidates. Obtaining needed data and results may take longer than planned or may not be obtained at all. Any such delays or setbacks could have an adverse effect on the ability of Adamis to achieve its financial goals.

Adamis is subject to substantial government regulation, which could materially adversely affect Adamis’ business.

The production and marketing of Adamis’ products and potential products and its ongoing research and development, pre-clinical testing and clinical trial activities are currently subject to extensive regulation and review by numerous governmental authorities in the United States and will face similar regulation and review for overseas approval and sales from governmental authorities outside of the United States. Some of the product candidates that Adamis is currently developing must undergo rigorous pre-clinical and clinical testing and an extensive regulatory approval process before they can be marketed. This process makes it longer, more difficult and more costly to bring Adamis’ potential products to market, and Adamis cannot guarantee that any of its potential products will be approved. The pre-marketing approval process can be particularly expensive, uncertain and lengthy, and a number of products for which FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If Adamis or its collaboration partners do not comply with applicable regulatory requirements, such violations could result in non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Withdrawal or rejection of FDA or other government entity approval of Adamis’ potential products may also adversely affect Adamis’ business. Such rejection may be encountered due to, among other reasons, lack of efficacy during clinical trials, unforeseen safety issues, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States and abroad. In the United States, there is stringent FDA oversight in product clearance and enforcement activities, causing medical product development to experience longer approval cycles, greater risk and uncertainty, and higher expenses. Internationally, there is a risk that Adamis may not be successful in meeting the quality standards or other certification requirements. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted, or may prevent Adamis from broadening the uses of Adamis’ current or potential products for different applications. In addition, Adamis may not receive FDA approval to export Adamis’ potential products in the future, and countries to which potential products are to be exported may not approve them for import.

Manufacturing facilities for Adamis’ products will also be subject to continual governmental review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will continue to be strictly scrutinized. To the extent Adamis decides to manufacture its own products, a governmental authority may challenge Adamis’ compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with one of Adamis’ potential products or facilities may result in restrictions on the potential product or the facility. If Adamis decides to outsource the commercial production of its products, any challenge by a regulatory authority of the compliance of the manufacturer could hinder Adamis’ ability to bring its products to market.

Some of Adamis Labs’ products that have been drug listed with the FDA are marketed without an approved new drug application or abbreviated new drug application. The FDA could at some future date seek to prevent marketing of these products, require that such products be marketed only after submission and approval of drug applications, or take other regulatory action against Adamis with respect to these products, which could have an adverse effect on Adamis.

Several of Adamis Labs’ products, including AeroHist Caplets, AeroHist Plus Caplets, AeroKid Oral Liquid and AeroOtic HC Ear Drops, and the Epi Syringe, were not the subject of a new drug application or abbreviated new drug application, or ANDA, and have not been specifically approved by the FDA for marketing by Adamis. These products have been marketed for many years and, Adamis believes, are similarly situated to products marketed by many companies that are marketed without an approved new drug application or abbreviated new drug application.

The products are drug listed with the FDA in the National Drug Code Directory but such listing does not constitute FDA approval of the products. In June 2006, the FDA issued a Compliance Policy Guide for Marketed Unapproved Drugs, which addressed some of the considerations utilized by the FDA in exercising its discretion with respect to products marketed without FDA approval. The guide does not establish legally enforceable responsibilities on the FDA and generally only represents the agency’s current thinking on a topic. The guide emphasizes that any product that is being marketed without required FDA approvals is subject to FDA enforcement action at any time. If the FDA were to issue a Federal Register Notice outlining revised conditions for marketing, which could include calling for the submission of an application for products such as Adamis’ cough/cold products, then Adamis would take appropriate action so as to be in compliance with any such policies. The FDA might also require clinical trials in support of any such applications, and Adamis would need to evaluate its alternatives in light of the costs required to conduct such trials, which could be substantial, compared to the economic benefit to Adamis from such products. The FDA could also exercise its discretion to proceed against Adamis and/or other companies that market similar products without an FDA approval and require immediate withdrawal of the products from the market, to prohibit Adamis from marketing these products without first conducting required trials and obtaining approvals, or to impose other penalties on Adamis. Some of Adamis Labs’ unapproved products include extended release formulations, which may subject Adamis to a higher risk of FDA enforcement action. Such actions could have a material adverse effect on Adamis’ business, financial condition and results of operations.

Adamis relies on third parties to conduct its clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Adamis may be unable to obtain, or may experience delays in obtaining, regulatory approval, or may not be successful in commercializing Adamis’ planned and future products.

Like many companies its size, Adamis does not have the ability to conduct preclinical or clinical studies for its product candidates without the assistance of third parties who conduct the studies on its behalf. These third parties are usually toxicology facilities and clinical research organizations, or CROs, that have significant resources and experience in the conduct of pre-clinical and clinical studies. The toxicology facilities conduct the pre-clinical safety studies as well as all associated tasks connected with these studies. The CROs typically perform patient recruitment, project management, data management, statistical analysis, and other reporting functions. Adamis intends to rely on third parties to conduct clinical trials of its product candidates and to use different toxicology facilities and CROs for its pre-clinical and clinical studies.

Adamis’ reliance on these third parties for development activities will reduce its control over these activities. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to Adamis’ clinical protocols or for other reasons, Adamis’ clinical trials may be extended, delayed or terminated. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Adamis may be required to replace them. Although Adamis believes there are a number of third-party contractors it could engage to continue these activities, replacing a third-party contractor may result in a delay of the affected trial. Accordingly, Adamis may not be able to obtain regulatory approval for or successfully commercialize its product candidates.

Delays in the commencement or completion of clinical testing of Adamis’ product candidates could result in increased costs to Adamis and delay its ability to generate significant revenues.

Delays in the commencement or completion of clinical testing could significantly impact Adamis’ product development costs. Adamis does not know whether current or planned clinical trials will begin on time or be completed on schedule, if at all. The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

•	obtaining regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective contract research organizations and clinical trial sites;

•	obtaining sufficient quantities of clinical trial materials for any or all product candidates;

•	obtaining institutional review board approval to conduct a clinical trial at a prospective site; and

•	recruiting participants for a clinical trial.

In addition, once a clinical trial has begun, it may be suspended or terminated by Adamis or the FDA or other regulatory authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements;

•	inspection of the clinical trial operations or clinical trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

•	failure to achieve certain efficacy and/or safety standards; or

•	lack of adequate funding to continue the clinical trial.

Clinical trials require sufficient participant enrollment, which is a function of many factors, including the size of the target population, the nature of the trial protocol, the proximity of participants to clinical trial sites, the availability of effective treatments for the relevant disease, the eligibility criteria for Adamis’ clinical trials and competing trials. Delays in enrollment can result in increased costs and longer development times. Adamis’ failure to enroll participants in its clinical trials could delay the completion of the clinical trials beyond current expectations. In addition, the FDA could require Adamis to conduct clinical trials with a larger number of participants than it may project for any of its product candidates. As a result of these factors, Adamis may not be able to enroll a sufficient number of participants in a timely or cost-effective manner.

Furthermore, enrolled participants may drop out of clinical trials, which could impair the validity or statistical significance of the clinical trials. A number of factors can influence the discontinuation rate, including, but not limited to: the inclusion of a placebo in a trial; possible lack of effect of the product candidate being tested at one or more of the dose levels being tested; adverse side effects experienced, whether or not related to the product candidate; and the availability of numerous alternative treatment options that may induce participants to discontinue from the trial.

Adamis, the FDA or other applicable regulatory authorities may suspend clinical trials of a product candidate at any time if Adamis or they believe the participants in such clinical trials, or in independent third-party clinical trials for drugs based on similar technologies, are being exposed to unacceptable health risks or for other reasons.

Adamis is subject to the risk of clinical trial and product liability lawsuits.

The testing of human health care product candidates entails an inherent risk of allegations of clinical trial liability, while the marketing and sale of approved products entails an inherent risk of allegations of product liability. Adamis currently maintains liability insurance coverage of $5,000,000. However, as Adamis conducts additional clinical trials and introduces products into the United States market, the risk of adverse events increases and Adamis’ requirements for liability insurance coverage are likely to increase. Adamis is subject to the risk that substantial liability claims from the testing or marketing of pharmaceutical products could be asserted against it in the future. There can be no assurance that Adamis will be able to obtain or maintain insurance on acceptable terms, particularly in overseas locations, for clinical and commercial activities or that any insurance obtained will provide adequate protection against potential liabilities. Moreover, Adamis’ current and future coverages may not be adequate to protect Adamis from all of the liabilities that it may incur. If losses from liability claims exceed Adamis’ insurance coverage, Adamis may incur substantial liabilities that exceed its financial resources. In addition, a product or clinical trial liability action against Adamis would be expensive and time-consuming to defend, even if Adamis ultimately prevailed. If Adamis is required to pay a claim, Adamis may not have sufficient financial resources and its business and results of operations may be harmed.

Adamis does not have commercial-scale manufacturing capability, and it lacks commercial manufacturing experience. Adamis will likely rely on third parties to manufacture and supply its product candidates.

Adamis does not own or operate manufacturing facilities for clinical or commercial production of product candidates. Adamis does not have any experience in drug formulation or manufacturing, and it lacks the resources and the capability to manufacture any of its product candidates on a clinical or commercial scale. Accordingly, Adamis expects to depend on third-party contract manufacturers for the foreseeable future. Any performance failure on the part of Adamis’ contract manufacturers could delay clinical development, regulatory approval or commercialization of Adamis’ current or future product candidates, depriving Adamis of potential product revenue and resulting in additional losses.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up initial production. These problems include difficulties with production costs and yields, quality control (including stability of the product candidate and quality assurance testing), shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. If Adamis’ third-party contract manufacturers were to encounter any of these difficulties or otherwise fail to comply with their obligations or under applicable regulations, Adamis’ ability to provide product candidates to patients in its clinical trials would be jeopardized. Any delay or interruption in the supply of clinical trial supplies could delay the completion of Adamis’ clinical trials, increase the costs associated with maintaining Adamis’ clinical trial programs and, depending upon the period of delay, require Adamis to commence new trials at significant additional expense or terminate the trials completely.

Adamis’ products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA and other relevant regulatory authorities. For these reasons, Adamis may not be able to replace manufacturing capacity for its products quickly if it or its contract manufacturer(s) were unable to use manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure, or other difficulty, or if such facilities were deemed not in compliance with the regulatory requirements and such non-compliance could not be rapidly rectified. An inability or reduced capacity to manufacture Adamis products would have a material adverse effect on Adamis’ business, financial condition, and results of operations.

If Adamis fails to obtain acceptable prices or appropriate reimbursement for its products, its ability to successfully commercialize its products will be impaired.

Government and insurance reimbursements for healthcare expenditures play an important role for all healthcare providers, including physicians and pharmaceutical companies such as Adamis that plan to offer various products in the United States and other countries in the future. Adamis’ ability to earn sufficient returns on its products and potential products will depend in part on the extent to which reimbursement for the costs of such products will be available from government health administration authorities, private health coverage insurers, managed care organizations, and other organizations. In the United States, Adamis’ ability to have its products eligible for Medicare, Medicaid or private insurance reimbursement will be an important factor in determining the ultimate success of its products. If, for any reason, Medicare, Medicaid or the insurance companies decline to provide reimbursement for Adamis’ products, its ability to commercialize its products would be adversely affected. There can be no assurance that Adamis’ potential drug products will be eligible for reimbursement.

There has been a trend toward declining government and private insurance expenditures for many healthcare items and this trend may accelerate with proposed healthcare reform legislation. Third-party payors are increasingly challenging the price of medical and pharmaceutical products.

If purchasers or users of Adamis’ products and related treatments are not able to obtain appropriate reimbursement for the cost of using such products, they may forego or reduce such use. Even if Adamis’ products are approved for reimbursement by Medicare, Medicaid and private insurers, of which there can be no assurance, the amount of reimbursement may be reduced at times or even eliminated. This would have a material adverse effect on Adamis’ business, financial condition and results of operations.

Significant uncertainty exists as to the reimbursement status of newly approved pharmaceutical products, and there can be no assurance that adequate third-party coverage will be available.

Legislative or regulatory reform of the healthcare system may affect Adamis’ ability to sell its products profitably.

In both the United States and certain foreign jurisdictions, there have been and are expected to be a number of legislative and regulatory changes to the healthcare system in ways that could impact Adamis’ ability to sell its products profitably. In recent years, new legislation has been enacted in the United States at the federal and state levels that effects major changes in the healthcare system, either nationally or at the state level. These new laws include a prescription drug benefit plan for Medicare beneficiaries and certain changes in Medicare reimbursement. Given the recent enactment of these laws, it is still too early to determine their impact on the biotechnology and pharmaceutical industries and Adamis’ business. Further, the U.S. Congress is considering a significant healthcare overhaul proposal that may affect Adamis’ ability to market and sell products on favorable terms, which would affect Adamis’ results of operations as well as its ability to raise capital, obtain additional collaborators or profitably market its products. Such proposals may reduce Adamis’ revenues, increase its expenses or limit the markets for its products. In particular, Adamis expects to experience pricing pressures in connection with the sale of its products due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals.

Adamis has limited sales, marketing and distribution experience.

Adamis has limited experience in the sales, marketing, and distribution of pharmaceutical products. There can be no assurance that Adamis will be able to establish sales, marketing, and distribution capabilities or make arrangements with its current collaborators or others to perform such activities or that such efforts will be successful. If Adamis decides to market any of its new products directly, it must either acquire or internally develop a marketing and sales force with technical expertise and with supporting distribution capabilities. The acquisition or development of a sales, marketing and distribution infrastructure would require substantial resources, which may not be available to Adamis or, even if available, divert the attention of its management and key personnel, and have a negative impact on further product development efforts.

Adamis may seek to enter into arrangements to develop and commercialize its products. These collaborations, if secured, may not be successful.

Adamis has entered into arrangements with third parties regarding development and commercialization of some of its products and may in the future seek to enter into collaborative arrangements to develop and commercialize some of its potential products both in North America and international markets. There can be no assurance that Adamis will be able to negotiate collaborative arrangements on favorable terms or at all or that its current or future collaborative arrangements will be successful.

Adamis’ strategy for the future research, development, and commercialization of its products is expected to be based in part on entering into various arrangements with corporate collaborators, licensors, licensees, health care institutions and principal investigators and others, and its commercial success is dependent upon these outside parties performing their respective contractual obligations responsibly and with integrity. The amount and timing of resources such third parties will devote to these activities may not be within Admins’ control. There can be no assurance that such parties will perform their obligations as expected. There can be no assurance that Adamis’ collaborators will devote adequate resources to its products.

If Adamis is not successful in acquiring or licensing additional product candidates on acceptable terms, if at all, Adamis’ business may be adversely affected.

As part of its strategy, Adamis may acquire or license additional product candidates that it believes have growth potential. There are no assurances that Adamis will be able to identify promising product candidates. Even if Adamis is successful in identifying promising product candidates, Adamis may not be able to reach an agreement for the acquisition or license of the product candidates with their owners on acceptable terms or at all.

Adamis may not be able to successfully identify any other commercial products or product candidates to in-license, acquire or internally develop. Moreover, negotiating and implementing an economically viable in-licensing arrangement or acquisition is a lengthy and complex process. Other companies, including those with substantially greater resources, may compete with Adamis for the in-licensing or acquisition of product candidates and approved products. Adamis may not be able to acquire or in-license the rights to additional product candidates and approved products on terms that it finds acceptable, or at all. If it is unable to in-license or acquire additional commercial products or product candidates, Adamis’ ability to grow its business or increase its profits could be severely limited.

If Adamis’ competitors develop and market products that are more effective than Adamis’ product candidates or obtain regulatory and marketing approval for similar products before Adamis does, Adamis’ commercial opportunity may be reduced or eliminated.

The development and commercialization of new pharmaceutical products that target influenza and other viral conditions, and allergy and other respiratory conditions addressed by the current and future products of Adamis Labs, is competitive, and Adamis faces competition from numerous sources, including major biotechnology and pharmaceutical companies worldwide. Many of Adamis’ competitors have substantially greater financial and technical resources, and development, production and marketing capabilities than Adamis does. In addition, many of these companies have more experience than Adamis in pre-clinical testing, clinical trials and manufacturing of compounds, as well as in obtaining FDA and foreign regulatory approvals. Adamis also competes with academic institutions, governmental agencies and private organizations that are conducting research in the same fields. Competition among these entities to recruit and retain highly qualified scientific, technical and professional personnel and consultants is also intense. As a result, there is a risk that one of Adamis’ competitors will develop a more effective product for the same indications for which Adamis is developing a product or, alternatively, bring a similar product to market before Adamis can do so. Failure of Adamis to successfully compete will adversely impact the ability to raise additional capital and ultimately achieve profitable operations.

If Adamis suffers negative publicity concerning the safety of its products in development, its sales may be harmed and Adamis may be forced to withdraw such products.

If concerns should arise about the safety of any of Adamis’ products that are marketed, regardless of whether or not such concerns have a basis in generally accepted science or peer-reviewed scientific research, such concerns could adversely affect the market for these products. Similarly, negative publicity could result in an increased number of product liability claims, whether or not these claims are supported by applicable law.

Adamis’ failure to adequately protect or to enforce its intellectual property rights or secure rights to third party patents could materially harm its proprietary position in the marketplace or prevent the commercialization of its products.

Adamis’ success depends in part on its ability to obtain and maintain protection in the United States and other countries for the intellectual property covering or incorporated into its technologies and products. The patents and patent applications in Adamis’ existing patent portfolio are either owned by Adamis or licensed to Adamis. Adamis’ ability to protect its product candidates from unauthorized use or infringement by third parties depends substantially on its ability to obtain and maintain valid and enforceable patents. Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, Adamis’ ability to obtain and enforce patents is uncertain and involves complex legal and factual questions for which important legal principles are unresolved.

There is a substantial backlog of patent applications at the United States Patent and Trademark Office, or USPTO. Patents in the United States are issued to the party that is first to invent the claimed invention. There can be no assurance that any patent applications relating to Adamis’ products or methods will be issued as patents, or, if issued, that the patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide a competitive advantage. Adamis may not be able to obtain patent rights on products, treatment methods or manufacturing processes that it may develop or to which Adamis may obtain license or other rights. Even if Adamis does obtain patents, rights under any issued patents may not provide it with sufficient protection for its product candidates or provide sufficient protection to afford Adamis a commercial advantage against its competitors or their competitive products or processes. It is possible that no patents will be issued from any pending or future patent applications owned by Adamis or licensed to Adamis. Others may challenge, seek to invalidate, infringe or circumvent any patents Adamis owns or licenses. Alternatively, Adamis may in the future be required to initiate litigation against third parties to enforce its intellectual property rights. The defense and prosecution of patent and intellectual property claims are both costly and time consuming, even if the outcome is favorable to Adamis. Any adverse outcome could subject Adamis to significant liabilities, require Adamis to license disputed rights from others, or require Adamis to cease selling its future products.

In addition, many other organizations are engaged in research and product development efforts that may overlap with Adamis’ products. For example, Adamis’ PFS Syringe product competes against other self-administered epinephrine products, including EpiPen, EpiPen Jr. and Twinject; Adamis Labs’ line of allergy and respiratory products compete with numerous prescription and non-prescription over-the-counter products targeting similar conditions; and with regard to the Savvy product candidate, Ortho Pharmaceuticals and many other companies offer contraceptive vaginal gel products. Such organizations may currently have, or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by Adamis. These rights may prevent Adamis from commercializing technology, or may require Adamis to obtain a license from the organizations to use the technology. Adamis may not be able to obtain any such licenses that may be required on reasonable financial terms, if at all, and cannot be sure that the patents underlying any such licenses will be valid or enforceable. As with other companies in the pharmaceutical industry, Adamis is subject to the risk that persons located in other countries will engage in development, marketing or sales activities of products that would infringe Adamis’ patent rights if such activities were conducted in the United States.

Adamis’ patents also may not afford protection against competitors with similar technology. Adamis may not have identified all patents, published applications or published literature that affect its business either by blocking Adamis’ ability to commercialize its product candidates, by preventing the patentability of its products or by covering the same or similar technologies that may affect Adamis’ ability to market or license its product candidates. For example, patent applications filed with the USPTO are maintained in confidence for up to 18 months after their filing. In some cases, however, patent applications filed with the USPTO remain confidential for the entire time before issuance as a U.S. patent. Patent applications filed in countries outside the United States are not typically published until at least 18 months from their first filing date. Similarly, publication of discoveries in the scientific or patent literature often lags behind actual discoveries. Therefore, Adamis or its licensors might not have been the first to invent, or the first to file, patent applications on Adamis’ product candidates or for their use. The laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as in the United States, and many companies have encountered significant difficulties in protecting and defending these rights in foreign jurisdictions. If Adamis encounters such difficulties or is otherwise precluded from effectively protecting its intellectual property rights in either the United States or foreign jurisdictions, Adamis’ business prospects could be substantially harmed.

Adamis’ corporate compliance programs cannot guarantee that Adamis is now or will be in compliance with all potentially applicable regulations.

The development, manufacturing, pricing, sales, and reimbursement of pharmaceutical products, together with Adamis’ general operations, are subject to extensive regulation by federal, state and other authorities within the United States and numerous entities outside of the United States. Adamis is a small company and it relies on third parties to conduct certain important functions. Adamis relies on a third party clinical regulatory organization, Health Decisions, Inc., pursuant to an agreement between Adamis and the National Institute of Child Health and Human Development, to conduct its Phase III Savvy clinical trial, and will rely on third parties to assist in evaluation of the results of that trial. In addition, Adamis also has significantly fewer employees than many other companies that have the same or fewer product candidates in clinical development. If Adamis fails to comply with any of these regulations, Adamis could be subject to a range of regulatory actions, including suspension or termination of clinical trials, restrictions on its products or manufacturing processes, or other sanctions or litigation. In addition, as a publicly-traded company, Adamis is subject to significant regulations, including the Sarbanes-Oxley Act of 2002. While Adamis has developed and instituted a corporate compliance program and continues to update the program in response to newly implemented or changing regulatory requirements, Adamis cannot assure you that it is now or will be in compliance with all such applicable laws and regulations. Failure to comply with potentially applicable laws and regulations could also lead to the imposition of fines, cause the value of Adamis’ common stock to decline and impede Adamis’ ability to raise capital or lead to the failure of Adamis’ common stock to continue to be traded on the OTC Bulletin Board.

Risks Related to the Combined Company

In determining whether you should approve the merger, the issuance of shares of La Jolla common stock and other matters related to the merger, as the case may be, you should carefully read the following risk factors in addition to the other risks described herein. You should especially focus on the risks described under “Risks Related to Adamis,” as the business of and risks related to Adamis will be the business of and the risks related to the combined company.

The combined company will require additional financing after the consummation of the merger.

At September 30, 2009, Adamis and its subsidiaries together had cash and cash equivalents of approximately $14,500 and accounts receivable of approximately $160,000. As described in greater detail below under the heading “Adamis’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Recent Convertible Note Transactions,” Adamis recently raised gross proceeds of approximately $2,000,000 through the issuance of convertible promissory notes and shares of Adamis common stock. At the close of the merger, La Jolla estimates it will have net cash of approximately $2.5 million to $3.0 million. Even if the merger is concluded, the combined company will require additional cash resources to continue operations during 2010. The combined company will have capital needs at various times during calendar year 2010, and such capital needs will depend in part on the level of product revenues, the amount of additional funds raised in equity or debt transactions and the amounts spent on product development efforts. The combined company’s capital needs could include $4 million or more for ongoing sales, general and administrative activities and expenses and $9 million or more on product development. However, lower revenues or other factors could result in operations, sales and product development activities, expenses and capital needs significantly below these levels. In addition, if the recently issued Adamis convertible promissory notes, $1,500,000 principal amount of which are senior secured notes that are secured by a security interest in substantially all of the assets of Adamis, are not converted into common stock before their maturity dates, and if cash flow from product sales together with available cash resources were insufficient to pay the principal and any accrued unpaid interest on the notes, then Adamis would require additional financing in order to pay the notes when they mature, and if the senior secured notes were not paid when due, the holders would be entitled to declare a default and would have the rights foreclose on the collateral pursuant to the agreements relating to the notes. For additional information on these notes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Recent Convertible Note Transactions.” Additional funding will be used to satisfy existing obligations and liabilities and future working capital needs, to build working capital reserves and to fund a number of projects, which may include the following:

•	market the Adamis Labs PFS Syringe product and the generic nasal steroid product candidate;

•	pursue the development of other product candidates;

•	fund clinical trials and seek regulatory approvals;

•	expand research and development activities;

•	access manufacturing and commercialization capabilities;

•	implement additional internal systems and infrastructure;

•	maintain, defend and expand the scope of the combined company’s intellectual property portfolio; and

•	hire additional management, sales, research, development and clinical personnel.

Statements in this joint proxy statement/prospectus, including concerning Adamis’ anticipated or hoped-for target dates for introduction of its nasal steroid and vaccine product candidates, and for the commencement of clinical trials relating to the steroid and vaccine product candidates, assume that Adamis will have sufficient funding to support the timely introduction of products and the conduct of clinical trials. Failure to have sufficient funding could require Adamis to delay product launches or clinical trials, which would have an adverse effect on its business and results of operations and which could increase the need for additional financing in the future.

Until the combined company can generate a sufficient amount of revenue to finance its cash requirements, which the combined company may never do, the combined company expects to finance future cash needs primarily through public or private equity offerings, debt financings, or licensing revenues from strategic collaborations. Sales of additional equity securities will dilute current stockholders’ ownership percentage in the combined company. The combined company does not know whether additional financing will be available on acceptable terms, or at all. If the combined company is not able to secure additional equity or debt financing when needed on acceptable terms, the combined company may have to sell some of its assets or enter into a strategic collaboration for one or more of the combined company’s product candidate programs at an earlier stage of development than would otherwise be desired. This could lower the economic value of these collaborations to the combined company. In addition, the combined company may have to delay, reduce the scope of, or eliminate one or more of its clinical trials or research and development programs, or ultimately, cease operations.

If adequate funding is not obtained, the board of directors of the combined company will be required to explore alternatives for the combined company’s business and assets. These alternatives might include seeking the dissolution and liquidation of the combined company, seeking to merge or combine with another company, selling or licensing some of the combined company’s intellectual property, or initiating bankruptcy proceedings. There can be no assurance that any third party will be interested in merging with the combined company or would agree to a price and other terms that the combined company would deem adequate. If the combined company filed for bankruptcy, it would most likely not be able to raise any type of funding from any source. In that event, the creditors of the combined company would have first claim on the value of the assets of the combined company which, other than remaining cash, would most likely be liquidated in a bankruptcy sale. The combined company can give no assurance as to the magnitude of the net proceeds of such sale and whether such proceeds would be sufficient to satisfy the combined company’s obligations to its creditors, let alone to permit any distribution to its equity holders.

The combined company’s common stock price is expected to be volatile, and the market price of its common stock may drop following the merger.

The market price of the combined company’s common stock could be subject to significant fluctuations following the merger. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate include:

•	the results of the combined company’s current and any future clinical trials of its product candidates;

•	the timing and results of ongoing preclinical studies and planned clinical trials of the combined company’s preclinical product candidates;

•	the entry into, or termination of, key agreements, including, among others, key collaboration and license agreements;

•	the results and timing of regulatory reviews relating to the approval of the combined company’s product candidates;

•	the initiation of, material developments in, or conclusion of, litigation to enforce or defend any of the combined company’s intellectual property rights;

•	failure of any of the combined company’s product candidates, if approved, to achieve commercial success;

•	general and industry-specific economic conditions that may affect the combined company’s research and development expenditures;

•	the results of clinical trials conducted by others on drugs that would compete with the combined company’s product candidates;

•	issues in manufacturing the combined company’s product candidates or any approved products;

•	the loss of key employees;

•	the introduction of technological innovations or new commercial products by competitors of the combined company;

•	changes in estimates or recommendations by securities analysts, if any, who cover the combined company’s common stock;

•	future sales of the combined company’s common stock;

•	period-to-period fluctuations in the combined company’s financial results;

•	publicity or announcements regarding regulatory developments relating to the combined company’s products;

•	clinical trial results, particularly the outcome of more advanced studies, or negative responses from both domestic and foreign regulatory authorities with regard to the approvability of the combined company’s products;

•	period-to-period fluctuations in the combined company’s financial results, including the combined company’s cash and cash equivalents balance, operating expenses, cash burn rate or revenue levels;

•	common stock sales in the public market by one or more of the combined company’s larger stockholders, officers or directors;

•	the combined company’s filing for protection under federal bankruptcy laws;

•	a negative outcome in any litigation or potential legal proceedings; or

•	other potentially negative financial announcements including: a review of any of the combined company’s filings by the SEC, changes in accounting treatment or restatement of previously reported financial results or delays in the combined company’s filings with the SEC.

Following the merger, stockholders of Adamis may sell a significant number of shares of La Jolla common stock they will receive in the merger. Significant sales could adversely affect the market price for the combined company’s common stock for a period of time after completion of the merger.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company’s profitability and reputation.

The combined company’s common stock is expected to be traded on the OTC Bulletin Board and be subject to additional trading restrictions as a “penny stock,” which could adversely affect the liquidity and price of such stock.

Following the merger, Adamis and La Jolla expect that the combined company’s common stock will be reported on the OTC Bulletin Board. Because the combined company’s common stock will not initially be listed on any national securities exchange, such shares will also be subject to the regulations regarding trading in “penny stocks,” which are those securities trading for less than $5.00 per share. The following is a list of the general restrictions on the sale of penny stocks:

•	Before the sale of penny stock by a broker-dealer to a new purchaser, the broker-dealer must determine whether the purchaser is suitable to invest in penny stocks. To make that determination, a broker-dealer must obtain, from a prospective investor, information regarding the purchaser’s financial condition and investment experience and objectives. Subsequently, the broker-dealer must deliver to the purchaser a written statement setting forth the basis of the suitability finding and obtain the purchaser’s signature on such statement.

•	A broker-dealer must obtain from the purchaser an agreement to purchase the securities. This agreement must be obtained for every purchase until the purchaser becomes an “established customer.” A broker-dealer may not effect a purchase of a penny stock less than two business days after a broker-dealer sends such agreement to the purchaser.

•	The Securities Exchange Act of 1934, or the Exchange Act, requires that before effecting any transaction in any penny stock, a broker-dealer must provide the purchaser with a “risk disclosure document” that contains, among other things, a description of the penny stock market and how it functions and the risks associated with such investment. These disclosure rules are applicable to both purchases and sales by investors.

•	A dealer that sells penny stock must send to the purchaser, within ten days after the end of each calendar month, a written account statement including prescribed information relating to the security.

These requirements can severely limit the liquidity of securities in the secondary market because few brokers or dealers are likely to be willing to undertake these compliance activities. As a result of the combined company’s common stock not being listed on a national securities exchange and the rules and restrictions regarding penny stock transactions, an investor’s ability to sell to a third party and the combined company’s ability to raise additional capital may be limited. The combined company makes no guarantee that its market-makers will continue to make a market in its common stock, or that any market for its common stock will continue.

Adamis’ principal stockholders will have significant influence over the combined company, and your interests as a holder of La Jolla common stock may conflict with the interests of those persons.

Based on the number of outstanding shares of Adamis common stock held by Adamis stockholders as of the date of this joint proxy statement/prospectus, Adamis’ ten largest stockholders beneficially own approximately 51% of the outstanding Adamis common stock. As a result, those stockholders will be able to exert a significant degree of influence or actual control over the combined company’s management and affairs after the merger and over matters requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company’s assets, and any other significant corporate transaction. The interests of these persons may not always coincide with the interests of the combined company or its other stockholders. For example, such persons could delay or prevent a change of control of the combined company even if such a change of control would benefit the combined company’s other stockholders. The significant concentration of stock ownership may adversely affect the trading price of the combined company’s common stock due to investors’ perception that conflicts of interest may exist or arise.

The combined company’s management will be required to devote substantial time to comply with public company regulations.

The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC, impose various requirements on public companies, including with respect to corporate governance practices. The combined company’s management and other personnel will need to devote a substantial amount of time to these requirements.

In addition, the Sarbanes-Oxley Act requires, among other things, that the combined company maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, the combined company must perform system and process evaluation and testing of its internal controls over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. The combined company’s compliance with Section 404 will require that it incur substantial accounting and related expense and expend significant management efforts. The combined company may need to hire additional accounting and financial staff to satisfy the ongoing requirements of Section 404. Moreover, if the combined company is not able to comply with the requirements of Section 404, or if the combined company or its independent registered public accounting firm identifies deficiencies in its internal controls over financial reporting that are deemed to be material weaknesses, the market price of the combined company’s stock could decline and the combined company could be subject to sanctions or investigations by the SEC or other regulatory authorities.

The unaudited pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The unaudited pro forma financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. For example, the unaudited pro forma financial statements have been derived from the historical financial statements of La Jolla and Adamis and certain adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the unaudited pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma financial statements.

Adamis has incurred losses since its inception and anticipates that the combined company will continue to incur losses. The combined company may never achieve or sustain profitability.

Even after the merger is concluded, it is expected that the combined company will continue to incur losses. These losses may increase as the combined company continues its research and development activities, seeks regulatory approvals for its product candidates and commercializes any approved products. These losses may cause, among other things, the combined company’s stockholders’ equity and working capital to decrease. The future earnings and cash flow from operations of the combined company’s business are dependent, in part, on its ability to further develop its products and on revenues and profitability from sales of products and product candidates of its Adamis Labs operations. There can be no assurance that the combined company will grow and be profitable. There can be no assurance that the combined company will be able to generate sufficient product revenue to become profitable at all or on a sustained basis. The combined company expects to have quarter-to-quarter fluctuations in revenues and expenses, some of which could be significant, due to expanded manufacturing, marketing, research, development, and clinical trial activities. If the combined company’s product candidates fail in clinical trials or do not gain regulatory approval, or if the combined company’s products do not achieve market acceptance, the combined company may never become profitable. The combined company will need to increase product marketing and brand awareness and conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, are expected to result in substantial operating losses for the foreseeable future. Even if the combined company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

Adamis has received a “going concern” opinion from its independent registered public accounting firm, which may negatively impact the combined company’s business. Adamis’ audit opinions from its independent registered public accounting firm regarding the consolidated financial statements for the years ended March 31, 2009 and 2008 include an explanatory paragraph indicating that Adamis has incurred recurring losses from operations and has limited working capital to pursue its business alternatives, and that these factors raise substantial doubt about its ability to continue as a going concern. Without additional funds from debt or equity financing, sales of assets, intellectual property or technologies, or from a business combination or a similar transaction, the combined company will exhaust its resources and will be unable to continue operations. These factors raise substantial doubt about the combined company’s ability to continue as a going concern.

The combined company may be required to suspend, repeat or terminate its clinical trials if the trials are not well designed, do not meet regulatory requirements or the results are negative or inconclusive, which may result in significant negative repercussions on the combined company’s business and financial condition.

Before regulatory approval for any potential product can be obtained, the combined company must undertake extensive clinical testing on humans to demonstrate the tolerability and efficacy of the product, both on its own terms, and as compared to the other principal drugs on the market that have the same therapeutic indication. The combined company cannot assure you that it will obtain authorization to permit product candidates that are already in the preclinical development phase to enter the human clinical testing phase. In addition, the combined company cannot assure you that any authorized preclinical or clinical testing will be completed successfully within any specified time period by the combined company, or without significant additional resources or expertise to those originally expected to be necessary. The combined company cannot assure you that such testing will show potential products to be safe and efficacious or that any such product will be approved for a specific indication. Further, the results from preclinical studies and early clinical trials may not be indicative of the results that will be obtained in later-stage clinical trials. In addition, the combined company or regulatory authorities may suspend clinical trials at any time on the basis that the participants are being exposed to unacceptable health risks.

Completion of clinical tests depends on, among other things, the number of patients available for testing, which is a function of many factors, including the number of patients with the relevant conditions, the nature of the clinical testing, the proximity of patients to clinical testing centers, the eligibility criteria for tests as well as competition with other clinical testing programs involving the same patient profile but different treatments. The combined company will rely on third parties, such as contract research organizations and/or co-operative groups, to assist it in overseeing and monitoring clinical trials as well as to process the clinical results and manage test requests, which may result in delays or failure to complete trials, if the third parties fail to perform or to meet the applicable standards. A failure by the combined company or such third parties to keep to the terms of a product program development for any particular product candidate or to complete the clinical trials for a product candidate in the envisaged time frame could have significant negative repercussions on the combined company’s business and financial condition.

Even if the combined company receives regulatory approval to market its product candidates, such products may not gain the market acceptance among physicians, patients, healthcare payors and the medical community.

Any products that the combined company may develop may not gain market acceptance among physicians, patients, healthcare payors and the medical community even if they ultimately receive regulatory approval. If these products do not achieve an adequate level of acceptance, the combined company, or future collaborators, may not be able to generate material product revenues and the combined company may not become profitable. The degree of market acceptance of any of the combined company’s product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	demonstration of efficacy and safety in clinical trials;

•	the prevalence and severity of any unexpected side effects;

•	the introduction and availability of generic substitutes for any of the combined company’s products, potentially at lower prices (which, in turn, will depend on the strength of the combined company’s intellectual property protection for such products);

•	potential or perceived advantages over alternative treatments;

•	the timing of market entry relative to competitive treatments;

•	the ability to offer the combined company’s product candidates for sale at competitive prices;

•	relative convenience and ease of administration;

•	the strength of marketing and distribution support;

•	sufficient third party coverage or reimbursement; and

•	the product labeling or product insert (including any warnings) required by the FDA or regulatory authorities in other countries.

The combined company may not complete its clinical trials in the time expected, which could delay or prevent the commercialization of its products, which may adversely affect the combined company’s future revenues and financial condition.

Although for planning purposes the combined company will forecast the commencement and completion of clinical trials, the actual timing of these events can vary dramatically due to factors such as delays, scheduling conflicts with participating clinicians and clinical institutions and the rate of patient enrollment. Clinical trials involving the combined company’s product candidates may not commence or be completed as forecast. In certain circumstances, the combined company will rely on academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving the combined company’s products. The combined company will have less control over the timing and other aspects of these clinical trials than if it conducted them entirely on its own. These trials may not commence or be completed as the combined company expects and may not be conducted successfully. Failure to commence or complete, or delays in, any of the combined company’s planned clinical trials could delay or prevent the commercialization of the combined company’s products and harm its business and may adversely affect the combined company’s future revenues and financial condition.

If the combined company fails to keep pace with rapid technological change in the biotechnology and pharmaceutical industries, its products could become obsolete, which may adversely affect the combined company’s future revenues and financial condition.

Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. La Jolla and Adamis expect that the technologies associated with biotechnology research and development will continue to develop rapidly. The combined company’s future will depend in large part on its ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that the combined company develops may become obsolete before the combined company recovers any expenses incurred in connection with developing these products, which may adversely affect the combined company’s future revenues and financial condition.

If the combined company is unable to retain its management, research, development, and clinical teams and scientific advisors or to attract additional qualified personnel, the combined company’s product operations and development efforts may be seriously jeopardized.

The combined company’s success will be dependent upon the efforts of a small management team and staff, including Dennis J. Carlo, Ph.D. The employment of Dr. Carlo may be terminated at any time by either the combined company or Dr. Carlo. Adamis currently does not, and the combined company will not, have key man life insurance policies covering any of its executive officers or key employees. If key individuals leave the combined company, the combined company could be adversely affected if suitable replacement personnel are not quickly recruited. There is competition for qualified personnel in all functional areas, which makes it difficult to attract and retain the qualified personnel necessary for the operation of the combined company’s business.

The loss of the services of any principal member of the combined company’s management and research, development and clinical teams could significantly delay or prevent the achievement of the combined company’s scientific and business objectives. Competition among biotechnology and pharmaceutical companies for qualified employees is intense, and the ability to retain and attract qualified individuals is critical to the combined company’s success. The combined company may be unable to attract and retain key personnel on acceptable terms, if at all.

Adamis has relationships with consultants and scientific advisors who will continue to assist the combined company in formulating and executing its research, development, regulatory and clinical strategies. These consultants and scientific advisors are not Adamis employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the combined company. The combined company will have only limited control over the activities of these consultants and scientific advisors and can generally expect these individuals to devote only limited time to the combined company’s activities. Adamis also relies on these consultants to evaluate potential compounds and products, which may be important in developing a long-term product pipeline for the combined company. Consultants also assist Adamis in preparing and submitting regulatory filings. Adamis’ scientific advisors provide scientific and technical guidance on the company’s drug discovery and development. Failure of any of these persons to devote sufficient time and resources to the combined company’s programs could harm its business. In addition, these advisors may have arrangements with other companies to assist those companies in developing technologies that may compete with the combined company’s products.

La Jolla’s stockholders will have limited ability to influence the combined company’s actions and decisions following the merger.

Following the merger, original La Jolla stockholders will own approximately 5% to 30% of the outstanding shares (post-reverse stock split) of common stock of the combined company. As a result, original La Jolla stockholders will have only limited ability to influence the combined company’s business. Original La Jolla stockholders will not have separate approval rights with respect to any actions or decisions of the combined company or have separate representation on the combined company’s board of directors.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains “forward-looking statements” of La Jolla and Adamis within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include:

•	the potential value created by the proposed merger for La Jolla’s and Adamis’ stockholders;

•	the efficacy, safety and intended utilization of Adamis’ products and product candidates;

•	the conduct and results of Adamis’ research, discovery and preclinical efforts and clinical trials;

•	anticipated timelines for product development efforts;

•	the amount of time required to obtain regulatory approvals for Adamis’ or the combined company’s product candidates;

•	Adamis’ plans regarding future research, discovery and preclinical efforts and clinical activities, and Adamis’ collaborative, intellectual property and regulatory activities;

•	the amount of net cash that La Jolla anticipates it will have on the closing of the merger and the number of Adamis shares issued and outstanding as of the closing of the merger;

•	information concerning possible future or assumed results of the combined company;

•	the period in which La Jolla and Adamis expect cash will be available to fund their current operating plans, both before and after giving effect to the merger;

•	future required funding needs;

•	the number of shares of common stock La Jolla expects to issue in the merger and the ratio of the La Jolla reverse stock split; and

•	each of La Jolla’s and Adamis’ results of operations, financial condition and businesses, and Adamis’ products and drug candidates under development and the expected impact of the proposed merger on the combined company’s financial and operating performance.

Words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can” and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the following:

•	La Jolla and Adamis may not be able to complete the proposed merger;

•	La Jolla’s net cash at closing may be lower than currently anticipated and the level of ownership in the combined company may also be lower than anticipated for the La Jolla stockholders;

•	Adamis’ product candidates that appear promising in early research and clinical trials may not demonstrate safety and efficacy in subsequent clinical trials;

•	commercial introduction of Adamis’ product candidates may be delayed beyond La Jolla’s and Adamis’ current expectations;

•	revenues and income from Adamis Labs’ existing and anticipated future products may not meet expectations;

•	the combined company may not be able to obtain the equity or debt financing necessary to support its anticipated level of operations;

•	risks associated with reliance on collaborative partners for further clinical trials and other development activities; and

•	risks involved with development and commercialization of product candidates.

Many of the important factors that will determine these results and values are beyond La Jolla’s and Adamis’ ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, La Jolla and Adamis do not assume any obligation to update any forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled “Risk Factors” in this joint proxy statement/prospectus.

THE SPECIAL MEETING OF LA JOLLA STOCKHOLDERS

Date, Time and Place

The special meeting of La Jolla stockholders (the “La Jolla Special Meeting”) will be held on February 26, 2010, at 4365 Executive Drive, Suite 300, San Diego, California 92121, San Diego, California, commencing at 3:00 p.m., Pacific Time. La Jolla is sending this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the La Jolla board of directors for use at the La Jolla special meeting and any adjournments or postponements thereof. This joint proxy statement/prospectus is first being furnished to stockholders of La Jolla on or about February 12, 2010.

Purposes of the La Jolla Special Meeting

The La Jolla Special Meeting will be held for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of La Jolla common stock to the stockholders of Adamis Pharmaceuticals Corporation pursuant to the Agreement and Plan of Reorganization dated as of December 4, 2009, by and among La Jolla, Jewel Merger Sub, Inc., or Merger Sub, and Adamis Pharmaceuticals Corporation, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus, pursuant to which Merger Sub will merge with and into Adamis, with Adamis surviving the merger as a wholly-owned subsidiary of La Jolla, and pursuant to which La Jolla would issue post-reverse split shares of common stock to the stockholders of Adamis, resulting in a change of control of La Jolla.

2. To consider and act upon a proposal to approve an amendment to La Jolla’s restated certificate of incorporation to effect a reverse split of the issued and outstanding shares of La Jolla common stock, to occur immediately before the closing of the proposed merger transaction with Adamis, at a ratio based on the formula described in the merger agreement, expected to be within a range of 1:3 to 1:30, with the final ratio to be determined before the merger as provided in the merger agreement, as described in the accompanying joint proxy statement/prospectus.

3. To consider and act upon a proposal to approve an amendment, which would become effective in connection with or immediately following the closing of the proposed merger transaction with Adamis, to our restated certificate of incorporation to change our name from “La Jolla Pharmaceutical Company” to “Adamis Pharmaceuticals Corporation,” as described in the accompanying joint proxy statement/prospectus.

4. To consider and act upon a proposal to approve, if necessary, an adjournment of the La Jolla special meeting to solicit additional proxies in favor of the proposals outlined above.

5. To consider and act upon such other business and matters or proposals as may properly come before the special meeting or any adjournments or postponements thereof.

Recommendation of La Jolla Board

THE LA JOLLA BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AND THE RELATED PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE ADVISABLE AND IN THE BEST INTERESTS OF LA JOLLA AND ITS STOCKHOLDERS AND HAS APPROVED SUCH PROPOSALS. THE LA JOLLA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LA JOLLA STOCKHOLDERS VOTE “FOR” THE PROPOSALS SET FORTH ABOVE.

Record Date and Voting Power

Only holders of record of La Jolla common stock at the close of business on January 22, 2010 (the “La Jolla Record Date”), are entitled to notice of, and to vote at, the La Jolla special meeting or any adjournments or postponements thereof. At the close of business on the La Jolla Record Date, 65,722,648 shares of La Jolla common stock were issued and outstanding and entitled to vote. Each share of La Jolla common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section entitled “Principal Stockholders of La Jolla” in this joint proxy statement/prospectus for information regarding persons known to the management of La Jolla to be the principal stockholders of La Jolla.

Voting and Revocation of Proxies

The La Jolla proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of La Jolla for use at the La Jolla special meeting.

If you are a stockholder of record of La Jolla as of the La Jolla Record Date, you may vote in person at the La Jolla special meeting or vote by proxy using the enclosed proxy card or via the telephone or the Internet as instructed in the materials you receive. Whether or not you plan to attend the La Jolla special meeting, La Jolla urges you to vote by proxy to ensure your vote is counted. You may still attend the La Jolla special meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the La Jolla special meeting and La Jolla will give you a ballot when you arrive.

•	To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. To vote via the telephone or the Internet, please refer to the instructions provided in the materials you receive. If you vote before the La Jolla special meeting, La Jolla will vote your shares as you direct.

All properly executed La Jolla proxies that are not revoked will be voted at the La Jolla special meeting and at any adjournments or postponements of the La Jolla special meeting in accordance with the instructions contained in the proxy. If a holder of La Jolla common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” proposals 1 through 4, as described in greater detail below.

A La Jolla stockholder of record as of the La Jolla Record Date described above who has submitted a proxy may revoke it at any time in one of three ways. First, a La Jolla stockholder of record can send a written notice to the Corporate Secretary of La Jolla stating that it would like to revoke its proxy. Second, a La Jolla stockholder of record can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, a La Jolla stockholder of record can attend the La Jolla special meeting and vote in person. Attendance alone will not revoke a proxy.

Required Vote

The presence, in person or represented by proxy, at the La Jolla special meeting of the holders of a majority of the shares of La Jolla common stock outstanding and entitled to vote at the La Jolla special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. Approval of each of La Jolla Proposal Nos. 2 and 3 requires the affirmative vote of holders of a majority of the outstanding La Jolla common stock having voting power on the record date for the La Jolla special meeting. Approval of each of La Jolla Proposal Nos. 1 and 4 requires the affirmative vote of the holders of a majority of the La Jolla common stock having voting power present in person or represented by proxy at the La Jolla special meeting.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, and abstentions and broker non-votes. Broker non-votes and abstentions will have the same effect as “AGAINST” votes for La Jolla Proposal Nos. 2 and 3. For La Jolla Proposal Nos. 1 and 4, broker non-votes will not be counted towards the vote total.

On the La Jolla Record Date, the directors and executive officers of La Jolla held less than 1 percent of the outstanding shares of La Jolla common stock entitled to vote at the La Jolla special meeting.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of La Jolla may solicit proxies from La Jolla’s stockholders by personal interview, telephone, telegram or otherwise.

Other Matters

As of the date of this joint proxy statement/prospectus, the La Jolla board of directors does not know of any business to be presented at the La Jolla special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the La Jolla special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE SPECIAL MEETING OF ADAMIS STOCKHOLDERS

Date, Time and Place

The special meeting of Adamis stockholders (the “Adamis special meeting”) will be held on February 26, 2010, at 4365 Executive Drive, Suite 300, San Diego, California 92121, commencing at 4:00 p.m., Pacific Time. Adamis is sending this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the Adamis board of directors for use at the Adamis special meeting and any adjournments or postponements of the special meeting. This joint proxy statement/prospectus is first being furnished to stockholders of Adamis on or about February 12, 2010.

Purposes of the Adamis Special Meeting

The purposes of the Adamis special meeting are:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated December 4, 2009, by and among La Jolla Pharmaceutical Company, Jewel Merger Sub, Inc., or Merger Sub, and Adamis, a copy of which is attached hereto as Annex A, pursuant to which Merger Sub will merge with and into Adamis, with Adamis surviving the merger as a wholly-owned subsidiary of La Jolla.

2. To consider and act upon a proposal to approve, if necessary, an adjournment of the Adamis special meeting to solicit additional proxies in favor of the foregoing proposal.

3. To consider and act upon such other business and matters or proposals as may properly come before the Adamis special meeting or any adjournments or postponements thereof.

Recommendation of Adamis’ Board of Directors

THE ADAMIS BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF ADAMIS AND ITS STOCKHOLDERS AND HAS APPROVED THE MERGER AND THE MERGER AGREEMENT. THE ADAMIS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADAMIS STOCKHOLDERS VOTE “FOR” ADAMIS PROPOSAL NO. 1 TO APPROVE AND ADOPT THE MERGER AGREEMENT.

THE ADAMIS BOARD OF DIRECTORS HAS DETERMINED THAT ADJOURNING THE ADAMIS SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE FOREGOING PROPOSAL IS ADVISABLE AND IN THE BEST INTERESTS OF ADAMIS AND ITS STOCKHOLDERS AND HAS APPROVED AND ADOPTED

THE PROPOSAL. THE ADAMIS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADAMIS STOCKHOLDERS VOTE “FOR” ADAMIS PROPOSAL NO. 2 TO ADJOURN THE ADAMIS SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE FOREGOING PROPOSAL.

Record Date and Voting Power

Only holders of record of Adamis common stock at the close of business on January 21, 2010 (the “Adamis Record Date”), are entitled to notice of, and to vote at, the Adamis special meeting. There were approximately 132 holders of record of Adamis common stock at the close of business on the Adamis Record Date. At the close of business on the Adamis Record Date, 44,529,119 shares of Adamis common stock were issued and outstanding. Each share of Adamis common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section entitled “Principal Stockholders of Adamis” in this joint proxy statement/prospectus for information regarding persons known to the management of Adamis to be the principal stockholders of Adamis.

Voting and Revocation of Proxies

The Adamis proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of Adamis for use at the Adamis special meeting.

If you are a stockholder of record of Adamis as of the Adamis Record Date, you may vote in person at the Adamis special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Adamis special meeting, Adamis urges you to vote by proxy to ensure your vote is counted. You may still attend the Adamis special meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Adamis special meeting and Adamis will give you a ballot when you arrive.

•	To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Adamis before the Adamis special meeting, Adamis will vote your shares as you direct.

All properly executed Adamis proxies that are not revoked will be voted at the Adamis special meeting and at any adjournments or postponements of the Adamis special meeting in accordance with the instructions contained in the proxy. If a holder of Adamis common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Adamis Proposal No. 1 to approve the merger agreement and the merger and “FOR” Adamis Proposal No. 2 to adjourn the Adamis special meeting, if necessary, to solicit additional proxies for Proposal No. 1 in accordance with the recommendation of the Adamis board of directors.

An Adamis stockholder of record as of the Adamis Record Date who has submitted a proxy may revoke it at any time before it is voted at the Adamis special meeting by executing and returning a proxy bearing a later date, filing written notice of revocation with the Secretary of Adamis stating that the proxy is revoked or attending the Adamis special meeting and voting in person.

Required Vote

The presence, in person or represented by proxy, at the Adamis special meeting of the holders of a majority of the shares of Adamis common stock outstanding and entitled to vote at the Adamis special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. Approval of Adamis Proposal No. 1 requires the affirmative vote of holders of a majority of the Adamis common stock having voting power outstanding on the Adamis Record Date. Approval of Adamis Proposal No. 2 requires the affirmative vote of the holders of a majority of the Adamis common stock and present in person or represented by proxy at the Adamis special meeting.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “AGAINST” votes. Broker non-votes will have the same effect as “AGAINST” votes for Adamis Proposal No. 1. For Adamis Proposal No. 2, broker non-votes will have no effect and will not be counted towards the vote total.

On the Adamis Record Date, the directors and executive officers of Adamis owned approximately 36% of the outstanding shares of Adamis common stock entitled to vote at the Adamis special meeting. The Principal Adamis Stockholders, who collectively beneficially own approximately 16,271,693 shares, or approximately 36% of the outstanding shares of Adamis common stock that are entitled to vote, solely in their capacities as Adamis stockholders, are subject to voting agreements and irrevocable proxies. Each such stockholder has agreed in his voting agreement to vote all shares of Adamis common stock that he beneficially owned as of the date of the voting agreement, and that the stockholder subsequently acquires, in favor of the merger, and against any matter that would result in a breach of the merger agreement by La Jolla and against any proposal made in opposition to, or in competition with, the consummation of the merger and the other transactions contemplated by the merger agreement. See the section entitled “The Merger Agreement — Voting Agreements” in this joint proxy statement/prospectus.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Adamis may solicit proxies from Adamis’ stockholders by personal interview, telephone, telegram or otherwise.

Other Matters

As of the date of this joint proxy statement/prospectus, the Adamis board of directors does not know of any business to be presented at the Adamis special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the Adamis special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER

This section and the section entitled “The Merger Agreement” describe the material aspects of the merger and the merger agreement. While La Jolla and Adamis believe that this description covers the material terms of the merger and the merger agreement, it may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus for a more complete understanding of the merger and the merger agreement, including the merger agreement attached hereto as Annex A.

Background of the Merger

La Jolla

La Jolla had historically focused substantially all of its research, development and clinical efforts and financial resources toward the development of its Riquent (abetimus sodium) product candidate. On February 11, 2009, the La Jolla Board convened a meeting to discuss the futility finding from the data monitoring board with respect to the Riquent Phase 3 ASPEN study. Given the negative results, the La Jolla Board determined that La Jolla should act quickly with respect to minimizing costs and developing an action plan regarding its options going forward. The La Jolla Board accordingly established a Special Committee to oversee and work with management on a cost-reduction plan, to assess what value may be obtained from La Jolla’s remaining assets, including Riquent and La Jolla’s SSAO technology, to take next steps to maximize the value of La Jolla’s remaining assets and to satisfy, to the extent possible, all of La Jolla’s outstanding obligations.

On February 12, 2009, La Jolla announced that Riquent did not pass the interim futility analysis, the termination of the ASPEN study and that La Jolla would be analyzing the data from the interim analysis to assess whether Riquent could be developed further. While analyzing the data from the interim analysis, La Jolla was also in discussions with BioMarin Pharmaceutical Inc., or BioMarin, with whom it had entered into a development and commercialization agreement in January 2009, regarding this analysis and whether BioMarin might wish to purchase the rights to Riquent from La Jolla for further development. However, in April 2009, BioMarin elected not to purchase the rights to Riquent.

On February 23, 2009, La Jolla announced that, due to the negative results of the interim efficacy analysis, La Jolla would be reducing costs to preserve its remaining cash and assets by substantially reducing its workforce and operating expenses. In accordance with La Jolla’s plan to substantially reduce its workforce, La Jolla’s full time employees were reduced from approximately 95 as of February 1, 2009 to 11 as of April 30, 2009.

In February and March 2009, La Jolla received written proposals from four companies regarding potential strategic transactions. Management reviewed these proposals with the Special Committee in early March 2009 and was instructed by the Special Committee to continue to evaluate such proposals and remain ready to complete a strategic transaction if the proper opportunity arose.

On March 27, 2009, management presented the four merger proposals to the La Jolla Board and reviewed the terms of each proposal in detail, including the consideration that would be paid, the dilution to La Jolla’s stockholders, the nature of the business that would be acquired, closing conditions and the prospects for the completion of the transaction. The La Jolla Board determined that, of the four proposals discussed, one was worth pursuing. Accordingly, the La Jolla Board instructed management to continue discussions with such company, with definitive terms to be presented for review and approval at a later time.

While La Jolla was in the process of negotiating a strategic transaction with this potential merger candidate, BioMarin brought suit against La Jolla claiming that La Jolla and the La Jolla Board were in breach of contract, breach of covenant of good faith and fair dealing and breach of their fiduciary duties. BioMarin brought suit to force La Jolla to accelerate the timing for the registration of approximately 10 million shares of restricted common stock that BioMarin had purchased from La Jolla when entering into the collaboration for Riquent in January 2009.

This lawsuit negatively impacted the merger discussions La Jolla was having with the merger candidate discussed above. The La Jolla Board accordingly concluded that, in light of the ongoing lawsuit, it was impractical to continue merger discussions. Therefore, on June 12, 2009, the La Jolla Board determined it was in the best interests of La Jolla to abandon attempts to enter into a merger or other significant transaction and to begin to wind down the business and discharge remaining obligations to creditors.

The lawsuit brought by BioMarin was resolved on July 17, 2009, upon the execution of a Settlement Agreement and Mutual Release pursuant to which (i) BioMarin released all claims previously asserted against La Jolla and the La Jolla Board and (ii) La Jolla and the La Jolla Board released all counterclaims that they may have otherwise asserted against BioMarin. Since that time, La Jolla sought to identify a suitable merger candidate or other strategic transaction that would provide the potential for a better return to La Jolla’s stockholders than dissolution. However, no such opportunities were identified at that time that were considered viable.

Due to the lack of viable strategic alternatives, the La Jolla Board met on September 3, 2009 for the purpose of considering the liquidation and dissolution of La Jolla and other strategic alternatives available to La Jolla. Management presented its analysis of La Jolla’s financial situation, the status of potential strategic transactions and the net assets that management believed would be available for distribution to stockholders upon the dissolution of La Jolla. After discussion, the La Jolla Board determined that dissolution was the most desirable option available to La Jolla and directed management and the Special Committee to move ahead with preparations for the dissolution and liquidation, including preparations for the Special Meeting of Stockholders. Nevertheless, the La Jolla Board also noted its fiduciary duty to consider other viable alternatives that might be presented to La Jolla prior to the filing of a certificate of dissolution with the Secretary of State of the State of Delaware and thus directed Dr. Gillespie to report to the Special Committee any such viable alternatives presented to her. Also at the September 3, 2009 meeting, Thomas H. Adams, Ph.D., James N. Topper, M.D., Ph.D., and Martin P. Sutter resigned from the La Jolla Board.

In accordance with the La Jolla Board’s direction to proceed with preparations for the liquidation and dissolution of La Jolla, La Jolla continued to settle its remaining obligations with creditors, minimize its ongoing expenses (including abandoning the maintenance and further prosecution of its Riquent patent estate and the sale of its SSAO patent estate) and prepared a proxy statement soliciting the vote of its stockholders to approve of the liquidation and dissolution of La Jolla pursuant to a plan of complete liquidation and dissolution. La Jolla filed its definitive proxy statement with the SEC on October 1, 2009 and mailed the proxy statement to the La Jolla stockholders on or about October 7, 2009.

The proxy statement provided a detailed discussion of the proposals to be considered at a special meeting of La Jolla stockholders to be held on October 30, 2009. On October 30, 2009, however, only 6% of the outstanding shares of La Jolla had voted on such proposals. The meeting was therefore adjourned to November 6, 2009 due to lack of the required quorum to conduct business. The required quorum still did not exist by the time of the November 6, 2009 meeting, resulting in the adjournment of the meeting to November 13, 2009. On November 13, 2009, La Jolla again lacked the requisite quorum to conduct business and adjourned the meeting, for a third time, to November 24, 2009. La Jolla conferred with its proxy solicitor and the proxy solicitor advised that it was unlikely that La Jolla would achieve the necessary vote to move forward with the proposed liquidation and dissolution. La Jolla therefore, concurrent with preparing to dissolve, conducted a process to evaluate other strategic opportunities. La Jolla announced the cancellation of its special meeting of stockholders to approve the plan of dissolution of La Jolla on November 25, 2009.

In early October 2009, Dennis Carlo, the chief executive officer of Adamis, contacted Dr. Gillespie inquiring whether La Jolla had an interest in pursuing conversations concerning a transaction between the two companies. On October 8, 2009, the parties executed a mutual nondisclosure agreement, and the parties began exchanging due diligence materials. On October 13, 2009, Dr. Carlo and David Marguglio, the vice president of business development and investor relations of Adamis, met with Dr. Gillespie and Gail Sloan, the Vice President of Finance of La Jolla. Dr. Gillespie indicated that La Jolla was considering alternatives to dissolving and winding up the company’s affairs and distributing any cash to its stockholders remaining after paying and providing for all obligations to its creditors. Dr. Carlo and Mr. Marguglio discussed Adamis’ current and intended business, and indicated that Adamis was interested in exploring an acquisition or other transaction that would result in additional cash funding for Adamis. The parties discussed different possible ways that such a transaction might be structured and issues relating to different possible structures.

On October 16, 2009, La Jolla distributed a draft term sheet to Adamis describing a framework for discussions regarding a possible merger transaction including a merger of Adamis into La Jolla. On October 22, 2009, Adamis delivered a revised term sheet to La Jolla, proposing a reverse merger structure where a subsidiary of La Jolla would merge into Adamis, Adamis would be the surviving corporation and a wholly-owned subsidiary of La Jolla, and the stockholders of Adamis would receive shares of common stock of La Jolla on the basis of one share of La Jolla common stock for each share of Adamis common stock. Before the closing of the merger, La Jolla would effect a reverse stock split of its common stock. The term sheet proposed that the ratio of the reverse stock split would be determined based on the amount of net cash of La Jolla as of the closing of the merger and a discounted Adamis share price based on the Adamis stock price and a percentage discount that varied at different ranges of stock prices.

Between October 22, 2009 and November 2, 2009, the parties continued to have discussions regarding a variety of legal and business issues concerning issues relating to the structure, valuation, timing and terms of a possible transaction, and due diligence continued. On November 2, 2009, Adamis delivered a draft merger agreement to La Jolla.

As of November 2009, having reviewed a number of possible strategic transaction opportunities, La Jolla was considering three merger proposals and discussed those strategic alternatives in detail with the La Jolla Board. The La Jolla Board prioritized the merger candidates and authorized La Jolla management to move forward in discussions with two of the candidates and to complete the due diligence and related work necessary to reach definitive terms that could be presented to the Special Committee of the La Jolla Board (the “Special Committee”) for final approval.

On December 3, 2009, the Special Committee held a meeting, with La Jolla’s legal counsel present. In connection with that meeting, drafts of the merger agreement were circulated to the directors. Dr. Gillespie summarized the proposed terms of the transaction with Adamis, including the range of expected percentage ownership of the combined company that La Jolla stockholders would own, the proposed reverse stock split of the La Jolla common stock before the merger and the determination of the reverse stock split ratio including the range of discounts from the weighted average Adamis stock price to be used as a factor in calculating the ratio of the La Jolla reverse stock split. The Special Committee discussed the terms of the proposed transaction and limited alternatives to the merger transaction. Following review, the Special Committee approved the merger agreement and related proposals and transactions.

Adamis

As part of management’s ordinary process of considering corporate and financing alternatives for Adamis, in early October 2009, Dennis Carlo, the chief executive officer of Adamis, contacted Dr. Gillespie inquiring whether La Jolla had an interest in pursuing conversations concerning a transaction between the two companies. Dr. Carlo knew of Dr. Gillespie and of La Jolla by virtue of his experience as an executive of pharmaceutical companies in the San Diego area and his knowledge that La Jolla had taken steps during 2009 to substantially reduce its operations, preserve its cash and consider strategic alternatives.

Discussions and negotiations between Adamis and La Jolla, and their respective counsel, during the period from mid-October 2009 through the date the merger agreement was executed are described above under the heading “Background of the Merger — La Jolla.” During the discussions described above, Dr. Carlo and Mr. Marguglio were also directors of Adamis, and Dr. Carlo apprised the other Adamis director, Mr. Aloi, of the progress of discussions with La Jolla and the terms being discussed, including the general structure of the proposed reverse split of La Jolla’s shares, the intent to structure a transaction so as to be tax-free to the stockholders of both companies, and the filing of a joint proxy/registration statement with the SEC concerning the transaction. Issues negotiated by the parties during this time included the percentage discount and range of prices to which different discounts would be applied that would be included in the formula of determining the reverse stock split ratio, whether and in what circumstances La Jolla would have a right to terminate the merger agreement if Adamis’ weighted average stock price fell below certain price levels, whether Adamis would have a right to terminate the merger agreement if La Jolla’s net cash at closing fell below certain levels, which restrictions would apply to the parties’ ability to issue additional shares between the date of the merger agreement and the closing of the merger, representations and warranties to be made by the parties in the merger agreement and other matters.

These discussions culminated in a December 4, 2009 meeting of the Adamis Board, with Adamis’ legal counsel present. In connection with that meeting, drafts of the merger agreement and principal ancillary agreements, including the voting agreements, were circulated to the directors. Dr. Carlo summarized Adamis’ current and expected cash position and expected future cash requirements. Dr. Carlo and outside counsel summarized the proposed terms of the transaction with La Jolla, including the range of expected percentage ownership of the combined company that La Jolla stockholders would own, the proposed reverse stock split of the La Jolla common stock before the merger and the determination of the reverse stock split ratio including the range of discounts from the weighted average Adamis stock price to be used as a factor in calculating the ratio of the La Jolla reverse stock split, the amount of cash, liabilities and obligations that La Jolla expected to have as of the anticipated closing date for the merger, the representations, warranties, covenants, closing conditions and indemnity provisions of the merger agreement and other material terms. The Adamis board discussed the terms of the proposed transaction, various strategic alternatives to the merger transaction and Adamis’ current and expected cash needs. Following review, the Adamis board approved the merger agreement and related proposals and transactions. Following the board meeting, the merger agreement and ancillary documents, including the voting agreements with certain Adamis officers, were finalized. The changes made to the merger agreement and other agreements during this time were not substantive and did not alter the consideration to be received by Adamis stockholders or La Jolla stockholders or any other material term from the version of the merger agreement and voting agreement circulated to the Adamis board of directors in connection with the December 4, 2009 meeting of the board of directors. The merger agreement and ancillary documents were executed and delivered by the parties on December 4, 2009.

Accordingly, on December 4, 2009, a definitive merger agreement was signed between La Jolla, Adamis and Merger Sub. In addition, certain directors and officers of Adamis executed voting agreements with La Jolla. Prior to the opening of trading markets on December 7, 2009, La Jolla and Adamis each issued a press release announcing the execution of the merger agreement.

La Jolla and Adamis determined the merger consideration according to their respective views concerning the relative valuations of the two companies at the time of the merger negotiations. For example, the merger consideration was based in part upon the range of net cash that La Jolla could reasonably be expected to have at the closing, the range of Adamis stock prices between the date of the merger agreement and the closing of the merger, and La Jolla’s estimated valuation of Adamis at the time, which estimate accounted for Adamis’ future prospects. Because neither La Jolla nor Adamis had performed a formal valuation during the negotiations, such valuation could only be estimated, with an understanding by both La Jolla and Adamis that their respective valuations, whether estimated or otherwise, could be subject to change. Following the negotiations described above, La Jolla and Adamis ultimately agreed on the terms for the merger described in this joint proxy statement/prospectus.

Reasons for the Merger

The following discussion of the parties’ reasons for the merger contains a number of forward-looking statements that reflect the currents views of La Jolla and/or Adamis with respect to future events that may have an effect on their future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements.”

Mutual Reasons for the Merger

In reaching the decision to adopt the merger agreement and recommend the proposals discussed herein for approval by the respective stockholders of La Jolla and Adamis, each board of directors consulted with its respective management as well as legal advisors. As discussed in greater detail below, these consultations included discussions regarding Adamis’ and La Jolla’s strategic business plans, the costs and risks of executing those business plans as independent companies, past and current business operations and financial condition, future prospects, the strategic rationale for the potential transaction, and the terms and conditions of the merger agreement.

La Jolla and Adamis believe that the combined company will have the following potential advantages:

•	Existing Sales and Product Line. The combined company will have an existing line of prescription products, primarily the PFS Syringe product, that are promoted and sold to physicians who specialize in allergy, respiratory disease and pediatric medicine.

•	Additional Product Candidates. The combined company will have a number of additional product candidates in the allergy and respiratory field, including the nasal steroid product candidate.

•	Intellectual Property Rights for Additional Product Candidates. The combined company will have a portfolio of intellectual property rights that may lead to product candidates targeted at prevention and treatment of certain viral diseases, which, if successfully developed, are expected to address significant markets.

•	Management Team. The combined company will be led by the experienced senior management from Adamis.

•	Stronger Balance Sheet. The anticipated net cash from La Jolla will strengthen the balance sheet of Adamis and support the commercialization and drug development activities of Adamis.

La Jolla’s Reasons for the Merger

In addition to considering the factors outlined above, the La Jolla Board considered the following factors in reaching its conclusion to approve the merger and to recommend that the La Jolla stockholders approve the issuance of shares of La Jolla common stock in the merger and the resulting change of control of La Jolla, and the related transactions, all of which it viewed as supporting its decision to approve the business combination with Adamis:

•	the lack of a viable product candidate or cash resources to develop a new product candidate following the failure of Riquent;

•	the inability to obtain stockholder approval for the proposed liquidation and dissolution of La Jolla;

•	the consideration of La Jolla’s efforts to pursue strategic alternatives to the merger, including engaging in a merger transaction with another company or dissolving the business;

•	results of the due diligence review of Adamis’ business and operations by La Jolla’s management, which confirmed, among other things, that Adamis met the criteria set by the La Jolla Board for a potential merger candidate;

•	the fact that the transaction would be submitted to the La Jolla stockholders for approval;

•	the current and recent market prices for the La Jolla and Adamis common stock;

•	the results of efforts made by La Jolla management to solicit indications of interest from third parties regarding a potential business combination or other alternative transactions;

•	the future prospects for La Jolla’s business, and the costs of attempting to continue as an independent company;

•	the terms and conditions of the merger agreement, including the following related factors:

•	the percentage of the combined company that the La Jolla stockholders will receive in the transaction, which was expected to be in the range of between approximately 5% and 30% of the outstanding shares of the combined company;

•	the limited number and nature of the conditions to Adamis’ obligation to consummate the merger;

•	La Jolla’s rights under the merger agreement to consider certain unsolicited acquisition proposals under certain circumstances should La Jolla receive a superior proposal;

•	the conclusion of the La Jolla Board that the potential termination fee of $150,000, and the circumstances when such fee may be payable, were reasonable;

•	the no-solicitation provisions governing Adamis’ ability to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an alternative acquisition proposal; and

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances;

•	La Jolla’s understanding of Adamis’ business, including its product candidates, Adamis’ experienced management team, and the prospects for value creation for La Jolla stockholders in connection with the merger;

•	the likelihood that the merger would be consummated, including the likelihood that the merger will receive all necessary approvals;

•	the opportunity for La Jolla’s stockholders to participate in the long-term value of Adamis’ product candidate development programs as a result of the merger; and

•	the La Jolla Board’s consideration of strategic alternatives to the merger, including engaging in a merger transaction with another company or undertaking the liquidation of La Jolla.

In the course of its deliberations, the La Jolla Board also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including:

•	the risks related to the merger, Adamis and the combined company as described in the “Risk Factors” section set forth elsewhere in this joint proxy statement/prospectus, including the risk that the combined company will not be successful in developing additional commercial products, the risk that the combined company will not be able to secure funding for such development on commercially reasonable terms or at all, and the risk that revenues from Adamis’ current and future products will be less than expected;

•	the $150,000 termination fee payable to Adamis upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to La Jolla’s stockholders;

•	the risks, challenges and costs inherent in combining the operations of the two companies and the substantial expenses to be incurred in connection with the merger, including the possibility that delays or difficulties could adversely affect the combined company’s operating results and preclude the achievement of some of the benefits anticipated from the merger;

•	the possible volatility of the trading price of La Jolla common stock resulting from the merger announcement;

•	the risk that the merger might not be consummated in a timely manner or at all;

•	the fact that La Jolla’s stockholders would experience material dilution by virtue of the reverse stock split and the exchange ratio in the merger transaction and that the degree of dilution could be increased by other stock issuances by Adamis prior to the merger;

•	the expected inability of the La Jolla common stock to remain listed on Nasdaq if the merger were completed and the potential reduction in the liquidity of the La Jolla common stock if La Jolla were to cease being a Nasdaq-listed company;

•	the risk to La Jolla’s business, operations and financial results in the event that the merger is not consummated; and

•	the fact that the prospects for the Adamis’ products and product candidates involve uncertainty.

The La Jolla Board also discussed potential alternatives to the transaction, including pursuing a voluntary dissolution and continuing to pursue an alternative business combination transaction with a third party other than Adamis. The La Jolla Board concluded that other potential transactions with third parties might not be concluded and were not as attractive as the proposed transaction with Adamis. The La Jolla Board concluded that the proposed merger with Adamis was a more attractive alternative for the La Jolla stockholders than pursuing a dissolution proceeding, which would require additional time and expense to complete and which would result in less value to La Jolla’s stockholders. The La Jolla Board reviewed the issues likely to be involved with pursuing a voluntary dissolution and concluded that such an alternative would not be in the best interests of the La Jolla stockholders and was not likely to provide superior value to the merger with Adamis. The La Jolla Board concluded that it was unlikely to attract a superior merger offer than the proposed transaction with Adamis, and that attempting to continue looking for other transactions would involve additional time and expense with no reasonable prospect of a superior result for the La Jolla stockholders.

After evaluating the proposed transaction with Adamis and taking into account all of the factors previously discussed and considered by the La Jolla Board, the board unanimously approved the merger transaction with Adamis and authorized management to negotiate and enter into a definitive agreement on terms consistent in material respects with the terms presented to the La Jolla Board. In making its determination, the La Jolla Board considered the percentage of the combined company that would be held by La Jolla stockholders, the existing business and future business prospects of Adamis, the overall structure of the transaction, the terms of the merger agreement and the factors and considerations described above.

The foregoing information and factors considered by the La Jolla Board are not intended to be exhaustive but are believed to include all of the material factors considered by the La Jolla Board. The La Jolla Board viewed its recommendation to approve the merger transaction as being based upon its business judgment in light of La Jolla’s financial position and the totality of the information presented and considered, and the overall effect of the transaction on the stockholders of La Jolla compared to other alternatives. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the La Jolla Board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the La Jolla Board may have given different weight to different factors. The La Jolla Board conducted an overall analysis of the factors described above, including discussions with, and questioning of, La Jolla’s management and La Jolla’s legal advisors, and considered the factors overall to be favorable to, and to support, its determination.

Interests of the La Jolla Board and Executive Officers in the Proposed Transaction.  The La Jolla Board was aware that certain of La Jolla’s directors and executive officers may have interests in the proposed transaction that are different from, or in addition to, the interests of La Jolla’s stockholders generally, and that these interests may present them with actual or potential conflicts of interest in the merger that may be different from, or in addition to, interests they have as La Jolla stockholders.

Adamis’ Reasons for the Merger

The Adamis Board has determined that the terms of the proposed merger are fair and in the best interests of Adamis and its stockholders. Accordingly, the Adamis Board approved the merger agreement and the merger contemplated thereby, and recommended that Adamis’ stockholders vote “FOR” approval of the merger agreement and the merger contemplated thereby.

The Adamis Board considered a number of factors in reaching its decision, without assigning any specific or relative weight to such factors. The material factors considered included:

•	information concerning the business, operations, net worth, liabilities, cash assets and needs, and future business prospects of Adamis and La Jolla, both individually and on a combined basis;

•	the belief that by combining operations, the combined company would have better opportunities for future growth than Adamis would have on its own;

•	the current and prospective economic and competitive environments facing Adamis as a stand-alone company;

•	the fact that the holders of Adamis common stock would own a substantial majority of the outstanding common stock of the combined company;

•	the belief that the merger would provide Adamis with additional financial resources, including immediate cash;

•	the opportunity for Adamis’ stockholders to benefit from potential appreciation in the value of the combined company’s common stock;

•	the expectation that the merger would be accomplished on a tax-free basis for United States federal income tax purposes for United States taxpayers, except for taxes payable on cash received by Adamis stockholders in lieu of fractional shares.

In addition to considering the factors outlined above, the Adamis Board considered the following factors in reaching its conclusion to approve the merger and to recommend that the Adamis stockholders approve the merger agreement, all of which it viewed as supporting its decision to approve the business combination with La Jolla:

•	the results of the due diligence review of La Jolla’s business and operations by Adamis’ management confirmed that the assets and liabilities of La Jolla were substantially as represented by La Jolla management;

•	the terms and conditions of the merger agreement, including the following related factors:

•	the number of the shares of the combined company that the Adamis stockholders will receive in the transaction;

•	the nature of the conditions to La Jolla’s obligation to consummate the merger and the Adamis Board belief concerning the limited risk of non-satisfaction of such conditions;

•	the limited number and nature of the conditions to Adamis’ obligation to consummate the merger;

•	the conclusion of the Adamis Board that the potential termination fee of $150,000, and the circumstances in which such fee may be payable, were reasonable;

•	the no-solicitation provisions governing La Jolla’s ability to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an alternative acquisition proposal;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances;

•	the likelihood that the merger will be consummated, including the likelihood that the merger will receive all necessary approvals; and

•	the Adamis Board’s consideration of strategic alternatives to the merger, including engaging in an alternate transaction with another third party.

The Adamis Board also considered a number of risks and potentially negative factors in its deliberations concerning the merger, including the risk factors described elsewhere in this joint proxy statement/prospectus, and in particular:

•	the fact that Adamis’ stockholders will not receive the full benefit of any future growth in the value of their equity that Adamis may have achieved as an independent company;

•	the risks associated with the existing operations of La Jolla;

•	the limitations on Adamis, as set forth in the merger agreement, from engaging in discussions and negotiations with any party other than La Jolla concerning a business combination involving Adamis;

•	the possibility that Adamis will be required to pay the termination fee provided for in the merger agreement;

•	the possibility that La Jolla might have less than expected net cash at the closing of the merger;

•	the risk that the potential benefits of the merger may not be realized;

•	the risks, challenges and costs inherent in combining the operations of the two companies and the substantial expenses to be incurred in connection with the merger, including the possibility that delays or difficulties could adversely affect the combined company’s operating results and preclude the achievement of some of the benefits anticipated from the merger;

•	the possible volatility, at least in the short term, of the trading price of Adamis’ common stock following the merger;

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•	the risk that the merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the merger on Adamis’ reputation;

•	the risk to Adamis’ business, operations and financial results in the event that the merger is not consummated; and

•	various other risks associated with the combined company and the merger, including those described in the section entitled “Risk Factors” in this joint proxy statement/prospectus.

The Adamis Board determined that the merger is preferable to the other alternatives that might be available to Adamis, such as seeking additional equity or debt financings, or engaging in a transaction with another party. The Adamis Board made that determination because it believes that the merger will unite two companies with complementary needs and assets, thereby creating a combined company with greater capital strength and profitability potential than Adamis possesses on a stand-alone basis.

For the reasons set forth above, the Adamis Board recommended that holders of Adamis common stock vote to approve the merger agreement, the merger contemplated thereby, and the related transactions.

Interests of La Jolla’s Directors and Executive Officers in the Merger

In considering the recommendation of the La Jolla Board with respect to approving the issuance of shares of La Jolla common stock to Adamis stockholders in connection with the merger and the other matters to be acted upon by La Jolla stockholders at the La Jolla special meeting, La Jolla stockholders should be aware that Deirdre Y. Gillespie, M.D. and Gail A. Sloan, the President and Chief Executive Officer and the Vice President of Finance and

Secretary respectively, of La Jolla, have interests in the merger that may be different from, or in addition to, interests they have as La Jolla stockholders.

Pursuant to the Retention and Separation Agreement and General Release of All Claims, dated as of December 4, 2009, by and between La Jolla and Dr. Gillespie (the “Gillespie Retention Agreement”), which supersedes the severance provisions of Dr. Gillespie’s existing employment agreement, as amended, Dr. Gillespie received a retention bonus in the amount of $202,800 and is entitled to receive a severance payment in the amount of $405,600. Dr. Gillespie is entitled to both payments so long as she does not resign her employment with La Jolla prior to the earlier of (a) the closing of the merger with Adamis and (b) March 31, 2010. If, however, Dr. Gillespie voluntarily resigns her employment with La Jolla prior to the earlier to occur of (a) the closing of the merger and (b) March 31, 2010, she must immediately repay her retention bonus to La Jolla and will not receive a severance payment of $405,600 payable under the Gillespie Retention Agreement.

Pursuant to the Retention and Separation Agreement and Release of All Claims, dated as of December 4, 2009, by and between La Jolla and Ms. Sloan (the “Sloan Retention Agreement”), which supersedes the severance provisions of Ms. Sloan’s existing employment agreement, as amended, Ms. Sloan received a retention bonus in the amount of $66,183.53 and is entitled to receive a severance payment in the amount of $132,367.06. Ms. Sloan is entitled to both payments so long as she does not resign her employment with La Jolla prior to the earlier of (a) the closing of the merger with Adamis and (b) March 31, 2010. If, however, Ms. Sloan voluntarily resigns her employment with La Jolla prior to the earlier to occur of (a) the closing of the merger and (b) March 31, 2010, she must immediately repay her retention bonus to La Jolla and will not receive a severance payment of $132,367.06 payable under the Sloan Retention Agreement.

Moreover, on December 3, 2009, the La Jolla Compensation Committee approved grants of restricted stock units to each of Dr. Gillespie and Ms. Sloan with a grant-date fair value of no more than $223,080 and $76,442 for Dr. Gillespie and Ms. Sloan, respectively. The restricted stock units of each of Dr. Gillespie and Ms. Sloan will only vest upon the closing of the merger. Based on the foregoing, Dr. Gillespie received 1,411,898 restricted stock units and Ms. Sloan received 483,810 restricted stock units.

Ownership Interests

La Jolla’s directors, executive officers and their affiliates hold less than 1% of the shares of La Jolla common stock that are outstanding on the date of this joint proxy statement/prospectus.

Each of La Jolla’s executive officers and non-employee directors also holds options to purchase shares of La Jolla common stock. The options were previously granted under La Jolla’s equity incentive plans pursuant to a stock option agreement. Each option grant typically vests in a series of annual installments over a number of years. However, the option agreements provide that each option will vest and become exercisable as to all shares covered by such option upon the consummation of a merger involving La Jolla, subject to certain exceptions that do not apply to the contemplated merger. As a result, all of the outstanding options held by La Jolla’s executive officers and non-employee directors will immediately vest and become exercisable in full upon consummation of the merger.

The following table shows the total number of options held as of December 9, 2009 by each director and executive officer of La Jolla. The options have exercise prices ranging between $1.42 and $38.25 per share. Based on the difference between $0.23 (the closing price of a share of La Jolla common stock as quoted on The Nasdaq Capital Market on December 9, 2009) and the actual exercise price of each individual’s unvested options, none of the unvested options held by La Jolla’s executive officers and non-employee directors has any intrinsic value.

				Weighted
				Average
	Total Options			Exercise Price
Name	Held	Vested	Unvested	per Share

Executive Officers:
Deirdre Y. Gillespie	1,250,000	953,125	296,875	$4.20
Gail A. Sloan	345,513	304,367	41,146	$6.55
Directors:
Robert A. Fildes, Ph.D.	100,276	100,276	—	$6.30
Stephen M. Martin	105,400	105,400	—	$6.87
Craig R. Smith, M.D.	123,400	123,400	—	$4.85
Frank E. Young, M.D., Ph.D.	38,000	38,000	—	$3.83

The La Jolla Board was aware of these potential conflicts of interest and considered them in reaching its decision to approve the transactions contemplated by the merger agreement and to recommend that the La Jolla stockholders approve the La Jolla proposals contemplated by this joint proxy statement/prospectus.

Interests of Adamis’ Directors and Executive Officers in the Merger

In considering the recommendation of the Adamis Board with respect to approving the merger, Adamis stockholders should be aware that certain members of the board of directors and executive officers of Adamis have interests in the merger that may be different from, or in addition to, interests they have as Adamis stockholders. Following the consummation of the merger, the persons who currently constitute the Adamis board of directors (Dr. Carlo and Messrs. Aloi and Marguglio) will continue to serve on the board of directors of the combined company and the existing executive officers of Adamis will continue to serve in their respective positions with the combined company. Adamis’ directors, executive officers and their affiliates hold approximately 36% of the shares of Adamis common stock that are outstanding and entitled to vote on the date of this prospectus.

The Adamis Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the merger and to recommend that its stockholders approve the Adamis proposals contemplated by this joint proxy statement/prospectus.

Ownership Interests

As of January 22, 2010, certain of the major stockholders of Adamis, sometimes referred to as the Principal Adamis Stockholders, holding approximately 16,272,000 shares, or approximately 36% of the outstanding shares of Adamis common stock that are entitled to vote, solely in their capacity as Adamis stockholders, have entered into voting agreements and irrevocable proxies with La Jolla in connection with the merger. For a more detailed discussion of the voting agreements see the section entitled “Agreements Related to the Merger — Voting Agreements.”

Effective Time of the Merger

The merger agreement requires the parties to consummate the merger after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including obtaining the requisite approvals by the stockholders of each of La Jolla and Adamis. The merger will become effective after the reverse stock split and upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by La Jolla and Adamis and specified in the certificate of merger. Neither La Jolla nor Adamis can predict the exact timing of the consummation of the merger.

Regulatory Approvals

La Jolla must comply with applicable federal and state securities laws in connection with the issuance of shares of La Jolla common stock in the merger and the filing of this joint proxy statement/prospectus with the SEC.

Tax Treatment of the Merger

La Jolla and Adamis intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Each of La Jolla and Adamis will use its commercially reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and not to permit or cause any affiliate or any subsidiary of La Jolla or Adamis to take any action or cause any action to be taken that would cause the merger to fail to qualify as a reorganization under Section 368(a) of the Code.

Certain Material United States Federal Income Tax Considerations with Respect to the Merger

General

The following general discussion summarizes certain material United States federal income tax considerations relating to the merger to La Jolla, Merger Sub, Adamis, and holders of Adamis common stock who are “United States persons” (as defined in Section 7701(a)(30) of the Code) and who hold their Adamis common stock as a capital asset within the meaning of Section 1221 of the Code. The term “non-United States person” means a person or holder other than a “United States person.” If a partnership or other flow-through entity is a beneficial owner of Adamis common stock, the tax treatment of a partner in the partnership or an owner of the entity will generally depend upon the status of the partner or other owner and the activities of the partnership or other entity.

This section does not discuss all of the United States federal income tax consequences that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	stockholders who are “non-United States persons”;

•	expatriates;

•	stockholders that have a functional currency other than the United States dollar;

•	banks, financial institutions or insurance companies;

•	stockholders who acquired Adamis stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

•	stockholders who hold Adamis stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale.

Assuming the merger is completed according to the terms of the merger agreement and this joint proxy statement/prospectus, and based upon customary assumptions and certain representations as to factual matters by La Jolla and Adamis, it is the opinion of Goodwin Procter LLP that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. No ruling has been or will be sought from the Internal Revenue Service, or the IRS, as to the United States federal income tax consequences of the merger, and the following summary is not binding on the IRS or the courts. This discussion is based upon the Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect and to differing interpretations. This summary does not address the tax consequences of the merger under state, local and foreign laws or under United

States federal tax law other than income tax law. There can be no assurance that the IRS will not challenge one or more of the tax considerations described herein.

Adamis stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including any applicable federal, state, local and foreign tax consequences.

The following summary sets forth certain material U.S. federal income tax considerations for the Adamis stockholders and the corporate parties to the merger assuming that the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code.

•	Adamis stockholders will not recognize any gain or loss upon the receipt of La Jolla common stock in exchange for Adamis stock in connection with the merger (except to the extent of cash received in lieu of a fractional share of La Jolla common stock, as discussed below).

•	Cash payments received by an Adamis stockholder for a fractional share of La Jolla common stock will be treated as if such fractional share had been issued in connection with the merger and then redeemed by La Jolla for cash. Adamis stockholders will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share. The gain or loss will generally be long-term capital gain or loss, if, as of the effective date of the merger, the holding period for the Adamis stock is longer than one year. The deductibility of capital losses is subject to limitation.

•	The aggregate tax basis of the La Jolla common stock received by an Adamis stockholder in connection with the merger will be the same as the aggregate tax basis of the Adamis stock surrendered in exchange for La Jolla common stock, reduced by any amount allocable to a fractional share of La Jolla common stock for which cash is received.

•	The holding period of the La Jolla common stock received by an Adamis stockholder in connection with the merger will include the holding period of the Adamis stock surrendered in connection with the merger.

•	A dissenting stockholder who perfects appraisal rights will generally recognize gain or loss with respect to his or her shares of the Adamis stock equal to the difference between the amount of cash received and his or her basis in such shares. Such gain or loss will generally be long term capital gain or loss, provided the shares were held for more than one year before the disposition of the shares. Interest, if any, awarded in an appraisal proceeding by a court would be included in such stockholder’s income as ordinary income.

•	La Jolla, Merger Sub and Adamis will not recognize gain or loss solely as a result of the merger.

Backup Withholding

If you are a non-corporate holder of Adamis stock you may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional share interest in La Jolla common stock or cash payments for perfecting appraisal rights. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the IRS.

Tax Return Reporting Requirements

If you receive La Jolla common stock as a result of the merger, you will be required to retain records pertaining to the merger, and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger as provided in Treasury Regulations Section 1.368-3(b).

Taxable Acquisition

The failure of the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code would result in an Adamis stockholder recognizing gain or loss with respect to the shares of Adamis stock surrendered by such stockholder equal to the difference between the stockholder’s basis in the shares and the fair market value, as of the effective time of the merger, of the La Jolla stock received in exchange for the Adamis stock (and the cash received in lieu of a fractional share of Adamis stock). In such event, a stockholder’s aggregate basis in the La Jolla common stock so received would equal its fair market value, and such stockholder’s holding period would begin the day after the merger. The gain or loss would generally be long-term capital gain or loss, if, as of the effective date of the merger, the holding period for the Adamis stock is longer than one year. The deductibility of capital losses is subject to limitations. A dissenting stockholder who receives cash will be required to recognize gain or loss in the same manner as described above (see discussion of dissenters in a reorganization above).

The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, Adamis stockholders are urged to consult with their own tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to them of the merger.

Anticipated Accounting Treatment

Adamis security holders are expected to own, after the merger, between approximately 70% and 95% of the outstanding shares of the combined company. Further, Adamis directors will initially constitute the entirety of the combined company’s board of directors, and all members of the executive management of the combined company will be from Adamis. Therefore, Adamis will be deemed to be the acquiring company for accounting purposes and the merger will be accounted for as a reverse merger and a recapitalization.

The unaudited pro forma combined condensed consolidated financial statements included in this joint prospectus/proxy have been prepared to give effect to the proposed merger of Adamis and La Jolla as a reverse acquisition of assets and a recapitalization in accordance with accounting principles generally accepted in the United States. For accounting purposes, Adamis is considered to be acquiring La Jolla in the merger and it is assumed that La Jolla does not meet the definition of a business in accordance with The Accounting Standards Codification Topic of Business Combinations because of La Jolla’s current efforts to sell or otherwise dispose of its operating assets and liabilities.

Appraisal Rights

If the merger is completed, holders of Adamis common stock are entitled to appraisal rights under Section 262 of the DGCL, or Section 262, provided that they comply with the conditions established by Section 262.

The discussion below is a summary regarding an Adamis stockholder’s appraisal rights under Delaware law but is not a complete statement of the law regarding dissenters’ rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached hereto as Annex B. Stockholders intending to exercise appraisal rights should carefully review Annex B. Failure to precisely follow any of the statutory procedures set forth in Annex B may result in a termination or waiver of these rights.

A stockholder of Adamis common stock who makes the demand described below with respect to such shares, owns such shares at the time of such demand, continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery, or the Delaware Court, of the fair value of his, her or its shares of Adamis common stock in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Adamis common stock” are to the record holder or holders of shares of Adamis common stock. Except as described herein, stockholders of Adamis will not be entitled to appraisal rights in connection with the merger.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Adamis special meeting, not fewer than 20 days before the meeting, a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This joint proxy statement/prospectus shall constitute such notice to the record holders of Adamis common stock.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

•	Stockholders electing to exercise appraisal rights must not vote “for” the adoption of the merger agreement. Voting “for” the adoption of the merger agreement will result in the waiver of appraisal rights. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

•	A written demand for appraisal of shares must be filed with Adamis before the taking of the vote on the merger agreement at the Adamis special meeting. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its Adamis common stock. The written demand for appraisal of shares is in addition to and separate from a vote against the merger agreement or an abstention from such vote. That is, failure to return your proxy, voting against, or abstaining from voting on, the merger will not satisfy your obligation to make a written demand for appraisal.

•	A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Adamis common stock held of record in the name of another person, such as shares of stock held in a voting trust or by a nominee, must act promptly, in such person’s own name, to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

•	A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Adamis at 2658 Del Mar Heights Road, #555 Del Mar, CA 92014, Attention: Chief Financial Officer.

Within 10 days after the effective time of the merger, Adamis, as the surviving company, will provide notice of the effective time of the merger to all Adamis stockholders who have complied with Section 262 and have not voted in favor of the adoption of the merger agreement.

Within 120 days after the effective time of the merger, either Adamis or any stockholder who has complied with the required conditions of Section 262 may commence an appraisal by filing a petition in the Delaware Court, with a copy served on Adamis in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders seeking to exercise appraisal rights. There is no present intent on the part of Adamis to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Adamis will file such a petition or that Adamis will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Adamis common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from Adamis a statement setting forth the aggregate number of shares of Adamis common stock and Adamis preferred stock not voting in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by Adamis and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the stockholder’s request has been received by Adamis or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

If a petition for an appraisal is timely filed and a copy thereof is served upon Adamis, Adamis will then be obligated, within 20 days after service, to file in the office of the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Notice of a hearing on the petition for an appraisal will be given by 1 or more publications in a newspaper of general circulation published in Wilmington, DE (or such other publication as the Court deems advisable) at least 1 week before the day of the hearing and, if ordered by the Delaware Court, the Register in Chancery will give notice to the petitioning stockholders at the address provided in the petition. At the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. If the Delaware Court decides stockholders are entitled to appraisal rights, the Delaware Court will appraise the shares of Adamis common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although the Adamis Board believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, Adamis does not anticipate offering more than the nature of the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Adamis common stock is less than the merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the dissenting stockholder and/or Adamis as the Delaware Court deems equitable under the circumstances. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date before the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of Adamis. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal, if available, will cease. Inasmuch as Adamis has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to Adamis a written withdrawal of his, her or its demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Adamis and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation.

Failure by any Adamis stockholder to comply fully with the procedures described above and set forth in Annex B may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising appraisal rights under Delaware law, any Adamis stockholder considering exercising these rights should consult with legal counsel.

THE MERGER AGREEMENT

The following is a summary of selected provisions of the merger agreement. While La Jolla and Adamis believe that this description covers the material terms of the merger agreement, it may not contain all of the information that is important to you. The merger agreement has been attached hereto as Annex A to provide you with information regarding its terms. It is not intended to provide any other factual information about La Jolla, Adamis or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

The merger agreement contains representations and warranties that La Jolla and Merger Sub, on the one hand, and Adamis, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement. While La Jolla and Adamis do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about La Jolla, Merger Sub or Adamis, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between La Jolla and Merger Sub and Adamis and are modified by the disclosure schedules.

The Merger and Effective Time of the Merger

The merger agreement provides that La Jolla’s wholly-owned subsidiary, Merger Sub, will merge with and into Adamis. Adamis will survive the merger as La Jolla’s wholly-owned subsidiary. The closing of the merger will occur at a time as La Jolla and Adamis agree, but no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the closing conditions set forth in the merger agreement, or at such other time, date and place as La Jolla and Adamis mutually agree in writing. As soon as practicable after the closing, La Jolla and Adamis will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective upon the filing of such certificate or at such later time as may be specified in such certificate and as agreed by La Jolla and Adamis. La Jolla and Adamis currently expect that the closing of the merger will take place by March 31, 2010, or as soon thereafter as possible. However, because the merger is subject to stockholder approvals and other conditions to closing, neither La Jolla nor Adamis can predict exactly when the closing will occur.

Merger Consideration

Conversion of Securities, Exchange Ratio

If the merger is completed, each share of Adamis common stock outstanding immediately before the merger, other than Adamis common stock held as treasury stock or held or owned by La Jolla or any direct or indirect wholly-owned subsidiary of Adamis or La Jolla, and any dissenting shares, will automatically be converted into the right to receive one share of La Jolla common stock. If any shares of Adamis common stock outstanding immediately before the merger are unvested or subject to any repurchase option or risk of forfeiture under an agreement with Adamis, then the shares of La Jolla common stock issued in exchange for such shares of restricted Adamis common stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture. As further described herein, La Jolla anticipates that immediately following completion of the merger, the current holders of Adamis’ common stock will own between approximately 70% — 95% of the outstanding La Jolla common stock.

Fractional Shares

No fractional shares of La Jolla common stock will be issued in exchange for shares of Adamis common stock at the closing of the merger. In lieu of fractional shares, La Jolla will pay cash to each Adamis stockholder for any remaining fraction equal to the product of (i) such fraction multiplied by (ii) the applicable price per share which shall equal to the average closing price of La Jolla common stock as reported on the Nasdaq Capital Market or the OTCBB or, if the La Jolla common stock is not traded on the OTCBB, then the pink sheets, on the five trading days immediately before the effective time of the merger. Because the exchange ratio in the merger is one share of La Jolla common stock for one share of Adamis common stock, La Jolla does not anticipate that there will be fractional shares issuable to Adamis stockholders.

Reverse Stock Split

The merger agreement provides that La Jolla’s stockholders must approve an amendment to La Jolla’s restated certificate of incorporation (the “Charter Amendment”) to effect a reverse stock split of La Jolla common stock as described herein. Upon the effectiveness of the Charter Amendment effecting the reverse stock split (the “Split Effective Time”), the total number of outstanding shares of La Jolla common stock immediately before the Split Effective Time will be combined into a smaller number of shares.

Under the terms of the merger agreement, the shares of La Jolla common stock issued and outstanding immediately before the closing of the merger (which does not include outstanding shares of Adamis common stock) will be combined in a reverse stock split, with each share thereafter representing a fractional share equal to the reverse stock split ratio. Under the merger agreement, the “Reverse Stock Split Ratio” is defined as a fraction, the numerator of which is one and the denominator of which is the “Pre-Effective La Jolla Shares” divided by the “Post-Effective La Jolla Stockholder Shares.” The Reverse Split Ratio, which affects only the existing La Jolla stockholders, is expected to range between 1:3 and 1:30.

“Pre-Effective La Jolla Shares” is the sum of all shares of La Jolla common stock before the effective date of the merger that are: (a) issued and outstanding and (b) issuable upon conversion of any preferred stock of La Jolla. The “Post-Effective La Jolla Stockholder Shares” is a number equal to (i) the projected La Jolla Net Cash as of the closing date of the merger plus $750,000, divided by (ii) the Adamis Discounted Share Price. “La Jolla Net Cash” is the amount of (A) La Jolla’s cash and cash equivalents and current amounts receivable of La Jolla, as reflected in La Jolla’s financial records, minus (B) all cash liabilities and obligations of La Jolla as reflected in La Jolla’s financial records, but excluding the aggregate value of the fractional share payments and out-of-pocket expenses associated with the reverse stock split and the post-closing exchange of certificates associated with the reverse stock split.

The “Adamis Discounted Share Price” is defined in the merger agreement as the volume weighted average closing price of the Adamis common stock (as reported on the OTC Bulletin Board or other market or quotation system on which the Adamis common stock is quoted or traded) commencing on the first business day after the date of the merger agreement, which was December 7, 2009, and ending two trading days before the closing date of the merger, discounted by an amount set forth in the following table:

Adamis Weighted Average Share Price	% Discount
Less than $0.25	10% (not to go below $0.20 per share)
$0.25 to $2.00	25% (not to go below $0.20 per share)
Greater than $2.00	$1.50 (fixed price)

The prices in the above table are subject to proportional adjustments in the event of recapitalizations or similar events affecting the Adamis common stock.

Please see the table on page 12 for an illustration of the approximate percentage ownership of the outstanding shares of common stock of the combined company that Adamis stockholders and existing La Jolla stockholders would be expected to hold immediately following the closing of the merger.

Accordingly, at the Split Effective Time, each outstanding pre-reverse split La Jolla share will be reclassified into a fraction of a share equal to the reverse split ratio. All shares and fractions thereof held by a particular holder will be aggregated into whole shares and La Jolla will round down to the nearest whole share any fraction of a share that any La Jolla stockholder would otherwise receive.

In lieu of fractional shares, La Jolla stockholders will instead receive a check in the amount payable in lieu of fractional shares. Notwithstanding the foregoing, La Jolla may elect to round up each fractional share (after aggregating all fractional shares issuable to such holder) to a whole share at no additional cost to the stockholder. La Jolla management does not expect the number of shares of La Jolla common stock to be issued in connection with rounding up such fractional interests to be significant.

Exchange Procedures

Promptly after the effective time of the merger, American Stock Transfer & Trust Company, LLC, or such other exchange agent as La Jolla appoints, will provide appropriate transmittal materials to holders of record of Adamis common stock (other than with respect to any such shares held directly or indirectly by La Jolla, Adamis or dissenting stockholders of Adamis), advising such holders of the procedure for surrendering their stock certificates to the exchange agent.

Upon the surrender of the holder’s shares of Adamis common stock, along with a duly executed letter of transmittal and any other required documents, the holder will be entitled to receive in exchange therefor:

•	a certificate representing the number of whole shares of La Jolla common stock that such holder is entitled to receive pursuant to the merger, as described in the section entitled “Conversion of Adamis Securities, Exchange Ratio”; and

•	a check in the amount, after giving effect to any required tax withholdings, of any cash payable in lieu of fractional shares plus any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive as described in the next paragraph.

Whenever a dividend or other distribution is declared by La Jolla in respect of La Jolla common stock, the record date for which is after the effective time of the merger, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the merger agreement. No dividends or other distributions in respect of La Jolla common stock shall be paid to any holder of any unsurrendered shares of Adamis common stock until the unsurrendered shares of Adamis common stock are surrendered for exchange. No holder of unsurrendered shares of Adamis common stock will be entitled to vote after the effective time of the merger at any meeting of La Jolla stockholders until such unsurrendered shares of Adamis common stock have been surrendered for exchange.

Promptly after the effective time of the merger, American Stock Transfer & Trust, LLC, or such other exchange agent as La Jolla appoints, will provide written instructions to record owners of La Jolla common stock for exchanging their certificates representing pre-reverse stock split shares of La Jolla common stock.

Treatment of Adamis Options, Warrants and Convertible Securities

At the effective time of the merger, each outstanding stock option to purchase Adamis common stock not exercised immediately prior to the effective time of the merger, whether or not vested, will be assumed by La Jolla and become exercisable, on a one-to-one basis, for shares of La Jolla common stock. Any restrictions on the exercise of any Adamis option assumed by La Jolla will continue following the conversion and the term, exercisability, vesting schedules and other provisions of assumed Adamis options will remain unchanged.

At the effective time of the merger, each outstanding warrant to purchase shares of Adamis common stock not terminated or exercised immediately prior to the effective time of the merger will be assumed by La Jolla and will become exercisable, on a one-to-one basis, for shares of La Jolla common stock.

Board of Directors and Officers of the Combined Company

The merger agreement provides that, immediately after the merger, the La Jolla Board will consist of a number of directors determined by Adamis. On the date of the closing of the merger, La Jolla must deliver resignations for all La Jolla directors. The initial directors of the combined company will be the directors of Adamis immediately before the merger is effected (i..e, Dr. Carlo and Messrs. Aloi and Marguglio).

If the merger occurs, La Jolla and Adamis expect that Dr. Carlo, the chief executive officer and president of Adamis, will become the chief executive officer and president of the combined company, and that the other current executive officers of Adamis (Robert O. Hopkins as chief financial officer, Richard L. Aloi as president of Adamis Labs and David J. Marguglio as vice president of business development and investor relations) will become executive officers of the combined company and that the existing officers of La Jolla will resign.

Representations and Warranties

The merger agreement contains representations and warranties, customary for transactions of this type, of La Jolla, Merger Sub and Adamis as to, among other things:

•	corporate organization and existence;

•	corporate power and authority;

•	capitalization and related matters;

•	financial statements and documents filed with the SEC and the accuracy of information contained in those documents;

•	real property;

•	no conflict, required filings and governmental approvals required to complete the merger, except as contemplated by the merger agreement;

•	compliance with laws, contracts, certificate of incorporation and bylaws;

•	compliance with legal requirements of governmental entities;

•	no pending legal proceedings;

•	absence of certain changes;

•	matters relating to each party’s business (i.e., tax matters, environmental matters, labor matters, intellectual property, insurance coverage and employee and employee benefit matters;

•	validity of, and the absence of defaults under, certain contracts;

•	transactions with affiliates;

•	no unlawful payment to governmental officers; and

•	completeness of representations.

In addition, the merger agreement contains further representations and warranties of La Jolla as to, among other things, the formation and operation of Merger Sub.

The representations and warranties have been made solely for the benefit of the parties in connection with the merger agreement and are not intended to be relied upon by any other person, including the stockholders of La Jolla or Adamis. In addition, the representations and warranties are qualified by specific disclosures made to the other parties in connection with the merger agreement, will not survive the closing, and may not form the basis for any claims under the merger agreement after the merger is completed, but their accuracy forms the basis of one of the conditions to the obligations of La Jolla and Adamis to complete the merger. Moreover, many of the representations and warranties are subject to materiality and knowledge qualifications contained in the merger agreement, and are made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Covenants; Conduct of Business Pending the Merger

Adamis agreed that it will preserve its organization and conduct its business in the usual and ordinary course, except as otherwise permitted by the merger agreement, in compliance with all applicable laws and regulations, and to take other agreed-upon actions. Adamis also agreed that during the period before the effective time of the merger it will:

•	use commercially reasonable efforts to conduct its business and operations in compliance with all applicable legal requirements and the requirements of all material Adamis contracts; and

•	use its commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with Adamis or its subsidiaries.

Adamis also agreed to promptly notify La Jolla of (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the merger or any of the other contemplated transactions; and (B) any event that would reasonably be expected to have a material adverse effect on Adamis.

Each of Adamis and La Jolla agreed that it will preserve its organization and conduct its business in the usual and ordinary course, except as otherwise permitted by the merger agreement, in compliance with all applicable laws and regulations, and to take other agreed-upon actions. La Jolla also agreed that during the period before the effective time of the merger it would:

•	use commercially reasonable efforts to conduct its business and operations in compliance with all applicable legal requirements and the requirements of all material La Jolla contracts; and

•	use its commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with La Jolla or its subsidiaries.

Each of Adamis and La Jolla also agreed that, subject to certain limited exceptions, without the consent of the other party in writing, it would not, during the period before the effective time of the merger:

•	enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with its normal business practices;

•	do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of such party, which could have a material adverse effect on the business, assets or financial condition of such party, other than with respect to discontinued operations;

•	declare or pay any dividends on, or make any other distributions in respect of any shares of its capital stock; or

•	issue any options, warrants or other rights to acquire shares of its capital stock or any other instruments convertible into securities of such party (but excluding any shares of capital stock issued upon the exercise of options or warrants, or the conversion of convertible notes, outstanding on the date of the merger agreement or referred to in La Jolla’s disclosure schedules to the merger agreement);

Additionally, Adamis and La Jolla have agreed under the merger agreement that the La Jolla Net Cash may not be used post-closing to pay any Adamis indebtedness for borrowed money as of the closing of the merger or to pay any Adamis deferred compensation or accrued bonuses in existence as of the closing of the merger.

Notwithstanding the foregoing, Adamis may, during the period before the effective time of the merger, carry out the following types of transactions:

•	any debt financing transaction for up to $2,000,000 of aggregate principal;

•	any equity financing transaction involving the issuance of up to 20% of Adamis’ common stock outstanding on the date of the merger agreement; or

•	the acquisition of one or more businesses, interests in businesses, technologies, intellectual property or products or issuing equity or debt instruments in connection in such a financing, with an aggregate consideration paid or potentially payable in connection with all such transactions that may not be equal to more than $1,000,000 or result in the issuance or potential issuance of more than 20% of the Adamis common stock outstanding on the date of the merger agreement.

See “Risks Related to the Merger — The Adamis exchange ratio is fixed in the merger agreement, which means that additional issuances by Adamis prior to closing will dilute the La Jolla stockholders at closing” for additional information.

Each of Adamis and La Jolla also agreed to promptly notify the other party of (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the merger or any of the other contemplated transactions; and (B) any event that would reasonably be expected to have a material adverse effect on such party.

Additional Agreements

Each of La Jolla and Adamis has agreed to use its commercially reasonable efforts to:

•	take all actions necessary to complete the merger;

•	coordinate with the other party in preparing and exchanging information for purposes of the registration statement filed with the SEC, compliance with state and federal securities laws and otherwise;

•	obtain all consents, in form and substance reasonably satisfactory to the other party, required for the consummation of the transactions contemplated by the merger agreement; and

•	consult and agree with each other about any public statement either will make concerning the merger, subject to certain exceptions.

La Jolla and Adamis further agreed that:

•	each party will, subject to limited exceptions, promptly take all steps necessary to duly call, give notice of, convene and hold a meeting of its respective stockholders for the purposes of approving the issuance of shares in the merger and the other transactions contemplated by the merger agreement including, in the case of La Jolla, the reverse split and amendments to its restated certificate of incorporation, and will recommend such approvals and use its best efforts to obtain such approvals;

•	each party will promptly notify the other of any development or change in circumstances that does or could reasonably be expected to:

•	call into question the validity of the merger agreement or any action taken or to be taken pursuant to such agreement;

•	adversely affect the ability of the parties to close the transactions contemplated by the merger agreement;

•	have any material adverse effect on such party; or

•	make any of the representations and warranties in the merger agreement untrue or incorrect; and

•	use its commercially reasonable efforts to keep current its filings with the SEC as required under Section 13 of the Exchange Act.

No Solicitation

In the merger agreement, La Jolla and Adamis have agreed that each party and their respective subsidiaries will not, nor will either company authorize or permit any of its directors, officers, investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•	knowingly solicit, initiate, encourage, induce or facilitate the communication, making or announcement of any acquisition proposal or acquisition inquiry or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

•	furnish any information regarding such party to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend any acquisition proposal or effect any material change in the recommendation of the party’s board of directors; or

•	execute or enter into any letter of intent or similar document or any contract relating to any acquisition transaction or enter into any agreement in principle requiring such party to abandon, terminate or fail to consummate the merger or breach its obligations under the merger agreement.

In the event that either party receives an offer, proposal or request of the type discussed above, it has agreed to immediately notify the other party and provide information as to the identity of the offeror and the specific terms of such offer or proposal, and such other information related thereto as the other party may reasonably request.

Notwithstanding these restrictions, before obtaining stockholder approval, either Adamis or La Jolla, sometimes referred to as a Party, may furnish information and enter into discussions or negotiations in response to an unsolicited, bona fide written acquisition proposal when such Party’s board of directors determines in good faith that it constitutes, or is reasonably likely to result in, a superior proposal (as defined in the merger agreement) and the failure to take such action would result in a breach of the fiduciary duties of the board of directors. To the extent the Party determines that such offer constitutes a superior proposal (as defined in the merger agreement), the Party has agreed to give the other Party a period of no less than three business days to negotiate regarding modifications to the merger agreement.

However, the no-solicitation provisions do not restrict a Party from taking any of the following activities:

•	taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party;

•	making any disclosure to its stockholders or furnishing information to a third party who has made a bona fide acquisition proposal if, in the good faith judgment of such party’s board of directors, after consultation with outside counsel, failure to make such disclosures would be contrary to its fiduciary obligations under applicable law; or

•	furnishing information to a third party which has made a bona fide acquisition proposal that is reasonably likely to be a superior proposal, as defined below.

For the purposes of the merger agreement, an “acquisition proposal” means any offer or proposal (other than an offer or proposal made or submitted by Adamis, on the one hand or La Jolla, on the other hand to the other Party) contemplating or otherwise relating to any acquisition transaction with the other Party. An “acquisition transaction” shall mean any transaction or series of transactions (except for the Contemplated Transactions) involving:

•	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (ii) a Party or any of its Subsidiaries issues securities representing more than 50% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries (other than, solely with respect to Adamis, through any capital raising transaction);

•	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 50% or more of the consolidated book value of the assets of a Party and its Subsidiaries, taken as a whole; or (ii) 50% or more of the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

•	any liquidation or dissolution of a Party.

A “superior proposal” means an acquisition proposal that the board of directors of a Party determines, in its reasonable judgment, to be more favorable to such Party’s stockholders than the terms of the transactions contemplated by the merger agreement.

Meetings of Stockholders and Proxy Statement

La Jolla is obligated under the merger agreement to take all actions necessary under applicable law to hold and convene a meeting of its stockholders for purposes of voting on (i) the issuance of shares of La Jolla common stock in connection with the merger and the resulting change of control and (ii) the amendments to its certificate of incorporation to effect a reverse stock split and to change its corporate name at the closing of the merger. Further, La Jolla is required to promptly distribute a registration statement and proxy statement relating to such stockholder proposals.

In the merger agreement, La Jolla agreed to use its reasonable best efforts to have the registration statement (of which this joint proxy statement/prospectus is a part) declared effective under the Securities Act as promptly as practicable after filing, and commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the all the La Jolla common stock issued in the merger will be registered or qualified or exempt from registration or qualification under the securities laws of every state mutually agreed upon by Adamis and La Jolla.

Adamis is obligated under the merger agreement to hold and convene a meeting of its stockholders for purposes of considering the approval of the merger and the adoption of the merger agreement, and to hold the meeting as promptly as reasonably practicable after the effectiveness of the registration statement (of which this joint proxy statement/prospectus is a part).

Indemnification and Insurance of Directors and Officers

The merger agreement provides that, for a period of three years following the effective date of the merger, the combined company will honor in all respects the obligations of La Jolla and Adamis pursuant to any indemnification provisions under their respective certificates of incorporation and bylaws as in effect on the date of the merger agreement.

The merger agreement provides that, for a period of three years from the date of the merger, the certificate of incorporation and bylaws of La Jolla and the surviving corporation, as the case may be, will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of La Jolla than are presently set forth in the certificate of incorporation and bylaws of La Jolla, and while in place, these provisions will not be amended, modified or repealed in a manner that would adversely affect the rights of the directors and officers of La Jolla. The merger agreement also provides that La Jolla shall take no actions to terminate or curtail the directors’ and officers’ tail liability insurance coverage that is in place at the effective date of the merger to insure those directors and officers of La Jolla in place prior to the merger.

Conditions to Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or before the merger, of various conditions, which include the following:

•	there must not have been issued any restraining order, injunction or other order by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the merger or other transactions contemplated by the merger agreement, and there must not have been any applicable legal requirement that has the effect of making the consummation of the merger illegal;

•	the requisite stockholder approvals shall have been obtained by Adamis and La Jolla;

•	any governmental authorization or consent required to be obtained under any applicable antitrust or competitive law or regulation (of which the parties believe there are none), or under any other applicable legal requirement, shall have been obtained and remain in full force and effect;

•	there must not be any legal proceeding pending or threatened by any governmental entity in which the entity indicates that it intends to conduct any legal proceeding or take any other action: (a) challenging or seeking to restrain the consummation of the merger or any of the other contemplated transactions; (b) relating to the merger and seeking to obtain from La Jolla or Adamis any damages or other relief that would have a material adverse effect on the combined company; (c) seeking to prohibit or limit in any material and adverse respect a party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of La Jolla; (d) that could have a material adverse effect on the ability of the combined company to own the assets or operate the business of the combined company; or (e) seeking to compel Adamis or La Jolla (or any subsidiary of either) to dispose of or hold separate any assets that are material to the combined company as a result of or following the merger or any of the contemplated transactions; and

•	the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order or proceeding, or any proceeding threatened by the SEC, seeking a stop order.

In addition, the obligation of La Jolla and Merger Sub to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Adamis contained in the merger agreement shall have been true and correct as of the date of the merger agreement and shall be true and correct on and as of the closing date of the merger with the same force and effect as if made on the closing date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a material adverse effect on the combined company, or (B) for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date);

•	each of the covenants and obligations in the merger agreement that Adamis is required to comply with or to perform at or before the closing shall have been complied with and performed by Adamis in all material respects, except where the failure to perform such covenants or obligations would not have a material adverse effect on the combined company;

•	from the date of the merger agreement through the effective time of the merger, there shall not have occurred any material adverse effect on Adamis that shall be continuing as of the effective time of the merger and that would have a material adverse effect on the combined company;

•	La Jolla shall have received the following agreements and other documents, each of which shall be in full force and effect:

•	a certificate of Adamis executed on its behalf by the chief executive officer and chief financial officer of Adamis confirming that the conditions set forth above have been duly satisfied; and

•	certificates of good standing (or equivalent documentation) of Adamis in its jurisdiction of incorporation and the various foreign jurisdictions in which it is qualified (except where the failure to have obtained such certificates would not result in a material adverse effect on the combined company), certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the board of directors of Adamis authorizing the execution of the merger agreement and the consummation of the contemplated transactions to be performed by Adamis thereunder; and

•	neither the principal executive officer nor the principal financial officer of Adamis shall have failed to provide, with respect to any Adamis SEC document filed (or required to be filed) with the SEC on or after the date of the merger agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. § 1350, which are certifications required under the Sarbanes Oxley Act; and

•	Receipt of an opinion of counsel from counsel to Adamis.

In addition, the obligation of Adamis to complete the merger is further subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of La Jolla and Merger Sub contained in the merger agreement shall have been true and correct as of the date of the merger agreement and shall be true and correct on and as of the closing date with the same force and effect as if made on the closing date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a material adverse effect on the combined company, or (B) for those representations and warranties that address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date);

•	each of the covenants and obligations in the merger agreement that La Jolla or Merger Sub is required to comply with or to perform at or before the closing shall have been complied with and performed in all material respects, except where the failure to perform such covenants or obligations would not have a material adverse effect on the combined company;

•	from the date of the merger agreement through the effective time of the merger, there shall not have occurred any material adverse effect on La Jolla that continues as of the effective time of the merger and that would have a material adverse effect;

•	Adamis shall have received the following documents:

•	a certificate of La Jolla executed on its behalf by the chief executive officer and vice president of finance of La Jolla confirming that the conditions set forth above have been duly satisfied;

•	certificates of good standing (or equivalent documentation) of each of La Jolla and Merger Sub in Delaware and the various foreign jurisdictions in which it is qualified (except where the failure to have obtained such certificates would not result in a material adverse effect on the combined company), certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the boards of directors of La Jolla and Merger Sub authorizing the execution of the merger agreement and the consummation of the contemplated transactions to be performed by La Jolla and Merger Sub thereunder; and

•	written resignations in forms reasonably satisfactory to Adamis, dated as of the closing date and effective as of the closing, executed by the directors and officers of La Jolla;

•	neither the principal executive officer nor the principal financial officer of La Jolla shall have failed to provide, with respect to any La Jolla SEC document filed (or required to be filed) with the SEC on or after the date of the merger agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. § 1350, which are certifications required under the Sarbanes Oxley Act;

•	La Jolla shall have caused the board of directors of La Jolla to be constituted as set forth in the merger agreement;

•	each of the individuals identified by Adamis before the effective time of the merger shall have been appointed officers of La Jolla as of the effective time of the merger;

•	the amendments to the La Jolla restated certificate of incorporation, including the reverse stock split and the corporate name change, as contemplated by the merger agreement, shall have become effective under the DGCL; and

•	receipt of an opinion of counsel from counsel to La Jolla.

Other than the conditions regarding effectiveness of the registration statement of which this joint proxy statement/prospectus is part, the condition regarding having obtained required stockholder approvals for the proposals described in the joint proxy statement/prospectus, and the conditions regarding having obtained any required governmental authorization and no restraining order or injunction having been issued or government proceeding pending preventing the consummation of the merger, satisfaction of each of the conditions to the merger is permitted by law to be waived in the discretion of the board of directors of La Jolla or Adamis, as applicable. Many of the other closing conditions, such as the representations and warranties of the parties in the merger agreement being true and correct as of the closing date and the parties having performed all obligations under the merger agreement that they are required to perform, are qualified by the requirement that the failure of the condition must have a material adverse effect on the combined company. The failure of other closing conditions to be true, including the requirement that La Jolla have taken required actions to cause the board of directors and officers of the combined company to be as described in the joint proxy statement/prospectus, the requirement that there be no governmental proceeding pending challenging or seeking to restrain the consummation of the merger or related transactions, or the requirement that neither La Jolla’s nor Adamis’ chief executive officer or principal financial officer have failed to provide any required certification under the Sarbanes-Oxley Act, might or might not have a material adverse effect on the combined company.

Termination

The merger agreement may be terminated at any time before the completion of the merger, whether before or after the required stockholder approvals to complete the merger have been obtained, as set forth below:

•	by mutual written consent duly authorized by the board of directors of each of La Jolla and Adamis;

•	by either La Jolla or Adamis if the merger has not been consummated by March 31, 2010, but this right to terminate the merger agreement will not be available to a party whose failure to fulfill any material obligation of the merger agreement or other material breach of the merger agreement has been the cause of, or resulted in, the failure of the merger to be completed by such date;

•	by either La Jolla or Adamis if a court of competent jurisdiction or any governmental entity having authority with respect thereto has issued a final and nonappealable order, decree or ruling or taken any other action that permanently restricts, restrains, enjoins or otherwise prohibits the merger, and the parties shall have used commercially reasonable efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree;

•	by either La Jolla or Adamis if (i) at the Adamis stockholder meeting, Adamis’ stockholders shall have taken a final vote on the merger and (ii) the merger shall not have been approved or adopted by the Adamis stockholders; provided, however, that the right to terminate the merger agreement shall not be available to Adamis where the failure to obtain a positive vote shall have been caused by the action or failure to act of Adamis that amounts to a material breach of the merger agreement by Adamis;

•	by La Jolla if the Adamis discounted share price is less than $0.20 per share and one of the following events exists:

•	material manufacturing or supply problems with Adamis’ Epinephrine PFS product (including API and syringe), or any regulatory actions taken by the FDA, that result in or would be expected to result in a commercial interruption in sales of such product;

•	any litigation is filed against Adamis, its directors or officers asserting claims that could reasonably be expected to result in the occurrence of a Material Adverse Effect as defined in the merger agreement; or

•	the loss of the services of Dennis J. Carlo as an officer, director or full-time employee of Adamis for any reason;

•	by Adamis, if, as of the date of the close of the merger transaction, the net cash of La Jolla presented in the Net Cash Certification required to be delivered by La Jolla is less than $2.3 million;

•	by Adamis if any of the following shall have occurred: (i) a change in the La Jolla board recommendation regarding the merger transaction; (ii) La Jolla shall have failed to hold the La Jolla stockholder meeting within 60 days after the definitive proxy statement is declared effective by the SEC, (iii) La Jolla or any of its subsidiaries or representatives shall have failed to comply with the no-solicitation covenants in the merger agreement in any material respect, or (iv) La Jolla shall have delivered a notice of superior proposal to Adamis;

•	by La Jolla if any of the following shall have occurred: (i) a change in the Adamis board recommendation regarding the merger transaction; (ii) Adamis shall have failed to hold the Adamis stockholder meeting within 60 days after the definitive proxy statement is declared effective by the SEC; (iii) Adamis or any of its subsidiaries or representatives shall have failed to comply with the no-solicitation covenants in the merger agreement in any material respect; or (iv) Adamis shall have delivered a notice of superior proposal to La Jolla; and

•	by La Jolla if La Jolla intends to substantially concurrently enter into an agreement with respect to a superior proposal in compliance with its no solicitation covenants described in the section above entitled “The Merger Agreement — No Solicitation” and has paid the termination fee and expenses as described below.

Fees and Expenses

Each party is generally required to bear its own expenses associated with the merger agreement and the consummation of the merger, except as set forth below.

Adamis is entitled to a nonrefundable fee as liquidated damages from La Jolla in the amount of: (i) $150,000 if the merger agreement is terminated by Adamis because of (A) a material change in the La Jolla Board’s recommendations concerning the merger, (B) La Jolla’s failure to hold a stockholder meeting to vote on the merger transaction within 60 days after the registration statement is declared effective by the SEC, (C) La Jolla’s notice to Adamis of a superior proposal, or (D) La Jolla’s failure to comply with its non-solicitation obligations, (ii) terminated by La Jolla if the Adamis discounted share price is less than $0.20 per share and one of the following events exists: (a) material manufacturing or supply problems with Adamis’ Epinephrine PFS product (including API and syringe), or any regulatory actions taken by the FDA, that result in or would be expected to result in a commercial interruption in sales of such product; (b) any litigation is filed against Adamis, its directors or officers asserting claims that could reasonably be expected to result in the occurrence of a material adverse effect; or (c) the loss of the services of Dennis J. Carlo as an officer, director or full-time employee of the Company for any reason or (iii) if the merger agreement is terminated by La Jolla or Adamis due to a failure to obtain the required stockholder approvals, all reasonable accounting and legal fees and costs incurred by the party in connection with the transactions contemplated by the merger agreement (up to a maximum of $100,000).

La Jolla is entitled to a nonrefundable fee as liquidated damages from Adamis in the amount of: (i) $150,000 if the merger agreement is terminated by La Jolla because of (A) a material change in the Adamis Board’s recommendations concerning the merger, (B) Adamis’ failure to hold a stockholder meeting to vote on the merger transaction within 60 days after the registration statement is declared effective by the SEC, (C) Adamis’ notice to La Jolla of a superior proposal or (D) Adamis’ failure to comply with its non-solicitation obligations, (ii) (E) terminated by Adamis if, as of the closing date of the merger, the La Jolla Net Cash as reflected on the Net Cash Certification (as defined in the merger agreement) is less than $2.3 million, or (iii) if the merger agreement is terminated by La Jolla or Adamis due to a failure to obtain the required stockholder approvals, all reasonable accounting and legal fees and costs incurred by the party in connection with the transactions contemplated by the merger agreement (up to a maximum of $100,000).

Agreements Related to the Merger Agreement

Voting Agreements and Irrevocable Proxies

Dennis J. Carlo, Richard L. Aloi, David J. Marguglio and Robert O. Hopkins, all of whom will be referred to collectively herein as the Principal Adamis Stockholders, have entered into voting agreements with La Jolla pursuant to which, among other things, each such stockholder agreed, solely in his capacity as an Adamis stockholder, to vote all of the stockholder’s shares of Adamis common stock in favor of the issuance of La Jolla common stock to Adamis stockholders in connection with the merger and the other Adamis proposals described in this joint proxy statement/prospectus, and against any matter that would result in a breach of the merger agreement by La Jolla and any proposal made in opposition to, or in competition with, the consummation of the merger and the other transactions contemplated by the merger agreement. As of January 22, 2010, the Principal Adamis Stockholders beneficially owned an aggregate of 16,271,693 shares of Adamis common stock, representing approximately 36% of the outstanding shares of Adamis common stock that are entitled to vote.

MATTERS TO BE PRESENTED TO THE ADAMIS STOCKHOLDERS

ADAMIS PROPOSAL NO. 1 — APPROVAL OF THE MERGER

At the Adamis special meeting, Adamis stockholders will be asked to approve the merger agreement and the transactions contemplated thereby, including the merger. Immediately following the merger, Adamis stockholders are expected to own between approximately 70% and 95% of the outstanding shares of the combined company, and existing La Jolla stockholders are expected to hold between approximately 5% and 30% of the outstanding shares of the combined company. See “Risks Related to the Merger,” and specifically those risk factors discussing potential ownership percentages of each of the La Jolla stockholders and the Adamis stockholders post-merger, for additional information.

The terms of, reasons for and other aspects of the merger agreement, the merger, the issuance of La Jolla common stock to Adamis stockholders pursuant to the merger agreement, and the resulting change in control of La Jolla, are described in detail in other sections of this joint proxy statement/prospectus.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority in voting power of the shares of Adamis common stock outstanding on the Adamis Record Date is required for approval of Adamis Proposal No. 1.

THE ADAMIS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADAMIS’ STOCKHOLDERS VOTE “FOR” ADAMIS PROPOSAL NO. 1 TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

ADAMIS PROPOSAL NO. 2 — APPROVAL OF POSSIBLE
ADJOURNMENT OF THE ADAMIS SPECIAL MEETING

If Adamis fails to receive a sufficient number of votes to approve the merger and the merger agreement, Adamis may propose to adjourn the Adamis special meeting, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve such proposal. Adamis does not currently intend to propose adjournment at the Adamis special meeting if there are sufficient votes to approve the merger and the merger agreement.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority in voting power of the outstanding shares of Adamis common stock present in person or represented by proxy at the Adamis special meeting is required to approve the adjournment of the Adamis special meeting for the purpose of soliciting additional proxies to approve the merger and the merger agreement.

THE ADAMIS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADAMIS’S STOCKHOLDERS VOTE “FOR” ADAMIS PROPOSAL NO. 2 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE MERGER AND THE MERGER AGREEMENT.

ADAMIS’ BUSINESS

In the discussion below, all statements concerning market sizes, annual U.S. sales of products, U.S. prescriptions and rates of prescriptions, the incidence of diseases or conditions in the general population, and similar statistical or market information are based on data published by the following sources: IMS Health Sales Perspectives, Retail and Non-Retail Combined Report, referred to as the IMS Report; National Data Corporation’s Epinephrine Prescription and Dollar data for 2007, referred to as the NDC Report; Commercial and Pipeline Insight: Allergic Rhinitis, published by DataMonitor October 2007, referred to as the DataMonitor Report; and AAAAI — American Academy of Allergy, Asthma and Immunology Allergy Statistics for the U.S. published in 2008, referred to as the AAAAI Statistics.

Company Overview

Adamis was founded in June 2006 as a Delaware corporation. Adamis has three wholly-owned subsidiaries: Cellegy Holdings, Inc.; Adamis Corporation; and Biosyn, Inc. Adamis Corporation has two wholly-owned subsidiaries: Adamis Viral Therapies, Inc. (biotechnology), or Adamis Viral; and Adamis Laboratories, Inc. (specialty pharmaceuticals), or Adamis Labs. Cellegy Holdings and Biosyn currently have no material operations.

Adamis Labs is a specialty pharmaceutical company that Adamis acquired in April 2007. Adamis Labs has a line of prescription products in the allergy and respiratory field that are sold through its own sales force. These products generated net revenues to Adamis of approximately $660,000 for Adamis’ fiscal year ended March 31, 2009. Adamis’ Epinephrine Injection USP 1:1000 (0.3mg Pre-Filled Single Dose Syringe) product, or the PFS Syringe product, a pre-filled epinephrine syringe product for use in the emergency treatment of extreme acute allergic reactions, or anaphylactic shock, was launched in July 2009. An additional product candidate in its product pipeline is a generic inhaled nasal steroid for the treatment of seasonal and perennial allergic rhinitis. Adamis’ goal is to commence commercial sales of the nasal steroid product in the first quarter of 2012, assuming adequate funding and no unexpected delays. Based on Adamis’ knowledge of a previously marketed pre-filled syringe indicated for anaphylaxis, the anticipated lower price of the PFS Syringe product relative to the leading syringe products currently marketed and the ease of use of its product, Adamis believes that the PFS Syringe product has the potential to compete successfully shortly after full commercial introduction of the product, although there can be no assurance that this will be the case. To date, Adamis’ ability to fully execute its plan for the commercial launch of the PFS Syringe product has been hampered because of limited funding to support the launch.

Adamis Viral is focused on developing patented preventative and therapeutic vaccines for a variety of viral diseases such as influenza and hepatitis. The first target indication will be avian influenza. Adamis believes that avian flu is a good initial clinical application because there is a large potential demand for a vaccine or other therapeutic product. However, there are no assurances concerning whether such a product will be developed or launched. After the merger, Adamis hopes to initiate an initial clinical trial in the third quarter of 2010, and, if the results are successful, to initiate clinical trials in the United States in 2011, assuming adequate funding and no unexpected delays. Future potential disease targets might include therapeutic vaccines for Hepatitis C and Human Papillomavirus.

Adamis’ general business strategy is to attempt to increase sales of existing and proposed products and services from its Adamis Labs operations to generate cash flow to help support the vaccine product development efforts of Adamis Viral. Adamis believes that the potential for increased revenues will be driven by two new products.

•	Commercial sales of the PFS Syringe product commenced in July 2009. The product competes in a well-established U.S. market estimated to be over $150 million in annual sales, based on industry data published in the NDC Report.

•	Adamis Labs intends to introduce an aerosolized inhaled nasal steroid that is designed to take a small share of the U.S. market for nasal steroid products, estimated by Adamis to be approximately $3 billion in annual sales, based on the NDC Report. Adamis currently believes that this product could be introduced as early as the first calendar quarter of 2012, although the actual date of introduction will depend on a number of factors and the actual launch date could be later than that date. Factors that could affect the actual launch date include the outcome of discussions with the FDA concerning the number and kind of clinical trials that the

FDA will require before the FDA will consider regulatory approval of the product, any unexpected difficulties in licensing or sublicensing intellectual property rights for other components of the product such as the inhaler, any unexpected difficulties in the ability of suppliers to timely supply quantities for commercial launch of the product, any unexpected delays or difficulties in assembling and deploying an adequate sales force to market the product, and adequate funding to support sales and marketing efforts.

To achieve these goals, as well as to support the overall strategy, Adamis will need to raise a substantial amount of funding and make substantial investments in equipment, new product development and working capital. Adamis estimates that approximately $1.5 million to $2 million will be required to support the continued commercial launch of the PFS Syringe product, and that approximately an additional $3.5 million or more must be invested from the date of this joint proxy statement/prospectus in the Adamis Labs operations to support development and commercial introduction of the aerosolized nasal steroid product candidate. The capital that is expected to be provided from expected sales of these products will be important to help fund expansion of those businesses and the research and development of the anti-viral technology. If adequate funding is obtained, clinical trials proceed successfully, regulatory approvals are obtained and sales are consistent with Adamis’ current expectations, following a period of initial commercial introduction, Adamis believes that revenues generated by Adamis Viral’s vaccine products could exceed revenues from the Adamis Labs operations.

Effective April 1, 2009, Adamis completed a business combination transaction with Cellegy Pharmaceuticals, Inc., or Cellegy. The stockholders of Cellegy and the stockholders of former Adamis Pharmaceuticals Corporation, or Old Adamis, approved a merger transaction and related matters at an annual meeting of Cellegy’s stockholders and at a special meeting of Old Adamis’ stockholders, each held on March 23, 2009. On April 1, 2009, Cellegy completed the merger transaction with Old Adamis. Before the merger, Cellegy was a public company and Old Adamis was a private company.

In connection with the consummation of the merger and pursuant to the terms of the definitive merger agreement relating to the transaction, Cellegy changed its name from Cellegy Pharmaceuticals, Inc. to Adamis Pharmaceuticals Corporation, and Old Adamis changed its corporate name to Adamis Corporation.

Pursuant to the terms of the merger agreement, Cellegy effected a reverse stock split of its common stock immediately before the consummation of the merger Pursuant to this reverse stock split, each approximately 10 shares of common stock of Cellegy that were issued and outstanding immediately before the effective time of the merger were converted into one share of Cellegy common stock and any remaining fractional shares held by a stockholder (after aggregating the fractional shares) were rounded up to the nearest whole share.

As a result, the total number of shares of Cellegy that were outstanding immediately before the effective time of the merger were converted into approximately 3,000,000 shares of post-reverse split shares of common stock of Cellegy. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Old Adamis common stock that was issued and outstanding immediately before the effective time of the merger ceased to be outstanding and was converted into the right to receive one share of Adamis common stock. As a result, approximately 44,038,989 shares of Adamis were issued and/or are issuable to the holders of the outstanding shares of common stock of Old Adamis before the effective time of the merger. Old Adamis, renamed Adamis Corporation, was the surviving entity as a wholly-owned subsidiary of Adamis.

Adamis Labs

On April 23, 2007, Adamis completed the acquisition of a specialty pharmaceutical company named Healthcare Ventures Group, Inc., or HVG. HVG had previously acquired a group of allergy and respiratory products and certain related assets from a third party company. The third party also transferred to HVG members of its sales force and management team. Adamis created the Adamis Laboratories subsidiary, which then acquired HVG in a stock-for-stock exchange. Adamis issued approximately 12.6 million new shares of Adamis common stock to the shareholders of HVG. Under the terms of the transaction agreements, approximately 6.7 million of these shares are subject to restrictions on transfer as well as repurchase by Adamis if certain performance targets based on revenue over a period of three years are not achieved by Adamis Labs and if the holders do not remain employed by Adamis during that period.

Adamis Labs has a small base of established products, as well as several product candidates that Adamis believes have the potential to be successful products.

Current Products

The current specialty pharmaceutical products are sold under a prescription and promoted to physicians who specialize in allergy, respiratory disease and pediatric medicine. The six currently marketed products include:

•	AeroHist® Caplets (chlorpheniramine maleate 8mg, methscopolamine nitrate 2.5 mg) extended release, scored caplets. Indicated for the relief of symptoms of seasonal or perennial rhinitis.

•	AeroHist® Plus Caplets (chlorpheniramine maleate 8mg, phenylephrine hydrochloride 20mg, methscopolamine nitrate 2.5 mg). Indicated for the relief of symptoms of seasonal or perennial rhinitis.

•	AeroKid® Oral Liquid (chlorpheniramine maleate 4mg/5ml, phenylephrine hydrochloride 10mg/5ml, methscopolamine nitrate 1.25mg/5ml). Indicated for the relief of symptoms of seasonal or perennial rhinitis.

•	AeroOtic® HC Ear Drops (chloroxylenol 1mg, pramoxine hydrochloride 10mg, hydrocortisone 10mg). Indicated for the treatment of superficial infections of the external auditory canal complicated by inflammation caused by organisms susceptible to the action of the antimicrobial and to control itching and swimmer’s ear.

•	Allergy Extracts — allergy extracts, sterile vials, and diluents used in preparation of allergy therapy. As of July 2009, Adamis Labs ceased selling these products.

•	Prelone® (prednisolone syrup, USP, 15 mg per 5 ml). Indicated in various diseases and disorders including allergic states and respiratory diseases.

Net revenues to Adamis from sales of these products from April 23, 2007, the date on which Adamis acquired Adamis Labs, through Adamis’ fiscal year ended March 31, 2009, were approximately $1,281,000. During Adamis’ fiscal year ended March 31, 2009, two customers, Cardinal Health and McKesson, accounted for approximately 37% and 19% , respectively, of Adamis’ revenues. The products have not been heavily promoted in the past due to funding limitations and the competitive market for antihistamine/decongestant products. Adamis believes there is limited growth potential for these products, due in part to the widespread substitution of generic products at the dispensing pharmacy level for the conditions indicated for the Adamis Labs products.

The Prelone product is the subject of an ANDA approval from the FDA. As Adamis believes is common with many drug products, the Prelone product is manufactured by a third party manufacturer who holds the ANDA approval relating to the product. Adamis owns the trademark and intellectual property rights relating to the product and distributes the product pursuant to those rights.

Product Pipeline

Adamis Labs’ product pipeline includes the recently launched epinephrine PFS Syringe product and an inhaled nasal steroid product candidate. The first product, the PFS Syringe product, was commercially launched in July 2009. The second product, an aerosolized inhaled nasal steroid product for the treatment of seasonal and perennial allergic rhinitis, is targeted for commercial availability in the first quarter of calendar year 2012, assuming adequate funding to support product development and launch and no unanticipated delays in obtaining regulatory approvals. Adamis Labs has an agreement with Catalent Pharma Solutions, Inc. for sterile manufacturing product supply for the PFS Syringe product and is in discussions with an aerosol inhaler supplier for the aerosolized nasal steroid product candidate.

Epinephrine Pre-Filled Syringe

There is a well-defined, growing market in the United States for patient-administered emergency epinephrine injectors used in the treatment of anaphylaxis. Based on information in the NDC Report, Adamis estimates that annual U.S. sales for emergency epinephrine injectors were approximately $150 million in 2006 and have historically grown at a rate of approximately 15% per year. Currently, the emergency epinephrine market is dominated by one brand, EpiPen®, which Adamis believes is relatively high priced. Adamis believes there is an opportunity to bring to market a simpler, more intuitive and user-friendly, lower-cost product that should be competitive with existing products.

Anaphylaxis is usually triggered by an allergic reaction to medication, food, insect stings, skin allergies or latex allergies. This sudden, whole body allergic reaction results in a potentially life threatening medical emergency. The recognized treatment of choice for anaphylaxis is aqueous epinephrine (adrenaline) delivered by injection.

There are two major causes of consumption of emergency epinephrine injectors: use when a patient experiences an anaphylactic attack, or expiration of the product. Of the two, expiration is by far the largest cause of consumption. The epinephrine contained in injectors has a limited shelf life, and on average a new prescription must be obtained every 12 to 18 months. As a result, based on information in the AAAAI Statistics, Adamis estimates that at least 70% of all epinephrine injectors expire unused.

EpiPen, EpiPen Jr., and Twinject are the only patient-administered epinephrine products available for sale as emergency treatment of anaphylaxis in the United States. Based on information in the IMS Report, the U.S. epinephrine injector market was approximately $149 million in sales in 2005. EpiPen and EpiPen Jr. combined represented over approximately 99% of all sales in the U.S. The physicians that prescribe self-administered epinephrine are relatively concentrated, with over 70% of prescriptions originating from allergists and primary care physicians, according to the IMS Report.

Based on information in the AAAAI Statistics, in the U.S., an estimated 5% of the population suffers from insect sting anaphylaxis, up to 6% are latex sensitive and up to 1.5% of adults and 5% of children under three years of age experience food related anaphylaxis. Adamis believes that anaphylaxis may be under-diagnosed. In January 2001, a published study by AAAAI revealed that up to 40 million Americans (15% of the total population) may be at risk for anaphylaxis, a significantly higher number than the historically estimated at-risk population. According to information in the AAAAI Statistics, approximately 3,000 people in the U.S. die each year from anaphylaxis.

The number of prescriptions has grown annually as the risk of anaphylaxis has become more widely understood. According to the IMS Report, total prescriptions for EpiPen products more than doubled in the five year period from 2001 to 2005. Adamis estimates that the growth rate of annual prescriptions will decline to a growth rate of approximately 4-5% per year by 2010.

Annual Prescriptions for Emergency Epinephrine (000)

EpiPen was originally developed by Meridian Medical Technologies, Inc. as an auto-injection system for use by military personnel. It was designed for self-administration as an antidote for chemical warfare agents and morphine. Meridian Medical Systems, which is the manufacturer of the EpiPen and EpiPen Jr., continues to focus on products for the military, and its major customer is the United States Department of Defense. The EpiPen products were introduced to the market in 1982, and were the only epinephrine injectors for allergic emergencies that were available until 2005. In August 2005, another company introduced a competing product, Twinject Dual Pack 0.3mg epinephrine auto injectors, which, Adamis believes due to pricing and ease of use issues, has enjoyed only a small market share in the United States. Twinject is currently owned by Sciele Pharma, Inc.

Adamis believes that there are barriers to market entry for new competitors based on epinephrine’s susceptibility to contamination, sensitivity to heat and light and a short shelf-life, as well as the need for a competitor to possess the expertise to overcome the packaging and delivery challenges of introducing a competing product to the market. Adamis also believes that the size of the market is too small to be a major focus of the large pharmaceutical companies, although there can be no guarantees that this will be the case.

Adamis believes that the primary opportunity lies in the 0.3 mg segment, which constitutes approximately 72% of the total market (measured as a percent of U.S. sales), based on EpiPen unit sales history and the NDC Report. When sales of dual packs of EpiPen and TwinJect are converted to single units, the total target market in the U.S. is about 2.5 million single units per year.

Adamis believes that there is an opportunity for a simpler, low-cost, more intuitive and user-friendly pre-filled syringe to compete in this largest segment of the market. Adamis believes that its new product can compete effectively against EpiPen ® based on the following factors, among others:

•	Market Knowledge. Mr. Richard Aloi, president of Adamis Labs (formerly a Director at Center Laboratories of Long Island, New York), had responsibility for the U.S. introduction of EpiPen® and EpiPen® Jr. brands and helped to craft the marketing and sales strategy that saw EpiPen® brands grow in units and dollars annually.

•	Market Presence. Adamis Labs has provided allergenic extracts for processing into desensitization or immunotherapy injections to the same allergy physician group that would prescribe the PFS Syringe product.

•	Lower Price. Adamis believes that a lower-priced option would be particularly attractive to individuals potentially susceptible to anaphylaxis as well as managed healthcare drug reimbursement plans providing patient prescription reimbursement. Adamis introduced the PFS Syringe at a price point reflecting a discount to the price of the market leader, EpiPen®, in part to make the product more attractive to customers. At this price, Adamis believes it can still obtain significant gross margins.

•	Ease of Use. The EpiPen®, EpiPen® Jr., and Twinject® are powerful spring-loaded devices. If not administered properly, they can misfire or be misused. Adamis’ 0.3 mg PFS Syringe product will allow patients to self-administer (self-inject) a pre-measured epinephrine dose quickly with a device that does not have moving parts that the user cannot control, which Adamis believes may increase product safety.

There are three key supply components used in the manufacture of PFS Syringe product: the pre-filled syringe containing the epinephrine; the formulation solution; a specially designed plunger rod that expels only the appropriate emergency amount of 0.3mg of epinephrine; and the plastic carrying case. Adamis owns a proprietary epinephrine liquid formulation. Adamis has secured component suppliers that will ship all components to the manufacturer who completes the finished labeled product. Adamis believes that the market for emergency epinephrine injectors will grow, driven by increasing awareness, lower cost alternatives, and promotion by new market entrants. Adamis expects that the total market unit growth rate will continue to grow as additional lower priced epinephrine products are introduced, but total dollar market will plateau as a result as the market matures with multiple lower priced products. Adamis believes that the PFS Syringe product may acquire a share of the market in a manner somewhat similar to the pattern established by generic drugs, in that the price differential between the expected price of the Adamis syringe product and the price at which the market-leading product is currently sold will motivate purchasers and reimbursing payors to choose the lower cost alternative. Adamis also believes, however, that if its product competes successfully, at least one of the current competitors may introduce a competing, low-priced, pre-filled syringe while maintaining the price points of its existing product lines. Adamis believes that such a competing product might have a comparable or lower price than the Adamis product. Adamis believes that the PFS Syringe product has the potential to compete successfully shortly after full commercial introduction of the product, although there can be no assurance that this will be the case. To date, Adamis’ ability to fully execute its plan for the commercial launch of the PFS Syringe product has been hampered because of limited funding to support the launch.

Inhaled Nasal Steroid

Adamis Labs is developing an aerosolized inhaled nasal steroid for the treatment of seasonal and perennial allergic rhinitis. The active ingredient is beclomethasone diproprionate, a synthetic steroid that demonstrates potent glucocorticoid activity. Glucocorticosteroids are hormones produced by the adrenal cortex. Corticosteroids inhibit inflammation in allergic reactions by interfering with the synthesis of prostaglandins and leukotrienes, chemicals that are normally synthesized as part of the inflammatory process. Adamis refers to the product as Beclomethasone Aerosolized Nasal Steroid, or BANS.

The market for inhaled nasal steroids, or INS, as estimated by Adamis based on the DataMonitor Report, is about $3 billion annually in the U.S. and growing steadily. Although the market is dominated by two multi-national pharmaceutical companies, Adamis believes there is a niche that can be exploited, and that an Adamis product candidate can achieve a small percentage share of this large market.

INS products are sold under prescription for seasonal allergic rhinitis. In addition to inhaled nasal steroids, many different types of products treat the symptoms of allergic rhinitis: oral antihistamines and decongestants are among the most popular for self-medication/patient treatment. All physician specialties report that the majority of their allergic rhinitis patients receive intranasal steroids, either alone or in combination with oral antihistamines. In general, physicians view intranasal steroids as safe and effective.

There are four major physician specialties that treat patients with allergic rhinitis: Allergists, Otolaryngologists, or ENTs; Primary Care Physicians, or PCPs; and Pediatricians. Allergists, along with ENTs, tend to be the most aggressive in terms of pharmacological treatment of allergic rhinitis. On an individual basis, the allergist is the largest prescriber of products within the INS category. ENT physicians contribute half as many prescriptions as allergists, but that is still about five times the volume of the average primary care physician.

The INS market is highly seasonal with most of the sales occurring in two periods: a spring season from April through May or June; and a fall season occurring in September and October. Based on information in the DataMonitor Report, Adamis estimates that the INS market grew at an annual rate of over 5% from 31.7 million prescriptions in 2002 to an estimated 38.7 million prescriptions in 2006.

Total U.S. Prescriptions for Inhaled Nasal Steroids 2002-2006e (millions)

In the same period, total U.S. market sales grew from $1.89 billion in 2002 to an estimated $3 billion for 2006. This average growth rate is about 10% per year, and resulted primarily from steady price increases.

Total U.S. Sales of Prescription Inhaled Nasal Steroids 2002-2006e ($ millions)

Adamis expects that the growth rate in average price increases will decline and reach zero by 2011, due to increasing competition from generic products.

Currently, the INS market is dominated by aqueous solution formulations delivered by a pump. These aqueous pump spray formulations have replaced CFC propellant INS products, which once dominated the INS market. The propellant inhaled nasal steroids that were previously available have been discontinued due to CFC concerns for the environment. Based on information in the IMS Report concerning 2005 sales, the two leading products account for over 70% of total product sales in this market.

	2005	Market
Product	Sales	Share
	(Millions)

Flonase®	$1,208	46.4%
Nasonex®	$705	27.1%
Nasacort® AQ	$348	13.4%
Rhinocort®	$325	12.5%
Nasarel®	$17	0.6%
Total	$2,603	100.0%

Adamis believes that, in general, prescribing physicians view all INS products as being generally similar in terms of efficacy and safety. As a result, the INS market is sensitive to promotion, and companies spend a great deal of effort and money each year in the attempt to differentiate these products from one another. Adamis believes that large amounts are spent on direct-to-consumer advertising for the two largest holders of market share, Flonase®, marketed by GlaxoSmithKline, and Nasonex®, marketed by Schering. In addition to direct-to-consumer advertisement, GSK and Schering also spend large amounts of dollars in personal promotion detailing physicians and distributing samples as well as journal advertisement.

Adamis does not anticipate competing directly against the two leading companies in this market by attempting to out-spend or out-promote them in the marketplace. Adamis believes that its market opportunity lies in taking a small portion of the market with a new aerosolized HFA version of a well-established product at a substantial discount to the current prices of the leading branded products.

Adamis expects BANS to be considered a “new” drug by the FDA, and accordingly Adamis believes that it will be required to submit data for an application for approval to market BANS pursuant to Section 505(b)(2) of the Food Drug and Cosmetics Act. Total time to develop the BANS product is expected to be approximately 24 months from inception of full product development efforts, assuming sufficient funding and no unexpected delays. The table below shows the estimated development timeline for the BANS product based on the number of months from inception of full product development efforts.

Developmental Timeline for BANS
(beclomethasone diproprionate)

Factors that could affect the actual launch date for the BANS product candidate include the outcome of discussions with the FDA concerning the number and kind of clinical trials that the FDA will require before the FDA will consider regulatory approval of the product, any unexpected difficulties in licensing or sublicensing intellectual property rights for other components of the product such as the inhaler, any unexpected difficulties in the ability of suppliers to timely supply quantities for commercial launch of the product, any unexpected delays or difficulties in assembling and deploying an adequate sales force to market the product, and adequate funding to support sales and marketing efforts.

Adamis Viral Therapies

Adamis Viral is focused on developing patented vaccine technology that has the potential to provide protection against a number of different viral infectious agents. This novel vaccination strategy, which employs DNA plasmids, appears, based on preclinical studies conducted to date, to have the ability to “train” a person’s immune system to recognize and mount a defense against particular aspects of a virus’ structure. If successful, Adamis believes this technology will give physicians a new tool in generating immunity against a number of viral infections that have been difficult to target in the past.

The first target indication will be avian influenza. Avian flu is a particularly good initial clinical application because there is a large potential demand. Subsequent disease targets might include therapeutic vaccines for Hepatitis C and Human Papillomavirus.

The technology that provides the basis of Adamis Viral’s research and development was developed by Dr. Maurizio Zanetti, M.D., a professor at the Department of Medicine at the University of California, San Diego. Dr. Zanetti has developed and patented a method of DNA vaccination by somatic transgene immunization, or STI. Adamis has entered into a world-wide exclusive license with Dr. Zanetti, through a company of which he is the sole owner, Nevagen, LLC, to utilize the technology within the field of viral infectious agents. Adamis believes that the technology has broad applications and is targeting influenza for its initial proof of concept.

STI has already been tested in Phase I studies in man for other vaccine applications. An immune response was elicited in the study, and the results suggested that the procedure was safe. Testing for influenza is currently at the preclinical stage. If successful, STI may provide a vaccine for immunity to all forms of influenza, including avian flu, although there are no guarantees that any of the trials will be successful or that a commercial product will be developed or marketed.

Current flu vaccines act by giving the immune system a preview of certain proteins expected to be found on the coat of the flu virus; however, the influenza virus changes its coat every season. The changes make each year’s new version of the flu unrecognizable to the immune system, and therefore immunity to influenza must be reestablished with a new vaccine every fall. The following summarizes the method proposed by Adamis to develop long lasting and cross-reactive immunity using STI:

•	Draw a small amount of blood from patient

•	Separate the white blood cells

•	Add plasmid (DNA) to the white blood cells

•	Incubate overnight to allow the plasmid to enter the white blood cells (ex vivo transgenesis)

•	Inject white blood cells back to the individual to induce immunity to the pathogen of choice, i.e., influenza, hepatitis, etc.).

Adamis intends to initiate a clinical “proof of concept” trial, currently anticipated to be conducted in Thailand for the avian flu vaccine in the third quarter of 2010. Preliminary discussions have been held with potential Thai partners regarding the conduct of this trial. Adamis’ current plan is to test a small number of human patients (approximately 80) to demonstrate that Adamis’ procedure induces both a cell-mediated and antibody response. An antibody response, as measured by increased concentration of antibodies, is generally accepted by the FDA as an indicator of increased immunity to the disease. Adamis would further seek to demonstrate a dose-response relationship for the treatment. If the results of the initial trial are successful, Adamis intends to file an Investigative New Drug application, or IND, with the FDA and begin trials in the United States in 2011, assuming adequate funding and no unexpected delays. If Adamis’ assumptions regarding the development process and sufficient funding are correct, Adamis believes the product could be available for public use in the second half of 2013.

There are a number of factors, including those identified in the Risk Factors section of this joint proxy statement/prospectus, that could cause actual events to differ from Adamis’ expectations concerning the timeline for product development and the regulatory approval process. Adamis believes that it will be able to obtain sufficient funding for its clinical trials and product launches, but there can be no assurance that this will be the case. Similarly, there are no assurances that the clinical trials will be successful or that Adamis will be able to submit an application for, or obtain approval from the FDA for, an avian flu or vaccine product.

Overview of History of the Flu

Avian influenza is a highly contagious virus that affects birds and causes high mortality rates among chickens, ducks, geese, etc. Humans that come into contact with contaminated birds can become infected. However, the more widespread concern is the possible mutation of the current form of avian flu. Some experts predict that the virus will combine with existing human flu viruses at some point and mutate to allow human-to-human transfer. The result could be a worldwide pandemic.

A pandemic occurs when a virus changes dramatically and spreads easily across the world. A pandemic is not as common as an epidemic. A flu epidemic happens nearly every year when a virus spreads rapidly through a population. The history of major flu outbreaks is summarized in the table below.

1918-1919: Spanish flu pandemic

•	The virus is thought to have spread through troop movements in World War I.

•	Estimated 20-40% percent of the world’s population fell ill during the outbreak.

•	Unlike other flu viruses, Spanish flu killed healthy adults - approximately 500,000 in the U.S. and up to 50 million worldwide.

1957: Asian flu pandemic

•	Started in China and claimed an estimated 70,000 lives in the U.S. — mostly among the elderly population.

•	Experts identified the virus quickly and created a vaccine available in limited quantities.

1968: Hong Kong flu pandemic

•	Flu pandemic killed about 34,000 in the U.S., mostly among the elderly population.

•	This was the mildest pandemic of the 20th century, perhaps because a similar flu virus created some cross immunity to the new strain.

1976: Swine flu scare

•	The “killer virus” was identified in Fort Dix, New Jersey.

•	Over 40 million Americans were vaccinated and the virus did not spread.

1977: Russian flu scare

•	A flu virus, similar to the avian flu that circulated in 1957, spread around the world.

•	Mostly children and adults under age 23 were infected with the new virus.

•	Some experts explain that young people, not exposed to the 1957 virus, were susceptible.

1997: Avian flu scare

•	An avian flu outbreak hospitalized 18 people in Hong Kong with an infection seen before only in birds.

•	Officials ordered all chickens slaughtered after six people died.

2009: Swine flu

•	During 2009, the H1N1 influenza strain and the incidence of illness and deaths in many countries throughout the world have attracted the attention of the public, the FDA and numerous companies seeking to develop vaccines or other therapies for influenza.

Potential Impact of Avian Flu Pandemic

In March 2007, the Lowry Institute published a report entitled Global Macroeconomic Consequences of Pandemic Influenza. The report considered the impact of four possible scenarios:

•	Mild, in which the pandemic is similar to the 1968-69 Hong Kong flu;

•	Moderate, similar to the 1957 Asian flu;

•	Severe, similar to the 1918-19 Spanish flu;

•	An “ultra” scenario that is worse than the Spanish flu outbreak;

The report estimated that a mild pandemic could kill 1.4 million people and cost $330 billion. In the “ultra” scenario, they estimate that:

•	as many as 142 million people around the world could die;

•	global economic losses would be $4.4 trillion - the equivalent of wiping out the Japanese economy’s annual output; and

•	there would be a large-scale collapse of Asian economic activity causing global trade flows to dry up.

The Flu Virus

Influenza viruses are classified as type A, B, or C based upon their protein composition. Type A viruses are found in many kinds of animals, including ducks, chickens, pigs, whales, and also in humans. The type B virus widely circulates in humans. Type C has been found in humans, pigs, and dogs and causes mild respiratory infections, but does not spark epidemics. Type A influenza is the most dangerous of the three. It is believed responsible for the global flu outbreaks of 1918, 1957 and 1968.

Type A viruses are subdivided into subtypes based on the protein layers projecting in spikes from the surface of the individual virus. There are two different kinds of spikes on each virus: one is the protein hemagglutinin, or HA, which allows the virus to “stick” to a host cell and initiate infection; the other is a protein called neuraminidase, or NA, which enables newly formed viruses to exit the host cell. Scientists have characterized approximately 16 HA varieties and 9 NA varieties.

Type A subtypes are classified by a naming system that includes the place the strain was first found, a lab identification number, the year of discovery, and, in parentheses, the variety of HA and NA it possesses, for example, A/Hong Kong/156/97 (H5N1). If the virus infects non-humans, the host species is included before the geographical site, as in A/Chicken/Hong Kong/G9/97 (H9N2). There are no type B or C subtypes.

Influenza virus is one of the most mutable of viruses. These genetic changes may be small and continuous or large and abrupt. Small, continuous changes happen in type A and type B influenza as the virus makes copies of itself. The process is called antigenic drift. The drifting is frequent enough to make the new strain of virus often unrecognizable to the human immune system. Type A influenza also undergoes infrequent and sudden changes, called antigenic shift. Antigenic shift occurs when two different flu strains infect the same cell and exchange genetic material. The novel assortment of HA or NA proteins in a shifted virus creates a new influenza A subtype.

Because people have little or no immunity to such a new subtype, its appearance tends to cause very severe flu epidemics or pandemics. Due to either antigenic drift or shift, a new flu vaccine must be produced each year to combat that year’s prevalent strains.

In nature, the flu virus is found in wild aquatic birds such as ducks and shore birds. It has persisted in these birds for millions of years and does not typically harm them. But the frequently mutating bird (avian) flu viruses can readily jump the species barrier from wild birds to domesticated ducks and then to chickens.

From there, the next stop in the infectious chain is often pigs. Pigs can be infected by both bird influenza and the form of influenza that infects humans. In a setting such as a farm, where chickens, humans and pigs live in close proximity, pigs act as an influenza virus mixing bowl. If a pig is infected with avian and human flu simultaneously, the two types of virus may exchange genes. Such a “re-assorted” flu virus can sometimes spread from pigs to people depending on the precise assortment of bird-type flu proteins that are transported into the human population; the flu may be more or less severe.

In 1997, for the first time, scientists found that bird influenza skipped the transitional step from bird to pig and infected humans directly. Alarmed health officials feared a worldwide epidemic or a pandemic. Fortunately, the virus could not pass between people and thus did not spark an epidemic. Scientists speculate that chickens may now also have the receptor used by human-type viruses.

The recent spread of strains of avian influenza (H5N1) has highlighted the threat posed by pandemic influenza. The H5N1 virus is one of 16 different known subtypes of avian influenza (bird flu) viruses. All influenza viruses (human and avian) are of significant concern to health officials because of their ability to mutate rapidly and their propensity for acquiring genes from viruses that infect other animal species.

H5N1 viruses have been found in birds around the world. As the spread of H5N1 infection among birds increases, so too does the opportunity for H5N1 to be transmitted directly from birds to humans. Recently, human H5N1 infection has occurred throughout Southeast Asia, most prominently in Indonesia, during large H5N1 outbreaks among poultry, causing great concern among health officials.

If cases of human infections increase, people simultaneously infected with human and avian influenza strains could become a “mixing vessel” for the disease. The result could be the emergence of a lethal H5N1 influenza virus that is easily transmitted from person to person. Such an easily transmissible virus could result in an epidemic with severe public health consequences similar to the pandemic of 1918.

Currently, available anti-viral drugs and vaccines have limited efficacy, and may become even less efficacious as the virus continues to mutate. The challenge is to develop a vaccine that induces an immune response that will protect against various strains of the flu virus.

Preclinical Animal Studies

Recently, experiments conducted by third parties for Adamis utilizing the STI technology in mice have shown that T-cell immunity can be induced in vivo by a single intravenous inoculation of naïve B lymphocytes genetically programmed by ex vivo transgenesis. Trangenesis is accomplished by administering a plasmid DNA under control of a B cell specific promoter. The process is entirely spontaneous and mimics the process of viral infection, which is intracellular replication. Results show the induction of systemic effector CD4 and CD8 T-cell responses within 14 days after administration of the transgenic B cells. Durable immunologic memory is also induced. It has been demonstrated that a single injection of 5 x 103 transgenic B lymphocyte induces complete protection from a lethal virus challenge. The following outlines the protocol used in the mouse trial:

•	a small amount of blood was drawn from mice

•	B cells were separated from the blood and transfected with DNA from flu virus

•	transfected lymphocyctes, or priming B cells, were re-infused into the mice

•	a lethal challenge of virus was administered via aerosol 14-21 days after re-infusion

•	for controls, mice were injected with priming B cells transfected with DNA not specific for the flu

A single injection of transgenic B lymphocytes in this trial was sufficient to generate specific CD8 T-cell memory responses, which protected mice from a lethal viral challenge. The immune response that was induced was a reaction against the common components of the influenza virus, and was cross-reactive, meaning that it reacted against various types of flu virus (avian or any other). Thus, this type of vaccine may be utilized to protect individuals from various strains of influenza that may occur.

License Agreement

On July 28, 2006, Adamis entered into a worldwide exclusive license agreement with Dr. Zanetti, through a company of which he is the sole owner, Nevagen, to utilize the technology within the field of viral infectious agents. The intellectual property, or IP, licensed by Adamis includes the use of the technology known as “Transgenic Lymphocyte Technology,” or TLI, covered by patent applications titled “Somatic Transgene Immunization and related methods” including but not limited to “ex vivo treatment of an individual’s lymphocytes with plasmid (non-

viral) DNA and administration of treated lymphocytes to the same individual.” The vaccine is constituted of the individual’s lymphocytes harboring plasmid DNA, for example, DNA coding for selected epitopes of influenza virus. The IP includes rights under two issued U.S. patents, three U.S. patent applications and related patent applications filed in European Union, Japan and Canada. The U.S. patent was issued on October 9, 2007 and will expire on April 27, 2019, 20 years from the filing date of the earliest U.S. non-provisional application upon which the patent claims priority.

The field for this exclusive license is the prevention and treatment and detection of viral infectious diseases. The geographic area covered by the exclusive license is worldwide. The license will terminate with the expiration of the U.S. patent for the IP.

As part of the initial license fee Adamis granted Dr. Zanetti the right to purchase one million shares of Adamis common stock at a price of $0.001 per share, and he subsequently exercised that right. In addition, Adamis paid the licensor an initial license fee of $55,000. For the first product, Adamis will make payments upon reaching specified milestones in clinical development and submission of an application regulatory approval, potentially aggregating $900,000 if all milestone payments are made. As of the date of this joint proxy statement/prospectus, no milestones have been achieved and no milestone payments have been made. The agreement also provides that Adamis will pay the licensor royalties, in the low single digits, payable on net sales received by Adamis of products covered by the IP. If additional technologies are required to be licensed to produce a functional product, the royalty rate will be reduced by the amount of the royalty paid to the other licensor, but not more than one-half the specified royalty rate. Royalties and incremental payments with respect to influenza will continue until reaching a cumulative total of $10 million.

Adamis and the licensor have the right to sublicense with written permission of the other party. In the event that the licensor sublicenses or sells the improved technology to a third party, then a portion of the total payments, to be decided by mutual agreement, will be due to Adamis. If Adamis sublicenses the IP for use in influenza to a third party, the licensor will be paid a fixed percentage of all license fees, royalties, and milestone payments, in addition to royalties due and payable based on net sales.

If the IP is sublicensed by Adamis to another company for any indication in the field covered by the license agreement other than with respect to influenza, the licensor will be paid a portion of all license fees, royalties and milestone payments, with the percentage declining over time based on the year in which the sublicense is granted. Certain incremental non-flu sublicensing payments described in the license agreement are specifically excluded from the royalty cap.

All improvements of the IP conceived of, or reduced to practice by Adamis, or made jointly by Adamis and the licensor will be owned by Adamis. Adamis granted Nevagen a royalty-free nonexclusive license to use any improvements made on the existing technology for research purposes only. Adamis has agreed to grant to Nevagen a royalty-free license for any improvement needed for the commercialization of the IP for Nevagen’s use outside the field licensed to Adamis. If Nevagen sublicenses or sells the improved technology to a third party, then a portion of the total payments, to be decided by mutual agreement, will be due to Adamis.

Adamis will have the right of first offer to license the following additional technology from the licensor, if and when it becomes available:

•	Technology for the application of related intellectual property as a prophylactic or therapeutic cancer vaccine; and

•	Any additional technology developed by the licensor related to the IP.

Adamis has the right to terminate the agreement if it is determined that no viable product can come from the technology. Upon such termination, Adamis would be required to transfer and assign to the licensor all filings, rights and other information in its control if termination occurs. Adamis would retain the same royalty rights for license, or sublicense, agreements if the technology is later developed into a product. Either party may terminate the license agreement in the event of a material breach of the agreement by the other party that has not been cured or corrected within 90 days of notice of the breach.

Development Process

The statements below, and elsewhere in this joint proxy statement/prospectus regarding anticipated future events concerning the development process of Adamis’ vaccine product candidates, the clinical trial process, and the regulatory approval process including the actions of the FDA, are subject to several uncertainties and contingencies that could cause actual results to differ in material respects from the results and timelines anticipated in the discussion below. Some of these uncertainties and contingencies are described above under the heading “Risks Factors Related to Adamis.” There is no guarantee that Adamis will be able to complete clinical development and obtain approval from the FDA for any vaccine product candidate.

Without direct discussions with the FDA, it is difficult to precisely plan clinical development of a new therapeutic treatment. However, the FDA has announced that it will seek ways to accelerate the development and approval process for new vaccines against avian influenza. Based on Adamis’ interpretations of the FDA’s position, Adamis has developed a plan for clinical development that includes making a formal application for marketing approval by late 2013, assuming adequate funding and no unexpected delays.

Preclinical Development.  Adamis anticipates filing for an Investigational New Drug Application, or IND, based on previously published data on this technology. Adamis believes that having this data could shorten the process of preclinical development and preparation of the IND, although there can be no assurance that this will be the case. Adamis believes that clinical trials could start within 60-90 days after acceptance of the IND by the FDA. The total time to complete an IND application is expected to be about one year following receipt of sufficient funding.

Phase I/II Trial.  The Phase I/II clinical trial that would be specified in the IND would probably be conducted in one center and require about 8 1/2 months in total, as illustrated in the table below. Adamis estimates the total cost of the clinical trial to be about $250,000. After completion of the anticipated Phase I/II trial, Adamis expects that it would meet with the FDA to review the trial results and determine whether another Phase II trial will be required or whether the next trial would be a Phase III trial, assuming a successful Phase I/II trial.

Phase III Trial.  The timing and cost of the Phase III clinical trial will depend on the results of the Phase I/II clinical trial, the amount of capital Adamis is able to raise and requirements of the FDA. For planning purposes, Adamis estimates that the Phase III trial will be a multiple center study and require a total of approximately

17 months, primarily due to the need to monitor and test patients after the vaccination. Adamis estimates that the cost of the trial will be approximately $10.7 million.

The FDA has recently announced guidelines for accelerated approval of influenza vaccines, which provide for timeframes that are significantly shorter than the average review process. Accordingly, absent unexpected developments, Adamis believes it may be able to submit its NDA for the influenza vaccine by late 2012 and, if approved, the product could be available for public use by late 2013. However, there is no guarantee that Adamis will be able to submit its NDA in such a timeframe or obtain approval of its influenza vaccine product for marketing from the FDA.

Cost of Development

Adamis estimates that the total cost of clinical development for the avian influenza vaccine is in the range of approximately $20 million to $25 million. Of this amount, approximately $5 million to $10 million will consist of internal research and development expenses associated with optimizing the effectiveness of the influenza DNA plasmid, management of the clinical trials, and other activities conducted by Adamis personnel; Adamis estimates that approximately $15 million will be spent on activities anticipated to be conducted by third parties, such as:

•	production of the plasmid

•	preclinical studies

•	phase I/II clinical trials

•	phase III clinical trials; and

•	FDA Application fees.

If clinical trials for the influenza vaccine are progressing successfully, Adamis anticipates that it may seek to form a strategic partnership with a large, international pharmaceutical company capable of commercializing Adamis’ product in markets outside of the United States, in the U.S. markets, or worldwide. The formation of such a partnership depends on a number of factors, including the status of Adamis’ other business activities and products, the amount of funds that Adamis has raised, and Adamis’ other capital needs and the terms of any such partnership. In addition, Adamis has also considered an alliance with one or more non-governmental organizations, such as the Red Cross, as a viable method of commercializing some of Adamis’ products domestically.

Other Product Candidates

Adamis’ Biosyn subsidiary has intellectual property relating to a microbicide contraceptive product candidate named Savvy®. Savvy underwent Phase III clinical trials in Ghana and Nigeria for reduction in the transmission of Human Immunodeficiency Virus/Acquired Immunodeficiency Disease, or HIV/AIDS, both of which were suspended in 2005 and 2006 and were terminated before completion. Savvy is the subject of a Phase III contraception trial in the United States. The trial has been completed and the analysis of the results is expected to be completed in 2010. Biosyn is not directly involved with the conduct and funding thereof, and significant doubt exists concerning whether Savvy will be commercialized or that Biosyn will ever realize revenues therefrom.

Sources and Availability of Raw Materials

Adamis purchases, in the ordinary course of business, necessary raw materials, components and supplies essential to its operations from several suppliers in the U.S. and overseas. Adamis Labs has entered into a contract with a contract manufacturing organization for the development and production of its PFS Syringe product, and a contract with a different contract manufacturing organization for the development and production of its BANS product candidate. Adamis intends to monitor these situations and to seek to provide a continued supply of both raw materials and components.

Sales and Marketing

Adamis Labs’ field force includes sales management, customer service representatives, trade relations/reimbursement specialists and executive management. Adamis’ expansion plan, depending upon securing adequate funding, includes hiring and training approximately 15-30 additional sales representatives to be strategically deployed in the most valuable prescribing U.S. markets to support the ongoing launch of the PFS Syringe product. For future field force expansion and before the launch of Adamis’ aerosolized inhaled nasal steroid, Adamis has identified the top prescribing markets in the U.S. by utilizing physician data aligned with zip code alignment data. Adamis expects to expand to approximately 50 specialty field force sales representatives before introducing the aerosolized nasal steroid product. Physician calls by Adamis’ sales force are expected to be to the highest prescribers of emergency epinephrine injectors in each market and then modified, if required, when the aerosolized nasal steroid product introduction occurs.

Governmental Regulation

The production and marketing of Adamis’ products and potential products and its ongoing research and development, preclinical testing and clinical trial activities are currently subject to extensive regulation and review by numerous governmental authorities in the United States and will face similar regulation and review for overseas approval and sales from governmental authorities outside of the United States. Most of the products Adamis is currently developing must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process before they can be marketed. This process makes it longer, more difficult and more costly to bring Adamis’ potential products to market, and Adamis cannot guarantee that any of its potential products will be approved. The pre-marketing approval process can be particularly expensive, uncertain and lengthy, and a number of products for which FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If Adamis or its collaboration partners do not comply with applicable regulatory requirements, such violations could result in non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Withdrawal or rejection of FDA or other government entity approval of Adamis’ potential products may also adversely affect Adamis’ business. Such rejection may be encountered due to, among other reasons, lack of efficacy during clinical trials, unforeseen safety issues, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States and abroad. In the United States, there is stringent FDA oversight in product clearance and enforcement activities, causing medical product development to experience longer approval cycles, greater risk and uncertainty, and higher expenses. Internationally, there is a risk that Adamis may not be successful in meeting the quality standards or other certification requirements. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted, or may prevent Adamis from broadening the uses of Adamis’ current or potential products for different applications. In addition, Adamis may not receive FDA approval to export Adamis’ potential products in the future, and countries to which potential products are to be exported may not approve them for import.

Manufacturing facilities for Adamis’ products will also be subject to continual governmental review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will continue to be strictly scrutinized. To the extent Adamis decides to manufacture its own products, a governmental authority may challenge Adamis’ compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with one of Adamis’ potential products or facilities may result in restrictions on the potential product or the facility. If Adamis decides to outsource the commercial production of its products, any challenge by a regulatory authority of the compliance of the manufacturer could hinder Adamis’ ability to bring its products to market.

To the extent that Adamis is able to successfully advance a product candidate through clinical trials, it will be required to obtain regulatory approval prior to marketing and selling such product. Adamis is subject to extensive government regulation that increases the cost and uncertainty associated with its efforts to gain regulatory approval of its product candidates. Preclinical development, clinical trials, manufacturing, and commercialization of its product candidates are all subject to extensive regulation by U.S. and foreign governmental authorities. It takes many years and significant expenditures to obtain the required regulatory approvals for biological products. Satisfaction of regulatory requirements depends upon the type, complexity and novelty of the product candidate and requires substantial resources. Adamis cannot be certain that any of its product candidates will be shown to be safe and effective, or that it will ultimately receive approval from the FDA or foreign regulatory authorities to market these products. In addition, even if granted, product approvals and designations such as “fast-track” may be withdrawn or limited at a later time.

The process of obtaining FDA and other required regulatory approvals is expensive. The time required for FDA and other approvals is uncertain and typically takes a number of years, depending on the complexity or novelty of the product. The process of obtaining FDA and other required regulatory approvals for many of Adamis’ products under development is further complicated because some of these products use non-traditional or novel materials in non-traditional or novel ways. For example:

•	the FDA has not established guidelines concerning the scope of clinical trials required for gene-based therapeutic and vaccine products;

•	the FDA has provided only limited guidance on how many subjects it will require to be enrolled in clinical trials to establish the safety and efficacy of gene-based products; and

•	current regulations and guidance are subject to substantial review by various governmental agencies.

Therefore, U.S. or foreign regulations could prevent or delay regulatory approval of Adamis’ products or limit its ability to develop and commercialize products. These delays could:

•	impose costly procedures;

•	diminish any competitive advantages; or

•	negatively affect results of operations and cash flows.

Adamis believes that the FDA and comparable foreign regulatory bodies will separately regulate each product containing a particular gene depending on its intended use. Presently, to commercialize any product Adamis must sponsor and file a regulatory application for each proposed use. Adamis must conduct clinical studies to demonstrate the safety and efficacy of the product necessary to obtain FDA approval. The results obtained so far in clinical trials may not be replicated in future trials. This may prevent any of the potential products from receiving FDA approval.

Adamis will utilize recombinant DNA molecules in its product candidates, and therefore must comply with guidelines instituted by the NIH and its Office of Biotechnology Activities. The NIH could restrict or delay the development of its product candidates. In March 2004, the NIH Office of Biotechnology Activities and the FDA Center for Biologics Evaluation and Research launched the jointly developed Genetic Modification Clinical Research Information System, or GeMCRIS, an Internet-based database of human gene transfer trials. In its current form, GeMCRIS enables individuals to easily view information on particular characteristics of clinical gene transfer trials, and includes special security features designed to protect patient privacy and confidential commercial information. These security features may be inadequate in design or enforcement, potentially resulting in disclosure of confidential commercial information.

The FDA and the NIH are considering rules and regulations that would require public disclosure of additional commercial development data that is presently confidential. In addition, the NIH, in collaboration with the FDA, has developed an Internet site, ClinicalTrials.gov, which provides public access to information on clinical trials for a wide range of diseases and conditions. Such disclosures of confidential commercial information, whether by implementation of new rules or regulations, by inadequacy of GeMCRIS security features, or by intentional posting on the Internet, may result in loss of advantage of competitive secrets.

A rule published in 2002 by the FDA, known commonly as the “Animal Rule,” established requirements for demonstrating effectiveness of drugs and biological products in settings where human clinical trials for efficacy are not feasible or ethical. The rule requires as conditions for market approval the demonstration of safety and biological activity in humans, and the demonstration of effectiveness under rigorous test conditions in up to two appropriate species of animal. Adamis believes, that with appropriate guidance from the FDA, it may seek and win market approval under the Animal Rule for certain DNA-based products for which human clinical efficacy trials are not feasible or ethical. At the moment, however, it cannot determine whether the Animal Rule would be applied to any products of Adamis, or if applied, that its application would result in expedited development time or regulatory review.

Any regulatory approval to market a product may be subject to limitations on the indicated uses for which Adamis may market the product. These limitations may restrict the size of the market for the product and affect reimbursement by third-party payers. In addition, regulatory agencies may not grant approvals on a timely basis or may revoke or significantly modify previously granted approvals.

Adamis, or its collaborative partners, are subject to numerous foreign regulatory requirements governing the manufacturing and marketing of Adamis’ potential future products outside of the United States. The approval procedure varies among countries, additional testing may be required in some jurisdictions, and the time required to obtain foreign approvals often differs from that required to obtain FDA approvals. Moreover, approval by the FDA does not ensure approval by regulatory authorities in other countries, and vice versa.

In addition to regulations imposed by the FDA, Adamis may also be subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Research Conservation and Recovery Act, as well as regulations administered by the Nuclear Regulatory Commission, national restrictions on technology transfer, import, export and customs regulations and certain other local, state or federal regulations. From time to time, other federal agencies and congressional committees have indicated an interest in implementing further regulation of biotechnology applications. Adamis cannot predict whether any such regulations will be adopted or whether, if adopted, such regulations will apply to its business, or whether Adamis would be able to comply with any applicable regulations.

Even if Adamis’ products are approved by regulatory authorities, if it fails to comply with ongoing regulatory requirements, or if there are unanticipated problems with the products, these products could be subject to restrictions or withdrawal from the market. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Later discovery of previously unknown problems with the products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, or failure to comply with regulatory requirements, may result in restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recall, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

As a result of these factors, Adamis may not successfully begin or complete clinical trials in the time periods estimated, if at all. Moreover, if Adamis incurs costs and delays in development programs or fails to successfully develop and commercialize products based upon its technologies, Adamis may not become profitable, and its stock price could decline.

FDA Approval Process

General

In the United States, the FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act, or FFDCA, and its implementing regulations, and regulates biological drug products under both the Public Health Service Act, or PHS Act, and its implementing regulations, as well as the FFDCA. Adamis’ product candidates include both biological drug products and drug products. The process required by the FDA before Adamis’ drug and biological drug product candidates may be marketed in the United States generally involves the following:

•	completion of extensive preclinical laboratory tests, preclinical animal studies and formulation studies all performed in accordance with the FDA’s current Good Laboratory Practice, or cGLP, regulations;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

•	performance of adequate and well controlled human clinical trials to establish the safety and efficacy of the product candidate for each proposed indication;

•	submission to the FDA of a new drug application, or NDA, for drug products, or a Biologic License Application, or BLA, for biological drug products;

•	satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities at which the product is produced to assess compliance with cGMP regulations; and

•	FDA review and approval of the NDA or BLA prior to any commercial marketing, sale or shipment of the drug or biological drug.

Preclinical tests include laboratory evaluation of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animals. The results of preclinical tests, together with manufacturing information and analytical data, are submitted as part of an IND to the FDA. The IND becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development, and the FDA must grant permission before each clinical trial can begin. Further, an independent institutional review board, or IRB, for each medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that center and it must monitor the study until completed. The FDA, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. Clinical testing also must satisfy extensive good clinical practices, or GCPs, regulations and regulations for informed consent.

Clinical Trials

For purposes of an NDA or BLA submission and approval, human clinical trials are typically conducted in the following three sequential phases, which may overlap:

•	Phase I Clinical Trials. Studies are initially conducted in a limited population to test the product candidate primarily for safety, dose tolerance, pharmacokinetics and, for vaccine products, immunogenicity, is n healthy humans or in patients. In some cases, a sponsor may decide to conduct what is referred to as a “Phase Ib” evaluation, which is a second, safety-focused Phase I clinical trial typically designed to evaluate the impact of the drug candidate in combination with currently approved drugs;

•	Phase II Clinical Trials. Studies are generally conducted in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted indications and to determine dose tolerance and optimal dosage. Multiple Phase II clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more extensive Phase III clinical trials. In some cases, a sponsor may decide to run what is referred to as a “Phase IIb” evaluation, which is a second, confirmatory Phase II clinical trial;

•	Phase III Clinical Trials. These are commonly referred to as pivotal studies. When Phase II evaluations demonstrate that a dose range of the product is effective and has an acceptable safety profile, Phase III clinical trials are undertaken in large patient populations to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety in an expanded and diverse patient population at multiple, geographically-dispersed clinical trial sites; and

•	Phase IV Clinical Trials. In some cases, the FDA may condition approval of an NDA or BLA for a product candidate on the sponsor’s agreement to conduct additional clinical trials to further assess the drug’s safety and effectiveness after NDA or BLA approval. Such post-approval trials are typically referred to as Phase IV studies.

There can be no assurance that Phase I, Phase II trials or Phase III will be completed successfully within any specific time period, if at all, with respect to any of Adamis’ potential products subject to such testing.

After completion of the required clinical testing, an NDA or BLA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA and BLA must include the results of all preclinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls. The cost of preparing and submitting an NDA or BLA is substantial, and there can be no assurance that any approval will be granted on a timely basis, if at all. Under federal law, the submission of most NDAs and BLAs are additionally subject to a substantial application user fee, and the manufacturer and/or sponsor under an approved new drug application is also subject to annual product and establishment user fees. These fees are typically increased annually.

The FDA has 60 days from its receipt of an NDA or BLA to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of new drug applications. Most such applications for non-priority drug products are reviewed within ten months. The review process may be extended by the FDA for three additional months to consider certain information or clarification regarding information already provided in the submission. The FDA may also refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. The FDA may deny approval of an NDA or BLA if the applicable regulatory criteria are not satisfied, or it may require additional information including clinical or CMC data. Even if such data are submitted, the FDA may ultimately decide that the NDA or BLA does not satisfy the criteria for approval. Data from clinical trials are not always conclusive and the FDA may interpret data differently than Adamis or its collaborators interpret data. Once issued, the FDA may withdraw product approval if ongoing regulatory requirements are not met or if safety problems occur after the product reaches the market.

Before approving an NDA or BLA, the FDA will typically inspect one or more clinical sites to assure compliance with Good Clinical Practices, or GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless compliance with current good manufacturing practices, or cGMP, is satisfactory and the NDA or BLA contains data that provides substantial evidence that the drug is safe and effective in the indication studied. Failure to comply with GMP or other applicable regulatory requirements may result in withdrawal of marketing approval, criminal prosecution, civil penalties, recall or seizure of products, warning letters, total or partial suspension of production, suspension of clinical trials, FDA refusal to review pending marketing approval applications or supplements to approved applications, or injunctions, as well as other legal or regulatory action against Adamis or its corporate partners.

After the FDA evaluates the NDA or BLA and the manufacturing facilities, it issues an approval letter, an approvable letter or a not-approvable letter. Both approvable and not-approvable letters generally outline the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA or BLA, the FDA will issue an approval letter.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA or BLA approval, the FDA may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy and may impose other conditions, including labeling or distribution restrictions or other risk-management mechanisms which can materially affect the potential market and profitability of the drug. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Adamis Labs Products

Several of Adamis Labs’ products, including AeroHist Caplets, AeroHist Plus Caplets, AeroKid Oral Liquid and AeroOtic HC Ear Drops, and the Epi Syringe, were not the subject of a new drug application or abbreviated new drug application and have not been specifically approved by the FDA for marketing by Adamis. These products have been marketed for many years and, Adamis believes, are similarly situated to products marketed by many companies that are marketed without an approved new drug application or abbreviated new drug application. The products are drug listed with the FDA in the National Drug Code Directory but such listing does not constitute FDA approval of the products. In June 2006, the FDA issued a Compliance Policy Guide for Marketed Unapproved Drugs, which addressed some of the considerations utilized by the FDA in exercising its discretion with respect to products marketed without FDA approval. The guide does not establish legally enforceable responsibilities on the FDA and generally only represents the agency’s current thinking on a topic. The guide emphasizes that any product that is being marketed without required FDA approvals is subject to FDA enforcement action at any time. If the FDA were to issue a Federal Register Notice outlining revised conditions for marketing, which could include calling for the submission of an application for products such as Adamis’ cough/cold products, then Adamis would take appropriate action so as to be in compliance with any such policies. The FDA might also require clinical trials in support of any such applications, and Adamis would need to evaluate its alternatives in light of the costs required to conduct such trials, which could be substantial, compared to the economic benefit to Adamis from such products. The FDA could also exercise its discretion to proceed against Adamis and/or other companies that market similar products without an FDA approval and require immediate withdrawal of the products from the market, to prohibit Adamis from marketing these products without first conducting required trials and obtaining approvals, or to impose other penalties on Adamis. Some of Adamis Labs’ unapproved products include extended release formulations, which may subject Adamis to a higher risk of FDA enforcement action. Such actions could have a material adverse effect on Adamis’ business, financial condition and results of operations.

The Prelone product is the subject of an ANDA approval from the FDA. As Adamis believes is common with many drug products, the Prelone product is manufactured by a third party manufacturer which holds the ANDA approval relating to the product. Adamis owns the trademark and intellectual property rights relating to the product and distributes the product pursuant to those rights.

The Hatch-Waxman Act

Abbreviated New Drug Applications

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent with claims that cover the applicant’s product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential competitors in support of approval of an ANDA. An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. ANDA applicants are not required to conduct or submit results of pre-clinical or clinical tests to prove the safety or effectiveness of their drug product, other than the requirement for bioequivalence testing. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug, and can often be substituted by pharmacists under prescriptions written for the original listed drug.

The ANDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. A certification that the new product will not infringe the already approved product’s listed patents or that such patents are invalid is called a Paragraph IV certification. If the applicant does not challenge the listed patents, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired.

If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the ANDA applicant.

The ANDA application also will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired. Federal law provides a period of five years following approval of a drug containing no previously approved active ingredients, during which ANDAs for generic versions of those drugs cannot be submitted unless the submission contains a Paragraph IV challenge to a listed patent, in which case the submission may be made four years following the original product approval. Federal law provides for a period of three years of exclusivity following approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage form, route of administration or combination, or for a new use, the approval of which was required to be supported by new clinical trials conducted by or for the sponsor, during which FDA cannot grant effective approval of an ANDA based on that listed drug.

Section 505(b)(2) New Drug Applications

Most drug products obtain FDA marketing approval pursuant to an NDA or an ANDA. A third alternative is a special type of NDA, commonly referred to as a Section 505(b)(2) NDA, which enables the applicant to rely, in part, on the FDA’s findings of safety and efficacy of an existing product, or published literature, in support of its application. Section 505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. The applicant may rely upon the FDA’s findings with respect to certain pre-clinical or clinical studies conducted for an approved product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is subject to existing exclusivity for the reference product and is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would. Thus approval of a Section 505(b)(2) NDA can be stalled until all the listed patents claiming the referenced product have expired, until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired, and, in the case of a Paragraph IV certification and subsequent patent infringement suit, until the earlier of 30 months, settlement of the lawsuit or a decision in the infringement case that is favorable to the Section 505(b)(2) applicant.

Fast Track Designation

The FDA’s fast track program is intended to facilitate the development and to expedite the review of drugs and biological drugs that are intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. Under the fast track program, the sponsor of a new drug or biological drug candidate may request the FDA to designate the drug candidate for a specific indication as a fast track drug concurrent with or any time after the filing of the IND for the drug or biological drug candidate. The FDA must determine if the candidate qualifies for fast track designation within 60 days of receipt of the sponsor’s request.

If fast track designation is obtained, the FDA may initiate review of sections of an NDA or BLA before the application is complete. This rolling review is available if the applicant provides and the FDA approves a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, the time period specified in PDUFA, which governs the time period goals the FDA has committed to reviewing an application, does not begin until the complete application is submitted. Additionally, the fast track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

In some cases, a fast track designated candidate may also qualify for one or more of the following programs:

•	Priority Review. Under FDA policies, a drug or biological drug candidate is eligible for priority review, or review within a six-month time frame from the time a complete NDA or BLA is accepted for filing, if the candidate provides a significant improvement compared to marketed drugs or biological drugs in the treatment, diagnosis or prevention of a disease. A fast track designated drug or biological drug candidate would ordinarily meet the FDA’s criteria for priority review, however, fast track designation is not required to be eligible for priority review.

•	Accelerated Approval. Under the FDA’s accelerated approval regulations, the FDA is authorized to approve drug and biological drug candidates that have been studied for their safety and efficacy in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit to patients over existing treatments based upon either an endpoint that is reasonably likely to predict clinical benefit or on the basis of an effect on a clinical endpoint other than patient survival. In clinical trials, surrogate endpoints are alternative measurements of the symptoms of a disease or condition that are substituted for measurements of observable clinical symptoms. A candidate approved on the basis of a surrogate endpoint is subject to rigorous post-marketing compliance requirements, including the completion of Phase IV or post-approval clinical trials to validate the surrogate endpoint or confirm the effect of the drug candidate on the clinical endpoint. Failure to conduct required post-approval studies, or to validate a surrogate endpoint or confirm a clinical benefit during post-marketing studies, will result in the FDA withdrawing the drug or biological drug from the market on an expedited basis. All promotional materials for drug and biological drug candidates approved under accelerated regulations are subject to prior review by the FDA.

When appropriate, Adamis intends to seek fast track designation, accelerated approval or priority review for its biological drug candidates.

Satisfaction of FDA regulations and approval requirements or similar requirements of foreign regulatory agencies typically takes several years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Typically, if a drug or biological drug candidate is intended to treat a chronic disease, safety and efficacy data must be gathered over an extended period of time. Government regulation may delay or prevent marketing of drug or biological drug candidates for a considerable period of time and impose costly procedures upon our activities. The FDA or any other regulatory agency may not grant approvals for new indications for our drug and biological drug candidates on a timely basis, or at all. Even if a drug or biological drug candidate receives regulatory approval, the approval may be significantly limited to specific disease states, patient populations and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a drug or biological drug may result in restrictions on the product or even complete withdrawal of the drug or biological drug from the market. Delays in obtaining, or failures to obtain, regulatory approvals for any of

Adamis’ drug or biological drug candidates would harm Adamis’ business. In addition, Adamis cannot predict what adverse governmental regulations may arise from future U.S. or foreign governmental action.

Citizen Petitions

FDA regulations set forth procedures under which parties can petition the FDA to take or refrain from taking certain actions. NDA applicants occasionally submit such citizen petitions requesting that the FDA deny or delay approval of an ANDA, or impose specific additional requirements for approval on ANDAs for a particular drug product. Many such petitions are eventually denied by the FDA, but the submission of such petitions, especially when submitted near the end of an ANDA review, has often delayed the approval of an ANDA while the FDA considers and responds to the issues presented. Congress included provisions to address this practice in the recently enacted FDA Amendments Act of 2007, or FDAAA. The FDAAA prohibits the FDA from delaying approval of an ANDA due to the submission of a citizen petition unless the delay is necessary to protect the public health, and requires that the FDA take final action on any such petition within 180 days of its submission. In addition, the FDAAA requires that petitioners certify, among other things, the date upon which the petitioner first became aware of the information that forms the basis of the request and the name of the person or entity funding the petition.

Post-Approval Requirements

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet.

Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or BLA or NDA or BLA supplement before the change can be implemented. An NDA or BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA or BLA supplements as it does in reviewing NDAs or BLAs.

Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA or BLA. The FDA also may require post-marketing testing, known as Phase IV testing, risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control as well as drug manufacture, packaging, and labeling procedures must continue to conform to cGMP after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA during which the agency inspects manufacturing facilities to assess compliance with cGMP. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with cGMP. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

The distribution of prescription pharmaceutical products is also subject to the Prescription Drug Marketing Act, or PDMA, which regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.

Anti-Kickback, False Claims Laws & The Prescription Drug Marketing Act

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain marketing practices in the pharmaceutical industry in recent years. These laws include anti-kickback statutes and false claims statutes. The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Violations of the anti-kickback statute are punishable by imprisonment, criminal fines, civil monetary penalties and exclusion from participation in federal healthcare programs. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to have a false claim paid. In addition, certain marketing practices, including off-label promotion, may also violate false claims laws. The majority of states also have statutes or regulations similar to the federal anti-kickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

New Legislation

On September 27, 2007, the President of the United States signed into law the Food and Drug Administration Amendments Act of 2007, or FDAAA. The legislation grants significant new powers to the FDA, many of which are aimed at improving drug safety and assuring the safety of drug products after approval. In particular, the new law authorizes the FDA to, among other things, require post-approval studies and clinical trials, mandate changes to drug labeling to reflect new safety information, and require risk evaluation and mitigation strategies for certain drugs, including certain currently approved drugs. In addition, it significantly expands the federal government’s clinical trial registry and results databank and creates new restrictions on the advertising and promotion of drug products. Under the FDAAA, companies that violate these and other provisions of the new law are subject to substantial civil monetary penalties.

While the above provisions of the FDAAA, among others, will undoubtedly have a significant effect on the pharmaceutical industry, the extent of that effect is not yet known. As regulations, guidance and interpretations are issued by the FDA relating to the new legislation, its impact on the industry, as well as our business, will become clearer. The changes and new requirements it imposes on the drug review and approval process and post-approval activities could make it more difficult, and certainly more costly, to obtain approval for new pharmaceutical products, or to produce, market, and distribute existing products.

Approval Outside the United States

In order to market any product outside of the United States, Adamis must comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales and distribution of our products. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others.

To date, Adamis has not initiated any discussions with the European Medicines Agency, or EMEA, or any other foreign regulatory authorities with respect to seeking regulatory approval for any indication in Europe or in any other country outside the United States. As in the United States, the regulatory approval process in Europe and in other countries is a lengthy and challenging process. If Adamis fails to comply with applicable foreign regulatory requirements, it may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Product Liability Insurance

The manufacture and sale of human therapeutic products involve an inherent risk of product liability claims and associated adverse publicity. Adamis currently has only limited product liability insurance, and there can be no assurance that Adamis will be able to maintain existing or obtain additional product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. An inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could inhibit Adamis’ business. A product liability claim brought against Adamis in excess of its insurance coverage, if any, could have a material adverse effect upon its business, financial condition and results of operations.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Many of Adamis’ competitors, including biotechnology and pharmaceutical companies, academic institutions and other research organizations, are actively engaged in the discovery, research and development of products that could compete directly or indirectly with Adamis’ products under development.

Adamis Labs Allergy Products.  Adamis Labs’ current line of allergy and respiratory products compete with numerous prescription and non-prescription over-the-counter products targeting similar conditions, including, in the seasonal or perennial rhinitis areas, cough and cold, as well as prescription generic products. In addition, a number of companies, including GSK, Merck, and AstraZeneca, produce pharmaceutical products, such as antihistamines, corticosteroids and anti-leukotriene agents, which manage allergy symptoms.

PFS Syringe Product.  Adamis’ PFS Syringe product competes against other self-administered epinephrine products, including EpiPen, EpiPen Jr. and Twinject.

BANS.  Adamis’ inhaled nasal steroid BANS product, if developed, launched and marketed, is expected to compete with several inhaled nasal steroid products that are currently marketed, including Flonase, marketed by GlaxoSmithKline, Nasonex, marketed by Schering, Nasacort AQ, marketed by Aventis and Rhinocort, marketed by AstraZeneca.

Vaccine Technology.  If Adamis successfully develops a vaccine product for avian or other kinds of influenza based on the STI technology, that product is expected to compete with traditional and emerging influenza vaccines from companies currently marketing these products, including GSK, Novartis, Sanofi-Pasteur, Medimmune/AstraZeneca and CSL. In addition, Adamis is aware of several companies developing potentially competing universal vaccines for influenza, including Acambis, VaxInnate, Merck, Vical and Dynavax Technologies Corporation, and other companies of which Adamis is not aware are also likely developing products intended to address influenza and other indications targeted by Adamis. The prevalence during 2009 of the H1N1 influenza virus and of illnesses and deaths throughout the world resulting from the H1N1 virus may cause additional companies to seek to develop vaccines or other therapies for influenza.

Savvy.  Biosyn’s Savvy contraceptive product candidate, if developed, launched and marketed, would be subject to competition from other microbicides that are currently undergoing clinical trials and which may be sold by prescription or over-the-counter, as well as non-microbicidal products such as condoms. There is also a number of existing contraception products currently on the market, which could greatly limit the marketability of the Savvy contraception product candidate. As a result, there can be no assurance that Biosyn’s Savvy product candidate, even if developed, would be able to compete successfully with existing products or other innovative products under development.

Many of the entities developing and marketing these competing products have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing than Adamis. Smaller or early-stage companies may also prove to be significant competitors, particularly for collaborative agreements with large, established companies and access to capital. These entities may also compete with Adamis in recruiting and retaining qualified scientific and management personnel, as well as in acquiring technologies complementary to, or necessary for, Adamis’ programs.

The pharmaceutical industry is characterized by extensive research efforts and rapid and significant technological change and intense competition. Adamis is much smaller in terms of size and resources than many of its competitors in the United States and abroad, which include, among others, major pharmaceutical, chemical, consumer product, and biotechnology companies, specialized firms, universities and other research institutions. Adamis’ competitors may succeed in developing technologies and products that are safer, more effective or less costly than any developed by Adamis, thus rendering its technology and potential products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources, clinical production and marketing capabilities and regulatory experience than Adamis.

Patents and Proprietary Technologies

Patents and other proprietary rights are important to Adamis’ business. Adamis’ policy is to file patent applications and protect inventions and improvements to inventions that are commercially important to the development of its business. Adamis also relies on trade secrets, know-how, confidentiality agreements, continuing technology innovations and licensing opportunities to protect its technology and develop and maintain its competitive position.

It is Adamis’ policy to require its employees to execute an invention assignment and confidentiality agreement upon employment. Each agreement provides that all confidential information developed or made known to the employee during the course of employment will be kept confidential and not disclosed to third parties except in specific circumstances. The invention assignment generally provides that all inventions conceived by the employee will be the exclusive property of Adamis. In addition, it is Adamis’ policy to require collaborators and potential collaborators to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection of Adamis’ trade secrets.

Adamis is the exclusive licensee, under the license agreement with Nevagen, of rights under two issued U.S. patents, three U.S. patent applications and related patent applications filed in the European Union, Japan and Canada, relating to the STI technology, in the field of prevention and treatment and detection of viral infectious diseases.

The licensed intellectual property, or IP, includes the use of the technology known as “Transgenic Lymphocyte Technologym,” or TLI, covered by patent applications entitled “Somatic Transgene Immunization and Related Methods” and related know how. TLI includes, but is not limited to, creating a vaccine by exposing an individual’s lymphocytes to plasmid DNA encoding certain epitopes and re-administering the treated lymphocytes to the individual. The vaccines are made up of the individual’s lymphocytes harboring plasmid DNA encoding epitopes, e.g., selected epitopes of influenza virus. Virtually all of Adamis’ current viral product candidates, including the avian influenza candidate, are based on technology covered by these patents and applications.

The IP includes rights under the following patents, including all divisionals, continuations, continuations-in-part, reexaminations and reissues:

•	US Patent #5,658,762 entitled DNA MOLECULES, EXPRESSION VECTORS AND HOST CELLS EXPRESSING ANTIGENIZED ANTIBODIES, filed June 6, 1995, granted August 19, 1997. The expiration date for this patent is 2014.

•	US Patent #7,279,462 entitled SOMATIC TRANSGENE IMMUNIZATION AND RELATED METHODS, filed April 27, 1999, granted October 9, 2007. The expiration date for this patent is 2019.

•	PCT Patent Application US00/11372/ WO 00/64488 entitled SOMATIC TRANSGENE IMMUNIZATION AND RELATED METHODS, filed April 27, 2000.

•	European Patent Application 009301284.7 entitled SOMATIC TRANSGENE IMMUNIZATION AND RELATED METHODS, international filing date April 27, 2000.

•	Canadian Patent Application #2,369, 616 entitled SOMATIC TRANSGENE IMMUNIZATION AND RELATED METHODS, international filing date April 27, 2000.

•	Japan Patent Application #2000-613478 entitled SOMATIC TRANSGENE IMMUNIZATION AND RELATED METHODS, international filing date April 27, 2000.

•	US Patent Application No. 10,030,003 entitled SOMATIC TRANSGENE IMMUNIZATION AND RELATED METHODS, international filing date April 27, 2000.

•	US Patent Application No. 11,640,778, entitled SOMATIC TRANSGENE IMMUNIZATION AND RELATED METHODS, filed December 16, 2006.

BioSyn currently holds five patents worldwide relating to Savvy gel for contraception and the reduction in transmission of HIV infection. These patents expire at various dates between 2017 and 2021. Adamis is not aware of any organization that currently has legally blocking proprietary rights relating to the Savvy product candidate. However, it is impossible to anticipate the breadth or degree of protection that any such patents will afford, or whether we can meaningfully protect our rights to our unpatented trade secrets. No assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets or disclose such technology.

Adamis’ failure to obtain patent protection or otherwise protect its proprietary technology or proposed products may have a material adverse effect on Adamis’ competitive position and business prospects. The patent application process takes several years and entails considerable expense. There is no assurance that additional patents will issue from these applications or, if patents do issue, that the claims allowed will be sufficient to protect Adamis’ technology.

The patent positions of pharmaceutical and biotechnology firms are often uncertain and involve complex legal and factual questions. Furthermore, the breadth of claims allowed in biotechnology patents is unpredictable. Adamis cannot be certain that others have not filed patent applications for technology covered by the pending STI applications or that the licensor of the STI technology was the first to invent the technology that is the subject of such patent applications. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to compounds, products or processes that block or compete with those of Adamis. Adamis is aware of patent applications filed and patents issued to third parties relating to HFA propellant technology and aerosolized inhalers, and there can be no assurance that any patent applications or patents will not have a material adverse effect on potential products Adamis is developing or may seek to develop in the future.

Patent litigation is widespread in the biotechnology industry. Litigation may be necessary to defend against or assert claims of infringement, to enforce patents issued to Adamis, to protect trade secrets or know-how owned or licensed by Adamis, or to determine the scope and validity of the proprietary rights of third parties. Although no third party has asserted that Adamis is infringing such third party’s patent rights or other intellectual property, there can be no assurance that litigation asserting such claims will not be initiated, that Adamis would prevail in any such litigation or that Adamis would be able to obtain any necessary licenses on reasonable terms, if at all. Any such claims against Adamis, with or without merit, as well as claims initiated by Adamis against third parties, can be time-consuming and expensive to defend or prosecute and to resolve. If other companies prepare and file patent applications in the United States that claim technology also claimed by Adamis, it may have to participate in interference proceedings to determine priority of invention which could result in substantial cost to Adamis even if the outcome is favorable to Adamis. There can be no assurance that third parties will not independently develop equivalent proprietary information or techniques, will not gain access to Adamis’ trade secrets or disclose such technology to the public or that Adamis can maintain and protect unpatented proprietary technology. Adamis typically requires its employees, consultants, collaborators, advisors and corporate partners to execute confidentiality agreements upon commencement of employment or other relationships with Adamis. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for Adamis’ technology in the event of unauthorized use or disclosure of such information, that the parties to such agreements will not breach such agreements or that Adamis’ trade secrets will not otherwise become known or be discovered independently by its competitors.

Employees

As of January 22, 2010, Adamis, including its subsidiaries, had 12 full-time employees. Most employees are located in Florida and are engaged in activities relating to the Adamis Labs operations. Adamis plans to continue to expand its product development programs. To support this growth, Adamis will need to expand managerial, operations, development, regulatory, sales, commercialization, finance and other functions. In addition, Adamis utilizes the services of professional consultants, as well as regulatory and clinical research organizations to supplement its internal staff’s activities. None of Adamis’ employees are represented by a labor union. Adamis has experienced no work stoppages and believes that its employee relations are good.

Properties

Following completion of the merger with La Jolla, Adamis intends to lease space for its executive offices in or near Del Mar, California. Adamis currently leases approximately 5,200 square feet of office and approximately 1,800 square feet of warehouse space in Boca Raton and Coconut Creek, Florida, relating to its Adamis Labs operations. The term of the office lease expired in December 2008. The leases are continuing on a month-to-month basis, and Adamis expects either to enter into extensions of the leases or enter into new lease arrangements. Adamis is currently evaluating its space requirements and expects to either extend its current leases or move into new facilities that will better accommodate its needs.

Legal Proceedings

Adamis is not currently a party to any material legal proceedings.

Available Information

Adamis’ annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed with or furnished to the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge through Adamis’ website at www.adamispharmaceuticals.com as soon as reasonably practicable after Adamis electronically files or furnishes the reports with or to the Securities and Exchange Commission.

Management and Board of Directors

Please see the information for Dr. Carlo and Messrs. Marguglio, Hopkins and Aloi, each of whom is a director or officer of Adamis, under the heading “Management of the Combined Company” below.

ADAMIS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion of Adamis’ financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in Adamis’ operations, development efforts and business environment, the other risks and uncertainties described in the section entitled “Risk Factors” elsewhere in this joint proxy statement/prospectus, and the other risks and uncertainties described elsewhere in this joint proxy statement/prospectus. All forward-looking statements included in this joint proxy statement/prospectus are based on information available to Adamis as of the date hereof, and except as may be required under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, Adamis assumes no obligation to update any such forward-looking statements.

General

Adamis was founded in June 2006, as a Delaware corporation. Adamis has three wholly-owned subsidiaries: Cellegy Holdings, Inc., Adamis Corporation; and Biosyn, Inc. Adamis Corporation has two wholly-owned subsidiaries: Adamis Viral Therapies, Inc. (biotechnology), or Adamis Viral; and Adamis Laboratories, Inc. (specialty pharmaceuticals), or Adamis Labs.

Adamis Labs is a specialty pharmaceutical company. Adamis Labs currently has a line of prescription products that it markets for a variety of allergy, respiratory disease and pediatric conditions. Adamis acquired these products in April 2007 by acquiring all of the outstanding shares of Healthcare Ventures Group, a private company that had previously acquired the products and related intellectual property, assets and personnel from another corporation in February 2007, and subsequently renaming Adamis as Adamis Labs. Adamis’ PFS Syringe product, a pre-filled epinephrine syringe product for use in the emergency treatment of extreme acute allergic reactions, or anaphylactic shock, was launched in July 2009. An additional product candidate in its product pipeline is a generic inhaled nasal steroid for the treatment of seasonal and perennial allergic rhinitis. Adamis’ goal is to commence commercial sales of the nasal steroid product in the first quarter of 2012, assuming adequate funding and no unexpected delays.

Adamis estimates that approximately $1.5 million to $2 million will be required to support the continued commercial launch of the PFS Syringe product, and that an additional approximately $3.5 million or more must be invested from the date of this joint proxy statement/prospectus in the Adamis Labs operations to support development and commercial introduction of the aerosolized nasal steroid product candidate. The capital that is expected to be provided from expected sales of these products will be important to help fund expansion of those businesses and the research and development of the anti-viral technology. If adequate funding is obtained, clinical trials proceed successfully, regulatory approvals are obtained and sales are consistent with Adamis’ current expectations, following a period of initial commercial introduction, believes that revenues generated by Adamis Viral’s vaccine products could exceed revenues from the Adamis Labs operations, although there are no assurances that this will be the case. Adamis estimates that the total time to develop the BANS product is expected to be approximately 24 months from inception of full product development efforts, assuming sufficient funding and no unexpected delays. Currently, neither manufacturing nor clinical trials have begun for that product candidate. Adamis estimates that approximately $6-$9 million will be invested to support the development and commercial introduction of the inhaled nasal steroid product candidate and its two other respiratory products. Factors that could affect the actual launch date for the nasal steroid product candidate include the outcome of discussions with the FDA concerning the number and kind of clinical trials that the FDA will require before the FDA will consider regulatory approval of the product, any unexpected difficulties in licensing or sublicensing intellectual property rights for other components of the product such as the inhaler, any unexpected difficulties in the ability of our suppliers to timely supply quantities for commercial launch of the product, any unexpected delays or difficulties in assembling and deploying an adequate sales force to market the product, and adequate funding to support sales and marketing efforts. Significant delays in obtaining funding to support ongoing sales efforts for the syringe product, or in the introduction of the steroid product, could reduce revenues and income to Adamis, require additional funding from other sources, and potentially have an adverse effect on the ability to fund Adamis’ research and development efforts for avian influenza and other vaccine product candidates by Adamis Viral.

From inception, Adamis’ development efforts have been focused on development of its vaccine technology, with the first product candidate expected to be a vaccine for avian flu. Adamis formed Adamis Viral to focus on developing that vaccine technology. As the avian flu product candidate is at an earlier stage of development, Adamis cannot estimate with any precision the amount that will be required to support development, clinical trials and commercial introduction of a product, although the amounts are likely to be larger than the amounts required to support the nasal steroid product candidate. Factors that could affect the costs of developing such a candidate include those described above for the steroid product candidate. Adamis Viral’s product candidates are in the preclinical stage, and it has not generated any revenues to date. From June 6, 2006 (date of inception) through September 30, 2009, Adamis has spent a total of approximately $413,000 to in-license and develop the Adamis Viral vaccine technology. Research and development efforts will require the conduct of both preclinical and clinical studies and significant additional funding, and even if development and marketing efforts are successful, substantial time may pass before significant revenues will be realized; accordingly, even if Adamis Labs generates revenues and net income, during this period Adamis will require additional funds for its Adamis Viral operations, the availability of which cannot be assured. Consequently, Adamis is subject to many of the risks associated with early stage companies, including the need for additional financings; the uncertainty of research and development efforts resulting in successful commercial products, as well as the marketing and customer acceptance of such products; competition from larger organizations; reliance on the proprietary technology of others; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators.

To achieve successful operations of both its Adamis Viral and Adamis Labs subsidiaries, Adamis will require additional capital to continue research and development and marketing efforts and to make capital investments in its operations. No assurance can be given as to the timing or ultimate success of obtaining future funding, and there are no assurances that Adamis will be successful, with the limited experience and resources Adamis has available at the present time, in developing and commercializing the syringe product, an avian flu vaccine or any other vaccine product or technology.

The process of developing new therapeutic products is inherently complex, time-consuming, expensive and uncertain. Adamis must make long-term investments and commit significant resources before knowing whether its development programs will result in products that will receive regulatory approval and achieve market acceptance. Product candidates that may appear to be promising at all stages of development may not reach the market for a number of reasons. Product candidates may be found ineffective or may cause harmful side effects during clinical trials, may take longer to progress through clinical trials than had been anticipated, may not be able to achieve the pre-defined clinical endpoint due to statistical anomalies even though clinical benefit may have been achieved, may fail to receive necessary regulatory approvals, may prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality, or may fail to achieve market acceptance. For these reasons, as well as other reasons identified under the heading “Risk Factors” in our most recent annual report on Form 10-K, Adamis is unable to predict the period in which material net cash inflows from product candidates incorporating the vaccine technology will commence.

Merger of Cellegy and Adamis; Change of Corporate Name

Effective April 1, 2009, Adamis completed a business combination transaction with Cellegy Pharmaceuticals, Inc., or Cellegy. The stockholders of Cellegy and the former Adamis Pharmaceuticals Corporation, or Old Adamis, approved a merger transaction and related matters at an annual meeting of Cellegy’s stockholders and at a special meeting of Old Adamis’ stockholders each held on March 23, 2009. On April 1, 2009, Cellegy completed the merger transaction with Old Adamis. Before the merger, Cellegy was a public company and Old Adamis was a private company.

In connection with the consummation of the merger and pursuant to the terms of the definitive merger agreement relating to the transaction, Cellegy changed its name from Cellegy Pharmaceuticals, Inc. to Adamis Pharmaceuticals Corporation, and Old Adamis changed its corporate name to Adamis Corporation.

Pursuant to the terms of the merger agreement, immediately before the consummation of the merger Cellegy effected a reverse stock split of its common stock. Pursuant to this reverse stock split, each approximately 10 shares of common stock of Cellegy that were issued and outstanding immediately before the effective time of the merger were converted into one share of common stock and any remaining fractional shares held by a stockholder (after the aggregating fractional shares) were rounded up to the nearest whole share.

As a result, the total number of shares of Cellegy that were outstanding immediately before the effective time of the merger were converted into approximately 3,000,000 shares of post-reverse split shares of common stock of Adamis. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Old Adamis common stock that was issued and outstanding immediately before the effective time of the merger ceased to be outstanding and was converted into the right to receive one share of common stock of Adamis. As a result, approximately 44,038,989 shares of Adamis were issued and/or are issuable to the holders of the outstanding shares of common stock of Old Adamis before the effective time of the merger. Old Adamis, renamed Adamis Corporation, was the surviving entity as a wholly-owned subsidiary of Adamis.

Critical Accounting Policies and Estimates

Adamis has identified below some of its more significant accounting policies. For further discussion of Adamis’ accounting policies, see Note 1 in the Notes to the Adamis Consolidated Financial Statements.

Accounting Standards Codification.  In July 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards Number 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”, which identified the FASB’s Accounting Standards Codification (“ASC”) as the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”). The ASC reorganized the thousands of U.S. GAAP pronouncements into roughly 90 accounting topics and displays all topics using a consistent structure. It also includes relevant Securities and Exchange Commission (“SEC”) guidance that follows the same topical structure in separate sections in the ASC. All previously existing accounting standards documents were superseded by the ASC, which was effective for interim and annual periods ending after September 15, 2009. All other accounting literature not included in the ASC is nonauthoritative. We believe that our adoption of this standard on its effective date (July 1, 2009) did not have a material effect on our consolidated financial statements.

Principles of Consolidation.  The accompanying consolidated financial statements include Adamis Pharmaceuticals and its wholly owned subsidiaries, Adamis Labs and Adamis Viral. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates.  The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents.  For purposes of the consolidated statements of cash flows, Adamis considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents.

Accounts Receivable, Allowance for Doubtful Accounts and Sales Returns.  Trade accounts receivable are stated net of an allowance for doubtful accounts and sales returns. Adamis estimates an allowance based on its historical experience of the relationship between actual bad debts and net credit sales. At March 31, 2009 and 2008, no allowance for doubtful accounts was recorded. Adamis has established an allowance for sales returns based on management’s best estimate of probable loss inherent in the accounts receivable balance. Management determines the allowance based on current credit conditions, historical experience, and other currently available information. The allowance for sales returns was $19,501 and $21,022 at March 31, 2009 and 2008, respectively.

Adamis has established an allowance for sales returns based on management’s best estimate of probable loss inherent in the accounts receivable balance. Management determines the allowance based on current credit conditions, historical experience, and other currently available information.

Registration Payment Arrangements.  Generally Accepted Accounting Principles, or GAAP, for registration payment arrangements specifies that the contingent obligation to make future payments under a registration payment arrangement should be separately recognized and measured.

Fair Value Measurements.  The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and notes payable to stockholders approximate fair value due to the short maturity of the instruments.

Effective October 1, 2008, we adopted the provisions of the Fair Values Measurements and Disclosures topic of the ASC, with respect to our financial assets and liabilities. Under the ASC accounting standards, fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value should maximize the use of observable inputs and minimize the use of unobservable inputs. The accounting standards describe a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Inventory.  Inventory, consisting of allergy and respiratory products, is recorded at the lower of cost or market, using the weighted average method.

Property and Equipment.  Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The cost of leasehold improvements are amortized over the lesser of the lease term or the life of the improvement, if shorter.

Useful lives used to depreciate property and equipment are as follows:

Life in
Years

Office Furniture and Equipment	7
Computer Equipment and Software	3
Vehicles	3

Deferred Acquisition Costs.  Adamis incurred certain professional fees associated with specific potential acquisition targets. These costs were capitalized as part of the purchase price paid for the acquisition.

Revenue Recognition.  Our primary customers are pharmaceutical wholesalers. In accordance with our revenue recognition policy, revenue is recognized when title and risk of loss are transferred to the customer, the sale price to the customer is fixed and determinable, and collectability of the sale price is reasonably assured. Reported revenue is net of estimated customer returns and other wholesaler fees. Our policy regarding sales to customers is that we do not recognize revenue from, or the cost of, such sales, where we believe the customer has more than a demonstrably reasonable level of inventory. We make this assessment based on historical demand, historical customer ordering patterns for purchases, business considerations for customer purchases and estimated inventory levels. If our actual experience proves to be different than our assumptions, we would then adjust such allowances accordingly.

We estimate allowances for revenue dilution items using a combination of information received from third parties, including market data, inventory reports from our major U.S. wholesaler customers, when available, historical information and analysis that we perform. The key assumptions used to arrive at our best estimate of revenue dilution reserves are estimated customer inventory levels and purchase forecasts provided. Our estimates of inventory at wholesaler customers and in the distribution channels are subject to the inherent limitations of estimates that rely on third-party data, as certain third-party information may itself rely on estimates, and reflect other limitations. We believe that such provisions are reasonably ascertainable due to the limited number of assumptions involved and the consistency of historical experience.

Sales returns and discounts for the period ended March 31, 2008 were approximately $328,000. The table below reconciles the “Sales Returns Reserve Adjustment” for the same period ended March 31, 2008:

Beginning Balance Sales Returns & Discounts	$0
Acquired Balance from HVG as of April 23, 2007	158,000
Less Actual Sales Returns & Discounts during Fiscal 2008	(328,000)
Reserve needed to replenish correct reserve	191,000

Sub total	(137,000)

Ending Sales Returns & Discounts as of March 31, 2008	$21,000

The $137,000 adjustment to “Sales Returns Reserve Adjustment” is the difference between the actual sales returns & discounts $(328,000) and the amount needed to replenish the reserve, $191,000.

Sales returns and discounts for the period ended March 31, 2009 were approximately $12,700. The table below reconciles the “Sales Returns Reserve Adjustment” for the same period ended March 31, 2009:

Beginning Balance Sales Returns & Discounts as of March 31, 2008	$21,022
Less Actual Sales Returns & Discounts during Fiscal 2009	(12,725)
Reserve needed to replenish correct reserve	11,204

Sub total	(1,521)

Ending Sales Returns & Discounts as of March 31, 2009	$19,501

The $(1,521) adjustment to “Sales Returns Reserve Adjustment” is the difference between the actual sales returns & discounts $(12,725) and the amount needed to replenish the reserve, $11,204.

Revenues under license and royalty agreements are recognized in the period the earnings process is completed based on the terms of the specific agreement. Advanced payments received under these agreements are recorded as deferred revenue at the time the payment is received and are subsequently recognized as revenue on a straight-line basis over the longer of the life of the agreement or the life of the underlying patent. Royalties payable to Adamis under license agreements are recognized as earned when the royalties are no longer refundable under the terms defined in the agreement. To date no royalties have been paid.

Goodwill and Intangible Assets.  Intangible assets include intellectual property and other patent rights acquired. Consideration paid in connection with acquisitions is required to be allocated to the acquired assets, including identifiable intangible assets, and liabilities acquired. Acquired assets and liabilities are recorded based on Adamis’ estimate of fair value, which requires significant judgment with respect to future cash flows and discount rates. For intangible assets other than goodwill, Adamis is required to estimate the useful life of the asset and recognize its cost as an expense over the useful life. Adamis uses the straight-line method to expense long-lived assets (including identifiable intangibles). In accordance with GAAP, goodwill and other intangible assets with indefinite lives are no longer systematically amortized, but rather Adamis performs an annual assessment for impairment by applying a fair-value based test. This test is generally performed each year in the fourth fiscal quarter. Additionally, goodwill and intangible assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss would be recognized based on the difference between the carrying value of the asset and its estimated fair value, which would be determined based on either discounted future cash flows or other appropriate fair value methods. The evaluation of goodwill and other intangibles for impairment requires management to use significant judgments and estimates including, but not limited to, projected future revenue, operating results and cash flows. An impairment would require Adamis to charge to earnings the write-down in value of such assets.

Long Lived Assets.  Adamis periodically assesses whether there has been permanent impairment of its long-lived assets held and used in accordance with GAAP, which requires Adamis to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated from the use and eventual disposition of the asset.

Research and Development Expenses.  Adamis’ research and development costs are expensed as incurred. Non-refundable advance payments for goods and services to be used in future research and development activities are recorded as an asset and are expensed when the research and development activities are performed. Research and development costs were approximately $740,000 and $203,000 for the fiscal years ended March 31, 2009 and 2008, respectively, which were expensed. All of the costs in fiscal 2008 related to Adamis’ viral and influenza product development efforts. For fiscal 2009, approximately $728,000 of the costs related to the PFS Syringe product, and approximately $12,000 of the costs related to the viral and influenza product development efforts.

Shipping and Handling Costs.  Shipping and handling costs are included in selling, general and administrative expenses. Shipping and handling costs were $13,651 and $23,046 for the years ended March 31, 2009 and 2008, respectively.

Advertising Costs.  Advertising costs are expensed as incurred. The Company incurred $2,848 and $0 of advertising expense for the years ended March 31, 2009 and 2008, respectively.

Net Loss per Share.  Adamis computes net loss per share by dividing the income attributable to holders of common stock for the period by the weighted average number of shares of common stock outstanding during the period. Since the effect of common stock equivalents was anti-dilutive, all such equivalents were excluded from the calculation of weighted average shares outstanding. There were 1,000,000 outstanding warrants at March 31, 2009 and 2008.

Income Taxes.  Adamis accounts for income taxes using an asset and liability approach for financial accounting and reporting for income taxes. Under the asset and liability approach, deferred taxes are provided for the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established where management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Discontinued Operations.  The results of operations for the years ended March 31, 2009 and 2008, and the six month periods ended September 30, 2009 and 2008 and the assets and liabilities at March 31, 2009 and 2008 and September 30, 2009 and 2008 related to International Laboratories, Inc. (“INL”), a formerly wholly owned subsidiary of Adamis, have been accounted for as discontinued operations in accordance with GAAP.

Results of Operations

Adamis’ consolidated results of operations are presented for the fiscal year ending March 31, 2009 and for the fiscal year ending March 31, 2008. Adamis’ consolidated interim results of operations are presented for the three and six months ending September 30, 2009 and the three and six months ending September 30, 2008. Adamis acquired Adamis Labs on April 23, 2007 and INL on December 31, 2007 and, accordingly, Adamis’ consolidated results of operations for the fiscal year ended March 31, 2008, do not include a full year of Adamis Labs’ and INL’s operations. Adamis completed its disposition of INL on July 18, 2008.

Year Ended March 31, 2009 and Year Ended March 31, 2008

Revenues and Cost of Sales.  Adamis had revenues of $659,538 and $621,725 for the year ending March 31, 2009 and March 31, 2008 respectively. The $37,813 increase in revenues compared to the year ended 2008 was primarily the result of increased sales of Aerohist, Aerohist plus and Extracts, offset in part by a reduction in sales of Acapella.

Research and Development Expense.  Adamis incurred research and development expenses of $740,437 in fiscal 2009 and $203,489 in fiscal 2008. The increase was primarily due to greater development costs of the prefilled Epi Syringe.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses for fiscal 2009 and 2008 were $4,852,966 and $3,775,644, respectively. Selling, general and administrative expenses consist primarily of legal fees, accounting and audit fees, professional fees and employee salaries. The increase in expenses for fiscal 2009 was primarily due to the merger with Cellegy Pharmaceuticals. The increase in legal, accounting and professional consulting expenses accounted for approximately $806,000 of the variance.

Other Income (Expenses).  Interest and other income (expense) for fiscal 2009 and 2008 were $(451,038) and $(321,983), respectively. Interest and other income (expense) consists primarily of interest expense paid in connection with various notes payable. The increase in interest expense for fiscal 2009 compared to fiscal 2008 was primarily due to a full year of interest expense charged from the note with Cellegy Pharmaceuticals during fiscal 2009 and an increase in interest income due to loans outstanding to International Labs during fiscal 2008.

Six Months Ended September 30, 2009 and 2008

Revenues and Cost of Sales.  Adamis had revenues of approximately $232,000 and $311,000 for the six months ending September 30, 2009 and 2008, respectively. The approximately $79,000 reduction in revenues for the first six months of fiscal 2010 compared to the comparable period of fiscal 2009 was primarily the result of reduced sales of Aerohist, Prelone and Aero Otic, partially offset by sales of the Pre-filled Epi Syringe product, which commenced in July 2009. Cost of sales for the six months ending September 30, 2009 and 2008 were approximately $68,000 and $181,000, respectively. The decrease of approximately $113,000 was due to an adjustment of inventory reserves with the introduction of the Epi Syringe product.

Research and Development Expense.  Adamis incurred research and development expenses of approximately $336,000 for the six months ended September 30, 2008 and approximately $99,000 in the six month period ended September 30, 2009. The reduction of research and development for the two comparative periods was caused by the completion of the prefilled EPI Syringe product and a reduction in research and development activities in light of limited available funds.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses for the six months ending September 30, 2009 and 2008 were approximately $1,283,000 and $2,336,000, respectively. Selling, general and administrative expenses consist primarily of legal fees, accounting and audit fees, professional fees and employee salaries. The reduction in comparative six month period expense levels is primarily a result of reduced salary levels, which Adamis believes is temporary, offset somewhat by increased professional fees and other related expenses.

Other Income (Expenses).  Interest and other income (expense) for the six month period ending September 30, 2009 and 2008 was approximately $(12,000) and $(390,000), respectively. Interest and other income (expense) consists primarily of interest expense paid in connection with various notes payable. The decrease in interest expense for the six month period ended September 30, 2009 in comparison to the same period for 2008 is due to interest from three debt instruments that were retired in 2009.

Three Months Ended September 30, 2009 and 2008

Revenues and Cost of Sales.  Adamis had revenues of approximately $126,000 and $202,000, for the three months ending September 30, 2009 and 2008, respectively. The decrease of $76,000 resulted from reduced sales of Aerohist, Aero Kid and Prelone, partially offset by sales of the PFS Syringe product. Cost of sales for the three months ending September 30, 2009 and 2008 were approximately $19,000 and $138,000, respectively. The decrease of $119,000 was due to an adjustment of the inventory reserves with the introduction of the PFS Syringe product.

Research and Development Expense.  Adamis incurred research and development expenses of approximately $25,000 for the three months ended September 30, 2008 and approximately $86,000 in the three month period ended September 30, 2009. The increase in research and development expenses in the second quarter of fiscal 2010 compared to the comparable period of fiscal 2009 was caused by Adamis considering a joint venture in the development of the PFS Syringe product during the second quarter of fiscal 2009. Once Adamis determined not to pursue the joint venture, higher development expenditures resulted in the second quarter of fiscal 2010.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses for the three months ending September 30, 2009 and 2008 were approximately $553,000 and $1,334,000, respectively. Selling, general and administrative expenses consist primarily of legal fees, accounting and audit fees, professional fees and employee salaries. The reduction in expense levels for the second quarter of fiscal 2010 from the comparable period of fiscal 2009 is primarily a result of reduced salary levels, which Adamis believes is temporary, offset somewhat by increased professional fees and other related expenses.

Other Income (Expenses).  Interest and other income (expense) for the three month period ending September 30, 2009 and 2008 were approximately $(8,000) and $(195,000), respectively. Interest and other income (expense) consist primarily of interest expense paid in connection with various notes payable. The decrease in interest expense for quarter ended September 30, 2009 in comparison of same period for 2008 is due to interest from three debt instruments that were retired in 2009.

Liquidity and Capital Resources

Fiscal 2009 and 2008

Since its inception, June 6, 2006, through March 31, 2009, Adamis has financed its operations principally through debt financing and through private issuances of common stock. Since inception, Adamis has raised a total of approximately $10 million in debt and equity financing transactions, consisting of approximately $4.3 million in debt financing and approximately $5.7 million in equity financing transactions. Adamis expects to finance future cash needs primarily through proceeds from equity or debt financings, loans, and/or collaborative agreements with corporate partners. Adamis has used the net proceeds from debt and equity financings for general corporate purposes, which have included funding for research and development, selling, general and administrative expenses, working capital, reducing indebtedness, pursuing and completing acquisitions or investments in other businesses, products or technologies, and for capital expenditures.

Adamis’ cash was $17,697 and $541 as of March 31, 2009 and March 31, 2008, respectively. The increase in cash was primarily the result of selling, general and administrative expenses, expansion of plant and merger costs, partially offset by funds received from financing transactions.

Net cash used in operating activities from continuing operations for fiscal 2009 and 2008 were approximately $4.2 million and $2.9, respectively, due primarily to Adamis’ scale up of sales operations and merger and acquisition costs. Adamis expects net cash used in operating activities to increase going forward as it completes product development, launches new products, engages in additional product research and development activities and pursues additional expansion of its sales base and other business activities. Adamis incurred a one time adjustment to record an intangible impairment of approximately $3,151,000 due to its determination that the distribution network acquired in the Adamis Labs acquisition did not meet the expectations for the network that were part of the decision to purchase Adamis Labs, would not sustain the introduction of the PFS Syringe product and had no future value. The increase in accounts payable/accrued expenses of approximately $446,000 from fiscal 2008 relates primarily to the merger with Cellegy and the increased level of spending that came with product development. Net cash used in operating activities from discontinued operations for fiscal 2008 of approximately $978,000 relate to INL’s contract packaging operations which were sold during fiscal 2009.

Net cash provided by investing activities from continuing operations was approximately $11,000 for fiscal 2008, compared to net cash provided by investing activities from continuing operations for fiscal 2009 of $6.6 million. The increase of net cash from investing activities was provided by the sale of INL. Net cash used in investing activities from discontinued operations of approximately $3.9 million for fiscal 2008 relate to INL’s contract packaging operations which were sold in July 2008.

Net cash provided by (used in) financing activities from continuing operations was approximately $7.8 million in fiscal 2008 and approximately $(2.6 million) in fiscal 2009, primarily due to the receipt of proceeds from issuance of common stock and debt financing in 2008 and the repayment of the debt financing in 2009.

In fiscal year 2008, Adamis borrowed a total of $2,000,000 from a third party institutional lender. The initial loan of $1,000,000 was executed on December 21, 2007 and the second loan of $1,000,000 was executed on January 9, 2008. The loans matured in sixteen (16) months and had an interest rate of 12% per year. The loans could be prepaid with an additional payment of a premium of one percent of the outstanding principal. As an inducement to make the loan, Adamis issued to the third party 800,000 shares of its common stock. Under the terms of the various loan agreements, virtually all of the assets of Adamis and its subsidiaries, including INL, were pledged as security. In connection with the sale of INL in July 2008, the loan was fully repaid and no outstanding balance or obligations remain under the loan agreements.

On November 15, 2007, Adamis issued a promissory note to a shareholder in the principal amount of $1,000,000. The note bore interest at a rate of 10% per annum. In connection with the sale of INL in July 2008, the loan was fully repaid.

As of March 31, 2009, Adamis had outstanding a total of three promissory notes to Dennis J. Carlo, President and Chief Executive Officer of Adamis, in the aggregate outstanding principal amount of $99,765, reflecting loans made by Dr. Carlo to Adamis. Each of these notes bears interest at an annual rate of 10%.

In conjunction with signing the definitive agreement to merge with Cellegy, Adamis borrowed $500,000 from Cellegy on February 12, 2008. The loan had an interest rate of 10%. Under the terms of the agreement, the loan was converted into Adamis common stock at the time the merger was consummated and the resulting shares issued were cancelled.

Six Months Ended September 30, 2009

Adamis’ cash was approximately $15,000 and $706,000 as of September 30, 2009 and September 30, 2008, respectively. The decrease in cash was primarily the result of selling, general and administrative expenses and merger costs.

Net cash used in operating activities from continuing operations for the six months ended September 30, 2009 and 2008 were approximately $221,000 and $3,207,000, respectively. Adamis expects net cash used in operating activities to increase going forward as it engages in additional product research and development activities, pursues additional expansion of its sales base and other business activities, assuming that it is able to obtain sufficient funding. The increase in accrued expenses of approximately $577,000 and the increase in accounts payable of $429,000 was created by an increase in legal, accounting, accrued compensation and consulting expenses due to becoming a publicly traded company and reduction of cash reserves.

Net cash provided by (used in) investing activities from continuing operations was approximately $(17,000) and $6,481,000 for the six months ended September 30, 2009 and 2008. Results for the quarter ended September 30, 2008, were affected by proceeds received from the sale of INL’s contract packaging operations which were sold in July 2008.

Net cash provided by financing activities from continuing operations was approximately $234,000 for the six months ended September 30, 2009 and net cash used in financing activities was approximately $2,874,000 for the six months ended September 30, 2008. The differences between the two periods were primarily due to the repayment of loans and related party notes from the proceeds of the sale of INL.

At September 30, 2009, Adamis had no significant cash balances and substantial liabilities and obligations. Even if development and marketing efforts are successful, substantial time may pass before significant revenues will be realized from the PFS Syringe product or other products, and during this period Adamis will require additional funds, the availability of which cannot be assured. Consequently, Adamis is subject to the risks associated with early stage companies, including the need for additional financings; the uncertainty of research and development efforts resulting in successful commercial products, as well as the marketing and customer acceptance of such products; unexpected issues with the FDA or other federal or state regulatory authorities; competition from larger organizations; reliance on the proprietary technology of others; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators. To achieve successful operations, Adamis will require additional capital to continue research and development and marketing efforts. No assurance can be given as to the timing or ultimate success of obtaining future funding.

We prepared the condensed consolidated financial statements assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business. In preparing these condensed consolidated financial statements, consideration was given to the Company’s future business as described below, which may preclude Adamis from realizing the value of certain assets. Adamis has limited cash reserves, liabilities that exceed its assets and significant cash flow deficiencies. Additionally, Adamis will need significant funding for the future operations and the expenditures that will be required to market existing products and conduct the clinical and regulatory work to develop Adamis’ product candidates. Management’s plans include seeking additional funding to satisfy existing obligations, liabilities and future working capital needs, to build working capital reserves and to fund its research and development projects. There is no assurance that Adamis will be successful obtaining the necessary funding to meet its business objectives.

Even giving effect to the convertible note transactions described below, additional financing will be required to support sales and marketing efforts relating to the syringe product, product development and marketing efforts for the Adamis Labs products, continued product research and development on Adamis’ vaccine technology, and fund any product or company acquisition opportunities, and cash flow from the Adamis Labs’ operations are not expected to provide sufficient cash to fund Adamis’ overall cash requirements for the foreseeable future. Adamis’ future capital requirements will depend upon numerous factors, including the following:

•	the progress and costs of development programs;

•	the commercial success of new products that are introduced;

•	patient recruitment and enrollment in future clinical trials;

•	the scope, timing and results of pre-clinical testing and clinical trials;

•	the costs involved in seeking regulatory approvals for product candidates;

•	the costs involved in filing and pursuing patent applications and enforcing patent claims;

•	the establishment of collaborations and strategic alliances;

•	the cost of manufacturing and commercialization activities;

•	the results of operations;

•	the cost, timing and outcome of regulatory reviews;

•	the rate of technological advances;

•	ongoing determinations of the potential commercial success of products under development;

•	the level of resources devoted to sales and marketing capabilities; and

•	the activities of competitors.

To obtain additional capital when needed, Adamis will evaluate alternative financing sources, including, but not limited to, the issuance of equity or debt securities, corporate alliances, joint ventures and licensing agreements; however, there can be no assurance that funding will be available on favorable terms, if at all. There are no assurances that Adamis will be able to successfully develop its products under development or that its products, if successfully developed, will generate revenues sufficient to enable it to earn a profit. If Adamis is unable to obtain additional capital, management may be required to explore alternatives to reduce cash used by operating activities, including the termination of development efforts that may appear to be promising to Adamis, the sale of certain assets and the reduction in overall operating activities.

Recent Convertible Note Transactions

Unsecured Convertible Note.  On December 29, 2009, Adamis issued to The G-Max Trust, or G-Max, an unsecured convertible promissory note, referred to as the G-Max Note, in the principal amount of $500,000 and also issued 500,000 shares of common stock of Adamis, in a private placement transaction for aggregate gross proceeds of $500,000. Interest on the outstanding principal balance of the G-Max Note accrues at a rate of 10% per annum compounded monthly and is payable monthly commencing February 1, 2010. All unpaid principal and interest on the G-Max Note is due and payable on December 31, 2010, sometimes referred to as the maturity date.

At any time on or before the maturity date, G-Max may convert some or all of the unpaid principal and interest into shares of Adamis common stock at a conversion price equal to $0.20 per share (subject to adjustment for stock dividends, stock splits, reverse stock splits, reclassifications or other similar events affecting the number of outstanding shares of Adamis common stock). Events of default under the G-Max Note include payment defaults and uncured material breaches of the Note. Upon an uncured event of default, G-Max may declare the entire unpaid amount owed under the G-Max Note immediately due, subject to the subordination provisions set forth in the G-Max Note, and may, at its option, charge default interest at a rate of 18% per annum.

The G-Max Note includes piggyback registration rights providing that at any time after one year after the date of the G-Max Note, if the shares that Adamis issued to G-Max and the shares of Adamis common stock that are issuable upon conversion of the G-Max Note, together referred to as the Transaction Shares, cannot be sold without restriction pursuant to SEC Rule 144, then if Adamis files a registration statement pursuant to the Securities Act of 1933, as amended, or the Act, at any time on or before December 29, 2010, relating to an offering for the account of others under the Act of any of its equity securities, other than registration statements on Form S-4 or Form S-8, Adamis will include in such registration any Transaction Shares specified by G-Max. The G-Max Note also includes subordination provisions providing that payment of principal, interest and any other amounts that may become due pursuant to the G-Max Note and any other obligation that Adamis may have to G-Max is subordinated to the payment in full of all secured debt or other senior indebtedness of Adamis.

Senior Secured Convertible Notes.  In January 2010, Adamis completed a private placement financing transaction with a small number of institutional investors led by Gemini Master Fund, Ltd., pursuant to a Securities Purchase Agreement, referred to as the SPA. Adamis issued 10% Senior Secured Convertible Notes, referred to as the Secured Notes, in the aggregate principal amount of $1.5 million and 1,500,000 shares of Adamis common stock, and received gross proceeds of $1.5 million, excluding transaction costs and expenses.

Interest on the Secured Notes is payable at a rate of 10% per annum and is payable monthly on the first business day of each month. Principal and any accrued and unpaid interest is due and payable October 11, 2010. The Secured Notes are convertible into shares of Adamis common stock at any time at the discretion of the investor at an initial conversion price per share of $0.20, subject to adjustment for stock splits, stock dividends and other similar transactions and subject to the terms of the Notes. The conversion price is also subject to price anti-dilution adjustments providing that if Adamis issues equity securities or securities convertible into equity securities at an effective price per share below the conversion price (subject to certain exceptions), the conversion price will be adjusted downward to equal the price of the new securities.

Adamis’ obligations under the Secured Notes and the other transaction agreements are guaranteed by Adamis’ principal subsidiaries, including Adamis Corporation, Adamis Laboratories and Adamis Viral, and are secured by a security interest in all of the assets of Adamis and those subsidiaries, pursuant to a security agreement. The transaction agreements include restrictions on Adamis’ ability to engage in certain kinds of transactions while the Secured Notes are outstanding without the consent of two-thirds in interest of the holders of the Secured Notes, including incurring or paying certain kinds of indebtedness, entering into certain kinds of financing transactions at prices below $0.20 per share, or encumbering Adamis’ assets. In addition to the rights under the security agreement to foreclose on the collateral in the event of a default, the transaction documents include a variety of liquidated damages, penalties and default provisions upon events of default by Adamis, including without limitation an increase in the principal amount and interest rate and a potential decrease in the conversion price of the Secured Notes, and in connection with certain other breaches of covenants of Adamis. If the shares underlying the Secured Notes are not freely tradeable under SEC Rule 144 after six months from the closing of the Secured Note transaction, Adamis intends to file a registration statement covering the resale of such shares. In connection with the transaction, Adamis’ officers entered into lockup agreements restricting sales of Adamis securities owned by them for as long as any Notes are outstanding, subject to certain limited exceptions.

Off Balance Sheet Arrangements

At September 30, 2009 and March 31, 2009, Adamis did not have any off balance sheet arrangements.

Recent Accounting Pronouncements

The Fair Value Measurements and Disclosures topic of the ASC includes certain concepts first set forth in September 2006, which define the use of fair value measures in financial statements, establish a framework for measuring fair value and expand disclosure related to the use of fair value measures. In February 2008, the FASB provides a one-year deferral of the effective date of those concepts for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. The application of these concepts was effective for our fiscal year beginning April 1, 2009, excluding the effect of the one-year deferral noted above. See “Fair Value Measurements” above. We are currently evaluating the impact of adopting these concepts with respect to non-financial assets and non-financial liabilities on our consolidated financial statements, which will be effective beginning April 1, 2010.

The Financial Instruments topic of the ASC includes certain concepts first set forth in February 2007, under which we may elect to report most financial instruments and certain other items at fair value on an instrument-by-instrument basis with changes in fair value reported in earnings. After the initial adoption, the election is made at the acquisition of an eligible financial asset, financial liability, or firm commitment or when certain specified reconsideration events occur. The fair value election may not be revoked once an election is made. The application of these concepts was effective for our fiscal year beginning April 1, 2008 — however, we have elected not to measure eligible financial assets and liabilities at fair value. Accordingly, the adoption of these concepts did not have a significant impact on our consolidated financial statements.

The Business Combinations topic of the ASC establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. The provisions of this guidance became effective for our fiscal year beginning April 1, 2009. Under these provisions, we would have recorded the $147,747 of deferred acquisition costs included in other non-current assets on our March 31, 2009 balance sheet as expense during the year then ended. This amount was recorded as expense on April 1, 2009.

The Subsequent Events topic of the ASC establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Certain of these requirements, which were first effective for interim or annual financial periods ending after June 15, 2009, relate to the concept of financial statements being “available to be issued” and require the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date (i.e., whether that date represents the date the financial statements were issued or were available to be issued). Other than providing this disclosure, our adoption of these requirements as of and for the period ended June 30, 2009 did not have a significant impact on our interim condensed consolidated financial statements.

MANAGEMENT OF THE COMBINED COMPANY

Executive Officers and Directors of the Combined Company Following the Merger

Following the merger, the combined company’s board of directors will consist of Dennis J. Carlo, Ph.D., David J. Marguglio and Richard L. Aloi, who are the current directors of Adamis.

Pursuant to the merger agreement, all of La Jolla’s current executive officers will resign immediately before the completion of the merger. Following the merger, the management team of the combined company is expected to be composed of the management team of Adamis. The following table lists the names and ages, as of December 9, 2009, and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon completion of the merger.

Name	Age	Position

Dennis J. Carlo, Ph.D.	65	President, Chief Executive Officer, and Director
Richard L. Aloi	55	President, Adamis Laboratories, and Director
Robert O. Hopkins	49	Vice President, Finance and Chief Financial Officer
David J. Marguglio	38	Vice President of Business Development and Investor Relations, Director

Directors

Dennis J. Carlo, Ph.D.  Please see the information below under the heading “Executive Officers.”

Richard L. Aloi.  Please see the information below under the heading “Executive Officers.”

David J. Marguglio.  Please see the information below under the heading “Executive Officers.”

Following the closing of the merger, the Board of Directors of Adamis intends to add outside, non-employee directors to the Board and may over time add two or more such directors to the Board. Adamis anticipates that the responsibilities of the independent directors would include, among other responsibilities, reviewing compensation and equity arrangements relating to executive officers.

Executive Officers

Dennis J. Carlo, Ph.D.  Dr. Carlo has been Adamis’ President and Chief Executive officer since October 2006. From 1982 to 1987, he served as Vice President of Research and Development and Therapeutic Manufacturing at Hybritech Inc., which was acquired by Eli Lilly & Co in 1985. After the sale to Lilly, Dr. Carlo, along with Dr. Jonas Salk, James Glavin and Kevin Kimberland, founded Immune Response Corporation, a public company, where he served as its President and Chief Executive Officer from 1994 to 2002. He served as president of Telos Pharmaceuticals, a private biotechnology company, from 2003 to 2006. Dr. Carlo has extensive experience in the development of vaccines and biologics. Early in his career, as Director of developmental and basic cellular immunology and Director of bacterial vaccines and immunology at Merck & Co., he oversaw research and product development for PNEUMOVAX (14-valent polysaccharide vaccine), MENINGOVAX A, MENINGOVAX C, MENINGOVAX A-C, and H. influenzae type b, and also directed a multi-disciplinary task force whose goal was the development of novel adjuvants. At Hybritech, he managed a successful program to carry out research and development in the area of monoclonal antibody and cancer therapy. At Immune Response Corporation, he established a program for an AIDS therapeutic vaccine and led the product development in clinical trials. Dr. Carlo received a B.S. degree in microbiology from Ohio State University and has a Ph.D. in Immunology and Medical Microbiology from Ohio State University.

David J. Marguglio.  Mr. Marguglio has been Adamis’ Vice President of Business Development and Investor Relations since its inception in June 2006. From 1996 to 2006, he held various positions with Citigroup Global Markets, Smith Barney and Merrill Lynch. Before entering the financial industry, from 1994 to 1996, he founded and ran two different startup companies, the latter of which was eventually acquired by a Fortune 100 company. From 1993 to 1994, he served as financial counsel for the commercial litigation division of a national law firm. Mr. Marguglio is a licensed securities representative, securities agent, and investment advisor. He received a degree in finance and business management from the Hankamer School of Business at Baylor University.

Robert O. Hopkins.  Mr. Hopkins joined Adamis in April 2007 and has been Vice President, Finance and Chief Financial Officer since that time. From 2000 to 2004, he was an Executive Vice President and the Chief Financial Officer of Chatham Capital Corp. In that position he managed financial operations for a corporation that held several hospitals, an extensive life sciences operation and a number of other business units within its portfolio. Mr. Hopkins served as Chief Financial Officer of Veritel Corp from 1999 and 2000, a biometric software company. He has also served as Chief Operating Officer for Circle Trust Company from 2004 to 2005, during which time he was responsible for corporate reorganization after acquiring a troubled trust company. From 2005 until Mr. Hopkins joined Adamis in April 2007, he consulted for Acumen Enterprises providing analysis and business plans for the various projects with which the company was involved. From 1997 to 1999, Mr. Hopkins was Senior Vice President for Finance for the Mariner Post-Acute Network, Atlanta, Georgia. In this position he was responsible for financial management of a division consisting of 12 long-term, acute care hospitals. Among his previous medical-related experience, he has served as Assistant Administrator of Finance for Kindred Hospitals; President and Chief Executive Officer of Doctors Hospital of Hyde Park; and Vice President of Accounting for Cancer Treatment Centers of America. Mr. Hopkins received a B.S. degree in Finance from Indiana State University and an M.B.A. from Lake Forest Graduate School of Management.

Richard L. Aloi.  Mr. Aloi is President of Adamis Laboratories and a director of Adamis. He joined Adamis in connection with Adamis’ acquisition of Adamis Labs in April 2007. He founded Aero Pharmaceuticals in 1997 and served as its President from 1997 to 2007. He developed Aero into a distributor of allergen extracts and related products, and managed Aero’s transition to a specialty pharmaceutical provider. From 1979 to 1997, before founding Aero, Mr. Aloi was Director of Sales and Marketing at Center Laboratories (a division of E. Merck), a manufacturer of allergenic extracts and prescription respiratory products, including the market leading epinephrine auto-injector. At Center Laboratories, Mr. Aloi oversaw a 50-person marketing group which included over 35 field sales representatives. His earlier positions within Center Laboratories included Sales Representative, Regional Manager, and National Sales Manager. Mr. Aloi has served in leadership and advisory roles for industry groups, including the Allergen Product Manufacturers Association, the American College of Allergy Asthma & Immunology, and the American Academy of Allergy Asthma & Immunology. Mr. Aloi received a B.A. in Political Science from Boston College in 1976.

Adamis Executive Compensation

The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to Adamis during the two fiscal years ended March 31, 2008 and 2009, to each Adamis officer who is expected to serve as an executive officer of the combined company after the merger. Old Adamis merged with Cellegy Pharmaceuticals, Inc., effective April 1, 2009, and Cellegy changed its name to Adamis in connection with the closing of the Cellegy merger. The information below relates to Old Adamis and to periods before the closing of the Cellegy merger, when Old Adamis was a private company.

Summary Compensation Table

					All Other
				Stock	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	($)	Total ($)

Dennis J. Carlo, Ph.D.	2009	$291,700	$—	$—	$—	$291,700
President and Chief Executive Officer	2008	229,190	—	—	—	229,190
Robert O. Hopkins	2009	$131,300	$—	$—	$—	$131,300
Vice President, Chief Financial Officer	2008	91,910	—	—	—	91,910
Richard L. Aloi	2009	$174,650	$—	$—	$—	$174,650
President, Adamis Laboratories, and Director	2008	181,367	—	—	—	181,367
David J. Marguglio	2009	$131,300	$—	$—	$—	$131,300
Vice President and Director	2008	134,410	—	—	—	134,410

For Adamis’ fiscal years 2008 and 2009, there were no stock awards or option awards made to any of the above persons, and none of the above persons hold any stock options. Information regarding shares of stock held by the above persons that are subject to vesting restrictions and rights of repurchase is included elsewhere in this joint proxy statement/prospectus under the heading “Principal Stockholders of Adamis — Stock Repurchase Agreements.” There are no severance or change of control arrangements with any of the above officers. Adamis has no written employment agreements or similar arrangements for any of the above officers, and compensation levels are determined by the board of directors of Adamis from time to time. If Dr. Carlo and Messrs. Aloi and Marguglio become directors of the combined company upon the closing of the merger transaction, by virtue of their status as officers of the company they will not qualify as independent directors in accordance with the listing requirements of the Nasdaq Stock Market. During fiscal 2009, all of Adamis’ directors were officers of Old Adamis and did not receive any compensation for services as a director.

Executive officers are eligible to participate in all of Adamis’ employee benefit plans, in each case on the same basis as other employees. Adamis reimburses each executive officer for all reasonable business other expenses incurred by the officer in connection with the performance of the officer’s duties.

Other

Under the Adamis 2009 Equity Incentive Plan, the administrator of the plan may, in the written agreements relating to an award made under the plan, provide that an award may be subject to acceleration of vesting and exercisability upon or after a Change in Control, as defined in the plan. Under the plan, a Change in Control means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) any person (with certain exceptions) becomes the owner, directly or indirectly, of securities of the company representing more than 50% of the combined voting power of the company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, other than in connection with equity financing transactions; (ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the company and, immediately after the consummation of such transaction, the stockholders of the company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such transaction, in each case in substantially the same proportions relative to each other as their ownership of the outstanding voting securities of the company immediately before such transaction; (iii) the stockholders of the company approve or the Board approves a plan of complete dissolution or liquidation of the company, or a complete dissolution or liquidation of the company shall otherwise occur, except for a liquidation into a parent corporation; (iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the company and its Subsidiaries to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of the company in substantially the same proportions relative to each other as their ownership of the outstanding voting securities of the company immediately before such sale, lease, license or other disposition; or (v) the members of the Board immediately after the closing of the merger transaction between La Jolla and Adamis, referred to as the Incumbent Board, cease for any reason to constitute at least a majority of the members of the Board, provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the board then still in office, such new member shall, for purposes of the plan, be considered as a member of the Incumbent Board. Notwithstanding the foregoing, the definition of Change in Control (or any analogous term) in an individual written agreement between the company and the plan participant will supersede the foregoing definition with respect to awards subject to such agreement. The Board may, in its sole discretion and without participant consent, amend the definition of “Change in Control” to conform to the definition of “Change of Control” under Section 409A of the Internal Revenue Code of 1986, as amended, and related Department of Treasury guidance. The merger, as described herein, will not constitute a “Change in Control” under the Adamis 2009 Equity Incentive Plan.

Compensation Committee Interlocks and Insider Participation

During Old Adamis’ fiscal 2009 year, each of the members of the board of directors was also an officer of Old Adamis and participated in deliberations of Old Adamis’ board of directors concerning executive officer compensation. None of the members of Old Adamis’ board of directors during fiscal 2009 served during fiscal 2009 on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on Old Adamis’ compensation committee or board of directors.

Certain Transactions with Related Persons, Promoters and Certain Control Persons

During fiscal 2009, there were no transactions or series of similar transactions to which Adamis was a party in which the amount involved exceeds the lower of (i) $120,000 or (ii) one percent of the average of Adamis’ total assets at the end of 2008 and 2009, and in which any current director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation,” except as follows: Dennis Carlo, the chief executive officer of Adamis, made a series of loans to Adamis for working capital. As of December 21, 2009 the outstanding principal amount under the loans total $319,565. The terms of the loans include an interest rate of 10% with various repayment dates. The loans are secured by the assets of Adamis Labs.

Pursuant to the charter of Adamis’ audit committee, Adamis’ audit committee has the responsibility to review and approve the terms of all transactions between Adamis and any related party, as that term is defined under applicable Nasdaq listing standards; however, compensation arrangements with related parties are reviewed by the Adamis compensation committee or the entire Adamis board, and the board retains the authority to review and approve other related party transactions. In connection with consideration of related-party transactions, the audit committee or the Adamis Board requires full disclosure of material facts concerning the relationship and financial interest of the relevant individuals involved in the transaction, and then determines whether the transaction is fair to Adamis. Approval is by means of a majority of the directors who are not related parties with respect to the transaction and are entitled to vote on the matter. The board intends that any transaction with related parties will be on terms no less favorable to Adamis than could be obtained from unaffiliated third parties.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Adamis security holders are expected to own, after the merger, between approximately 70%-95% of the combined company on a fully-diluted basis. Further, Adamis directors will initially constitute the entirety of the combined company’s board of directors and all members of the executive management of the combined company will be from Adamis. Therefore, Adamis will be deemed to be the acquiring company for accounting purposes and the merger transaction will be accounted for as a reverse merger and a recapitalization. The financial statements of the combined entity after the merger will reflect the historical results of Adamis before the merger and will not include the historical financial results of La Jolla before the completion of the merger. Stockholders’ equity and earnings per share of the combined entity after the merger will be retroactively restated to reflect the number of shares of common stock received by Adamis security holders in the merger, after giving effect to the difference between the par values of the capital stock of Adamis and La Jolla, with the offset to additional paid-in capital. As a result, the cost of the proposed merger is measured at net assets acquired and no goodwill will be recognized.

The following unaudited pro forma combined condensed consolidated financial statements have been prepared to give effect to the proposed merger of Adamis and La Jolla as a reverse acquisition of assets and a recapitalization in accordance with accounting principles generally accepted in the United States. For accounting purposes, Adamis is considered to be acquiring La Jolla in the merger. Consequently, all of the assets and liabilities of La Jolla have been reflected in the pro forma financial statements at their respective fair values and no goodwill or other intangibles will be recorded as part of acquisition accounting.

The unaudited pro forma condensed combined financial statements do not include any adjustments for income taxes because the combined company is anticipated to incur taxable losses for the foreseeable future.

The actual amounts recorded for the merger transaction as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined condensed consolidated financial statements as a result of:

•	the cash cost of La Jolla’s operations between the signing of the merger agreement and the closing of the merger;

•	La Jolla’s net cash balance as calculated pursuant to the merger agreement, which will partially determine the actual number of shares of La Jolla common stock to be issued pursuant to the merger;

•	the timing of completion of the merger; and

•	other changes in La Jolla’s assets that occur before completion of the merger, which could cause material differences in the information presented below.

The unaudited pro forma combined condensed consolidated financial statements presented below are based on the historical financial statements of Adamis and La Jolla, adjusted to give effect to the acquisition of La Jolla by Adamis for accounting purposes. The pro forma adjustments are described in the accompanying notes presented on the following pages.

The unaudited pro forma combined condensed consolidated balance sheet assumes that the proposed merger was completed as of September 30, 2009. The historical balance sheet for Adamis was derived from its unaudited condensed consolidated balance sheets included in its Form 10-Q for the three and six months ended September 30, 2009, included herein. The historical balance sheet for La Jolla was derived from its unaudited condensed consolidated balance sheets included in its Form 10-Q for the three and nine months ended September 30, 2009, included herein.

The unaudited pro forma combined condensed consolidated statements of operations assume that the merger took place as of the beginning of the periods presented. The historical statements of operations for Adamis was derived from its audited consolidated statements of operations included in its Annual Report on Form 10-K for the year ended March 31, 2009, and its unaudited condensed consolidated statements of operations included in its Form 10-Q for the three and six months ended September 30, 2009, included herein. The historical statements of operations for La Jolla was derived from its audited consolidated statements of operations included in its Annual Report on Form 10-K for the year ended December 31, 2008, and its unaudited condensed consolidated statements of operations included in its Form 10-Q for the three and six months ended June 30, 2009, included herein.

The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the dates stated above, nor is it necessarily indicative of future financial position or results of operations. The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Adamis and La Jolla which are included in this joint proxy statement/prospectus.

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet
As of September 30, 2009

	Historical		Pro Forma		Pro Forma
	La Jolla	Adamis	Adjustments		As Adjusted
	In thousands (000’s)

ASSETS
Current assets:
Cash and cash equivalents	$5,830	$15	$—		$5,845
Accounts receivable	—	159	—		159
Inventory, net	—	228	—		228
Prepaid expenses and other current assets	746	16	—		762
Related party receivables	—	77	—		77
Assets from discontinued operations	—	350	—		350

Total current assets	6,576	845	—		7,421
Property and equipment, net	—	28	—		28

Total assets	$6,576	$873	$—		$7,449

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$692	$1,628	$—		$2,320
Accrued expenses and other current payables	235	1,523	625	(B)	2,383
Accrued payroll and related expenses	98	—	—		98
Notes payable to related parties	—	335	—		335

Total current liabilities	1,025	3,486	625		5,136

Total liabilities	1,025	3,486	625		5,136
Stockholders’ equity (deficit):
Preferred stock	—	—	—		—
Common stock	657	5	(25	)(A)	632
			(5	)(A)

Additional paid in capital	427,574	10,792	(427,574	)(A)	15,716
			25	(A)
			4,899	(A)
Accumulated deficit	(422,680)	(13,409)	422,680	(A)	(14,034)
			(625	)(B)
Treasury stock	—	(1)	—		(1)

Total stockholders’ equity (deficit)	5,551	(2,613)	(625)		2,313

Total liabilities and stockholders’ equity	$6,576	$873	$—		$7,449

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations

	Historical
	La Jolla	Adamis
	For the Year Ended	For the Year Ended	Pro Forma		Pro Forma
	December 31, 2008	March 31, 2009	Adjustments		As Adjusted
	In thousands (000’s), except for per share data

Revenues	—	660	—		660
Cost of goods sold	—	262	—		262

Gross margin	—	398	—		398
Expenses:
Research and development	51,025	741	—		51,766
Selling, general and administrative	9,702	4,853	625	(B)	15,180
Asset impairment	2,810	—	—		2,810

Total expenses	63,537	5,594	625		69,756

Loss from operations	(63,537)	(5,196)	(625)		(69,358)
Other income (expense)
Interest income	779	—	—		779
Interest expense	(96)	(435)	—		(531)
Gain on fixed asset disposal	—	6	—		6
Loss on deposit	—	(22)	—		(22)

Total other income (expense)	683	(451)	—		232

Net (loss)	$(62,854)	$(5,647)	$(625)		$(69,126)

Basic and diluted net loss per share	$(1.26)	$(0.07)

Shares used in computing basic and diluted net loss per share	49,689	24,887

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations

	Historical
	La Jolla	Adamis
	For the Six Months	for the Six Months
	Ended	Ended	Pro Forma		Pro Forma
	June 30, 2009	September 30, 2009	Adjustments		As Adjusted
	In thousands (000’s), except for per share data

Revenues:
Product revenues	$—	$232	—		$232
Collaborative revenue	8,125	—	—		8,125

Total revenue	8,125	232	—		8,357
Cost of goods sold	—	67	—		67

Gross margin	8,125	165	—		8,290
Expenses:
Research and development	9,808	98	—		9,906
Selling, general and administrative	4,611	1,283	625	(B)	6,519

Total expenses	14,419	1,381	625		16,425

Loss from operations	(6,294)	(1,216)	(625)		(8,135)
Other income (expense)
Interest income	12	—	—		12
Interest expense	(13)	(13)	—		(26)

Total other income (expense)	(1)	(13)	—		(14)

Net (loss)	$(6,295)	$(1,229)	$(625)		$(8,149)

Basic and diluted net loss per share	$(0.10)	$(0.04)			$ (C)

Shares used on computing basic and diluted net loss per share	60,945	28,529			(C)

Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

1.	Basis of Presentation

On December 4, 2009, La Jolla entered into an Agreement and Plan of Reorganization with Adamis and Jewel Merger Sub, Inc., a Delaware corporation and newly formed wholly-owned subsidiary of La Jolla, or Merger Sub, pursuant to which Merger Sub will be merged with and into Adamis, with Adamis surviving after the merger as a wholly-owned subsidiary of La Jolla.

If the merger is consummated, each Adamis stockholder will receive, in exchange for each share of Adamis common stock held or deemed to be held by such stockholder immediately before the closing of the merger, a number of shares of La Jolla common stock equal to one share (excluding in all cases Adamis dissenting shares), after giving effect to a reverse stock split affecting the La Jolla stockholders. As a result, La Jolla anticipates that it will experience a change in control because Adamis stockholders will own in excess of approximately 70% of the outstanding common stock of La Jolla immediately after the merger. Further, Adamis directors will initially constitute the entirety of the combined company’s board of directors and all members of the executive management of the combined company will be from Adamis. Therefore, Adamis will be deemed to be the acquiring company for accounting purposes. Based on the above and in accordance with accounting principles generally accepted in the United States, the proposed merger is considered to be a reverse acquisition and recapitalization. As a result, the cost of the proposed merger is measured at net assets acquired and no goodwill will be recognized.

2.	Pro forma adjustments

(A) To adjust La Jolla’s historical common shares to reflect the reverse stock split and issuance of post split La Jolla shares to Adamis stockholders on a one for one basis, as well as to eliminate La Jolla’s historical additional paid-in capital and accumulated deficit. The pro forma adjustment assumes that the reverse stock split of the La Jolla shares contemplated by the merger agreement will be 1:3.81 and that, pursuant to the terms of the merger agreement, the La Jolla stockholders will hold 17,250,000 shares of the combined company immediately after the merger.

(B) To expense and accrue estimated direct costs to be incurred after September 30, 2009 by La Jolla and Adamis to consummate the merger. Merger costs include fees payable for legal, accounting, printing and other consulting services.

(C) Based on a possible range of 1:3.5 to 1:30.3, the expected impacts of the proposed reverse stock split of La Jolla common stock on the pro forma adjusted basic and diluted net loss per common share and the number of weighted-average shares used in computing basic and diluted net loss per common share for the six months ended September 30, 2009, are as follows (in thousands, except for per share data):

				Pro Forma as Adjusted
		Additional Share		For the Six Months
	Pro Forma as	Adjustments for		Ended September 30, 2009 as
	Adjusted for the	Reverse Stock		Adjusted for Reverse Stock
	Six Months Ended	Split in the Range of		Split in the Range of
	September 30, 2009	1:3.5	1:30.3	1:3.5	1:30.3

Net loss	$(8,149)			$(8,149)	$(8,149)

Basic and diluted net loss per common share	$(0.29)			$(0.17)	$(0.27)

Weighted-average shares used in computing basic and diluted net loss per common share	28,529	18,750	2,167	47,279	30,696

PRINCIPAL STOCKHOLDERS OF ADAMIS

The following tables set forth information as of January 20, 2010, concerning the beneficial ownership of (i) any person known to Adamis to be the beneficial owner of more than five percent of Adamis’ outstanding common stock, (ii) each current director of Adamis, (iii) each executive officer and (iv) all current directors and officers as a group. Unless indicated otherwise below, the address of each officer or director list below is Adamis Pharmaceuticals Corporation, 2658 Del Mar Heights Road, Suite #555, Del Mar, CA 92014.

The share numbers and percentages in the table below are based on 48,048,018 shares of common stock of Adamis outstanding.

	Shares
	Beneficially
Name	Owned(1)	Percent

5% holders
Thomas Parker(2)	2,357,058	4.9
Directors
Dennis J. Carlo(3)	8,368,000	17.4
Richard L. Aloi(5)	3,593,039	7.5
David J. Marguglio(6)	3,439,904	7.2
Other Officers
Robert O. Hopkins(4)	870,750	1.8
All Adamis directors and officers (4 persons)(7)	16,271,693	33.9

(1)	Based upon information supplied by officers, directors and principal stockholders. Beneficial ownership is determined in accordance with rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investing power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Shares of common stock subject to an option that is currently exercisable or exercisable within 60 days of the date of the table are deemed to be outstanding and to be beneficially owned by the person holding such option for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Adamis Pharmaceuticals Corporation, 2658 Del Mar Heights Road, Suite #555, Del Mar, CA 92014.

(2)	1,571,372 of these shares are subject to repurchase rights, as described below.

(3)	6,368,000 of these shares are subject to repurchase rights, as described below.

(4)	290,250 of these shares are subject to repurchase rights, as described below.

(5)	2,645,097 of these shares are subject to repurchase rights, as described below.

(6)	2,537,019 of these shares are subject to repurchase rights, as described below.

(7)	Includes 11,840,366 shares subject to repurchase rights, as described below.

Stock Repurchase Agreements

Approximately 16,300,201 of the outstanding shares of common stock of Adamis are subject to some form of restriction agreements and may be repurchased or cancelled by Adamis. The resale of all of the stock listed below is restricted, and Adamis has the right of first refusal in the event of that the holder thereof proposes to sell the stock.

Stockholder Group	Restricted Shares	Description

Current Officers and Directors		These shares were issued by Adamis before the merger with Cellegy to certain executive officers of Adamis. These shares are subject to repurchase by Adamis at $0.001 per share if certain value or performance targets are not met, or if the stockholder ceases to be employed at any time before dates ranging from July 2009 to September 2010, depending on the date of first employment of the officer with the time-based vesting restrictions lapsing with respect to one-third of the shares originally issued subject to these arrangements on each anniversary of the date of first employment which range from July 2006 to September 2007.
D. Carlo	6,368,000
R. Aloi	2,645,097
D. Marguglio	2,537,019
R. Hopkins	290,250

Total:	11,840,366
Current Employees and Consultants	333,333
Former Officers and Directors and Former HVG Shareholder
R. Mulford	1,575,000
T. Parker	1,571,372
R. Frost	719,019
Aero Pharmaceuticals	261,111

Total:	4,126,502

Total	16,300,201

PRINCIPAL STOCKHOLDERS OF LA JOLLA

The following table sets forth information regarding beneficial ownership of La Jolla common stock as of January 20, 2010 based on information available to La Jolla and filings with the SEC by:

•	each of La Jolla’s directors;

•	each of La Jolla’s “named executive officers” as defined by SEC rules;

•	all of La Jolla’s current directors and executive officers as a group; and

•	each person or group of affiliated persons known by La Jolla to be the beneficial owner of more than 5% of La Jolla common stock.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of La Jolla common stock issuable under stock options that are exercisable within 60 days of January 20, 2010 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to La Jolla’s knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of La Jolla common stock, except for those jointly owned with that person’s spouse. Percentage of beneficial ownership of La Jolla common stock is based on 65,722,648 shares of common stock outstanding as of January 20, 2010. Unless otherwise noted below, the address of each person listed on the table is c/o La Jolla Pharmaceutical Company, 4365 Executive Drive, Suite 300, San Diego, California 92121.

		Shares
	Shares of	with Right to
	Common	Acquire	Total	Percentage
	Stock	within 60	Beneficial	of Common
Name and Address	Owned	Days	Ownership	Stock

Essex Woodlands Health Ventures Fund VI, L.P. and	—	4,139,014	4,139,014	5.9%
Essex Woodlands Health Ventures Fund VII, L.P. 10001 Woodloch Forest Drive, Suite 175 The Woodlands, Texas 77380
Craig R. Smith, M.D.(1)	—	123,400	123,400	*	%
Robert A. Fildes, Ph.D.(1)	—	100,276	100,276	*	%
Stephen M. Martin(1)	40	105,400	105,440	*	%
Frank E. Young, M.D., Ph.D.(1)	5,600	38,000	43,600	*	%
Deirdre Y. Gillespie, M.D.(1)(2)	—	2,661,898	2,661,898	3.9%
Michael J.B. Tansey, M.D.(3)	—	535,000	535,000	*	%
All current executive officers and directors as a group (6 persons)(4)	5,640	3,857,325	3,862,965	5.6%

*	Less than one percent.

(1)	Current director as of January 20, 2010.

(2)	Current executive officer as of January 20, 2010.

(3)	Former executive officer terminated April 20, 2009.

(4)	The six current executive officers and directors are comprised of Dr. Smith, Dr. Fildes, Mr. Martin, Dr. Young, and Dr. Gillespie (each of whom is included within the table above), as well as Gail A. Sloan, the current Vice President of Finance and Secretary as of January 20, 2010. As of January 20, 2010, Ms. Sloan owned no La Jolla common stock and had the right to acquire 828,351 shares of La Jolla common stock within 60 days.

BENEFICIAL OWNERSHIP INFORMATION

The following table sets forth information concerning the beneficial ownership of (i) any person known to La Jolla to be the beneficial owner of more than five percent of La Jolla’s outstanding common stock, (ii) each current La Jolla director and each person who is expected to become a director of the combined company following the closing of the proposed merger, and (iii) all current La Jolla directors and officers as a group, before the proposed merger and immediately following the closing of the proposed merger. The share numbers and percentages in the table below relating to beneficial ownership before the merger are as of January 20, 2010. The share numbers and percentages in the table below for the period after the closing of the merger give effect to an assumed 1:3.81 reverse split of the La Jolla common stock before the closing of the merger. The table is based on 65,722,648 La Jolla shares outstanding before the merger and 65,828,470 shares of common stock of the combined company outstanding upon the consummation of the merger (65,828,470 includes 530,452 shares of La Jolla common stock (post-reverse split) issuable upon the vesting of restricted stock units awarded to La Jolla’s three existing employees, which restricted stock units will vest upon the consummation of the merger) and assumes La Jolla Net Cash equal to $2.7 million and an estimated Adamis Discounted Share Price of $0.25. Other than commitments under the merger agreement described in this joint proxy statement/prospectus, and commitments to issue shares upon the exercise of stock options or restricted stock units, La Jolla does not have any commitments to any such persons with respect to the issuance of shares of its common stock. Unless otherwise indicated in the notes to the table, the address of the persons listed on the table is c/o La Jolla Pharmaceutical Company, 4365 Executive Drive, Suite 300, San Diego, California 92121.

	Shares				Shares
	Beneficially				Beneficially
	Owned				Owned
	Before				After
Name	Merger(1)		Percent		Merger(1)		Percent(1)

Essex Woodlands Health Ventures Fund VI, L.P. and Essex Woodlands Health Ventures Fund VII, L.P.(2)	4,139,014		5.9%		1,086,355		1.6%
10001 Woodloch Forest Drive, Suite 175 The Woodlands, Texas 77380
La Jolla Directors
Craig R. Smith, M.D.	123,400	(3)	*	%	32,388		* %
Robert A. Fildes, Ph.D.	100,276	(4)	*	%	26,319		* %
Stephen M. Martin	105,440	(5)	*	%	27,675		* %
Frank E. Young, M.D., Ph.D.	43,600	(6)	*	%	11,444		* %
Deirdre Y. Gillespie, M.D.	2,661,898	(7)	3.9%		698,661		1.1%
Adamis Directors (13)
Dennis J. Carlo	—		—		8,368,000	(8)	12.7%
Richard L. Aloi	—		—		3,593,039	(9)	5.5%
David J. Marguglio	—		—		3,439,904	(10)	5.2%
All La Jolla directors and officers as a group	3,862,965	(11)	5.6%		17,285,595	(12)(14)	25.9%

*	Less than one percent.

(1)	Based upon information supplied by officers, directors and principal stockholders. Beneficial ownership is determined in accordance with rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investing power with respect to all shares shown as beneficially owned, except for those jointly owned with that person’s spouse, subject to community property laws where applicable. Shares of common stock subject to an option that is currently exercisable or exercisable within 60 days of the date of the table are deemed to be outstanding and to be beneficially owned by the person holding such option for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based on filings made by Essex Woodlands Health Ventures Funds, including the Schedule 13D filed on December 23, 2005 and Forms 4 filed on April 12, 2007, May 14, 2008 and February 26, 2009, respectively. Includes warrants to purchase 4,139,014 shares of La Jolla common stock that are exercisable within 60 days.

(3)	Includes 123,400 shares subject to right to acquire within 60 days of the date of the table.

(4)	Includes 100,276 shares subject to right to acquire within 60 days of the date of the table.

(5)	Includes 105,400 shares subject to right to acquire within 60 days of the date of the table.

(6)	Includes 38,000 shares subject to right to acquire within 60 days of the date of the table.

(7)	Includes 2,661,898 shares subject to right to acquire within 60 days of the date of the table.

(8)	6,368,000 of these shares are subject to repurchase rights.

(9)	2,645,097 of these shares are subject to repurchase rights.

(10)	2,537,019 of these shares are subject to repurchase rights.

(11)	The six current executive officers and directors are comprised of Dr. Smith, Dr. Fildes, Mr. Martin, Dr. Young, and Dr. Gillespie (each of whom is included within the table above), as well as Gail A. Sloan, the current Vice President of Finance and Secretary. As of the date of this table, Ms. Sloan owned no common stock and had the right to acquire 828,351 shares of La Jolla common stock within 60 days.

(12)	Includes 11,840,366 shares subject to repurchase rights.

(13)	The address of each person is c/o Adamis Pharmaceuticals Corporation, 2658 Del Mar Heights Road, Suite 555, Del Mar, CA 92014.

(14)	Includes all current La Jolla directors and officers as group (6 persons) as well as each person expected to become a director or officer of the combined company following the merger (4 persons) including Robert O. Hopkins, the current Vice President, Finance and Chief Financial Officer of Adamis. As of the date of this table, Mr. Hopkins owned 870,750 shares of Adamis common stock, 290,250 of which were subject to repurchase rights.

DESCRIPTION OF LA JOLLA CAPITAL STOCK

As of the date of this prospectus, the authorized capital stock of La Jolla consisted of 225,000,000 shares of common stock, par value $0.01 per share and 8,000,000 shares of preferred stock, par value $0.01 per share. As of January 20, 2010, there were 65,722,648 shares of La Jolla common stock outstanding and no outstanding shares of preferred stock.

The following is a summary of the rights of La Jolla common stock and preferred stock. This summary is not complete. For more detailed information, please see our restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

The holders of La Jolla common stock are entitled to one vote per share on all matters to be voted on by La Jolla stockholders, including the election of directors. La Jolla’s restated certificate of incorporation and bylaws do not provide for cumulative voting rights. For a discussion of the potential application of provisions of the California Corporations Code, please see “Applicability of Provisions of California Corporate Law” below.

Subject to preferences that may be applicable to any preferred stock that may be authorized, the holders of La Jolla common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the La Jolla Board, in its discretion, out of legally available funds. Upon La Jolla’s liquidation, dissolution or winding up, subject to prior liquidation rights of preferred stock that may be authorized, the holders of La Jolla common stock are entitled to receive, on a pro rata basis, La Jolla’s remaining assets available for distribution. The rights, preferences and privileges of the holders of La Jolla common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that may be designated and issued in the future. Holders of La Jolla common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of La Jolla common stock are, and all shares being offered by this joint proxy statement/prospectus will be, fully paid and non-assessable.

Preferred Stock

On the date of this joint proxy statement/prospectus, there were no shares of La Jolla preferred stock outstanding. Under La Jolla’s restated certificate of incorporation, the La Jolla Board has the authority, without further action by the stockholders, to issue up to 8,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of such shares (and any qualifications, limitations or restrictions thereon), and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

The La Jolla Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of La Jolla that may otherwise benefit holders of La Jolla common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. La Jolla has no current plans to issue any shares of preferred stock.

Anti-Takeover Provisions

Provisions of La Jolla’s restated certificate of incorporation and amended bylaws, as they will be in effect following the closing of the proposed merger, may delay or discourage transactions involving an actual or potential change in control of the combined company or change in the combined company’s management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that the combined company’s stockholders might otherwise deem to be in their best interests. Therefore, these provisions may adversely affect the price of the combined company’s common stock. Among other things, the restated certificate of incorporation and bylaws of the combined company will:

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled only by the board of directors;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•	not provide for cumulative voting rights; and

•	provide that special meetings of La Jolla stockholders may be called only by the chairman of the board, La Jolla’s president or by the board of directors; and

•	permit the board of directors to issue up to 8,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in the control of La Jolla).

The amendment of any of these provisions would require approval by the holders of a majority of La Jolla’s then outstanding common stock.

La Jolla is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, before the time the interested stockholder attained that status;

•	upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, La Jolla has not opted out of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire La Jolla.

The authorized but unissued shares of La Jolla common stock may be issued at any time and from time to time by the La Jolla Board without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares of common stock that are unissued relative to those that are issued. This could result in the combined company’s management being able to issue more shares without further stockholder approval and could render more difficult or discourage an attempt to obtain control of the combined company by means of a proxy contest, tender offer, merger or otherwise. La Jolla currently has no plans to issue shares of its common stock, other than in connection with the merger, the transactions contemplated thereby, in connection with possible future fund-raising transactions after the closing of the merger, and in the ordinary course of business.

Transfer Agent

The transfer agent for La Jolla common stock is American Stock Transfer & Trust Company, LLC.

Listing

La Jolla’s common stock is currently listed on the Nasdaq Capital Market under the symbol “LJPC”. The common stock of the combined company is not expected to be listed on the Nasdaq Capital Market and La Jolla common stock will likely be delisted before the completion of the merger (please see “Risks Related to La Jolla” beginning on page 16 for additional information). La Jolla and Adamis anticipate that the combined company will seek to change its symbol in connection with the change of its corporate name and be traded on the over-the-counter bulletin board.

COMPARISON OF RIGHTS OF HOLDERS OF LA JOLLA STOCK AND ADAMIS STOCK

Both La Jolla and Adamis are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the merger is completed, Adamis stockholders will be entitled to become stockholders of La Jolla, and their rights will be governed by the DGCL, the restated certificate of incorporation of La Jolla and the bylaws of La Jolla, as amended.

The following is a summary of the material differences between the rights of La Jolla stockholders and the rights of Adamis stockholders under each company’s respective charter documents and bylaws. With respect to La Jolla, the description of the charter documents reflect the certificate and bylaws as they will be in effect immediately after the closing of the merger, assuming that all of the Proposals described in this joint proxy statement/prospectus are approved. While La Jolla and Adamis believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of La Jolla and Adamis stockholders and is qualified in its entirety by reference to the DGCL and the various documents of La Jolla and Adamis that are referred to in this summary. You should carefully read this entire joint proxy statement/prospectus and the other documents referred to herein for a more complete understanding of the differences between being a stockholder of La Jolla and being a stockholder of Adamis. La Jolla has filed copies of its restated certificate of incorporation and bylaws, as amended, with the SEC, which are exhibits to the registration statement of which this joint proxy statement/prospectus is a part, and will send copies of these documents to you, free of charge, upon your request. Adamis will also send copies of its documents referred to herein to you upon your request. See the section entitled “Where You Can Find More Information.”

	La Jolla	Adamis

Authorized Capital	The authorized capital stock of La Jolla consists of 225,000,000 shares of common stock, par value $0.01 per share, and 8,000,000 shares of preferred stock, par value $0.01 per share. The board has the authority to designate the preferences, special rights, limitations or restrictions of the shares of preferred stock without further stockholder approval. As of January 20, 2010, approximately 65,722,648 shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.	The authorized capital stock of Adamis consists of 175,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. The board has the authority to designate the preferences, special rights, limitations or restrictions of the remaining shares of any class of stock or any series of any class without further stockholder approval. As of January 20, 2010, 48,048,018 shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.
Dividends	Under Delaware law, subject to any restrictions in the corporation’s certificate of incorporation, a Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. La Jolla has never paid a dividend on its common stock.	Same.
Cumulative Voting	Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors, unless such right is granted in the certificate of incorporation of the corporation. La Jolla’s certificate of incorporation does not provide for cumulative voting by La Jolla stockholders.	Adamis’ certificate of incorporation does not provide for cumulative voting by Adamis stockholders.

	La Jolla	Adamis

Number of Directors	Delaware law provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws. La Jolla’s bylaws provide that the number of directors shall be fixed by the board from time to time. The board of directors or the stockholders are authorized to set the number of directors. The La Jolla Board currently consists of five directors.	Adamis’ board currently consists of three directors.
Classified Board of Directors	Delaware law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years. La Jolla’s certificate of incorporation provides for a classified board of directors comprised of three classes of directors (Class 1, Class 2 and Class 3). Only one class of directors is up for election each year and, because there are three classes of directors, each director in a class is up for re-election every three years. Directors serve until their successors are elected or until their earlier resignation or removal. The bylaws and certificate of incorporation do not specify a specific term length for service of a director.	Delaware law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years. Adamis’ certificate of incorporation does not provide for a classified board of directors. Each director serves until his or her successor is elected or until his or her earlier resignation or removal. The bylaws and certificate of incorporation do not specify a specific term length for service of a director.
Removal of Directors	Delaware law provides that directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board and its certificate of incorporation otherwise provides. La Jolla’s certificate of incorporation does not provide for an alternative method of removal of directors.	Adamis’ bylaws provide that any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

	La Jolla	Adamis

Vacancies	Delaware law provides that, unless the corporation’s certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from an increase in the authorized number of directors elected by the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office. La Jolla’s certificate of incorporation provides that if the office of any director becomes vacant by reason of death, resignation, disqualification, removal, failure to elect, or otherwise, vacancies shall be filled solely by the board of directors (unless there are no directors, in which case vacancies will be filled by the stockholders).	Same. Under the certificate of incorporation bylaws of Adamis, if the office of any director becomes vacant by reason of death, resignation, disqualification, removal, failure to elect, or otherwise, the remaining directors, even if less than a quorum and unless the board determines otherwise, by a majority vote of such remaining directors, have the sole right to elect a successor or successors who shall hold the office for the unexpired term.
Board Quorum and Vote Requirements	At meetings of the board of directors, a majority of the authorized directors shall constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board. Only when a quorum is present may the board of directors continue to do business at any such meeting.	Same.
Special Meetings of Stockholders	Delaware law permits special meetings of stockholders to be called by the board of directors and any others persons specified by the certificate of incorporation or bylaws. Delaware law permits but does not require that stockholders be given the right to call special meetings. La Jolla’s bylaws provide that special meetings of stockholders may be called by the board of directors, the chairman of the board or the president.	Delaware law permits special meetings of stockholders to be called by the board of directors and any others persons specified by the certificate of incorporation or bylaws. Delaware law permits but does not require that stockholders be given the right to call special meetings. Adamis’ bylaws provide that special meetings of stockholders may be called by the board of directors, the chairman of the board, the chief executive officer, president or the holders of at least 25% of all votes entitled to be cast on any issue proposed to be considered at such special meeting. No business may be transacted at a special meeting except that referred to in the notice of meeting

	La Jolla	Adamis

Quorum for Stockholder Meetings	Except as otherwise expressly provided by law or by La Jolla’s certificate of incorporation or bylaws, at all meetings of the stockholders, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum requisite for the transaction of business; provided, however, that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.	Under Adamis’ bylaws, the presence at a meeting, in person or by proxy, of holders of shares representing a majority of votes entitled to vote on a matter constitutes a quorum for the transaction of business; provided, however, that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Advance Notice Procedures for a Stockholder Proposal	For nominations or other business to be properly brought before a meeting by a stockholder, a stockholder’s notice must be delivered to the corporation between 90 and 120 days before the meeting; provided, however, that if less than 95 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the seventh day following the earlier of (i) the date of the first public announcement of the date of such meeting and (ii) the date on which such notice of the scheduled meeting was mailed. The stockholder’s notice must include certain information about the stockholder and the proposal.	Under Adamis’ bylaws for nominations or other business to be properly brought before an annual meeting by a stockholder, a stockholder’s notice must be delivered to Adamis between 90 and 120 days before to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days before or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, the notice must be delivered not earlier than the close of business on the 120th day before such annual meeting and not later than the later of the 90th day before such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder’s notice must include certain information about the stockholder and the proposal.
Action by Stockholders Without a Meeting	Under Delaware law, unless a corporation’s certificate of incorporation provides otherwise, any action which may be taken at a meeting of the stockholders of a corporation may be taken by written consent without a meeting. La Jolla’s certificate of incorporation provides that any action permitted to be taken at any annual or special meeting of stockholders must be effected at a meeting and may not be effected by written consent.	Same. Adamis’ restated certificate of incorporation provides that stockholders may not act by means of written consent.

	La Jolla	Adamis

Amendment of Governing Documents	Procedures for Amendment of Certificate of Incorporation: Under Delaware law, the board of directors shall adopt a resolution setting forth the proposed amendment and declaring its advisability, and either call a special meeting of the stockholders entitled to vote thereon or direct that the proposed amendment shall be considered at the next annual meeting of the stockholders. The amendment shall be approved by a majority of the outstanding stock entitled to vote thereon. If the proposed amendment would adversely affect the rights, powers, par value, or preferences of the holders of either a class of stock or a series of a class of stock, then the holders of either the class of stock or series of stock, as appropriate, shall be entitled to vote as a class.	Procedures for Amendment of Certificate of Incorporation: Same.

	Procedures for Amendment of Bylaws: La Jolla’s bylaws provide that the bylaws may be amended or repealed by the stockholders or, except for Sections 2.07 and 3.01, by the directors.	Procedures for Amendment of Bylaws: Adamis’ bylaws provide that the bylaws may be amended at any meeting of the board, upon notice thereof in accordance with the bylaws, or at any meeting of the stockholders by the vote of the holders of the majority of the stock issued and outstanding and entitled to vote at such a meeting.

	La Jolla	Adamis

Indemnification of Directors, Officers and Employees	La Jolla’s bylaws provide that it will indemnify and hold harmless against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement), to the fullest extent authorized by Delaware law, any director, trustee, officer, employee of the corporation, or an agent of another corporation, partnership, joint venture, trust, or other enterprise (including service with respect to an employee benefit plan), in connection with a proceeding to which he, she, or it is made a party or threatened to be made a party or is otherwise involved in any action, suit, or proceeding of a civil, criminal, administrative, or investigative nature by reason of being or having served in such a capacity. This indemnification right continues after the individual ceases to be a director, trustee, officer, employee, or agent and inures to the benefit of the individual’s heirs, executors, and administrators. Notwithstanding the foregoing, an individual that initiates a proceeding to enforce the right to indemnification will only be indemnified if such a proceeding is authorized by the board of directors.	Adamis’ bylaws provide that it will indemnify and hold harmless against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement), to the fullest extent authorized by Delaware law, any director, trustee, officer, employee of the corporation, or an agent of another corporation, partnership, joint venture, trust, or other enterprise (including service with respect to an employee benefit plan), in connection with a proceeding to which he, she, or it is made a party or threatened to be made a party or is otherwise involved in any action, suit, or proceeding of a civil, criminal, administrative, or investigative nature by reason of being or having served in such a capacity. This indemnification right continues after the individual ceases to be a director, trustee, officer, employee, or agent and inures to the benefit of the individual’s heirs, executors, and administrators. Notwithstanding the foregoing, an individual that initiates a proceeding to enforce the right to indemnification will only be indemnified if such a proceeding is authorized by the board of directors.

	La Jolla	Adamis

DGCL Section 203	La Jolla is subject to the anti-takeover provisions of Section 203 of the DGCL unless it falls within an applicable exemption under Section 203 of the DGCL. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior thereto, did own) 15% or more of the corporation’s voting stock.	Same. Adamis is also subject to the anti-takeover provisions of Section 203 of the DGCL unless it falls within an applicable exemption under Section 203 of the DGCL.
Consideration of Other Constituencies	La Jolla’s certificate of incorporation does not contain any provision specifically authorizing or requiring La Jolla Board to consider the interests of any constituencies of La Jolla other than its stockholders in considering whether to approve or oppose any corporate action.	Adamis’ certificate of incorporation does not contain any provision specifically authorizing or requiring the Adamis board of directors to consider the interests of any constituencies of Adamis other than its stockholders in considering whether to approve or oppose any corporate action.

	However, Delaware law provides that, in the performance of their duties to the corporation, directors are protected in relying on good faith upon the records of the corporation and information, opinions, reports, or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.	However, Delaware law provides that, in the performance of their duties to the corporation, directors are protected in relying on good faith upon the records of the corporation and information, opinions, reports, or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

MATTERS TO BE PRESENTED TO THE LA JOLLA STOCKHOLDERS

LA JOLLA PROPOSAL NO. 1 — APPROVAL OF THE ISSUANCE OF
COMMON STOCK TO ADAMIS STOCKHOLDERS IN THE MERGER

At the La Jolla special meeting, La Jolla stockholders will be asked to approve the issuance of La Jolla common stock to Adamis stockholders pursuant to the merger agreement and the change in control of La Jolla resulting from the issuance of La Jolla common stock in the merger. Immediately following the merger, Adamis stockholders are expected to own approximately 70% to 95% of the common stock outstanding of the combined company, with existing La Jolla stockholders holding approximately 5% to 30% of the common stock outstanding of the combined company. See “Risks Related to the Merger,” and specifically those risk factors discussing potential ownership percentages of each of the La Jolla stockholders and the Adamis stockholders post-merger, for additional information.

The terms of, reasons for and other aspects of the merger agreement, the merger, the issuance of La Jolla common stock to Adamis stockholders pursuant to the merger agreement and the resulting change in control of La Jolla, are described in detail in other sections of this joint proxy statement/prospectus.

Additionally, La Jolla expects to assume the Adamis 2009 Equity Incentive Plan, or the 2009 incentive plan. This plan, which will terminate on February 6, 2019, provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, and other forms of equity compensation, or collectively, stock awards. In addition, the 2009 incentive plan provides for the grant of performance cash awards. Incentive stock options may be granted only to employees. All other awards may be granted to employees, including officers, non-employee directors, and consultants. The aggregate number of shares of common stock that may be issued initially pursuant to stock awards under the 2009 incentive plan is 7,000,000 shares, provided that the number of shares of common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2010 through and including January 1, 2019, by the lesser of (a) 5.0% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year or (b) a lesser number of shares of common stock determined by the Adamis Board prior to the start of a calendar year for which an increase applies. Following the assumption of the 2009 incentive plan, the combined company will be free to grant new equity-based awards to eligible employees, officers, directors and consultants.

No Dissenters’ Rights

Under the DGCL, La Jolla stockholders are not entitled to dissenters’ rights with respect to the merger or the reverse stock split as described below in “La Jolla Proposal No. 2.”

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of La Jolla common stock having voting power present in person or represented by proxy at the La Jolla special meeting is required for approval of La Jolla Proposal No. 1.

THE LA JOLLA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LA JOLLA’S STOCKHOLDERS VOTE “FOR” LA JOLLA PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF LA JOLLA COMMON STOCK TO ADAMIS STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT AND THE RESULTING CHANGE IN CONTROL OF LA JOLLA.

LA JOLLA PROPOSAL NO. 2 — APPROVAL OF PROPOSAL TO
AMEND LA JOLLA’S RESTATED CERTIFICATE OF
INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

The merger agreement provides that La Jolla’s stockholders must approve an amendment to La Jolla’s restated certificate of incorporation to effect the reverse stock split of La Jolla common stock as described in this joint proxy statement/prospectus. If approved, the reverse stock split will be effective immediately before the effective time of the merger. Upon the effectiveness of the amendment to La Jolla’s restated certificate of incorporation effecting the reverse stock split, referred to herein as the split effective time, the total number of outstanding La Jolla shares immediately before the split effective time will be combined into a number of shares based on the formula described below.

The number of shares that persons who are La Jolla stockholders immediately before closing of the merger will hold after the closing of the merger depends on the ratio of the reverse stock split as determined pursuant to the merger agreement. The Reverse Split Ratio is expected to range from 1:3 to 1:30 and applies only to existing holders of La Jolla common stock. Under the terms of the merger agreement, the shares of La Jolla common stock issued and outstanding immediately before the closing of the merger will be combined in a reverse stock split, with each share thereafter representing a fractional share equal to the reverse stock split ratio. Under the merger agreement, the “Reverse Stock Split Ratio” is defined as a fraction, the numerator of which is one and the denominator of which is the “Pre-Effective La Jolla Shares” divided by the “Post-Effective La Jolla Stockholder Shares.”

The “Pre-Effective La Jolla Shares” is defined in the merger agreement as the sum of all shares of La Jolla common stock before the effective date of the merger that are: (a) issued and outstanding and (b) issuable upon conversion of any preferred stock of La Jolla. The “Post-Effective La Jolla Stockholder Shares” is defined as a number equal to (i) the La Jolla Net Cash as of the closing date of the merger plus $750,000, divided by (ii) the Adamis Discounted Share Price. “La Jolla Net Cash” is defined as the amount of (A) La Jolla’s cash and cash equivalents and current amounts receivable of La Jolla, as reflected in La Jolla’s financial records as of the closing date of the merger, minus (B) all cash liabilities and obligations of La Jolla as reflected in La Jolla’s financial records as of the closing date of the merger, but excluding the aggregate value of the fractional share payments and out-of-pocket expenses associated with the reverse stock split and the post-closing exchange of certificates associated with the reverse stock split. In determining the La Jolla Net Cash prior to the closing of the merger, La Jolla will prepare a statement estimating the net cash and will deliver this estimate to Adamis before closing. Adamis and La Jolla currently expect that La Jolla’s adjusted net cash, taking into account liabilities, will be between approximately $2.5 million and $3.0 million as of the time that the parties expect the merger to be completed. The actual amount of adjusted net cash could be higher or lower than this range. The amount of La Jolla’s net cash at the closing date of the merger will depend primarily on when the La Jolla and Adamis stockholder meetings are held and how long it takes to satisfy the other closing conditions in the merger agreement, the extent of La Jolla’s working capital needs until the closing and the extent of unexpected expenses or cash needs that may arise before the closing.

The “Adamis Discounted Share Price” is defined in the merger agreement as the volume weighted average closing price of the Adamis common stock (as reported on the OTC Bulletin Board or other market or quotation system on which the Adamis common stock is quoted or traded) commencing on the first business day after the date of the merger agreement, which was December 7, 2009, and ending two trading days before the closing date of the merger, discounted by an amount set forth in the following table:

Adamis Weighted Average Share Price	% Discount

Less than $0.25	10% (not to go below $0.20 per share)
$0.25 to $2.00	25% (not to go below $0.20 per share)
Greater than $2.00	$1.50 (fixed price)

The prices in the above table are subject to proportional adjustments in the event of recapitalizations or similar events affecting the Adamis common stock.

By way of example only: (A) if the La Jolla Net Cash as of the closing date of the merger is $2,000,000 and the Adamis Average Share Price is $0.24, then the Adamis Discounted Share Price would equal $0.216 and the Post-Effective La Jolla Stockholder Shares would equal 12,731,481; (B) if the La Jolla Net Cash as of the Closing Date is $2,000,000 and the Adamis Average Share Price is $0.50, then the Adamis Discounted Share Price would equal $0.375 and the Post-Effective La Jolla Stockholder Shares would equal 7,333,333; and (C) if the La Jolla Net Cash as of the Closing Date is $2,000,000 and the Adamis Average Share Price is $2.01, then the Adamis Discounted Share Price would equal $1.50 and the Post-Effective La Jolla Stockholder Shares would equal 1,833,333.

While the exact ratio of the reverse stock split will not be calculable until near the closing of the merger, the following table sets forth the approximate percentage ownership of the outstanding shares of the combined company that Adamis stockholders and current La Jolla stockholders would be expected to hold immediately following the closing of the merger, based on an assumed 48,048,018 outstanding Adamis shares and 65,722,648 outstanding La Jolla shares at the closing date of the merger, and reflecting the assumed high and low amounts of La Jolla Net Cash ($3.0 million (high) and $2.5 million (low), respectively) and different Adamis Weighted Average Share Prices and related Adamis Discounted Share Prices. This table excludes 2,021,024 shares of La Jolla common stock (pre-reverse split) issuable upon the vesting of restricted stock units awarded to La Jolla’s three existing employees, which restricted stock units will vest upon the consummation of the merger.

				Total La Jolla
				Stockholders’
				Approximate
				Ownership in			Total Adamis Stockholders’
	Adamis		La Jolla	the Combined		Adamis	Approximate Ownership in
La Jolla Net	Weighted	Adamis	Stockholders’	Company after Closing		Stockholders’	the Combined Company after Closing
Cash Plus	Average	Discounted	Reverse Stock	Share		Exchange	Share
$750,000	Share Price	Share Price	Split Ratio	Amount	%	Ratio	Amount	%

$3,750,000	$2.00	$1.50	1 : 26.3	2,500,000	5	1 : 1	48,048,018	95
(high)	$1.00	$0.75	1 : 13.1	5,000,000	9	1 : 1	48,048,018	91
	$0.50	$0.38	1 : 6.6	10,000,000	17	1 : 1	48,048,018	83
	$0.25	$0.20	1 : 3.5	18,750,000	28	1 : 1	48,048,018	72
$3,250,000	$2.00	$1.50	1 : 30.3	2,166,667	4	1 : 1	48,048,018	96
(low)	$1.00	$0.75	1 : 15.2	4,333,333	8	1 : 1	48,048,018	92
	$0.50	$0.38	1 : 7.6	8,666,667	15	1 : 1	48,048,018	85
	$0.25	$0.20	1 : 4	16,250,000	25	1 : 1	48,048,018	75

At the split effective time, each outstanding pre-reverse split share of La Jolla common stock will be reclassified into a fraction of a share equal to the reverse split ratio. All shares and fractions thereof held by a particular record holder will be aggregated into whole shares. The merger agreement provides that no fractional shares will be issued in connection with the reverse stock split. No fractional shares of La Jolla common stock shall be issued in connection with the merger, and no certificates or scrip representing such fractional shares shall be issued. In lieu of fractional shares, holders of Adamis common stock will instead receive from La Jolla an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the applicable price per share which shall be equal to the average closing price of La Jolla common stock (as reported on the Nasdaq Capital Market, or the OTC Bulletin Board or, if the La Jolla common stock is not traded on the Nasdaq Capital Market or the OTC Bulletin Board, then the Pink Sheets, and, if not traded on the Pink Sheets, then as determined in good faith by the La Jolla Board) on the five trading days immediately prior to the effective date of the merger (after giving effect to the Reverse Stock Split). The reverse split would not reduce the number of authorized shares of La Jolla common stock and preferred stock set forth in La Jolla’s certificate of incorporation, as proposed to be amended. Accordingly, La Jolla will effectively gain additional authorized shares of common stock as a result of the reverse stock split; neither Adamis nor La Jolla presently has any plans for the issuance of these additional shares.

If Adamis issues additional shares of its common stock before the closing of the merger, then the La Jolla stockholders will hold a lower percentage of the outstanding shares of the combined company immediately after the merger. La Jolla will publicly announce the final reverse stock split ratio.

The following table provides estimates of the number of shares of La Jolla common stock authorized, issued and outstanding, and reserved for issuance at the following times, assuming that there are 65,722,648 La Jolla shares and 48,048,018 Adamis shares outstanding immediately before the effective time of the merger: (i) before the reverse stock split and closing of the merger, (ii) after the reverse stock split but immediately before the effective time of the merger, and (iii) after the reverse stock split and immediately after the closing of the merger:

	Number of
	Shares of	Number of Shares		Number of
	Common Stock	Issued and		Shares Reserved
	Authorized	Outstanding(1)		For Issuance

Before the Reverse Stock Split and Closing of the Merger:	225,000,000	65,722,648		13,835,291	(2)
After Assumed 1: 1:30.3 Reverse Stock Split with $2.5 million La Jolla Net Cash but Before Closing of the Merger:	225,000,000	2,166,667		456,105	(3)
After Assumed 1: 1:3.5 Reverse Stock Split with $3.0 million La Jolla Net Cash but Before Closing of the Merger:	225,000,000	18,750,000		3,947,067	(3)
After Assumed 1: 1:30.3 Reverse Stock Split with $2.5 million La Jolla Net Cash and Issuance of Shares Following Closing of the Merger:	225,000,000	50,281,311	(4)	12,805,057	(5)
After Assumed 1: 1:3.5 Reverse Stock Split with $3.0 million La Jolla Net Cash and Issuance of Shares Following Closing of the Merger:	225,000,000	67,374,595	(4)	15,786,068	(5)

(1)	These estimates assume 65,722,648 shares of La Jolla common stock issued and outstanding immediately before the closing of the merger.

(2)	Includes shares issuable upon exercise of outstanding La Jolla options and warrants and vesting of outstanding restricted stock units, without giving effect to the reverse stock split. Excludes the shares of common stock reserved for issuance to Adamis stockholders in connection with the merger.

(3)	Includes post-reverse split shares issuable upon exercise of outstanding La Jolla options and warrants and vesting of outstanding restricted stock units. Excludes an additional estimated 48,048,018 shares of common stock reserved for issuance to Adamis stockholders in connection with the merger.

(4)	Includes post-reverse split shares issuable upon the vesting of outstanding restricted stock units.

(5)	Includes post-reverse split shares issuable upon exercise of outstanding La Jolla options and warrants. Includes 2,415,578 shares issuable upon the exercise of outstanding Adamis options and warrants, and convertible securities with conversion rights to acquire 10,000,000 shares of Adamis common stock that will be assumed by La Jolla in the merger. Excludes shares reserved for future issuance under the Adamis 2009 Equity Incentive Plan that is being assumed by La Jolla in connection with the merger.

If La Jolla Proposal No. 2 is approved, and if the reverse stock split is effected in connection with the closing of the merger, the reverse stock split would become effective upon the filing of a certificate of amendment to La Jolla’s restated certificate of incorporation with the Delaware Secretary of State.

The La Jolla board of directors will effect the reverse stock split, if it is approved by the stockholders, only if the proposal to approve the issuance of shares of La Jolla common stock to Adamis stockholders pursuant to the merger agreement, and the other proposals that the merger agreement requires be approved, are approved, and only in connection with the closing of the merger.

The amendment to La Jolla’s restated certificate of incorporation to effect the reverse stock split will effect the reverse stock split but will not change the number of authorized shares of La Jolla common stock or the par value of La Jolla common stock.

By approving the certificate of amendment to La Jolla’s restated certificate of incorporation effecting the reverse stock split, stockholders will be approving the combination of any number of issued shares of common stock shares into one share, pursuant to the formula set forth in the merger agreement and described above.

Reasons for the Reverse Stock Split

The primary purpose of the reverse stock split is to adjust the number of outstanding La Jolla shares in relation to the number of shares that will be issued to the Adamis stockholders in the merger, and to have a smaller total number of outstanding shares of La Jolla common stock immediately after the merger.

Principal Effects of the Reverse Stock Split

The amendment to La Jolla’s restated certificate of incorporation effecting the reverse stock split is attached hereto Annex C.

The reverse stock split, if effected, will occur simultaneously for all outstanding shares of La Jolla common stock. The reverse stock split will affect all of La Jolla’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in La Jolla. The reverse stock split will not affect Adamis stockholders that receive La Jolla stock in the merger, as their shares will issued on a one-for-one basis after the reverse split occurs. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect La Jolla’s continuing to be subject to the periodic reporting requirements of the Exchange Act.

If a reverse stock split is implemented, some stockholders may consequently own less than one hundred shares of common stock. A purchase or sale of less than one hundred shares, referred to as an “odd lot” transaction, may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares of common stock following the reverse stock split may be required to pay higher transaction costs if they sell their shares.

La Jolla has outstanding certain stock options and warrants to purchase shares of common stock. Under the terms of the outstanding stock options and warrants, a reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. In connection with a reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share, and no cash payment will be made in respect of such rounding.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If La Jolla’s stockholders approve the amendment to La Jolla’s restated certificate of incorporation effecting the reverse stock split, the ratio of the reverse stock split to be implemented will be determined as provided in the merger agreement. La Jolla will file the certificate of amendment with the Delaware Secretary of State in connection with the closing of the merger transaction. Beginning at the split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the split effective time, stockholders will be notified that the reverse stock split has been effected. La Jolla expects that La Jolla’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by La Jolla. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified (after aggregating fractional shares), will be entitled, upon surrender to the exchange agent of certificates representing such shares, to receive a whole share of La Jolla common stock.

Accounting Matters

The reverse stock split will not affect the stockholders’ equity on La Jolla’s balance sheet. However, because the par value of La Jolla common stock will remain unchanged on the effective date of the split, the components that make up the common stock capital account will change by offsetting amounts. Depending on the size of the reverse stock split the board of directors decides to implement, the stated capital component will be reduced to approximately $172,500 from its present amount, and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of La Jolla will be increased because there will be fewer shares of La Jolla common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

No Dissenters’ Rights

Under the DGCL, La Jolla stockholders are not entitled to dissenters’ rights with respect to the reverse stock split or the merger.

Certain Federal Income Tax Considerations

The following discussion describes certain material United States federal income tax considerations of the reverse stock split. This discussion is based upon the Internal Revenue Code of 1986, as amended, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. No ruling from the Internal Revenue Service or opinion of tax counsel with respect to the matters discussed herein has been requested, and there is no assurance that the Internal Revenue Service would agree with the conclusions set forth in this discussion. All stockholders should consult with their own tax advisors.

This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders who may be subject to special treatment under the federal income tax laws. This discussion assumes that stockholders do not constructively own any shares of common stock as a result of attribution from related persons or entities. This discussion also does not address any tax consequences under state, local, or foreign laws. It does not address the consequences of the reverse stock split to holders of options or warrants.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, OR ANY CHANGES IN APPLICABLE TAX LAWS.

Tax Consequences to La Jolla.  La Jolla will not recognize any gain or loss solely as a result of the reverse stock split.

Tax Consequence to La Jolla Stockholders Generally.  No gain or loss should be recognized by a stockholder who receives only shares of common stock as a result of the reverse stock split.

Stockholder’s Tax Basis in Shares Received upon the Reverse Stock Split.  Except with respect to cash received in lieu of fractional shares, the aggregate tax basis of the shares of La Jolla common stock held by a stockholder following the reverse stock split will equal the stockholder’s aggregate basis in the shares of common stock held immediately before the reverse stock split.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES

NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE REVERSE STOCK SPLIT’S POTENTIAL TAX EFFECTS. HOLDERS OF LA JOLLA COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of La Jolla common stock having voting power outstanding on the record date for the La Jolla special meeting is required to approve the certificate of amendment to La Jolla’s restated certificate of incorporation to effect a reverse stock split of La Jolla common stock. If the merger with Adamis is not completed for any reason, the board of directors expects that this proposal will not be implemented.

THE LA JOLLA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LA JOLLA’S STOCKHOLDERS VOTE “FOR” LA JOLLA PROPOSAL NO. 2 TO AMEND LA JOLLA’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF LA JOLLA COMMON STOCK.

LA JOLLA PROPOSAL NO. 3 — APPROVAL OF PROPOSAL TO
AMEND LA JOLLA’S RESTATED CERTIFICATE OF
INCORPORATION TO EFFECT A NAME CHANGE

Name Change

The La Jolla Board has unanimously adopted a resolution approving, declaring advisable and recommending to the La Jolla stockholders for their approval an amendment to La Jolla’s restated certificate of incorporation to change the name of La Jolla Pharmaceutical Company to Adamis Pharmaceuticals Corporation in connection with the closing of the merger transaction with Adamis. La Jolla intends to file this amendment after the La Jolla stockholders approve the name change, to take effect only upon consummation of the merger. The proposed amendment effecting the change in corporate name is attached hereto as Annex D.

Purpose/Reasons for the Amendment

Because of the relative contributions of business and assets to the combined company by each of La Jolla and Adamis, La Jolla believes that the name change will more accurately reflect the combined company’s business after the merger is effective. In addition, under the merger agreement, approval of the amendment described in this proposal is a condition that La Jolla must satisfy to complete the merger with Adamis. If the amendment is not approved, La Jolla may not be able to complete the merger with Adamis and the other transactions contemplated by the merger agreement unless Adamis agrees to waive this condition to closing, which La Jolla believes is not likely.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of La Jolla common stock having voting power outstanding on the record date for the La Jolla special meeting is required to approve the amendment to La Jolla’s restated certificate of incorporation to change the corporate name. If the merger with Adamis is not completed for any reason, the La Jolla Board expects that this proposal will not be implemented.

THE LA JOLLA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LA JOLLA’S STOCKHOLDERS VOTE “FOR” LA JOLLA PROPOSAL NO. 3 TO AMEND LA JOLLA’S RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE CORPORATE NAME.

LA JOLLA PROPOSAL NO. 4 — APPROVAL OF POSSIBLE
ADJOURNMENT OF THE LA JOLLA SPECIAL MEETING

If La Jolla fails to receive a sufficient number of votes to approve La Jolla Proposal Nos. 1, 2 and 3, La Jolla may propose to adjourn the La Jolla special meeting, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve such proposals. La Jolla currently does not intend to propose adjournment at the La Jolla special meeting if there are sufficient votes to approve such proposals.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of La Jolla common stock having voting power present in person or represented by proxy at the La Jolla special meeting is required to approve the adjournment of the La Jolla special meeting for the purpose of soliciting additional proxies to approve La Jolla Proposal Nos. 1, 2 and 3.

THE LA JOLLA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LA JOLLA’S STOCKHOLDERS VOTE “FOR” LA JOLLA PROPOSAL NO. 4 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF LA JOLLA PROPOSAL NOS. 1, 2 and 3.

LA JOLLA’S BUSINESS

Proposed Merger with Adamis Pharmaceuticals Corporation

La Jolla had historically focused substantially all of its research, development and clinical efforts and financial resources toward the development of its Riquent® (abetimus sodium) product candidate, as a treatment for patients with lupus. In February 2009, La Jolla announced that an independent monitoring board for the Riquent® Phase 3 study had completed its review of the first interim efficacy analysis and determined that continuing the study was futile. La Jolla subsequently took steps to significantly reduce its operating costs and ceased all Riquent development, manufacturing and regulatory activities, and had commenced steps to wind down its operations before entering into the merger agreement.

Prior to executing the merger agreement with Adamis, the La Jolla Board approved a Plan of Liquidation and Dissolution and called stockholder meetings to vote on that plan, however, the majority of La Jolla’s stockholders failed to return their proxy cards or otherwise indicate their votes with respect to this proposal prior to the start of these stockholders’ meetings. If La Jolla is unable to complete the merger or another strategic transaction, it does not expect to be able to continue as a going concern and may liquidate in a voluntary dissolution under Delaware law.

Following the completion of the merger, the current management and board of directors of La Jolla will have resigned and therefore have no control over the ultimate decisions regarding the combined company’s operations and business. All of the combined company’s business immediately following the merger will be the business conducted by Adamis immediately prior to the merger, and all of the descriptions of La Jolla’s business in this joint proxy statement/prospectus, as well as the trends and risks that apply to La Jolla’s business, will change from those described herein based on La Jolla’s business to date and otherwise will no longer be applicable to the combined company. In addition, because of the pending merger with Adamis, La Jolla believes its historical operating results are not indicative of future results. La Jolla encourages you to review the section titled, “Adamis’ Business” in this joint proxy statement/prospectus for a description of the expected business and operations of the combined company if the merger is approved and completed.

Overview and Recent Developments

Since La Jolla’s inception in May 1989, La Jolla had devoted substantially all of its resources to the research and development of technology and potential drugs to treat antibody-mediated diseases. La Jolla has never generated any revenue from product sales and has relied on public and private offerings of securities, revenue from collaborative agreements, equipment financings and interest income on invested cash balances for its working capital.

On January 4, 2009, La Jolla entered into a development and commercialization agreement (the “Development Agreement”) with BioMarin CF Limited (“BioMarin CF”), a wholly-owned subsidiary of BioMarin Pharmaceutical Inc. (“BioMarin Pharma”). Under the terms of the Development Agreement, BioMarin CF was granted co-exclusive rights to develop and commercialize Riquent in the United States, Europe and all other territories of the world, excluding the Asia Pacific region, and the non-exclusive right to manufacture Riquent anywhere in the world. In connection with the Development Agreement, La Jolla also entered into a securities purchase agreement with BioMarin Pharma. In January 2009, BioMarin CF paid La Jolla a non-refundable commencement payment of $7.5 million pursuant to the Development Agreement and BioMarin Pharma paid La Jolla $7.5 million in exchange for a newly designated series of La Jolla’s preferred stock pursuant to the securities purchase agreement. As described below, the Development Agreement was terminated on March 27, 2009.

In February 2009, La Jolla was informed by an Independent Monitoring Board for the Riquent Phase 3 ASPEN study that the monitoring board completed its review of the first interim efficacy analysis of Riquent and determined that continuing the study was futile. La Jolla subsequently unblinded the data and found that there was no statistical difference in the primary endpoint, delaying time to renal flare, between the Riquent-treated group and the placebo-treated group, although there was a significant difference in the reduction of antibodies to double-stranded DNA.

Based on these results, La Jolla immediately discontinued the Riquent Phase 3 ASPEN study and the further development of Riquent. La Jolla had previously devoted substantially all of its research, development and clinical efforts and financial resources toward the development of Riquent. In connection with the termination of its clinical trials for Riquent, La Jolla subsequently initiated steps to significantly reduce its operating costs, including a reduction in force, which was effected in April 2009. La Jolla also ceased the manufacture of Riquent at its former facility in San Diego, California, as well as all regulatory activities associated with Riquent. La Jolla recorded a charge of approximately $1.1 million in the quarter ended March 31, 2009, of which $0.7 million was included in research and development and $0.4 million was included in general and administrative expense. This amount was paid in May 2009.

Following the futile results of the first interim efficacy analysis of Riquent, BioMarin CF elected to not exercise its full license rights to the Riquent program under the Development Agreement. Thus, the Development Agreement between the parties terminated on March 27, 2009 in accordance with its terms. Pursuant to the Securities Purchase Agreement between La Jolla and BioMarin Pharma, La Jolla’s Series B-1 preferred shares purchased by BioMarin Pharma were automatically converted into 10,173,120 shares of common stock upon the termination of the Development Agreement. Additionally, all rights to Riquent were returned to La Jolla.

In January 2009, La Jolla sold all of its auction rate securities to its broker-dealer, UBS A.G. (“UBS”) at par value of $10.0 million. As of December 31, 2008, La Jolla had previously recognized a total impairment charge of $2.3 million as a result of the illiquidity of these securities, which was fully offset by a realized gain of $2.3 million from UBS’s repurchase agreement that provided for a put option on these securities. Following the sale of these investments, La Jolla no longer holds any auction-rate securities.

In July 2009, La Jolla announced that, in light of the current alternatives available to it, a wind down of its business would be in the best interests of its stockholders. Although the Board of Directors (“the Board”) approved a Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”) in September 2009, it was subject to approval by holders of at least a majority in voting power of La Jolla’s outstanding shares. La Jolla called a special meeting of stockholders to vote on the Plan of Dissolution however, the majority of its stockholders failed to return their proxy cards or otherwise indicate their votes with respect to this proposal.

Concurrent with the adoption by the La Jolla Board of the Plan of Dissolution, Thomas H. Adams, Ph.D., James N. Topper, M.D., Ph.D. and Martin P. Sutter each resigned from the La Jolla Board and all committees and related positions thereof. The resignations of Drs. Adams and Topper and Mr. Sutter from the Board did not involve any disagreement with La Jolla.

Also in connection with the adoption of the Plan of Dissolution, the Board approved the termination of the Amended and Restated Rights Agreement, dated December 2, 2008, by and between La Jolla and American Stock Transfer & Trust Co., LLC, as amended (the “Rights Agreement”) effective as of September 23, 2009. The Rights Agreement was terminated in connection with the Board’s approval of the liquidation and dissolution of La Jolla.

In September 2009, La Jolla received a notice from the Nasdaq Stock Market indicating that it is not in compliance with Nasdaq Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Rule”) because, for 30 consecutive days, the bid price of La Jolla common stock has closed below the minimum level of $1.00 per share. Although this notification has no effect on the current listing of La Jolla common stock, if La Jolla does not regain compliance with the Minimum Bid Price Rule Nasdaq will notify La Jolla that its common stock will be delisted from the Nasdaq Stock Market. On January 19, 2010, La Jolla received a letter from NASDAQ indicating NASDAQ’s expectation that the combined entity will not satisfy NASDAQ’s listing standards as of the closing of the merger. Accordingly, NASDAQ intends to immediately commence delisting proceedings against La Jolla unless La Jolla requests a hearing no later than 4:00 p.m. Eastern time on January 26, 2010. La Jolla requested a hearing to appeal the delisting determination. The hearing date has been set for February 25, 2010. However, La Jolla cannot ensure that it would be successful on appeal and therefore La Jolla may lose its NASDAQ listing before the closing of the merger.

Employees

As of September 30, 2009, La Jolla had 3 full-time employees. None of La Jolla’s employees are covered by collective bargaining agreements and management considers relations with La Jolla’s employees to be good.

Legal Proceedings

La Jolla is not currently a party to any material legal proceedings.

Available Information

La Jolla’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed with or furnished to the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge through La Jolla’s website at www.ljpc.com as soon as reasonably practicable after La Jolla electronically files or furnishes the reports with or to the Securities and Exchange Commission.

LA JOLLA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with the section titled, “La Jolla’s Selected Historical Condensed Financial Data” in this joint proxy statement/prospectus and La Jolla’s financial statements and accompanying notes appearing elsewhere in this joint proxy statement/prospectus. The forward-looking statements in this report involve significant risks, assumptions and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from La Jolla’s current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analysis of the data from La Jolla’s Phase 3 ASPEN trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, delaying time to renal flare or for either secondary endpoint, improvement in proteinuria or time to major SLE flare and La Jolla decided to stop the study as well as the further development of Riquent. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in La Jolla’s operations and business environment, including those set forth in the section titled, “Risk Factors — Risks Related to La Jolla” in this joint proxy statement/prospectus, the other risks and uncertainties described in the section titled, “Risk Factors” in this joint proxy statement/prospectus and the other risks and uncertainties described elsewhere in this joint proxy statement/prospectus. All forward-looking statements included in this joint proxy statement/prospectus are based on information available to La Jolla as of the date hereof, and La Jolla assumes no obligation to update any such forward-looking statement.

Overview

Since La Jolla’s inception in May 1989, La Jolla has devoted substantially all of its resources to the research and development of technology and potential drugs to treat antibody-mediated diseases. La Jolla has never generated any revenue from product sales and has relied on public and private offerings of securities, revenue from collaborative agreements, equipment financings and interest income on invested cash balances for its working capital.

In February 2009, La Jolla was informed by an Independent Monitoring Board for the Riquent Phase 3 ASPEN study that the monitoring board completed its review of the first interim efficacy analysis of Riquent and determined that continuing the study was futile. La Jolla subsequently unblinded the data and found that there was no statistical difference in the primary endpoint, delaying time to renal flare, between the Riquent-treated group and the placebo-treated group, although there was a significant difference in the reduction of antibodies to double-stranded DNA.

Based on these results, La Jolla immediately discontinued the Riquent Phase 3 ASPEN study and the further development of Riquent. La Jolla had previously devoted substantially all of its research, development and clinical efforts and financial resources toward the development of Riquent. In connection with the termination of its clinical trials for Riquent, La Jolla subsequently initiated steps to significantly reduce its operating costs, including a reduction in force, which was effected in April 2009. La Jolla also ceased the manufacture of Riquent at its former facility in San Diego, California, as well as all regulatory activities associated with Riquent. La Jolla recorded a charge of approximately $1.1 million in the quarter ended March 31, 2009, of which $0.7 million was included in research and development and $0.4 million was included in general and administrative expense. This amount was paid in May 2009.

In July 2009, La Jolla announced that, in light of the current alternatives available to it, a wind down of its business would be in the best interests of its stockholders. Although the La Jolla Board approved a Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”) in September 2009, it was subject to approval by holders of at least a majority in voting power of La Jolla’s outstanding shares. La Jolla called a special meeting of stockholders to vote on the Plan of Dissolution however, the majority of its stockholders failed to return their proxy cards or otherwise indicate their votes with respect to this proposal.

La Jolla did not change its basis of accounting as a result of the La Jolla Board’s adoption of the Plan of Dissolution, given that the Plan of Dissolution cannot be implemented without stockholder approval and the majority of La Jolla’s stockholders failed to return their proxy cards or otherwise indicate their votes with respect to this proposal. If La Jolla is unable to complete the merger with Adamis, the La Jolla Board will explore what, if any, alternatives are available for the future of La Jolla.

Going Concern and Management’s Plan

La Jolla’s independent registered public accounting firm has included an explanatory paragraph in their report on La Jolla’s 2008 financial statements related to the uncertainty and substantial doubt of La Jolla’s ability to continue as a going concern.

While the basis of presentation remains that of a going concern, La Jolla has a history of recurring losses from operations and, as of September 30, 2009, La Jolla had an accumulated deficit of $422.7 million, available cash and cash equivalents of $5.8 million and working capital of $5.6 million. These factors, as well as La Jolla’s current inability to generate future cash flows, raise substantial doubt about La Jolla’s ability to continue as a going concern.

La Jolla management plans to address the expected shortfall of working capital by completing the merger with Adamis. If La Jolla cannot complete the merger with Adamis in a timely manner, or otherwise obtain sufficient funding in the short-term, it may cease operations or liquidate and dissolve. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should La Jolla be forced to take any such actions.

Critical Accounting Policies and Estimates

The discussion and analysis of financial condition and results of operations are based on La Jolla’s condensed consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these condensed consolidated financial statements requires La Jolla to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. La Jolla evaluates its estimates on an ongoing basis, including those related to stock-based compensation. La Jolla bases its estimates on historical experience and on other assumptions that La Jolla believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

La Jolla believes the following critical accounting policies involve significant judgments and estimates used in the preparation of its condensed consolidated financial statements.

Revenue Recognition

La Jolla considers a variety of factors in determining the appropriate method of revenue recognition under collaborative arrangements, such as whether the elements are separable, whether there are determinable fair values and whether there is a unique earnings process associated with each element of a contract.

Impairment and useful lives of long-lived assets

La Jolla regularly reviews its long-lived assets for impairment. La Jolla’s long-lived assets include costs incurred to file its patent applications. La Jolla evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. The estimation of the undiscounted future cash flows associated with long-lived assets requires judgment and assumptions that could differ materially from the actual results.

For the year ended December 31, 2008, as a result of the futility determination in the Phase 3 ASPEN trial, La Jolla recorded a non-cash charge for the impairment of long-lived assets of $2.8 million to write down the value of its long-lived assets to their estimated fair values. La Jolla disposed of or wrote off all of its remaining long-lived assets during the nine months ended September 30, 2009 for a gain of $0.3 million.

Share-based compensation

Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because the employee and director stock options granted by La Jolla have characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in La Jolla’s opinion the existing valuation models may not provide an accurate measure of the fair value of the employee and director stock options granted by La Jolla. Although the fair value of the employee and director stock options granted by La Jolla is determined using an option-pricing model that value may not be indicative of the fair value observed in a willing-buyer/willing-seller market transaction.

Share-based compensation expense was approximately $2.3 million and $3.4 million for the nine months ended September 30, 2009 and 2008, respectively. As of September 30, 2009, there was approximately $0.9 million of total unrecognized compensation cost related to non-vested share-based payment awards granted under all equity compensation plans.

Share-based compensation expense for the years ended December 31, 2008 and December 31, 2007 was approximately $4.4 million and $4.8 million, respectively. As of December 31, 2008, there was approximately $4.9 million of total unrecognized compensation cost related to non-vested share-based payment awards granted under all equity compensation plans.

Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. La Jolla currently expects to recognize the remaining unrecognized compensation cost over a weighted-average period of 1.1 years.

New Accounting Pronouncements

See Note 1 in the accompanying notes to La Jolla’s consolidated financial statements beginning on page F-1 in this joint proxy statement/prospectus.

Results of Operations

The Three and Nine Month Periods Ended September 30, 2009 and 2008

Revenue.  For the nine months ended September 30, 2009, revenue increased to $8.1 million as a result of the Development Agreement entered into with BioMarin CF in January 2009. The Development Agreement was terminated in March 2009 following the negative results from La Jolla’s Riquent Phase 3 ASPEN study. There were no revenues for the three months ended September 30, 2009 and 2008 or the nine months ended September 30, 2008.

Vendor Settlements.  During the nine months ended September 30, 2009, La Jolla negotiated settlements related to accounts payable obligations and accrued liabilities with a majority of its vendors to preserve its remaining cash and other assets. These negotiations resulted in a reduction of approximately $2.6 million to accounts payable obligations and accrued liabilities from amounts originally invoiced and accrued, which were recorded upon the execution of the settlement agreements. As a result of these settlements, during the nine months ended September 30, 2009, there were decreases of $2.5 million and $0.1 million to research and development and general and administrative expenses, respectively.

Research and Development Expense.  For the three and nine months ended September 30, 2009, research and development expenses decreased to ($0.2) million and $9.6 million, respectively, from $14.1 million and $38.2 million, respectively, for the same periods in 2008 as a result of the discontinuation of the Riquent Phase 3 ASPEN study, salary and benefits decreases due to the termination of all research personnel and the settlement of accounts payable obligations and accrued liabilities noted above. For the nine months ended September 30, 2009, this decrease was partially offset by an increase in termination expense, mainly relating to severance, of approximately $0.7 million recorded as of March 31, 2009, as a result of the termination of 64 research and development personnel in April 2009. La Jolla expects no or minimal research and development expenditures going forward as La Jolla winds down its operations.

General and Administrative Expense.  For the three and nine months ended September 30, 2009, general and administrative expenses decreased to $1.0 million and $5.6 million, respectively, from $2.8 million and $6.8 million for the same periods in 2008. The decreases in general and administrative expenses are primarily the result of decreases in consulting and legal expense for the three and nine months ended September 30, 2009 of $1.2 million and $0.9 million, respectively. In addition, during April 2009, 10 general and administrative personnel were terminated, resulting in salary and benefits decreases for the three and nine months ended September 30, 2009 of $0.7 million and $0.6 million, respectively. The decrease in general and administrative expense for the nine months ended September 30, 2009 was partially offset by an increase in termination expense recorded as of March 31, 2009 relating to severance of approximately $0.3 million as a result of the termination of personnel in April 2009. La Jolla expects decreased general and administrative expenditures going forward as La Jolla winds down its operations.

Interest and Other Income, Net.  Interest and other income, net, decreased to less than $0.1 million for the three and nine months ended September 30, 2009, from $0.2 million and $0.6 million, respectively, for the same periods in 2008. These decreases are primarily due to moving all short-term investments to non-interest bearing cash accounts during the quarter ended March 31, 2009.

Realized Loss on Investments, Net.  Realized loss on investments, net, of $0.4 million and $1.4 million for the three and nine months ended September 30, 2008 primarily consisted of the other-than-temporary impairment loss on La Jolla’s auction rate securities recorded during the nine months ended September 30, 2008. These securities were sold to UBS at par value in January 2009 with no realized loss on investments.

Results of Operations

Years Ended December 31, 2008 and 2007

Research and Development Expense.  La Jolla’s research and development expense increased to $51.0 million for the year ended December 31, 2008 from $46.6 million in 2007. The increase in research and development expenses in 2008 from 2007 resulted primarily from an increase in clinical trial expenses of approximately $7.8 million, offset by a decrease in Riquent-related drug production of $4.1 million.

Research and development expense of $50.8 million for the year ended December 31, 2008 related to lupus research and development-related expense consisting primarily of Riquent-related clinical trial expenses and clinical drug supply, salaries and other costs related to manufacturing, clinical and research personnel and fees for consulting and professional outside services.

General and Administrative Expense.  La Jolla’s general and administrative expense increased to $9.7 million for the year ended December 31, 2008 from $9.1 million in 2007. The increase in general and administrative expense in 2008 from 2007 resulted primarily from an increase in general corporate consulting, professional outside services and salaries and wages of approximately $1.0 million, primarily as a result of La Jolla’s previous partnering efforts for Riquent. This increase was offset by a decrease in La Jolla’s miscellaneous business expenses related to lower patent abandonments during 2008 compared to 2007 (see 2008 patent impairment discussion below) and a decrease in depreciation as a result of more assets being fully depreciated in 2008.

Asset Impairments.  La Jolla recorded a $2.8 million impairment charge in 2008 (none in 2007 and $0.1 million in 2006) because La Jolla no longer believes that the estimated undiscounted future cash flows expected to result from the disposition of certain of La Jolla’s long-lived assets were sufficient to recover the carrying value of these assets. This impairment charge was due to the negative results from the Riquent Phase 3 ASPEN study announced in February 2009, which was an indicator of impairment.

Interest Income and Expense.  La Jolla’s interest income decreased to $0.8 million for the year ended December 31, 2008 from $2.7 million for 2007 due to lower average balances of cash and short-term investments and lower average interest rates on La Jolla’s investments as compared to 2007. Interest expense was comparable for the years ended December 31, 2008 and 2007.

Net Operating Loss and Research Tax Credit Carryforwards.  At December 31, 2008, La Jolla had federal and California income tax net operating loss carryforwards that are subject to Section  382/383 limitations of net operating loss and research and development credit carryforwards. In February 2009, La Jolla experienced a change in ownership at a time when La Jolla’s enterprise value was minimal. As a result of this ownership change and the low enterprise value, La Jolla’s federal and California net operating loss carryforwards and federal research and development credit carryforwards as of December 31, 2008 will be subject to limitation under IRC Section 382/383 and more likely than not will expire unused.

Liquidity and Capital Resources

From inception through September 30, 2009, La Jolla has incurred a cumulative net loss of approximately $422.7 million and has financed its operations through public and private offerings of securities, revenues from collaborative agreements, equipment financings and interest income on invested cash balances. From inception through September 30, 2009, La Jolla has raised approximately $410.8 million in net proceeds from sales of equity securities.

At September 30, 2009, La Jolla had $5.8 million in cash and cash equivalents as compared to $19.4 million of cash, cash equivalents and short-term investments at December 31, 2008. La Jolla’s working capital at September 30, 2009 was $5.6 million, as compared to $3.0 million at December 31, 2008. The decrease in cash, cash equivalents and short-term investments resulted from the use of La Jolla’s financial resources to fund its clinical trial and manufacturing activities until their termination in 2009 and for other general corporate purposes. This decrease was partially offset by the non-refundable commencement payment of $7.5 million received from BioMarin CF under the Development Agreement and the proceeds of $7.5 million from the sale of 339,104 shares of La Jolla’s preferred stock to BioMarin Pharma under the Securities Purchase Agreement in January 2009.

At September 30, 2009, all of La Jolla’s contractual obligations have been either paid in full or settlement amounts have been accrued as of September 30, 2009. As of December 31, 2009, all obligations accrued as of September 30, 2009 were either paid in full or at a settled amount.

On July 31, 2009, La Jolla’s two building leases expired. Pursuant to the lease for one of these buildings, La Jolla was responsible for completing modifications to the leased building prior to lease expiration. In July 2009, approximately $315,000 was paid in accordance with the lease provisions. La Jolla exited the buildings upon the expiration of the leases in July 2009.

La Jolla is now pursuing the merger with Adamis. If the merger with Adamis is not consummated and La Jolla is unable to complete a different strategic transaction during 2009, La Jolla will likely be unable to continue as a going concern and may be forced to cease operations or liquidate and dissolve.

Off-Balance Sheet Arrangements

La Jolla has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its consolidated financial condition, changes in its consolidated financial condition, expenses, consolidated results of operations, liquidity, capital expenditures or capital resources.

LEGAL MATTERS

The validity of the shares of La Jolla common stock being offered hereby will be passed on by Goodwin Procter LLP. Goodwin Procter LLP will also deliver an opinion as to certain federal income tax consequences of the merger. See the section entitled “Material U.S. Federal Income Tax Consequences” for more information.

EXPERTS

The consolidated financial statements of La Jolla Pharmaceutical Company at December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, included in this joint proxy statement/prospectus of La Jolla Pharmaceutical Company, which is referred to and made a part of this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about La Jolla’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Adamis Pharmaceuticals Corporation at March 31, 2009 and 2008, and for each of the years in the two-year period ended March 31, 2009, included in this joint proxy statement/prospectus, which are referred to and made a part of this prospectus and registration statement, have been so included in reliance on the report of Goldstein Lewin & Co., an independent registered public accounting firm (which contains an explanatory paragraph describing conditions that raise substantial doubt about Adamis’ ability to continue as a going concern as described in Note 1 of the consolidated financial statements), given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

La Jolla and Adamis file annual, quarterly, current and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that La Jolla or Adamis files at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, the SEC maintains an Internet site that contains annual, quarterly, current and special reports, proxy statements and other information regarding issuers that file electronically with the SEC, including La Jolla and Adamis, at http://www.sec.gov.

As of the date of this joint proxy statement/prospectus, La Jolla has filed a registration statement on Form S-4 to register with the SEC the La Jolla common stock that Adamis stockholders will be entitled to receive in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of La Jolla, as well as a proxy statement of La Jolla and Adamis for their respective special stockholder meetings.

La Jolla has supplied all information contained in this joint proxy statement/prospectus relating to La Jolla, and Adamis has supplied all information contained in this joint proxy statement/ prospectus relating to Adamis.

If you would like to request documents from La Jolla or Adamis, please send a request in writing or by telephone to either La Jolla or Adamis at the following address:

La Jolla Pharmaceutical Company 4365 Executive Drive, Suite 300 San Diego, CA 92121 Telephone: (858) 452-6600 Attn: Vice President of Finance	Adamis Pharmaceuticals Corporation 2658 Del Mar Heights Rd., #555 Del Mar, CA 92014 Telephone: (858) 401-3984 Attn: Chief Financial Officer

You should rely only on the information contained in this joint proxy statement/prospectus to vote your shares at the La Jolla special meeting or the Adamis special meeting. Neither La Jolla nor Adamis has authorized anyone to provide you with information that differs from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated February 9, 2010. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of shares of La Jolla common stock in the merger shall create any implication to the contrary.

Information on Websites

Information on any Adamis or La Jolla website is not part of this joint proxy statement/prospectus and you should not rely on that information in deciding whether to approve any of the proposals described in this joint proxy statement/prospectus, unless that information is also in this joint proxy statement/prospectus.

INDEX TO FINANCIAL STATEMENTS

LA JOLLA CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements for the Years Ended December 31, 2008, 2007 and 2006

Consolidated Financial Statements for the Three and Nine Months Ended September 30, 2009 and 2008 (unaudited)

ADAMIS CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements for the Years Ended March 31, 2009 and 2008

Consolidated Financial Statements for the Three and Six Months Ended September 30, 2009
and 2008 (unaudited)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of La Jolla Pharmaceutical Company

We have audited the accompanying consolidated balance sheets of La Jolla Pharmaceutical Company as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of La Jolla Pharmaceutical Company at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that La Jolla Pharmaceutical Company will continue as a going concern. As more fully described in Note 1, La Jolla Pharmaceutical Company has incurred recurring operating losses, an accumulated deficit of $415.7 million and working capital of $3.0 million at December 31, 2008. These conditions, among others, as discussed in Note 1 to the consolidated financial statements, raise substantial doubt about La Jolla Pharmaceutical Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The 2008 consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), La Jolla Pharmaceutical Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 27, 2009 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

San Diego, California
March 27, 2009

La Jolla Pharmaceutical Company

Consolidated Balance Sheets

	December 31,
	2008	2007
	(In thousands, except share and par value amounts)

ASSETS
Current assets:
Cash and cash equivalents	$9,447	$4,373
Short-term investments, available-for-sale	10,000	34,986
Prepaids and other current assets	785	1,018

Total current assets	20,232	40,377
Property and equipment, net	357	1,271
Patent costs and other assets, net	250	2,757

	$20,839	$44,405

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,626	$2,203
Accrued clinical/regulatory expenses	3,957	6,282
Accrued expenses	1,008	664
Accrued payroll and related expenses	1,549	1,199
Credit facility	5,933	—
Current portion of obligations under notes payable	152	138
Current portion of obligations under capital leases	11	10

Total current liabilities	17,236	10,496
Non-current portion of obligations under notes payable	179	344
Non-current portion of obligations under capital leases	34	44
Commitments
Stockholders’ equity:
Preferred stock, $0.01 par value; 8,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 225,000,000 shares authorized, 55,549,528 and 39,629,660 shares issued and outstanding at December 31, 2008 and 2007, respectively	555	396
Additional paid-in capital	418,522	385,944
Other comprehensive income	—	14
Accumulated deficit	(415,687)	(352,833)

Total stockholders’ equity	3,390	33,521

	$20,839	$44,405

See accompanying notes.

La Jolla Pharmaceutical Company

Consolidated Statements of Operations

	Years Ended December 31,
	2008	2007	2006
	(In thousands, except per share amounts)

Expenses:
Research and development	$51,025	$46,635	$32,834
General and administrative	9,702	9,058	9,287
Asset impairments	2,810	—	104

Total expenses	63,537	55,693	42,225

Loss from operations	(63,537)	(55,693)	(42,225)
Interest expense	(96)	(82)	(46)
Interest income	779	2,699	2,826

Net loss	$(62,854)	$(53,076)	$(39,445)

Basic and diluted net loss per share	$(1.26)	$(1.40)	$(1.21)

Shares used in computing basic and diluted net loss per share	49,689	37,818	32,588

See accompanying notes.

La Jolla Pharmaceutical Company

Consolidated Statements of Stockholders’ Equity
For the Years Ended December 31, 2006, 2007 and 2008

			Additional	Other		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income (Loss)	Deficit	Equity
	(In thousands)

Balance at December 31, 2005	32,533	$325	$337,117	$—	$(260,312)	$77,130
Issuance of common stock under Employee Stock Purchase Plan	80	1	226	—	—	227
Exercise of stock options	56	1	125	—	—	126
Share-based compensation expense	24	—	5,051	—	—	5,051
Net loss	—	—	—	—	(39,445)	(39,445)

Balance at December 31, 2006	32,693	327	342,519	—	(299,757)	43,089
Issuance of common stock, net	6,670	67	37,845	—	—	37,912
Issuance of common stock under Employee Stock Purchase Plan	97	1	260	—	—	261
Exercise of stock options	166	1	499	—	—	500
Share-based compensation expense	4	—	4,821	—	—	4,821
Net loss	—	—	—	—	(53,076)	(53,076)
Net unrealized gains on available-for-sale securities	—	—	—	14	—	14

Comprehensive loss						(53,062)

Balance at December 31, 2007	39,630	396	385,944	14	(352,833)	33,521
Issuance of common stock, net	15,615	156	27,877	—	—	28,033
Issuance of common stock under Employee Stock Purchase Plan	304	3	287	—	—	290
Exercise of stock options	1	—	3	—	—	3
Share-based compensation expense	—	—	4,411	—	—	4,411
Net loss	—	—	—	—	(62,854)	(62,854)
Net unrealized losses on available-for-sale securities	—	—	—	(14)	—	(14)

Comprehensive loss						(62,868)

Balance at December 31, 2008	55,550	$555	$418,522	$—	$(415,687)	$3,390

See accompanying notes.

La Jolla Pharmaceutical Company

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2008	2007	2006
	(In thousands)

Operating activities
Net loss	$(62,854)	$(53,076)	$(39,445)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	990	1,687	1,987
Loss on write-off/disposal of patents, property and equipment and licenses	243	934	316
Loss on impairment of patents, property and equipment and licenses	2,810	—	104
Share-based compensation expense	4,411	4,821	5,051
Amortization (accretion) of investment premium/discount	240	(227)	36
Changes in operating assets and liabilities:
Prepaids and other current assets	233	(14)	(101)
Accounts payable	2,423	78	1,259
Accrued clinical/regulatory expenses	(2,325)	4,752	1,303
Accrued expenses	344	(473)	(147)
Accrued payroll and related expenses	350	(66)	487

Net cash used for operating activities	(53,135)	(41,584)	(29,150)
Investing activities
Purchases of short-term investments	—	(51,415)	(16,700)
Sales of short-term investments	24,665	55,750	44,050
Additions to property and equipment	(506)	(354)	(335)
Increase in patent costs and other assets	(116)	(628)	(536)

Net cash provided by investing activities	24,043	3,353	26,479
Financing activities
Net proceeds from issuance of common stock	28,326	38,673	353
Proceeds from credit facility	6,000	—	—
Proceeds from issuance of notes payable	—	312	263
Payments on obligations under notes payable	(151)	(209)	(527)
Payments on obligations under capital leases	(9)	(1)	—

Net cash provided by financing activities	34,166	38,775	89

Increase (decrease) in cash and cash equivalents	5,074	544	(2,582)
Cash and cash equivalents at beginning of period	4,373	3,829	6,411

Cash and cash equivalents at end of period	$9,447	$4,373	$3,829

Supplemental disclosure of cash flow information:
Interest paid	$96	$82	$46

Supplemental schedule of noncash investing and financing activities:
Capital lease obligations incurred for property and equipment	$—	$55	$—

See accompanying notes.

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements

1.	Organization and Summary of Significant Accounting Policies

Organization and Business Activity

La Jolla Pharmaceutical Company (the “Company”) is a biopharmaceutical company dedicated to improving and preserving human life by developing innovative pharmaceutical products.

Basis of Presentation

In February 2009, the Company announced that an Independent Monitoring Board for the Riquent Phase 3 ASPEN study had completed the review of their first interim efficacy analysis and determined that continuing the study was futile. Based on these results, the Company immediately discontinued the Riquent Phase 3 ASPEN study and the development of Riquent. The Company had previously devoted substantially all of its research, development and clinical efforts and financial resources toward the development of Riquent. In connection with the termination of the clinical trials for Riquent, the Company subsequently initiated steps to significantly reduce its operating costs including a planned substantial reduction in personnel, which is expected to be effected early in the second quarter of 2009. The Company has also ceased the manufacture of Riquent. In addition, the Company has incurred a net loss of $62.9 million in 2008, has had cumulative net losses of $415.7 million from inception to date and has limited financial resources at December 31, 2008.

These events raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business and this does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

In light of the Company’s decision to discontinue development of the Riquent clinical program, the Company is seeking to maximize the value of its remaining assets. The Company is currently evaluating its strategic alternatives, which include the following:

•	Sell or out-license the Company’s remaining assets, including the Company’s SSAO compounds;

•	Pursue potential other strategic transactions, which could include mergers, license agreements or other collaborations, with third parties; or

•	Implement an orderly wind down of the Company if other alternatives are not deemed viable and in the best interests of the Company.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, La Jolla Limited, which was incorporated in England in October 2004. There have been no significant transactions related to La Jolla Limited since its inception.

Use of Estimates

The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and disclosures made in the accompanying notes to the consolidated financial statements. Actual results could differ materially from those estimates.

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements — (Continued)

Cash, Cash Equivalents and Short-Term Investments

Cash and cash equivalents consist of cash and short-term, highly liquid investments which include money market funds and debt securities with maturities from purchase date of three months or less and are stated at estimated fair value. Short-term investments mainly consist of debt securities with maturities from purchase date of greater than three months. In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, management has classified the Company’s cash equivalents and short-term investments as available-for-sale securities in the accompanying consolidated financial statements. Available-for-sale securities are recorded at estimated fair value, with unrealized gains and losses reported in other comprehensive income (loss). Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income.

Concentration of Risk

Cash, cash equivalents and short-term investments are financial instruments which potentially subject the Company to concentrations of credit risk. The Company deposits its cash in financial institutions. At times, such deposits may be in excess of insured limits. The Company invests its excess cash primarily in government-asset-backed securities, and money market funds invested in U.S. Treasury bills. The Company has established guidelines relative to the diversification of its cash investments and their maturities in an effort to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. As of December 31, 2008, there was insufficient demand at auctions for the Company’s student loan auction rate securities, representing a par value of approximately $10,000,000. During January 2009, the Company sold all of these auction rate securities to its broker-dealer at par value of $10,000,000 (see Notes 2 and 10).

Impairment of Long-Lived Assets and Assets to Be Disposed Of

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through the undiscounted future operating cash flows. If impairment is indicated, the Company measures the amount of such impairment by comparing the carrying value of the asset to the fair value of the asset and records the impairment as a reduction in the carrying value of the related asset and a charge to operating results. Estimating the undiscounted future cash flows associated with long-lived assets requires judgment and assumptions that could differ materially from the actual results.

As a result of the futility determination in the Phase 3 ASPEN trial, the Company discontinued the Riquent Phase 3 ASPEN study and the development of Riquent. Based on these events, the future cash flows from the Company’s Riquent-related patents are no longer expected to exceed their carrying values and the assets became impaired. This rendered substantially all of the Company’s laboratory equipment, as well as a large portion of its furniture and fixtures and computer equipment and software impaired.

The Company performed a recoverability test of its long-lived assets in accordance with SFAS No. 144. The recoverability test was based on the estimated undiscounted future cash flows expected to result from the Company’s long-lived assets. Based on the recoverability analysis performed, management does not believe that the estimated undiscounted future cash flows expected to result from the disposition of certain of the Company’s long-lived assets are sufficient to recover the carrying value of these assets. Accordingly, the Company recorded a non-cash charge for the impairment of long-lived assets of $2,810,000 for the year ended December 31, 2008 to write down the value of the Company’s long-lived assets to their estimated fair values. Impairment charges included $2,061,000 for patents, $724,000 for property and equipment, and $25,000 for licenses. The Company recognized $0 and $104,000 in impairment losses for the years ended December 31, 2007 and 2006, respectively.

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements — (Continued)

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets (primarily five years). Leasehold improvements and equipment under capital leases are stated at cost and depreciated on a straight-line basis over the shorter of the estimated useful life or the lease term. Property and equipment is comprised of the following (in thousands):

	December 31,
	2008	2007

Laboratory equipment	$6,171	$6,498
Computer equipment and software	4,654	4,727
Furniture and fixtures	477	491
Leasehold improvements	3,275	3,273

	14,577	14,989
Less: Accumulated depreciation	(14,220)	(13,718)

	$357	$1,271

Depreciation expense for the years ended December 31, 2008, 2007 and 2006 was $737,000, $1,471,000, and $1,840,000, respectively. Impairment charges of $724,000 during 2008 were reflected as a reduction to the above noted costs.

Patents

The Company has filed numerous patent applications with the United States Patent and Trademark Office and in foreign countries. Legal costs and expenses incurred in connection with pending patent applications have been capitalized. Costs related to issued patents are amortized using the straight-line method over the lesser of the remaining useful life of the related technology or the remaining patent life, commencing on the date the patent is issued. Total issued patent application costs (net of 2008 impairment charges) and accumulated amortization were $1,159,000 and $1,116,000 at December 31, 2008 and $2,492,000 and $911,000 at December 31, 2007, respectively. Total pending patent application costs (less 2008 impairment charges) were $207,000 and $1,004,000 at December 31, 2008 and 2007, respectively. Capitalized costs related to patent applications are charged to operations at the time a determination is made not to pursue such applications or they become impaired. Amortization expense for the years ended December 31, 2008, 2007 and 2006 was $245,000, $207,000, and $139,000, respectively.

Accrued Clinical/Regulatory Expenses

The Company reviews and accrues clinical trial and regulatory-related expenses based on work performed, which relies on estimates of total costs incurred based on patient enrollment, completion of studies and other events. The Company follows this method since reasonably dependable estimates of the costs applicable to various stages of a clinical trial can be made. Accrued clinical/regulatory costs are subject to revisions as trials progress to completion. Revisions are charged to expense in the period in which the facts that give rise to the revision become known. Historically, revisions have not resulted in material changes to research and development costs.

Share-Based Compensation

On January 1, 2006, the Company adopted SFAS No. 123R, Share-Based Payment (“SFAS 123R”), which is a revision of SFAS No. 123, Accounting and Disclosure of Stock-Based Compensation (“SFAS 123”). SFAS 123R requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock and purchases under the La Jolla Pharmaceutical Company 1995 Employee Stock Purchase Plan (the “ESPP”), based on estimated fair values. SFAS 123R

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements — (Continued)

supersedes the Company’s previous accounting under Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees (“APB 25”), and SFAS 123, for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 107 (“SAB 107”), which discusses the interaction between SFAS 123R and certain SEC rules and regulations and provides the SEC’s staff views regarding the valuation of share-based payment arrangements for public companies.

The Company has applied the provisions of SAB 107, related to the calculation of its expected term, in its adoption of SFAS 123R and for the period permitted by SAB 107.

Share-based compensation expense recognized under SFAS 123R for the years ended December 31, 2008, 2007 and 2006, respectively was approximately $4,422,000, $4,810,000 and $5,048,000. As of December 31, 2008, there was approximately $4,940,000 of total unrecognized compensation cost related to non-vested share-based payment awards granted under all equity compensation plans. As share-based compensation expense recognized in the Consolidated Statement of Operations for the fiscal years 2008, 2007 and 2006 is based on awards ultimately expected to vest, share-based compensation expense has been reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. The Company expects to recognize that cost over a weighted-average period of 1.2 years.

Compensation expense for options or stock awards issued to non-employees, other than non-employee directors, has been determined in accordance with Emerging Issues Task Force 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Deferred charges for options granted to such non-employees are periodically remeasured as the options vest. In December 2008, the Company granted non-qualified stock options to purchase a total of 15,000 shares of common stock to a consultant at an exercise price equal to the fair market value of the stock at the date of the grant. The Company recognized compensation expense for these stock option grants of approximately $1,000 for the year ended December 31, 2008. In September and October 2007, the Company granted non-qualified stock options to purchase a total of 12,000 shares of common stock to consultants at an exercise price equal to the fair market value of the stock at the date of each grant. For the years ended December 31, 2008 and 2007, the Company recognized compensation (credit) expense for these stock option grants of approximately ($11,000) and $11,000, respectively. In January 2006, the Company granted a non-qualified stock option to purchase 1,000 shares of common stock to a consultant at an exercise price equal to the fair market value of the stock at the date of the grant. The Company recognized compensation expense for these stock option grants of approximately $3,000 for the year ended December 31, 2006.

As permitted by SFAS 123R, the Company utilizes the Black-Scholes option-pricing model as its method of valuation for stock options and purchases under the ESPP. The Black-Scholes model was previously utilized for the Company’s pro forma information required under SFAS 123. The Company’s determination of the fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards and actual and projected employee stock option exercise behaviors.

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements — (Continued)

Valuation and Expense Information Under SFAS 123R and APB 25

The following table summarizes share-based compensation expense (in thousands) related to employee and director stock options, restricted stock and ESPP purchases under SFAS 123R for the years ended December 31, 2008, 2007 and 2006:

	December 31,
	2008	2007	2006

Research and development	$1,961	$1,907	$1,833
General and administrative	2,461	2,903	3,215

Share-based compensation expense included in operating expenses	$4,422	$4,810	$5,048

For the years ended December 31, 2008, 2007, and 2006, the Company estimated the fair value of each option grant and ESPP purchase right on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Options:

	December 31,
	2008	2007	2006

Risk-free interest rate	3.2%	4.7%	4.8%
Dividend yield	0.0%	0.0%	0.0%
Volatility	115.1%	118.0%	113.7%
Expected life (years)	5.6	6.0	5.9

ESPP:

	December 31,
	2008	2007	2006

Risk-free interest rate	1.1%	4.5%	4.8%
Dividend yield	0.0%	0.0%	0.0%
Volatility	99.6%	67.8%	46.4%
Expected life (years)	3 months	3 months	3 months

The weighted-average fair values of options granted were $1.70, $3.71 and $3.92 for the years ended December 31, 2008, 2007 and 2006, respectively. The weighted-average purchase prices of shares purchased through the ESPP were $0.95, $2.69 and $2.98 for the years ended December 31, 2008, 2007 and 2006, respectively.

The risk-free interest rate assumption is based on observed interest rates appropriate for the term of the Company’s employee and director stock options and ESPP purchases. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts. The Company has never paid dividends on its common stock and the Company does not anticipate paying dividends in the foreseeable future.

The Company used historical stock price volatility as the expected volatility assumption required in the Black-Scholes option-pricing model consistent with SFAS 123R. The selection of the historical volatility approach was based on the availability of historical stock prices for the duration of the awards’ expected term and the Company’s assessment that historical volatility is more representative of future stock price trends than other available methods.

The expected life of employee and director stock options represents the weighted-average period the stock options are expected to remain outstanding. Under SAB 107, the simplified method is an acceptable method of calculating the expected life of options granted through December 31, 2007. However, for options granted after December 31, 2007, companies are expected to use more detailed information about employee exercise behavior, if

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements — (Continued)

available, to calculate the expected life of options under SAB 107 rather than the simplified method. For option grants made during 2008, the Company calculated the expected life using historical option exercise data. Under this method of calculating the expected life of option grants, the expected life for option grants made during the year ended December 31, 2008 was 5.6 years for the new and existing employee grants and the director grants. Under the SAB 107 simplified method, the expected life calculated by the Company for option grants made during the year ended December 31, 2007 was 6.0 — 6.1 years for the new and existing employee grants and 5.5 years for the director grants. The expected life calculated by the Company for option grants made during the year ended December 31, 2006 was 5.8 years for the new and existing employee grants, 6.1 years for the new officer grants, and 5.3 — 6.0 years for the director grants. The expected life for ESPP purchase rights represents the length of each purchase period. Because employees purchase stock quarterly, the expected term for ESPP purchase rights is three months for shares purchased during the years ended December 31, 2008, 2007 and 2006.

Because share-based compensation expense recognized in the Consolidated Statement of Operations for fiscal years 2008, 2007 and 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience.

Restricted Stock

On December 14, 2005, the Company issued 83,518 shares of restricted stock to certain members of management in exchange for services provided over the vesting period, pursuant to certain retention agreements dated October 6, 2005. The shares of restricted stock fully vested (i.e., the restrictions lapsed) one year from the date of grant and were subject to repurchase by the Company until the one-year anniversary of the date of issuance. Pursuant to a separation agreement dated March 17, 2006, the Company’s repurchase right with respect to 29,120 shares of restricted stock granted to the former Chairman and Chief Executive Officer immediately lapsed upon his resignation on March 14, 2006. As such and in accordance with his retention agreement, the Company accelerated the vesting of these shares of restricted stock. In addition, the remaining 54,398 shares of restricted stock fully vested on December 14, 2006, the one-year anniversary of the date of issuance, and therefore the Company’s repurchase right with respect to these shares of restricted stock has lapsed.

On March 15, 2006, the Company issued 20,000 shares of restricted stock to the new Chairman of the Board in exchange for services provided over the vesting period. The shares of restricted stock vested with respect to 10,000 shares six months after the issuance date and with respect to the remaining 10,000 shares upon the first anniversary of the issuance date. On September 15, 2006 and March 15, 2007, the vesting provisions with respect to the 20,000 shares of restricted stock were met and therefore the Company’s repurchase rights lapsed. In both December 2006 and March 2007, the Company issued an additional 3,600 shares of restricted stock to the Chairman of the Board in accordance with the Chairman Compensation Policy approved by the Board of Directors on March 14, 2006 regarding the tax liability associated with the restricted stock issued on March 15, 2006 and vested on September 15, 2006 and March 15, 2007. All of these additional shares of restricted stock immediately vested on the date of issuance.

There was no restricted stock issued in 2008.

In accordance with SFAS 123R, the Company recognized approximately $36,000, and $381,000, respectively, in compensation expense for the restricted stock grants noted above for the years ended December 31, 2007, and 2006, which includes compensation expense for the acceleration of vesting. There was no compensation expense related to restricted stock grants during the year ended December 31, 2008.

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements — (Continued)

Net Loss Per Share

Basic and diluted net loss per share is computed using the weighted-average number of common shares outstanding during the periods in accordance with SFAS No. 128, Earnings per Share and SAB No. 98. Basic earnings per share (“EPS”) is calculated by dividing the net income or loss by the weighted-average number of common shares outstanding for the period, without consideration for common share equivalents. Diluted EPS is computed by dividing the net income or loss by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. For purposes of this calculation, stock options, common stock subject to repurchase by the Company, and warrants are considered to be common stock equivalents and are only included in the calculation of diluted earnings per share when their effect is dilutive.

Because the Company has incurred a net loss for all three years presented in the Consolidated Statements of Operations, stock options, common stock subject to repurchase and warrants are not included in the computation of net loss per share because their effect is anti-dilutive. The shares used to compute basic and diluted net loss per share represent the weighted-average common shares outstanding, reduced by the weighted-average unvested common shares subject to repurchase. There were no unvested common shares subject to repurchase for the years ended December 31, 2008 and 2007. The number of weighted-average unvested common shares subject to repurchase for the year ended December 31, 2006 was 8,000.

Comprehensive Loss

In accordance with SFAS No. 130, Reporting Comprehensive Income (Loss), unrealized gains and losses on available-for-sale securities are included in other comprehensive income.

Recently Issued Accounting Standards

On January 1, 2008, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of SFAS 157 relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. See Note 3 for further details on the impact of the adoption of SFAS 157 on the Company’s consolidated results of operations and financial condition for the year ended December 31, 2008.

On January 1, 2008, the Company adopted the provisions of FASB SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. At this time, the Company has not elected to account for any of its financial assets or liabilities using the provisions of SFAS 159. As such, the adoption of SFAS 159 did not have an impact on the Company’s consolidated results of operations and financial condition for the year ended December 31, 2008.

In June 2007, FASB ratified the consensus reached by the Emerging Issues Task Force (“EITF”) on EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (“EITF 07-3”). EITF 07-3 addresses the diversity that exists with respect to the accounting for the non-refundable portion of a payment made by a research and development entity for future research and development activities. Under EITF 07-3, an entity would defer and capitalize non-refundable advance payments made for research and development activities until the related goods are delivered or the related services are performed. EITF 07-3 is effective for fiscal years beginning after December 15, 2007. On January 1, 2008 the Company adopted the provisions of EITF 07-3, which did not have an impact on the Company’s consolidated results of operations and financial condition for the year ended December 31, 2008.

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements — (Continued)

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles. SFAS 162 becomes effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to Statement on Auditing Standards No. 69, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles, for periods completed after January 1, 2009. The Company does not expect the adoption of SFAS 162 to have a material effect on the Company’s consolidated financial statements.

2.	Cash Equivalents and Short-term Investments

The following is a summary of the Company’s available-for-sale securities (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Realized	Realized	Estimated Fair
	Cost	Gains	Losses	Gains	Losses	Value

December 31, 2008
Money market accounts	$2,686	$—	$—	$—	$—	$2,686
Asset-backed auction rate securities	10,000	—	—	—	(2,270)	7,730
Auction security rights	—	—	—	2,270	—	2,270

	$12,686	$—	$—	$2,270	$(2,270)	$12,686

		Gross	Gross
	Amortized	Unrealized	Unrealized	Realized	Realized	Estimated Fair
	Cost	Gains	Losses	Gains	Losses	Value

December 31, 2007
Money market accounts	$2,051	$—	$—	$—	$—	$2,051
Obligations of United States government agencies	6,916	14	—	—	—	6,930
Asset-backed auction rate securities	28,056	—	—	—	—	28,056

	$37,023	$14	$—	$—	$—	$37,037

The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Included in cash and cash equivalents at December 31, 2008 and 2007 were $2,686,000 and $2,051,000, respectively, of securities classified as available-for-sale as the Company expects to sell them in order to support its current operations regardless of their maturity date. As of December 31, 2008, available-for-sale securities and cash equivalents of $2,686,000 mature in one year or less and $10,000,000 are due after one year. Securities that have a maturity date greater than one year have their interest rate reset periodically within time periods not exceeding 92 days.

As of December 31, 2008, the Company’s cash, cash equivalents and short-term investments total $19,447,000. The Company’s investment securities consist of money market funds invested in U.S. Treasury bills and student loan auction rate securities. There has been insufficient demand at auction for all four of the Company’s auction rate securities during 2008. As a result, these securities are currently not liquid. In the event the Company needs to access the funds that are in an illiquid state, it will not be able to do so without a loss of principal until a future auction on these auction rate securities is successful, the securities are settled at par by the broker-dealer or they are redeemed by the issuer. The Company may incur a loss of principal if the Company is required to sell or borrow against these securities in a privately negotiated transaction. As a result, the Company has recorded a

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements — (Continued)

realized impairment loss on these securities of $2,270,000 in 2008. This realized loss was determined in accordance with SFAS 157, which was adopted by the Company on January 1, 2008 (see Note 3). The Company’s auction rate securities are classified as short-term investments, and the realized impairment loss is included in the Company’s statement of operations.

During the fourth quarter of 2008, the Company’s broker-dealer, UBS, extended an offer of Auction Rate Securities Rights (“ARS Rights”) to holders of illiquid auction rate securities that were maintained by UBS as of February 13, 2008. The ARS Rights provide the holder with the ability to sell the auction rate securities, along with the ARS Rights, to UBS at the par value of the auction rate securities, during an applicable exercise period. The ARS Rights are not transferable, not tradeable, and will not be quoted or listed on any securities exchange or other trading network.

During November 2008, the Company executed a written agreement with UBS to participate in the ARS Rights program for all $10,000,000 of its outstanding auction rate securities, all of which were maintained by UBS. Under the terms of the ARS Rights agreement, the applicable exercise period began on January 2, 2009 and ends January 4, 2011. ARS Rights represent an asset akin to a put option, whereby the Company has the right to ‘put’ the auction rate securities back to the broker-dealer during the exercise period for a payment equal to the par value of the auction rate securities. As of December 31, 2008, the fair value of the ARS Rights were recorded as a realized gain of $2,270,000 and a corresponding short-term investment. The realized gain from recording the ARS Rights fully offsets the realized impairment loss on auction rate securities that was recorded during 2008. During January 2009, all of the Company’s auction rate securities were sold to UBS at par value of $10,000,000 pursuant to the ARS Rights agreement (see Note 10).

3.	Fair Value of Financial Instruments

As a basis for considering market participant assumptions in fair value measurements, SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Due to the lack of actively traded market data for the Company’s student loan auction rate securities, the value of these securities and resulting realized impairment loss was determined using Level 3 hierarchical inputs. These inputs include management’s assumptions of pricing by market participants, including assumptions about risk. In accordance with SFAS 157, the Company used the concepts of fair value based on estimated discounted future cash flows of interest income over a projected five-year period reflective of the length of time the Company anticipates it will take the securities to become liquid. Discount rates ranging from approximately 5% to 10% were utilized when preparing this model. The Company classified all of the student loan auction rate securities as short-term available-for-sale securities as the Company will need additional cash in the near term and may be required to liquidate these auction rate securities in order to continue operations. Because of the Company’s inability to hold these securities until their maturity (which ranges between 20-30 years), the Company believes the impairment of these securities is other-than-temporary. See Notes 1 and 10 for further details.

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements — (Continued)

The Company measures the following financial assets at fair value on a recurring basis. The fair value of these financial assets at December 31, 2008 (in thousands) are as follows:

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in
		Active Markets		Significant
	Balance at	for Identical	Significant Other	Unobservable
	December 31,	Assets	Observable Inputs	Inputs
Description	2008	(Level 1)	(Level 2)	(Level 3)

Cash and cash equivalents	$9,447	$9,447	$—	$—
Short-term investments	7,730	—	—	7,730
ARS Rights (Note 2)	2,270	—	—	2,270

Total	$19,447	$9,447	$—	$10,000

The following table sets forth the change in estimated fair value for the Company’s auction rate securities (in thousands).

Fair Value Measurement Using
Significant Unobservable Inputs
(Level 3)

Beginning balance	$—
Transfers in to Level 3
Auction rate securities	10,000
ARS Rights	2,270
Total realized/unrealized losses
Included in net loss	(2,270)
Included in comprehensive loss	—
Purchases, issuances and settlements	—

Ending balance	$10,000

4.	Commitments

Leases

In July 1992, the Company entered into a non-cancelable operating lease for the rental of its research and development laboratories and clinical manufacturing facilities. In October 1996, the Company entered into an additional non-cancelable operating lease for additional office space. In 2004, the Company exercised its options to extend these leases until July 2009.

In October 2007, the Company entered into a capital lease agreement for $55,000 to finance the purchase of certain equipment. The agreement is secured by the equipment, bears interest at 10.00% per annum, and is payable in monthly installments of principal and interest of approximately $1,000 for 60 months.

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements — (Continued)

Annual future minimum lease payments as of December 31, 2008 are as follows (in thousands):

	Operating	Capital
Years Ended December 31,	Leases	Leases

2009	$491	$15
2010	66	14
2011	49	14
2012	32	12
2013 and there-after	19	—

Total	$657	55

Less amount representing interest		(10)

Present value of net minimum lease payments		45
Less current portion		(11)

Noncurrent portion of capital lease obligations		$34

Rent expense under all operating leases totaled $900,000, $869,000, and $1,065,000 for the years ended December 31, 2008, 2007 and 2006, respectively. Equipment acquired under capital leases included in property and equipment totaled $43,000 (net of accumulated amortization of $12,000) and $54,000 (net of accumulated amortization of $1,000) at December 31, 2008 and 2007, respectively. Amortization expense associated with this equipment is included in depreciation and amortization expense.

Purchase Obligations

As of December 31, 2008, the Company had total purchase obligations of approximately $1,290,000, which consisted of non-cancelable purchase commitments with third-party manufacturers of materials to be used in the production of Riquent. For the year ended December 31, 2008, approximately $459,000 of the total purchase obligations were not included in the Company’s consolidated financial statements. The Company intends to use its current financial resources to fund its obligations under these purchase commitments.

5.	Credit Facility

In December 2008, the Company secured a credit facility (the “Credit Facility”) with UBS in the amount of $6,000,000, fully collateralized by the Company’s auction rate securities. There was no net interest cost to the Company as the interest rate charged by UBS was contractually equal to the coupon rates of the auction rate securities. There were no costs related to the establishment of the Credit Facility. During December 2008, the Company drew the full $6,000,000 available under the Credit Facility, of which $5,933,000 was outstanding as of December 31, 2008. During January 2009, all of the Company’s auction rate securities were sold to UBS at par value of $10,000,000 pursuant to the ARS Rights agreement, at which time the amount outstanding on the Credit Facility as of December 31, 2008 was settled in full and the Credit Facility agreement was terminated (see Note 10).

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements — (Continued)

6.	Long-Term Debt

The following is a summary of the notes payable obligations that are secured by financed property and equipment of approximately $3,788,000 ($172,000 net of depreciation and 2008 impairment charges) as of December 31, 2008:

	Interest		Original Note
Date of Note	Rate (%)	Monthly Payments	Amount
			(In thousands)

December 28, 2006	10.56	First 36 months at $8,000; last 12 months at $3,000	263
June 28, 2007	10.82	First 36 months at $2,000; last 12 months at $500	75
December 31, 2007	10.55	$6,000 for 48 months	236

			$574

Annual future minimum notes payable payments as of December 31, 2008 are as follows (in thousands):

Notes
Years Ended December 31,	Payable

2009	$177
2010	127
2011	69

Total	373
Less amount representing interest	(42)

Present value of net minimum notes payable payments	331
Less current portion	(152)

Noncurrent portion of notes payable	$179

7.	Stockholders’ Equity

Preferred Stock

As of December 31, 2008, the Company’s Board of Directors is authorized to issue 8,000,000 shares of preferred stock with a par value of $0.01 per share, in one or more series.

The Company’s Certificate of Designation filed with the Secretary of State of the State of Delaware designates 500,000 shares of preferred stock as nonredeemable Series A Junior Participating Preferred Stock (“Series A Preferred Stock”). Pursuant to the terms of the Company’s Stockholder Rights Plan, in the event of liquidation, each share of Series A Preferred Stock is entitled to receive, subject to certain restrictions, a preferential liquidation payment of $10,000 per share plus the amount of accrued unpaid dividends. The Series A Preferred Stock is subject to certain anti-dilution adjustments, and the holder of each share is entitled to 10,000 votes, subject to adjustments. Cumulative quarterly dividends of the greater of $1.00 or, subject to certain adjustments, 10,000 times any dividend declared on shares of common stock, are payable when, as and if declared by the Board of Directors, from funds legally available for this purpose.

See Note 10 for discussion of preferred stock issued after December 31, 2008.

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements — (Continued)

Warrants

In connection with the December 2005 private placement, the Company issued warrants to purchase 4,399,992 shares of the Company’s common stock. The warrants were immediately exercisable upon grant, have an exercise price of $5.00 per share and remain exercisable for five years.

In connection with the May 2008 public offering, the Company issued warrants to purchase 3,903,708 shares of the Company’s common stock. The warrants were immediately exercisable upon grant, have an exercise price of $2.15 per share and remain exercisable for five years.

As of December 31, 2008, all of the warrants were outstanding and 8,303,700 shares of common stock are reserved for issuance upon exercise of the warrants.

Restricted Stock

On December 14, 2005, the Company issued 83,518 shares of restricted stock to certain members of management in exchange for services provided over the vesting period, pursuant to certain retention agreements dated October 6, 2005. The shares of restricted stock fully vested (i.e., the restrictions lapsed) one year from the date of grant and were subject to repurchase by the Company until the one-year anniversary of the date of issuance. Pursuant to a separation agreement dated March 17, 2006, the Company’s repurchase right with respect to 29,120 shares of restricted stock granted to the former Chairman and Chief Executive Officer immediately lapsed upon his resignation on March 14, 2006. As such and in accordance with his retention agreement, the Company accelerated the vesting of these shares of restricted stock. In addition, the remaining 54,398 shares of restricted stock fully vested on December 14, 2006, the one-year anniversary of the date of issuance, and therefore the Company’s repurchase right with respect to these shares of restricted stock has lapsed.

On March 15, 2006, the Company issued 20,000 shares of restricted stock to the new Chairman of the Board in exchange for services provided over the vesting period. The shares of restricted stock vested with respect to 10,000 shares six months after the issuance date and vested with respect to the remaining 10,000 shares upon the first anniversary of the issuance date. On September 15, 2006 and March 15, 2007, the vesting provisions with respect to the 20,000 shares of restricted stock were met and therefore the Company’s repurchase rights lapsed.

In both December 2006 and March 2007, the Company issued an additional 3,600 shares of restricted stock to the Chairman of the Board in accordance with the Chairman Compensation Policy approved by the Board of Directors on March 14, 2006 regarding tax liability associated with the restricted stock issued on March 15, 2006 and vested on September 15, 2006 and March 15, 2007. All of these additional shares of restricted stock immediately vested on the date of issuance.

There was no restricted stock issued in 2008.

In accordance with SFAS 123R, the Company recognized approximately $36,000, and $381,000, respectively, in compensation expense for the restricted stock grants noted above for the years ended December 31, 2007, and 2006, which includes compensation expense for the acceleration of vesting. There was no compensation expense related to restricted stock grants during the year ended December 31, 2008. The total fair value of the restricted stock grants vested in 2007 was approximately $77,000 of which approximately $41,000 was recognized in 2006 and approximately $36,000 was recognized in 2007. The total fair value of the restricted stock grants vested in 2006 was approximately $352,000 of which approximately $12,000 was recognized in 2005 and approximately $340,000 was recognized in 2006.

Stock Option Plans

In June 1994, the Company adopted the La Jolla Pharmaceutical Company 1994 Stock Incentive Plan (the “1994 Plan”) under which, as amended, 1,640,000 shares of common stock (post-reverse stock split) were

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements — (Continued)

authorized for issuance. The 1994 Plan expired in June 2004 and there were 748,612 options outstanding under the 1994 Plan as of December 31, 2008.

In May 2004, the Company adopted the La Jolla Pharmaceutical Company 2004 Equity Incentive Plan (the “2004 Plan”) under which, as amended, 6,400,000 shares of common stock (post-reverse stock split) have been authorized for issuance. The 2004 Plan provides for the grant of incentive and non-qualified stock options, as well as other share-based payment awards, to employees, directors, consultants and advisors of the Company with up to a 10-year contractual life and various vesting periods as determined by the Company’s compensation committee or the board of directors, as well as automatic fixed grants to non-employee directors of the Company. As of December 31, 2008, there were a total of 4,878,348 options outstanding and no unvested shares of restricted stock granted under the 2004 Plan and 1,242,432 shares remained available for future grant.

A summary of the Company’s stock option activity (including shares of restricted stock) and related data follows:

		Outstanding Options
	Options		Weighted-
	Available	Number of	Average
	for Grant	Shares	Exercise Price

Balance at December 31, 2005	3,190,231	2,148,028	$16.09
Granted	(2,450,745)	2,450,745	$4.58
Restricted stock granted	(23,600)	—	—
Exercised	—	(56,012)	$2.25
Cancelled	240,382	(240,382)	$14.04
Expired	(100,983)	—	$26.39

Balance at December 31, 2006	855,285	4,302,379	$9.83
Additional shares authorized	840,000	—	—
Granted	(1,027,973)	1,027,973	$4.30
Restricted stock granted	(3,600)	—	—
Exercised	—	(166,280)	$3.01
Cancelled	354,496	(354,496)	$14.20
Expired	(153,808)	—	$25.80

Balance at December 31, 2007	864,400	4,809,576	$8.56
Additional shares authorized	1,400,000	—	—
Granted	(1,481,900)	1,481,900	$2.02
Exercised	—	(1,097)	$2.51
Cancelled	663,418	(663,418)	$8.91
Expired	(203,486)	—	$19.80

Balance at December 31, 2008	1,242,432	5,626,961	$6.80

For the year ended December 31, 2008, options cancelled (included in the above table) consisted of approximately 459,932 options forfeited with a weighted-average exercise price of $4.09.

As of December 31, 2008, options exercisable have a weighted-average remaining contractual term of 6.4 years. The total intrinsic value of stock option exercises, which is the difference between the exercise price and closing price of the Company’s common stock on the date of exercise, during the years ended December 31, 2008, 2007, and 2006 was $2,000, $500,000, and $74,000, respectively. As of December 31, 2008 and 2007, the total

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements — (Continued)

intrinsic value, which is the difference between the exercise price and closing price of the Company’s common stock of options outstanding and exercisable, was $0 and $844,000, respectively.

	Years Ended December 31,
	2008		2007		2006
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Exercisable at end of year	3,522,747	$9.08	2,808,588	$11.44	1,859,139	$16.27
Weighted-average fair value of options granted during the year	$1.70		$3.71		$3.92

Exercise prices and weighted-average remaining contractual lives for the options outstanding (excluding shares of restricted stock) as of December 31, 2008 were:

				Weighted-			Weighted-
				Average			Average
				Remaining	Weighted-		Exercise
				Contractual	Average		Price of
Options	Range of			Life	Exercise	Options	Options
Outstanding	Exercise Prices			(In Years)	Price	Exercisable	Exercisable

747,759	$0.64	—	$1.82	9.45	$1.66	9,821	$1.09
786,614	$1.87	—	$2.42	8.38	$2.36	286,884	$2.34
541,869	$3.06	—	$3.60	8.01	$3.13	288,869	$3.16
667,678	$3.61	—	$4.44	7.37	$4.01	554,234	$4.03
791,568		$4.46		7.29	$4.46	728,778	$4.46
853,500	$4.60	—	$5.26	7.27	$5.24	592,750	$5.25
664,395	$5.36	—	$14.85	6.68	$9.17	487,833	$10.46
573,578	$15.70	—	$60.31	3.00	$29.09	573,578	$29.09

5,626,961	$0.64	—	$60.31	7.29	$6.80	3,522,747	$9.08

At December 31, 2008, the Company has reserved 6,869,393 shares of common stock for future issuance upon exercise of options granted or to be granted under the 1994 and 2004 Plans.

Employee Stock Purchase Plan

Effective August 1, 1995, the Company adopted the ESPP under which, as amended, 850,000 shares of common stock are reserved for sale to eligible employees, as defined in the ESPP. Employees may purchase common stock under the ESPP every three months (up to but not exceeding 10% of each employee’s base salary, or hourly compensation, and any cash bonus paid, subject to certain limitations) over the offering period at 85% of the fair market value of the common stock at specified dates. The offering period may not exceed 24 months. During the years ended December 31, 2008 and 2007, 303,937 and 97,104 shares of common stock were issued under the ESPP, respectively. As of December 31, 2008, 833,023 shares of common stock have been issued under the ESPP and 16,977 shares of common stock are available for future issuance.

	Years Ended December 31,
	2008	2007	2006

Weighted-average fair value of Employee Stock Purchase Plan purchases	$0.71	$1.47	$1.48

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements — (Continued)

Stockholder Rights Plan

The Company has adopted a Stockholder Rights Plan (the “Rights Plan”), which was amended and restated in December 2008 and subsequently amended in January 2009. The Rights Plan provides for a dividend of one right (a “Right”) to purchase fractions of shares of the Company’s Series A Preferred Stock for each share of the Company’s common stock. Under certain conditions involving an acquisition by any person or group of 15% or more of the common stock (or in the case of Grandfathered Persons, as defined in the Rights Plan, the acquisition of common stock in excess of the applicable Grandfathered Percentage, as defined in the Rights Plan; or, in the case of BioMarin, 15% or more of shares not issued under the securities purchase agreement between BioMarin and the Company), the Rights permit the holders (other than the 15% holder, or, in the case of Grandfathered Persons, as defined in the Rights Plan, the acquisition of common stock in excess of the applicable Grandfathered Percentage, as defined in the Rights Plan; or, in the case of BioMarin, 15% or more of shares issued under the securities purchase agreement between BioMarin and the Company) to purchase the Company’s common stock at a 50% discount upon payment of an exercise price of $30 per Right. In addition, in the event of certain business combinations, the Rights permit the purchase of the common stock of an acquirer at a 50% discount. Under certain conditions, the Rights may be redeemed by the Board of Directors in whole, but not in part, at a price of $0.001 per Right. The Rights have no voting privileges and are attached to and automatically trade with the Company’s common stock. The Rights expire on December 2, 2018.

8.	401(k) Plan

The Company has established a 401(k) defined contribution retirement plan (the “401(k) Plan”), which was amended in May 1999 to cover all employees. The 401(k) Plan was also amended in December 2003 to increase the voluntary employee contributions from a maximum of 20% to 50% of annual compensation (as defined). This increase was effective beginning January 1, 2004. The Company does not match employee contributions or otherwise contribute to the 401(k) Plan. In March 2009, the Company terminated the 401(k) Plan.

9.	Income Taxes

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN 48”) on January 1, 2007. FIN 48 prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Upon implementation, the Company had no unrecognized tax benefits. As of December 31, 2008 there are no unrecognized tax benefits included in the balance sheet that would, if recognized, affect the Company’s effective tax rate.

The Company is subject to taxation in the United States and various state jurisdictions. The Company’s tax years for 1993 and forward are subject to examination by the United States and California tax authorities due to the carry forward of unutilized net operating losses and research and development credits.

The Company has not completed its Section 382/383 analysis regarding the limitation of net operating loss and research and development credit carryforwards. The Company does not presently plan to complete its Section 382/383 analysis and unless and until this analysis has been completed, the Company has removed the deferred tax assets for net operating losses and research and development credits generated through 2008 from its deferred tax asset schedule and has recorded a corresponding decrease to its valuation allowance.

At December 31, 2008, the Company had federal and California income tax net operating loss carryforwards of approximately $362,037,000 and $202,859,000, respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to the capitalization of research and development expenses for California income tax purposes. In addition, the Company has federal and California research and development tax credit carryforwards of $16,483,000 and $9,729,000, respectively. The federal net operating loss and research

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements — (Continued)

tax credit carryforwards will begin to expire in 2009 unless previously utilized. The California net operating loss carryforwards will begin to expire in 2010 unless previously utilized. The California research and development credit carryforwards will carry forward indefinitely until utilized. In February 2009, the Company experienced a change in ownership at a time when its enterprise value was minimal. As a result of this ownership change and the low enterprise value, the Company’s federal and California net operating loss carryforwards and federal research and development credit carryforwards as of December 31, 2008 will be subject to limitation under IRC Section 382/383 and more likely than not will expire unused.

Significant components of the Company’s deferred tax assets as of December 31, 2008 and 2007 are listed below. A valuation allowance of $14,330,000 and $10,923,000 at December 31, 2008 and 2007, respectively, has been recognized to offset the net deferred tax assets as realization of such assets is uncertain. Amounts are shown in thousands as of December 31 of the respective years:

	December 31,
	2008	2007

Deferred tax assets:
Net operating loss carryforwards	$—	$—
Research and development credits	—	—
Capitalized research and development and other	14,330	10,923

Total deferred tax assets	14,330	10,923

Net deferred tax assets	14,330	10,923
Valuation allowance for deferred tax assets	(14,330)	(10,923)

Net deferred taxes	$—	$—

10.	Subsequent Events

Development and Stock Purchase Agreement

On January 4, 2009 (the “Effective Date”), the Company entered into a development and commercialization agreement (the “Development Agreement”) with BioMarin CF Limited (“BioMarin CF”), a wholly-owned subsidiary of BioMarin Pharmaceutical Inc. (“BioMarin Pharma”), granting BioMarin CF co-exclusive rights to develop and commercialize Riquent (and certain potential follow-on products) (collectively, “Riquent”) in the “Territory,” and the non-exclusive right to manufacture Riquent anywhere in the world. The “Territory” includes all countries of the world except the “Asia-Pacific Territory” (i.e., all countries of East Asia, Southeast Asia, South Asia, Australia, New Zealand, and other countries of Oceania).

Under the terms of the Development Agreement, BioMarin CF paid the Company a non-refundable commencement payment of $7,500,000 and purchased, through BioMarin Pharma, $7,500,000 of a newly designated series of preferred stock (the “Series B Preferred Stock”), pursuant to a securities purchase agreement described more fully below.

Following the futile results of the first interim efficacy analysis of Riquent, BioMarin CF has elected to not exercise its full license rights to the Riquent program under the Development Agreement. Thus, the Development Agreement between the parties terminated on March 27, 2009 in accordance with its terms. All rights to Riquent have been returned to the Company.

In connection with the Development Agreement, the Company also entered into a securities purchase agreement, dated as of January 4, 2009 (the “Purchase Agreement”) with BioMarin Pharma. In accordance with the terms of the agreement, on January 20, 2009, the Company sold 339,104 shares of Series B Preferred Stock at a price per share of $22.1171 for gross proceeds totaling $7,500,000. On March 27, 2009, in connection with the

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements — (Continued)

termination of the Development Agreement, the Series B Preferred Stock converted into 10,173,120 shares of Common Stock.

Auction Rate Securities

During January 2009, all of the Company’s auction rate securities were sold to UBS at par value of $10,000,000 pursuant to the ARS Rights agreement (see Note 2). Upon the sale of these auction rate securities, the amount outstanding on the Credit Facility agreement as of December 31, 2008 was settled in full and the Credit Facility was terminated.

Interim Efficacy Analysis Results and Restructuring Activities

In February 2009, the Company announced that an Independent Monitoring Board for the Riquent Phase 3 ASPEN study had completed the review of their first interim efficacy analysis of Riquent and determined that continuing the study was futile. The Company subsequently unblinded the data and found that there was no statistical difference in the primary endpoint, delaying time to renal flare, between the Riquent-treated group and the placebo-treated group, although there was a significant difference in the reduction of antibodies to double-stranded DNA. There were 56 renal flares in 587 patients treated with either 300-mg or 900-mg of Riquent, and 28 renal flares in 283 patients treated with placebo.

Based on these results, the Company immediately discontinued the Riquent Phase 3 ASPEN study and the further development of Riquent. The Company had previously devoted substantially all of its research, development and clinical efforts and financial resources toward the development of Riquent. In connection with the termination of the clinical trials for Riquent, the Company subsequently initiated steps to significantly reduce its operating costs, including a planned substantial reduction in personnel, which is expected to be effected early in the second quarter of 2009. The Company has also ceased the manufacture of Riquent at its facility in San Diego, California.

La Jolla Pharmaceutical Company

Notes to Consolidated Financial Statements — (Continued)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2008 and 2007 (in thousands except per share amounts):

	Quarters Ended
	Mar. 31,	Jun. 30,	Sept. 30,	Dec. 31,

2008
Expenses:
Research and development	$11,338	$12,732	$14,099	$12,856
General and administrative	1,906	2,069	2,791	2,936
Asset impairment				2,810

Loss from operations	(13,244)	(14,801)	(16,890)	(18,602)
Interest income (expense), net	(393)	(134)	(244)	1,454

Net loss	$(13,637)	$(14,935)	$(17,134)	$(17,148)

Basic and diluted net loss per share	$(0.34)	$(0.31)	$(0.31)	$(0.31)

Shares used in computing basic and diluted net loss per share	39,631	48,252	55,327	55,423

2007
Expenses:
Research and development	$10,375	$12,186	$11,448	$12,626
General and administrative	1,980	2,112	2,585	2,381

Loss from operations	(12,355)	(14,298)	(14,033)	(15,007)
Interest income, net	485	781	744	607

Net loss	$(11,870)	$(13,517)	$(13,289)	$(14,400)

Basic and diluted net loss per share	$(0.36)	$(0.34)	$(0.34)	$(0.36)

Shares used in computing basic and diluted net loss per share	32,737	39,256	39,577	39,607

LA JOLLA PHARMACEUTICAL COMPANY

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2009	2008
	(Unaudited)	(See Note)
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$5,830	$9,447
Short-term investments	—	10,000
Prepaids and other current assets	746	785

Total current assets	6,576	20,232
Property and equipment, net	—	357
Patent costs and other assets, net	—	250

Total assets	$6,576	$20,839

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$692	$4,626
Accrued clinical/regulatory expenses	—	3,957
Accrued expenses	235	1,008
Accrued payroll and related expenses	98	1,549
Credit facility	—	5,933
Current portion of obligations under notes payable	—	152
Current portion of obligations under capital leases	—	11

Total current liabilities	1,025	17,236
Noncurrent portion of obligations under notes payable	—	179
Noncurrent portion of obligations under capital leases	—	34
Commitments
Stockholders’ equity:
Common stock	657	555
Additional paid-in capital	427,574	418,522
Accumulated deficit	(422,680)	(415,687)

Total stockholders’ equity	5,551	3,390

Total liabilities and stockholders’ equity	$6,576	$20,839

Note: The condensed consolidated balance sheet at December 31, 2008 has been derived from the audited consolidated financial statements as of that date but does not include all of the information and disclosures required by U.S. generally accepted accounting principles.

See accompanying notes.

LA JOLLA PHARMACEUTICAL COMPANY

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Unaudited)
	(In thousands, except per share amounts)

Revenue from collaboration agreement	$—	$—	$8,125	$—
Expenses:
Research and development	(240)	14,099	9,567	38,170
General and administrative	992	2,791	5,602	6,766

Total expenses	752	16,890	15,169	44,936

Loss from operations	(752)	(16,890)	(7,044)	(44,936)
Interest and other income	54	163	64	653
Interest expense	—	(12)	(13)	(71)
Realized loss on investments, net	—	(395)	—	(1,352)

Net loss	$(698)	$(17,134)	$(6,993)	$(45,706)

Basic and diluted net loss per share	$(0.01)	$(0.31)	$(0.11)	$(0.96)

Shares used in computing basic and diluted net loss per share	65,723	55,327	62,555	47,764

See accompanying notes.

LA JOLLA PHARMACEUTICAL COMPANY

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
	2009	2008
	(Unaudited)
	(In thousands)

Operating activities:
Net loss	$(6,993)	$(45,706)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	116	758
(Gain) loss on write-off/disposal of patents and property and equipment	(326)	193
Share-based compensation expense	2,344	3,400
Expense reduction from settlement of vendor obligations	(2,645)	—
Realized loss on investments, net	—	1,352
Amortization of premium on investments	—	341
Change in operating assets and liabilities:
Prepaids and other current assets	39	33
Accounts payable and accrued liabilities	(6,019)	491
Accrued payroll and related expenses	(1,451)	29

Net cash used for operating activities	(14,935)	(39,109)
Investing activities:
Sales of short-term investments	10,000	24,665
Net proceeds from sale of patents and property and equipment	841	43
Additions to property and equipment	(18)	(484)
Increase in patent costs and other assets	(6)	(179)

Net cash provided by investing activities	10,817	24,045
Financing activities:
Net proceeds from issuance of common stock	—	28,263
Net proceeds from issuance of preferred stock	6,810	—
Payments on credit facility	(5,933)	—
Payments on obligations under notes payable	(331)	(112)
Payments on obligations under capital leases	(45)	(6)

Net cash provided by financing activities	501	28,145

Net (decrease) increase in cash and cash equivalents	(3,617)	13,081
Cash and cash equivalents at beginning of period	9,447	4,373

Cash and cash equivalents at end of period	$5,830	$17,454

See accompanying notes.

LA JOLLA PHARMACEUTICAL COMPANY

Notes to Condensed Consolidated Financial Statements
(Unaudited)
September 30, 2009

1.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of La Jolla Pharmaceutical Company and its wholly-owned subsidiary (the “Company”) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals, including restructuring costs and settlement of liabilities) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for other quarters or the year ending December 31, 2009. For more complete financial information, these unaudited condensed consolidated financial statements, and the notes thereto, should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2008 included in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2009.

In February 2009, the Company announced that an Independent Monitoring Board for the Riquent® Phase 3 ASPEN study had completed its review of the first interim efficacy analysis and determined that continuing the study was futile. Based on these results, the Company immediately discontinued the Riquent Phase 3 ASPEN study and the development of Riquent. The Company had previously devoted substantially all of its research, development and clinical efforts and financial resources toward the development of Riquent. In connection with the termination of the clinical trials for Riquent, the Company subsequently initiated steps to significantly reduce its operating costs, including a reduction in force, which was effected in April 2009 (see Note 6), and ceased all Riquent manufacturing and regulatory activities.

In July 2009, the Company announced that, in light of the current alternatives available to the Company, a wind down of the Company’s business would be in the best interests of the Company and its stockholders. Although the Board of Directors (the “Board”) approved a Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”) in September 2009, it is subject to approval by holders of at least a majority in voting power of the Company’s outstanding shares. The Company has called a special meeting of stockholders to vote on the Plan of Dissolution, however to date, the majority of the Company’s stockholders have failed to return their proxy cards or otherwise indicate their votes with respect to this proposal.

The Company has not changed its basis of accounting as a result of the Board’s adoption of the Plan of Dissolution, given that the Plan of Dissolution cannot be implemented without stockholder approval. Should the dissolution of the Company pursuant to the Plan of Dissolution be approved by the required vote of its stockholders, the Company would then change its basis of accounting from the going concern basis to the liquidation basis. If the Company’s stockholders do not approve the dissolution of the Company pursuant to the Plan of Dissolution, the Board will explore what, if any, alternatives are available for the future of the Company.

The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business and this does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern or should the dissolution of the Company pursuant to the Plan of Dissolution be approved by the Company’s stockholders. Certain assets, such as prepaid insurance (which represents a significant component of prepaids and other current assets), could have significantly lower values, or no value, under the liquidation basis of accounting. While the basis of presentation remains that of a going concern, the Company has a history of recurring losses from operations, and as of September 30, 2009, the Company had an accumulated deficit of $422,680,000, available cash and cash equivalents of $5,830,000 and working capital of $5,551,000. These factors, as well as the Company’s

LA JOLLA PHARMACEUTICAL COMPANY

Notes to Condensed Consolidated Financial Statements — (Continued)

current inability to generate future cash flows and the potential stockholder approval of the Plan of Dissolution, raise substantial doubt about the Company’s ability to continue as a going concern.

2.	Accounting Policies

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of La Jolla Pharmaceutical Company and its wholly-owned subsidiary, La Jolla Limited, which was incorporated in England in October 2004. There have been no significant transactions related to La Jolla Limited since its inception. La Jolla Limited was formally dissolved during October 2009 with no resulting accounting consequences.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and disclosures made in the accompanying notes to the unaudited condensed consolidated financial statements. Actual results could differ materially from those estimates.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) approved the FASB Accounting Standards Codification (“the Codification”) when it issued Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, which is included in The Accounting Standards Codification (“ASC”) Topic of Generally Accepted Accounting Principles (the “Topic”). All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission (“SEC”), have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become non-authoritative. The Codification did not change GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically-organized online database. The Topic is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Topic impacts the Company’s financial statement disclosures as all future references to authoritative accounting literature will be referenced in accordance with the Codification. As a result of the implementation of the Codification during the quarter ended September 30, 2009, previous references to accounting standards and literature are no longer applicable.

Effective April 1, 2009, the Company implemented The ASC Topic of Subsequent Events. This guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date and requires companies to disclose the date through which subsequent events have been evaluated, as well as whether that date is the date the financial statements were issued or the date the financial statements were available to be issued. The ASC Topic of Subsequent Events became effective for interim or annual periods ending after June 15, 2009 and did not have a material impact on the Company’s unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2009.

Revenue Recognition

On January 4, 2009, the Company entered into a development and commercialization agreement (the “Development Agreement”) with BioMarin CF Limited (“BioMarin CF”), a wholly-owned subsidiary of BioMarin Pharmaceutical Inc. (“BioMarin Pharma”). The Development Agreement was terminated on March 27, 2009 following the failure of the Phase 3 ASPEN trial. See Note 4 for further details related to the Development Agreement.

LA JOLLA PHARMACEUTICAL COMPANY

Notes to Condensed Consolidated Financial Statements — (Continued)

The Company considers a variety of factors in determining the appropriate method of revenue recognition under collaborative arrangements, such as whether the elements are separable, whether there are determinable fair values and whether there is a unique earnings process associated with each element of a contract.

Net Loss Per Share

Basic and diluted net loss per share is computed using the weighted-average number of common shares outstanding during the periods. Basic earnings per share (“EPS”) is calculated by dividing the net income or loss by the weighted-average number of common shares outstanding for the period, without consideration for common share equivalents. Diluted EPS is computed by dividing the net income or loss by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. For purposes of this calculation, stock options, and warrants are considered to be common stock equivalents and are only included in the calculation of diluted EPS when their effect is dilutive.

Because the Company has incurred a net loss for all periods presented in the unaudited condensed consolidated statements of operations, stock options and warrants are not included in the computation of net loss per share because their effect is anti-dilutive. The shares used to compute basic and diluted net loss per share represent the weighted-average common shares outstanding.

Comprehensive Loss

Unrealized gains and losses on available-for-sale securities are included in other comprehensive income (loss). There were no unrealized gains or losses on available-for-sale securities for the three or nine months ended September 30, 2009, and therefore net loss is equal to comprehensive loss for these periods. The Company’s comprehensive net loss was $17,133,000 and $45,719,000 for the three and nine months ended September 30, 2008, respectively.

Impairment of Long-Lived Assets and Assets to Be Disposed Of

If indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through the undiscounted future operating cash flows.

As a result of the futility determination in the Phase 3 ASPEN trial, the Company discontinued the Riquent Phase 3 ASPEN study and the development of Riquent. Based on these events, the future cash flows from the Company’s Riquent-related patents are no longer expected to exceed their carrying values and the assets became impaired as of December 31, 2008. This rendered substantially all of the Company’s laboratory equipment, as well as a large portion of its furniture and fixtures and computer equipment and software, impaired as of December 31, 2008.

The Company recorded a non-cash charge for the impairment of long-lived assets of $2,810,000 for the year ended December 31, 2008 to write down the value of the Company’s long-lived assets to their estimated fair values. The Company sold, disposed of, or wrote off all of its remaining long-lived assets during the nine months ended September 30, 2009 for a gain of $326,000.

3.	Fair Value of Financial Instruments

Fair value is defined under The ASC Topic of Fair Value Measurements and Disclosures as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under The ASC Topic of Fair Value Measurements and Disclosures must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a

LA JOLLA PHARMACEUTICAL COMPANY

Notes to Condensed Consolidated Financial Statements — (Continued)

fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•	Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of September 30, 2009, cash and cash equivalents were comprised of cash in checking accounts. The Company held no investments as of September 30, 2009.

As of December 31, 2008, cash and cash equivalents were comprised of short-term, highly liquid investments with maturities of 90 days or less from the date of purchase. Investments were comprised of available-for-sale securities recorded at estimated fair value determined using level 3 inputs. Unrealized gains and losses associated with the Company’s investments, if any, were reported in stockholders’ equity.

At December 31, 2008, short-term investments were comprised of $10,000,000 invested in auction rate securities, which were sold to UBS at par value in January 2009 pursuant to an Auction Rate Securities Agreement executed in November 2008.

4.	Development and Stock Purchase Agreements

On January 4, 2009, the Company entered into the Development Agreement with BioMarin CF, a wholly-owned subsidiary of BioMarin Pharma, granting BioMarin CF co-exclusive rights to develop and commercialize Riquent (and certain potential follow-on products) (collectively, “Riquent”) in the “Territory,” and the non-exclusive right to manufacture Riquent anywhere in the world. The “Territory” includes all countries of the world except the “Asia-Pacific Territory” (i.e., all countries of East Asia, Southeast Asia, South Asia, Australia, New Zealand, and other countries of Oceania).

Under the terms of the Development Agreement, BioMarin CF paid the Company a non-refundable commencement payment of $7,500,000 and purchased, through BioMarin Pharma, $7,500,000 of a newly designated series of preferred stock (the “Series B-1 Preferred Stock”), pursuant to a related securities purchase agreement described more fully below.

Following the futile results of the first interim efficacy analysis of Riquent received in February 2009, BioMarin CF elected not to exercise its full license rights to the Riquent program under the Development Agreement. Thus, the Development Agreement between the parties terminated on March 27, 2009 in accordance with its terms. All rights to Riquent were returned to the Company. Accordingly, the $7,500,000 non-refundable commencement payment received in connection with this Development Agreement was recorded as revenue in the quarter ended March 2009.

In connection with the Development Agreement, the Company also entered into a securities purchase agreement, dated as of January 4, 2009 with BioMarin Pharma. In accordance with the terms of the agreement, on January 20, 2009, the Company sold 339,104 shares of Series B-1 Preferred Stock at a price per share of $22.1171 and received $7,500,000. On March 27, 2009, in connection with the termination of the Development Agreement, the Series B-1 Preferred Stock converted into 10,173,120 shares of Common Stock pursuant to the terms of the securities purchase agreement. The total sales price included a premium over the fair value of the stock issued of $625,000, which was recorded as revenue in the quarter ended March 31, 2009.

LA JOLLA PHARMACEUTICAL COMPANY

Notes to Condensed Consolidated Financial Statements — (Continued)

5.	Stockholders’ Equity

Share-Based Compensation

In June 1994, the Company adopted the La Jolla Pharmaceutical Company 1994 Stock Incentive Plan (the “1994 Plan”), under which, as amended, 1,640,000 shares of common stock were authorized for issuance. The 1994 Plan expired in June 2004 and there were 499,935 options outstanding under the 1994 Plan as of September 30, 2009.

In May 2004, the Company adopted the La Jolla Pharmaceutical Company 2004 Equity Incentive Plan (the “2004 Plan”), under which, as amended, 6,400,000 shares of common stock have been authorized for issuance. The 2004 Plan provides for the grant of incentive and non-qualified stock options, as well as other share-based payment awards, to employees, directors, consultants and advisors of the Company with up to a 10-year contractual life and various vesting periods as determined by the Company’s Compensation Committee or the Board of Directors, as well as automatic fixed grants to non-employee directors of the Company. As of September 30, 2009, there were a total of 3,315,958 options outstanding under the 2004 Plan and 2,804,822 shares remained available for future grant. In August 1995, the Company adopted the La Jolla Pharmaceutical Company 1995 Employee Stock Purchase Plan (the “ESPP”), under which, as amended, 850,000 shares of common stock are reserved for sale to eligible employees, as defined in the ESPP. Employees may purchase common stock under the ESPP every three months (up to but not exceeding 10% of each employee’s base salary or hourly compensation, and any cash bonus paid, subject to certain limitations) over the offering period at 85% of the fair market value of the common stock at specified dates. The offering period may not exceed 24 months. As of September 30, 2009, 833,023 shares of common stock have been issued under the ESPP and 16,977 shares of common stock are available for future issuance.

Options or stock awards issued to non-employees, other than non-employee directors, are periodically remeasured as the options vest.

Share-based compensation expense recognized for the three months ended September 30, 2009 and 2008 was $311,000 and $1,119,000, respectively, and $2,344,000 and $3,409,000 for the nine months ended September 30, 2009 and 2008, respectively. As of September 30, 2009, there was $941,000 of total unrecognized compensation cost related to non-vested share-based payment awards granted under all equity compensation plans. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. The Company expects to recognize this compensation cost over a weighted-average period of 1.1 years.

The following table summarizes share-based compensation expense related to employee and director stock options, restricted stock and ESPP purchases by expense category:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands)

Research and development	$—	$563	$632	$1,565
General and administrative	311	556	1,712	1,844

Share-based compensation expense included in operating expenses	$311	$1,119	$2,344	$3,409

The Company determines the fair value of share-based payment awards on the date of grant using the Black-Scholes option-pricing model, which is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Although the fair value of the employee and director stock options granted by the Company is determined using an option-pricing model, that value may not be indicative of the fair value observed in a willing-buyer/willing-seller market transaction.

LA JOLLA PHARMACEUTICAL COMPANY

Notes to Condensed Consolidated Financial Statements — (Continued)

The Company estimated the fair value of each option grant and ESPP purchase right on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Three Months Ended September 30,		Nine Months Ended September 30,
Options:	2009	2008	2009	2008

Risk-free interest rate	—	3.3%	0.6%	3.2%
Dividend yield	—	0.0%	0.0%	0.0%
Volatility	—	106.4%	295.0%	115.2%
Expected life (years)	—	5.6	1.0	5.6

	Three Months Ended September 30,		Nine Months Ended September 30,
ESPP:	2009	2008	2009	2008

Risk-free interest rate	—	1.6%	—	1.7%
Dividend yield	—	0.0%	—	0.0%
Volatility	—	54.5%	—	65.8%
Expected life (months)	—	3.0	—	3.0

There were no purchases under the ESPP for the three or nine months ended September 30, 2009. There were no options granted in the three months ended September 30, 2009. The weighted-average fair values of options granted was $1.18 for the three months ended September 30, 2008. The weighted-average fair values of options granted were $1.72 and $1.71 for the nine months ended September 30, 2009 and 2008, respectively. For the ESPP, the weighted-average purchase prices were $0.95 and $1.29 for the three and nine months ended September 30, 2008, respectively.

A summary of the Company’s stock option activity and related data for the nine months ended September 30, 2009 follows:

	Outstanding Options
		Weighted-
	Number of	Average
	Shares	Exercise Price

Balance at December 31, 2008	5,626,960	$6.80
Granted	691,875	$1.73
Exercised	—	$—
Forfeited or expired	(2,502,942)	$5.23

Balance at September 30, 2009	3,815,893	$6.91

6.	Restructuring Costs

In connection with the termination of the clinical trials for Riquent, the Company ceased all manufacturing and regulatory activities related to Riquent and initiated steps to significantly reduce its operating costs, including a reduction of force, resulting in the termination of 74 employees who received notification in February 2009 and were terminated in April 2009. The Company recorded a charge of approximately $1,048,000 in the quarter ended March 31, 2009, of which $668,000 was included in research and development and $380,000 was included in general and administrative expense. The $1,048,000 was paid in May 2009.

LA JOLLA PHARMACEUTICAL COMPANY

Notes to Condensed Consolidated Financial Statements — (Continued)

7.	Commitments and Contingencies

The Company leased two adjacent buildings in San Diego, California covering a total of approximately 54,000 square feet. Both building leases expired in July 2009. Pursuant to one of the leases, the Company was responsible for completing modifications to the leased building prior to lease expiration. In July 2009, approximately $315,000 was paid in accordance with the lease provisions upon lease expiration and exit of the buildings.

The Company renewed certain of its liability insurance policies in March 2009 covering future periods. In addition, the Company early terminated its operating leases during the quarter ended June 30, 2009, and as a result paid a termination fee of $100,000 in September 2009. There were no operating leases remaining as of September 30, 2009.

8.	Settlement of Liabilities

During the nine months ended September 30, 2009, the Company negotiated settlements related to accounts payable obligations and accrued liabilities with a majority of its vendors. These negotiations resulted in reductions to accounts payable obligations and accrued liabilities from those amounts originally invoiced and accrued of approximately $765,000 and $2,645,000 for the three and nine months ended September 30, 2009, respectively, which were recorded as expense reductions upon the execution of the settlement agreements. As a result of these settlements, during the quarter ended September 30, 2009 there were decreases of $711,000 and $54,000 to research and development and general and administrative expenses, respectively. During the nine months ended September 30, 2009 there were decreases of $2,499,000 and $146,000 to research and development and general and administrative expenses, respectively.

In April 2009, the Company settled its notes payable obligations at face value.

9.	Subsequent Events

No events subsequent to September 30, 2009 that require disclosure have occurred. The Company evaluated subsequent events for disclosure through the time of filing on November 13, 2009, which represents the date the financial statements were issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Adamis Pharmaceuticals Corporation and Subsidiaries
Del Mar, California

We have audited the accompanying consolidated balance sheets of Adamis Pharmaceuticals Corporation and Subsidiaries as of March 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Adamis Pharmaceuticals Corporation and Subsidiaries as of March 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 15 to the consolidated financial statements, the Company has incurred recurring losses from operations and has limited working capital to pursue its business alternatives. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 15. The 2009 and 2008 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Goldstein Lewin & Co.
GOLDSTEIN LEWIN & CO.
Certified Public Accountants

Boca Raton, Florida
June 30, 2009

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,
	2009	2008

ASSETS
CURRENT ASSETS
Cash	$17,697	$541
Accounts Receivable	136,283	76,270
Inventory, Net	195,167	24,263
Prepaid Expenses and Other Current Assets	4,087	144,221
Assets from Discontinued Operations	350,000	9,626,425

Total Current Assets	703,234	9,871,720
PROPERTY AND EQUIPMENT, Net	31,726	53,980
DEFERRED ACQUISITION COSTS	147,747	101,247
OTHER ASSETS	—	21,871

Total Assets	$882,707	$10,048,818

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts Payable	$972,522	$991,144
Accrued Expenses	723,896	379,982
Liabilities from Discontinued Operations	—	6,246,161
Notes Payable to Related Parties	599,765	1,744,000

Total Current Liabilities	2,296,183	9,361,287
NOTES PAYABLE TO RELATED PARTY	—	500,000
LONG-TERM DEBT, Net of Financing Cost	—	1,680,000

Total Liabilities	2,296,183	11,541,287
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock — Par Value $.0001; 20,000,000 Shares Authorized; Issued and Outstanding-None	—	—
Common Stock — Par Value $.0001; 100,000,000 Shares Authorized; 37,306,704 and 35,390,129 Issued, 36,990,704 and 35,390,129 Outstanding, Respectively	3,731	3,539
Additional Paid-in Capital	10,762,963	8,788,417
Accumulated Deficit	(12,179,854)	(10,284,425)
Treasury Stock at Cost — 316,000 and 0 Shares, Respectively	(316)	—

Total Stockholders’ Equity (Deficit)	(1,413,476)	(1,492,469)

	$882,707	$10,048,818

The accompanying Notes are an integral part of these Consolidated Financial Statements

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2009	2008

REVENUE	$659,538	$621,725
COST OF GOODS SOLD	262,008	348,640

Gross Margin	397,530	273,085
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,852,966	3,775,644
RESEARCH AND DEVELOPMENT	740,437	203,489
GOODWILL IMPAIRMENT	—	3,150,985

Loss from Operations	(5,195,873)	(6,857,033)

OTHER INCOME (EXPENSE)
Interest Income	—	55,998
Interest Expense	(434,933)	(399,031)
Gain on Fixed Asset Disposal	5,766	—
Loss on Deposit	(21,871)	—
Other Income	—	21,050

Total Other Income (Expense)	(451,038)	(321,983)

(Loss) from Continuing Operations	(5,646,911)	(7,179,016)
Income (Loss) from Discontinued Operations	3,751,482	(2,544,111)

Net (Loss)	$(1,895,429)	$(9,723,127)

Basic and Diluted (Loss) Income Per Share:
Continuing Operations	$(0.23)	$(0.40)
Discontinued Operations	0.16	(0.08)

Basic and Diluted (Loss) Per Share	$(0.07)	$(0.48)

Basic and Diluted Weighted Average Shares Outstanding	24,886,573	17,764,606

The accompanying Notes are an integral part of these Consolidated Financial Statements

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

			Additional
	Common Stock		Paid-In	Accumulated	Treasury
	Shares	Amount	Capital	Deficit	Stock	Total

Balance March 31, 2007	19,677,637	$1,968	$1,035,085	$(561,298)	$—	$475,755
Investment in HealthCare Venture Group, Inc.	5,159,807	516	2,579,388	—	—	2,579,904
Shares Released from Escrow-Issued at Par	719,019	72	(72)	—	—	—
Investment in International Laboratories, Inc.	2,000,000	200	999,800	—	—	1,000,000
Issuance of Common Stock for Loan Financing
— $0.50 per share	800,000	80	399,920	—	—	400,000
Issuance of Common Stock for Cash — $0.50 per share	6,591,000	659	3,294,841	—	—	3,295,500
Shareholder Loan Beneficial Conversion Feature	—	—	80,000	—	—	80,000
Shareholder Warrant, Unexcercised	—	—	80,000	—	—	80,000
Issuance of Common Stock in Lieu of Interest	50,000	5	24,995	—	—	25,000
Issuance of Common Stock for Cash — $0.75 per share	392,666	39	294,460	—	—	294,499
Net (Loss)	—	—	—	(9,723,127)		(9,723,127)

Balance March 31, 2008	35,390,129	3,539	8,788,417	(10,284,425)	—	(1,492,469)
Issuance of Common Stock for Cash — $0.75 per share	1,339,651	134	1,004,604	—	—	1,004,738
Unexcercised Beneficial Conversion Feature	—	—	(80,000)	—	—	(80,000)
Issuance of Common Stock for Cash — $0.65 per share	76,924	8	49,992	—	—	50,000
Issuance of Common Stock in Lieu of Payments for Services	500,000	50	999,950	—	—	1,000,000
Purchase of Treasury Stock	(316,000)	—	—	—	(316)	(316)
Net (Loss)	—	—	—	(1,895,429)	—	(1,895,429)

Balance March 31, 2009	36,990,704	$3,731	$10,762,963	$(12,179,854)	$(316)	$(1,413,476)

The accompanying Notes are an integral part of these Consolidated Financial Statements

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss) from Continuing Operations	$(5,646,911)	$(7,179,016)
Adjustments to Reconcile Net (Loss) from Continuing Operations to Net Cash (Used in) Operating Activities:
Deferred Acquisition Cost Amortization	320,000	80,000
Depreciation Expense	19,519	19,798
Gain on Fixed Asset Disposal	(5,766)	—
Goodwill Impairment	—	3,150,985
Interest Expense Converted to Equity	(72,000)	177,000
Inventory Reserve Adjustment	(42,714)	(308,479)
Issuance of Stock in Lieu of Services	1,000,000	—
Loss on Deposit	21,871	—
Sales Returns Reserve Adjustment	(120,712)	(137,326)
Change in Assets and Liabilities:
(Increase) Decrease in:
Accounts Receivable	(60,013)	61,948
Interest Receivable	—	29,699
Inventory	(128,190)	321,589
Prepaid Expenses and Other Current Assets	140,134	(22,306)
Other Assets	—	571
Deferred Acquisition Costs	(46,500)	(101,247)
Increase (Decrease) in:
Accounts Payable	(18,623)	723,345
Accrued Expenses	464,627	292,482

Net Cash (Used in) Operating Activities from Continuing Operations	(4,175,278)	(2,890,957)
Net Cash (Used in) Operating Activities from Discontinued Operations	(811,960)	(978,017)

Net Cash (Used in) Operating Activities	(4,987,238)	(3,868,974)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash Acquired in HealthCare Ventures Group, Inc. Acquisition	—	12,611
Cash Received from Sale of International Laboratories, Inc.	2,304,000	—
International Laboratories, Inc. Obligation Repayments	4,322,082	—
Sale of Property and Equipment	8,501	—
Purchases of Property and Equipment	—	(1,500)

Net Cash Provided by Investing Activities from Continuing Operations	6,634,583	11,111
Net Cash (Used in) Investing Activities from Discontinued Operations	(862,122)	(3,946,358)

Net Cash Provided by (Used in) Investing Activities	5,772,461	(3,935,247)

CASH FLOWS FROM FINANCING ACTIVITIES
Decrease in Subscriptions Receivable	—	126,000
Payments of Notes Payable to Related Parties	(1,752,316)	(100,000)
Payments of Loans Payable	(2,000,000)	—
Proceeds from Issuance of Common Stock	1,054,738	3,589,999
Proceeds from Issuance of Loans Payable	—	2,000,000
Proceeds from Issuance of Notes Payable to Related Parties	99,765	910,000
Proceeds from Issuance of Notes Payable to Shareholders	—	1,242,000

Net Cash (Used in) Provided by Financing Activities from Continuing Operations	(2,597,813)	7,767,999
Net Cash Provided by Financing Activities from Discontinued Operations	1,829,746	—

Net Cash (Used in) Provided by Financing Activities	(768,067)	7,767,999

Increase (Decrease) in Cash	17,156	(36,222)
Cash:
Beginning	541	36,763

Ending	$17,697	$541

The accompanying Notes are an integral part of these Consolidated Financial Statements

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year	Year
	Ended	Ended
	March 31,	March 31,
	2009	2008

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid for Interest	$355,465	$86,193

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Stock Issued to Acquire HealthCare Ventures Group, Inc. (Note 2)	$—	$2,579,904

Stock Issued to Acquire International Laboratories, Inc. (Note 2)	$—	$1,000,000

Stock Issued as Loan Acquisition Cost (Note 9)	$—	$400,000

Stock Warrant Issued (Note 8)	$—	$80,000

Capital from Beneficial Conversion Feature (Note 8)	$(80,000)	$80,000

Stock Issued for Interest (Note 12)	$—	$25,000

Stock Issued for Services (Note 12)	$1,000,000	$—

The accompanying Notes are an integral part of these Consolidated Financial Statements

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Adamis Pharmaceuticals Corporation and Subsidiaries is comprised of the following companies: Adamis Pharmaceuticals Corporation, Adamis Viral Therapies, Inc., Adamis Laboratories, Inc., and International Laboratories, Inc. (collectively “Adamis Pharmaceuticals”, the “Company”, “we”, “our”). The Company’s strategic objective is to build a publicly-held company that combines the financial stability and sales force of a specialty pharmaceutical company with the near-term development of biopharmaceutical products (Note 16).

Adamis Pharmaceuticals Corporation was established under the laws of the State of Delaware on June 6, 2006 and has devoted substantially all its efforts to establishing a new business. Adamis Viral Therapies, Inc. was established under the laws of the State of Delaware on March 23, 2007, and was merged into Adamis Pharmaceuticals Corporation, the surviving entity, on March 30, 2007. The merged company changed its name to Adamis Viral Therapies, Inc. (“Viral”) on March 30, 2007. Viral had no activity during the periods ended March 31, 2009 and 2008.

Adamis Holding Corporation was established under the laws of the State of Delaware on March 23, 2007. Adamis Holding Corporation changed its name to Adamis Pharmaceuticals Corporation on March 30, 2007. Viral transferred all of its authorized and outstanding shares of stock to Adamis Pharmaceuticals Corporation on March 30, 2007.

Adamis Laboratories, Inc. (formally known as HealthCare Ventures Group, Inc.) was established under the laws of the State of Delaware on September 2, 2005, and was acquired by the Company on April 23, 2007 (Note 2). On April 24, 2007, Healthcare Ventures Group, Inc. changed its name to Adamis Laboratories, Inc. (“Adamis Labs”). Adamis Labs is a distributor of respiratory products.

International Laboratories, Inc. (“INL”) was incorporated in the State of Florida in March 1981. INL’s operations consist of the packaging of prescription and non-prescription pharmaceutical and nutraceutical goods mainly for a major retailer (Notes 2 and 3).

Effective April 1, 2009, upon the merger with Cellegy Pharmaceuticals, Inc. (Note 16), the Company changed its name to Adamis Corporation.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include Adamis Pharmaceuticals and its wholly- owned subsidiaries, Adamis Labs and INL. All significant intercompany balances and transactions have been eliminated in consolidation.

Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statement. Actual results could differ from those estimates, and the differences could be material.

Long-Lived Assets

The Company periodically assesses whether there has been permanent impairment of its long-lived assets held and used in accordance with Statement of Financial Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated from the use and eventual disposition of the asset.

Discontinued Operations

As discussed in Note 3, the results of operations for the years ended March 31, 2009 and 2008, and the assets and liabilities at March 31, 2009 and 2008, related to INL have been accounted for as discontinued operations in accordance with SFAS No. 144. There were no operations or related assets and liabilities of INL in the accompanying consolidated financial statements of prior periods.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. The Company had no cash equivalents at March 31, 2009 and 2008.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes. Under the asset and liability approach, deferred taxes are provided for the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established where management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized.

On April 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty on Income Taxes, and Interpretation of SFAS No. 109, Accounting for Income Taxes, which clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet and the measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return, and did not have a material impact on the Company’s liability for unrecognized tax benefits.

Revenue Recognition

Our primary customers are pharmaceutical wholesalers. In accordance with our revenue recognition policy, revenue is recognized when title and risk of loss are transferred to the customer, the sale price to the customer is fixed and determinable, and collectability of the sale price is reasonably assured. Reported revenue is net of estimated customer returns and other wholesaler fees. Our policy regarding sales to customers is that we do not recognize revenue from, or the cost of, such sales, where we believe the customer has more than a demonstrably reasonable level of inventory. We make this assessment based on historical demand, historical customer ordering patterns for purchases, business considerations for customer purchases and estimated inventory levels. If our actual experience proves to be different than our assumptions, we would then adjust such allowances accordingly.

We estimate allowances for revenue dilution items using a combination of information received from third parties, including market data, inventory reports from our major U.S. wholesaler customers, when available, historical information and analysis that we perform. The key assumptions used to arrive at our best estimate of revenue dilution reserves are estimated customer inventory levels and purchase forecasts provided. Our estimates of inventory at wholesaler customers and in the distribution channels are subject to the inherent limitations of estimates that rely on third-party data, as certain third-party information may itself rely on estimates, and reflect other limitations. We believe that such provisions are reasonably ascertainable due to the limited number of assumptions involved and the consistency of historical experience.

Fair Value of Financial Instruments

Effective April 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurement. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, which provides a one-

year deferral of the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Accordingly, the Company adopted the provisions of SFAS No. 157 with respect to only its financial assets and financial liabilities. The adoption of SFAS No. 157 did not impact the Company’s results of operations, but rather, provided the Company with a framework for measuring fair value and enhanced the Company’s disclosures about fair value measurements.

Under SFAS No. 157, fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities and debt approximated fair value due to the short maturity of the instruments. Therefore, the adoption of SFAS No. 157 did not have a material impact on its financial position, results of operations and cash flows for the year ended March 31, 2009.

Inventory

Inventory, consisting of allergy and respiratory products, is recorded at the lower of cost or market, using the weighted average method.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. The costs of leasehold improvements, if any, are amortized over the lesser of the lease term or the life of the improvement, if shorter.

Estimated useful lives used to depreciate property and equipment are as follows:

Estimated Useful
Lives in Years

Office Furniture and Equipment	7
Computer Equipment and Software	3
Vehicles	3

Deferred Acquisition Costs

The Company incurred certain professional fees associated with specific potential acquisition targets. These costs, should the acquisition occur, will be capitalized as part of the purchase price paid for the acquisition. Should the acquisition not occur, the Company will expense these costs when that determination occurs (Note 16).

Accounts Receivable, Allowance for Doubtful Accounts and Sales Returns

Trade accounts receivable are stated net of an allowance for doubtful accounts. The Company estimates an allowance based on its historical experience of the relationship between actual bad debts and net credit sales. At March 31, 2009 and 2008, no allowance for doubtful accounts was recorded.

The Company has established an allowance for sales returns based on management’s best estimate of probable loss inherent in the accounts receivable balance. Management determines the allowance based on current credit conditions, historical experience, and other currently available information. The allowance for sales returns was $19,501 and $21,022 at March 31, 2009 and 2008, respectively, and is included in accrued expenses on the consolidated balance sheets.

Registration Payment Arrangements

The Company accounts for registration payment arrangements under FASB Staff Position EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” FSP EITF 00-19-2 was

issued in December 2006. Early adoption of FSP EITF 00-19-2 is permitted and the Company adopted FSP EITF 00-19-2 effective January 3, 2007. At March 31, 2009, the Company has no accrued estimated penalty. (Notes 10 and 13)

Research and Development

The Company accounts for research and development costs in accordance with SFAS No. 2, Accounting for Research and Development Costs (“SFAS No. 2”) and Emerging Issues Task Force (“EITF”) Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (“EITF Issue No. 07-3”). Under SFAS No. 2, research and development costs are expensed as incurred. EITF Issue No. 07-3 requires non-refundable advance payments for goods and services to be used in future research and development activities to be recorded as an asset and expensing the payments when the research and development activities are performed.

Research and development costs, which primarily consist of salaries, contractor fees, facility and building costs, utilities, administrative expenses and other corporate costs, expensed in accordance with such pronouncements were $740,437 and $203,489 for the years ended March 31, 2009 and 2008, respectively. Expenses related to outside contractors for development of the Epinephrine Syringe (“epi”) were $135,634 and $150,000 for the years ended March 31, 2009 and 2008, respectively. Non-refundable advanced payments used and expensed during the years ended March 31, 2009 and 2008 were $225,459 and $0, respectively. Non-refundable advanced payments for products to be used in the development of EPI were $0 and $39,769 at March 31, 2009 and 2008, respectively.

Expenses related to outside contractors for the development of influenza technology were $379,344 and $50,000 for the years ended March 31, 2009 and 2008, respectively.

Shipping and Handling

Shipping and handling costs are included in selling, general and administrative expenses. Shipping and handling costs were $13,651 and $23,046 for the years ended March 31, 2009 and 2008, respectively.

Advertising Expenses

Advertising costs are expensed as incurred as set forth in Statement of Position (“SOP”) No. 93-7, “Reporting on Advertising Costs.” The Company incurred $2,848 and $0 of advertising expense for the years ended March 31, 2009 and 2008, respectively.

Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share,” under the provisions of which basic loss per share is computed by dividing the loss attributable to holders of common stock for the period by the weighted average number of shares of common stock outstanding during the period. Since the effect of common stock equivalents was anti-dilutive, all such equivalents were excluded from the calculation of weighted average shares outstanding. There were 1,000,000 outstanding warrants at March 31, 2009 and 2008.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141(R)”), which establishes the principles and requirements for how an acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination; and (4) requires acquisition costs incurred prior to acquisition to be expensed rather than deferred. SFAS No. 141(R) replaces SFAS No. 141. SFAS No. 141(R) is effective in fiscal years beginning after December 15, 2008. The Company has noted that under the provisions of SFAS No. 141(R), $147,747 and $101,247 capitalized as deferred acquisition costs at March 31, 2009 and 2008, respectively, would be expensed.

In February 2008, the FASB issued FSP SFAS No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions” (“FSP SFS No. 157-1”), and FSP SFAS No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP SFAS No. 157-2”). FSP SFAS No. 157-1 removes leasing from the scope of SFAS No. 157. FSP SFAS No. 157-2 delays the effective date of SFAS No. 157 for the Company from its fiscal 2009 to 2010 year for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company does not expect that its adoption of the provisions of FSP SFAS No. 157-1 and FSP SFAS No. 157-2 will have a material effect on its financial condition, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, which establishes accounting and recording standards for the noncontrolling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary to make them consistent with the requirements of SFAS No. 141(R). SFAS No. 160 is effective in fiscal years beginning after December 15, 2008. The Company does not expect that its adoption of the provisions of SFAS No. 160 will have a material effect on its financial condition, results of operations or cash flows.

In June 2007, the FASB ratified EITF Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities.” EITF Issue No. 07-3 requires non-refundable advance payments for goods and services to be used in future research and development activities to be recorded as an asset and expensing the payments when the research and development activities are performed. EITF Issue No. 07-3 applies prospectively for new contractual arrangements entered into in fiscal years beginning after December 15, 2007. The Company currently recognizes these non-refundable advanced payments as an asset upon payment, and expenses costs as goods are used and services are provided.

NOTE 2:	ACQUISITIONS

Acquisition of HealthCare Ventures Group, Inc.

On April 23, 2007, the Company acquired all of the outstanding shares of HealthCare Ventures Group, Inc. in exchange for 5,159,807 shares of common stock valued at $0.50 per share, or approximately $2.6 million (the “HVG Acquisition”). The purchase agreement provides for an additional 7,451,304 restricted shares held in escrow with issuance conditional upon future earnings targets, 719,019 of which were subsequently released and reissued at par value. The acquired company’s name was changed to Adamis Labs.

The HVG Acquisition was accounted for as a business combination using the purchase method of accounting under the provisions of SFAS No. 141. Accordingly, the results of Adamis Labs’ operations have been included in the consolidated financial statements from the date of acquisition. The allocation of consideration for acquisitions requires extensive use of accounting estimates and management’s judgment to allocate the purchase price of tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values. Management believes fair values assigned to the assets acquired and liabilities assumed are based on reasonable estimates and assumptions.

The purchase price for the HVG Acquisition was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date, with the excess being allocated to intangible assets, as follows:

Cash	$12,611
Accounts Receivable	138,218
Inventory	37,373
Prepaid and Other Current Assets	71,915
Property	69,645
Other Assets	22,442
Intangibles	3,150,985
Accounts Payable	(148,657)
Accrued Liabilities	(191,611)
Interest Payable	(33,017)
Loan Payable	(550,000)

Net Assets Acquired	$2,579,904

During the year ended March 31, 2008, the Company recorded an impairment charge related to the intangible asset (consisting primarily of a distribution network) associated with the transaction that the Company determined had no remaining value.

The following table represents summarized financial information of the results of operations included in the Consolidated Statement of Operations for the years ended March 31, 2009 and 2008, respectively:

	2009	2008

Revenue, net	$659,538	$621,725
Operating Loss	$(1,760,599)	$(5,060,544)
Net Loss from Operations	$(1,788,033)	$(5,039,494)

Acquisition of International Laboratories, Inc.

On December 31, 2007, the Company acquired all of the outstanding shares of INL in an all stock transaction for 2,000,000 shares of common stock valued at $0.50 per share, or $1.0 million (the “INL Acquisition”). The purchase agreement provided for an additional 8,000,000 restricted shares to be held in escrow with issuance conditional upon future earnings targets (Note 3).

The INL Acquisition was accounted for as a business combination using the purchase method of accounting under the provisions of SFAS No. 141. Accordingly, the results of International Laboratories, Inc.’s operations have been included in the consolidated financial statements beginning December 31, 2007. The allocation of consideration for acquisitions requires extensive use of accounting estimates and management judgment to allocate the purchase price of tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values. Management believes the fair values assigned to the assets acquired and liabilities assumed are based on reasonable estimates and assumptions.

The purchase price for the INL Acquisition was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date, with the excess being allocated to intangible assets, as Management deems a significant customer agreement with a finite term as the value purchased. The customer agreement was with a major retailer, and without such agreement Adamis would not have acquired INL. The length of the agreement at the time of INL’s purchase was in excess of two and one-half years.

The purchase price was allocated as follows:

Cash and Cash Equivalents	$219,321
Accounts Receivable	707,101
Prepaid Expenses and Other Current Assets	29,155
Inventory	305,723
Property	434,935
Intangible Asset Acquired	6,328,704
Accounts Payable	(1,757,312)
Accrued Liabilities	(282,307)
Deferred Revenue	(114,437)
Current Portion of Long-Term Debt	(151,930)
Long-Term Debt	(4,718,953)

Net Assets Acquired	$1,000,000

The customer agreement valued as the acquired intangible asset had a remaining term of 2.5 years at the acquisition date. Amortization of the intangible asset recorded during the years ended March 31, 2009 and 2008 was $759,444 and $632,870, respectively.

Subsequent to year-end, INL was sold. Accordingly, the assets, liabilities, and results from operations are classified as discontinued operations in the consolidated financial statements (Note 3).

NOTE 3:	DISCONTINUED OPERATIONS

Effective July 18, 2008, the Company’s packaging division (INL) (Note 2) was sold for $2,654,000. On the closing date, $2,154,000 was paid to a lender (investor — Note 10) to retire long-term debt. Additionally, $500,000 of the purchase price was held in escrow to secure any of the Company’s indemnification obligations (Note 12). In addition, INL repaid loans and accrued interest of $4,630,813 to Adamis Pharmaceuticals; however, the Company forgave $570,618 of outstanding loans to INL. The 8,000,000 shares of common stock held in escrow in connection with the Company’s purchase of INL were released and cancelled in conjunction with the sale agreement.

In May 2009, INL settled litigation with MBA Marketing, LLC, in which INL was the defendant, awarding the plaintiff $150,000 (Note 12). The settlement was included as an indemnity obligation in the purchase agreement, and reduces the purchase price, cash held in escrow and related receivable.

The following table presents information regarding the calculation of the gain from the sale of INL:

Sale Price — Imperium note payment	$2,154,000
Sale Price — Cash held in Escrow	350,000

Total Sale Price	2,504,000

INL Assets	9,615,763
INL Liabilities	(13,470,365)

Net Liabilities	(3,854,602)
Amount of inter-company loan not paid by Buyer	570,618

Total Basis	(3,283,984)

Gain on Sale	$5,787,984

Operating loss from INL from the acquisition date through disposal, excluding the gain on sale, was $4,580,613.

Total income from discontinued operations for year ended March 31, 2009 was $3,751,482, and total loss from discontinued operations for the year ended March 31, 2008 was $2,544,111.

The following table presents the major classes of assets and liabilities that have been presented as assets and liabilities of discontinued operations at:

	March 31, 2009	March 31, 2008

Cash and Cash Equivalents	$—	$144,490
Purchase Price Held in Escrow	350,000	—
Accounts Receivable	—	1,361,973
Prepaid Expenses and Other Current Assets	—	12,634
Inventory	—	464,887
Property	—	1,946,607
Long-Term Assets	—	5,695,834

Total Assets from Discontinued Operations	$350,000	$9,626,425

Accounts Payable	$—	$2,957,629
Accrued Liabilities	—	455,456
Accrued Interest	—	2,036
Deferred Revenue	—	381,193
Debt	—	2,449,847

Total Liabilities from Discontinued Operations	$—	$6,246,161

NOTE 4:	FACTOR AGREEMENT

On January 22, 2009, the Company entered into a one-year factoring and security agreement with a third party. The agreement provides for a maximum funding amount of $300,000. The agreement stipulates an initial and periodic (5 days) factoring fee of .375%. The Company may take advances of 80% of the net factored accounts. The Company had a factor receivable of $11,528 at March 31, 2009.

NOTE 5:	CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to credit risk consist principally of cash, accounts receivable, purchases and accounts payable.

Cash

The Company at times may have cash in excess of the Federal Deposit Insurance Corporation (“FDIC”) limit. The Company maintains its cash with larger financial institutions. The Company has not experienced losses on these accounts and management believes that the Company is not exposed to significant risks on such accounts.

Sales and Accounts Receivable

The Company is dependant on a limited number of customers for a significant portion of its revenue. During the year ended March 31, 2009, the Company’s two largest customers, Customers A and B accounted for approximately 37% and 19%, respectively, of the Company’s net sales. During the year ended March 31, 2008, these two customers accounted for approximately 35% and 38% respectively, of the Company’s net sales. During the year ended March 31, 2008 the Company had a third Customer C that accounted for approximately 11% of Company’s net sales.

The Company grants credit to customers, substantially all of whom are pharmaceutical distribution and medical parties located throughout the United States. The Company typically does not require collateral from customers. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.

Accounts receivable from Customer A amounted to approximately 72% of Company’s accounts receivable at March 31, 2009. The Company had no accounts receivable from Customer B at March 31, 2009. Accounts receivable from Customers A amounted to approximately 30% of total accounts receivable at March 31, 2008.

Trade accounts receivable were $124,755 and $76,270 at March 31, 2009 and 2008 respectively.

Trade accounts receivable do not include factor receivable of $11,528 and $0 at March 31, 2009 and 2008 respectively.

Purchases and Accounts Payable

The Company had no outstanding balance greater than 10% of total accounts payable at March 31, 2009 and 2008.

The Company is dependant on a limited number of vendors for a significant portion of its trade purchases. The Company had one vendor that comprised 98% and 13% of the total trade purchases during the years ended March 31, 2009 and 2008, respectively.

NOTE 6:	INVENTORY

Inventory consists of the following at March 31, 2009 and 2008, respectively:

	2009	2008

Respiratory and Allergy Products	$52,843	$104,151
Less: Obsolescence Reserve	(37,175)	(79,888)

Respiratory and Allergy Products, Net	15,668	24,263
Pre-Launch epi Inventory	179,499	—

Inventory, Net	$195,167	$24,263

NOTE 7:	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at March 31, 2009 and 2008 consists of the following:

	2009	2008

Prepaid Insurance	$3,452	$64,755
Prepaid Rent	635	39,697
Prepaid Inventory	—	39,769

	$4,087	$144,221

Prepaid inventory at March 31, 2008 consists of supplies valued at a cost of $39,769, which was used for epi research, development and testing. The remaining amount is expected to be sold upon the launch of the epi product, and is now recorded as pre-launch inventory (Note 6).

NOTE 8:	PROPERTY AND EQUIPMENT

Property and Equipment consists of the following at March 31, 2009 and 2008:

	2009	2008

Office Furniture and Equipment	$128,738	$133,038
Computer Equipment	22,707	22,707
Computer Software	59,639	59,639
Vehicles	—	13,500

	211,084	228,884
Less: Accumulated Depreciation	(179,358)	(174,904)

	$31,726	$53,980

NOTE 9:	NOTES PAYABLE TO RELATED PARTIES

The Company had notes payable to related parties amounting to $599,765 and $2,244,000 at March 31, 2009 and 2008, respectively, which bear interest at various rates between 10% and 12%. All of the notes payable were from related parties and $480,000 at March 31, 2008 were not collateralized. The remaining notes were collateralized by the Company’s assets or optional conversion features. The Company retired $1,744,000 of the notes payable in July 2008.

On November 15, 2007, the Company issued a convertible promissory note to a shareholder for $1,000,000 (included in the amounts above) that bore interest at 10% per annum, matured on April 15, 2008, and granted a warrant, that expires on November 15, 2012, to issue 1,000,000 shares of the Company’s common stock with an exercise price of $0.50 per share.

The warrant also includes piggyback registration rights in the event the Company files a registration statement with the Securities and Exchange Commission (“SEC”) subsequent to exercise of the warrant. The Company determined the present value of the warrant at the grant date to be $0.42 per share using the Black-Scholes method, assuming 0.10% volatility, 0.00% dividend rate, and a discount rate of 3.67%.

The difference between the present value and the exercise price for the warrants, or $80,000, was recorded as additional paid-in capital and a discount to the note payable, and was accreted on a straight-line basis as interest expense over the term of the note. The balance of the discount was $8,000 at March 31, 2008.

The note also contained a conversion feature that extends the shareholder the right to convert the note into $1,000,000 of the Company’s common stock at a rate of $0.50 per share, or 2,000,000 shares. The conversion of the $1,000,000 note, net of the $80,000 discount, or $920,000, into 2,000,000 shares at a net value of $0.46 per share results in a beneficial conversion. Accordingly, the benefit per share was recorded as additional paid-in capital and a one-time interest charge of $80,000.

The effective interest rate of the note considering the attached warrant and beneficial conversion feature is 39.6%.

The note and accrued interest were retired on July 21, 2008, subsequent to the stated April 15, 2008 maturity date. The Company continued to pay interest through the retirement of the note, and there were no other penalties required by the lender resulting from the default. The additional paid-in capital recorded as a result of the beneficial conversion feature was reversed as the feature was not exercised.

On February 12, 2008, the Company issued a convertible promissory note to Cellegy Pharmaceuticals, Inc. (“Cellegy”) for $500,000 (included in the above amount) that bears interest at 10% per annum, with an original maturity date of June 12, 2009. The conversion feature extends to Cellegy the right to convert the principal amount of the note and accrued interest into shares of the Company’s common stock at the fair market value at the time of the note, or $0.50 per share, in the event that the effective date of the merger between Cellegy and the Company precedes the stated maturity date or an event of default. The merger became effective April 1, 2009 (Note 16).

On December 23, 2008, January 8, 2009, and March 10, 2009, the Company issued promissory notes to a shareholder for a total of $99,765 that bear interest of 10% with all principal and interest due on the maturity dates of December 31, 2009, January 8, 2010, and March 10, 2010, respectively.

NOTE 10:	LONG-TERM DEBT

Long-term debt at March 31, 2008 consisted of two $1,000,000 notes payable to an investor. The Notes bore interest at 12% and are due on April 1, 2009 and April 10, 2009, respectively. The investor was also issued 800,000 shares of the Company’s stock as a condition to issue the debt, valued at $0.50 per share, or $400,000, recorded as deferred financing costs, which was amortized using the straight-line method over the term of the note. Unamortized financing costs at March 31, 2009 and 2008 amounted to $320,000 and $0, respectively (Note 12).

On July 18, 2008, the Company retired all of its long-term debt plus accrued interest and early payment penalties of $154,000 in connection with the sale of INL. The remaining balance of the unamortized financing costs was charged to interest as a result of the retirement.

NOTE 11:	LICENSE AGREEMENTS

On July 28, 2006, the Company entered into a nonexclusive, royalty free license agreement with an entity for the technology used to research and develop new viral therapies, and an exclusive royalty-bearing license requiring a small percentage of revenue received by the Company on future products developed and sold with a payment cap of $10,000,000. The Company paid the entity an initial license fee and granted one of the entity’s officers the right to purchase 1,000,000 Founder’s shares in the Company at price of $0.001 pursuant to a separate stock purchase agreement. The Company also granted the entity a royalty-free non-exclusive license to use any improvements made on the existing technology for research purposes only. The Company and the entity have the right to sublicense with written permission of each party. In the event that the entity sublicenses or sells the improved technology to a third party, then a portion of the total payments, to be decided by mutual agreement, will be due to the Company.

The Company is obligated to make the following milestone payments to the entity based on commencement of various clinical trials and submissions of an application to the FDA for regulatory approval:

Amount	Date due

$50,000	Within 30 days of commencement of Phase I/II clinical trial.
50,000	Within 30 days of commencement of a separate Phase II trial as required by the FDA.
300,000	Within 30 days of commencement of a Phase III trial.
500,000	Within 30 days of submission of a biological license application or a new drug application with the FDA.

The total milestone payments are not to exceed $900,000 and can only be paid one time and will not repeat for subsequent products. At March 31, 2009, no milestones have been achieved.

The agreement will remain in effect as long as the patent rights remain in effect. Adamis has the right to terminate the agreement if it is determined that no viable product can come from the technology. Adamis would be required to transfer and assign all filings, rights and other information in its control if termination occurs. Adamis would retain the same royalty rights for license, or sublicense, agreements if the technology is later developed into a product. Either party may terminate the license agreement in the event of a material breach of the agreement by the other party that has not been cured or corrected within 90 days of notice of the breach.

On September 22, 2006, the Company entered into an agreement with an entity to manufacture an influenza vaccine for the Company. The agreement requires the Company to pay $70,000 upon commencement of the project, followed by monthly payments based upon services performed until the project is complete. No product has been manufactured and no payments have been made at March 31, 2009. Once the project begins, the total payments will aggregate $283,420. The project has an open ended start time. Adamis may terminate the agreement upon notice to the other party, reimbursing the other party for non cancellable materials and supplies ordered, and work in progress, through the date of the termination.

NOTE 12:	COMMITMENTS AND CONTINGENCIES

Contingencies

In conjunction with the issuance of the long-term debt and private placement of 800,000 shares of Common Stock to one investor (Notes 9 and 10), the Company entered into a registration rights agreement on December 21, 2007, which required the Company to file a registration statement for the resale of the common shares. The Company must file a registration statement within one year of the first closing date (December 21, 2007). The Company must also use its best efforts to have the registration statement declared effective within 90 days of the filing with the Securities and Exchange Commission (“SEC”). In addition, the Company must use its best efforts to maintain the effectiveness of the registration statement until all common shares have been sold or may be sold without volume restrictions pursuant to Rule 144(k) of the Securities Act.

If the registration statement is not filed or declared effective within the allowable time frame or the Company cannot maintain its effectiveness, the Company must pay partial liquidated damages in cash to the investor amounting to $30,000 for each 30 day period that the Registration default remains uncured up to a cumulative amount of $200,000. This obligation of the Company is to cease if certain terms related to these shares in conjunction with the merger are satisfied. The merger transaction was completed April 1, 2009 (Note 16).

Litigation

INL was a party in a State of Florida 6th Judicial Circuit action styled MBA MARKETING, LLC d/b/a EXPRESS PERSONNEL SERVICES, a Florida limited liability company v. INTERNATIONAL LABORATORIES, INC., a Florida for profit corporation CASE NO.: 08-4941 CI 19. The claim was settled in May 2009, granting the plaintiff $150,000, which the Company must deliver in two payments of $75,000 within 75 days and 90 days, respectively, of the settlement agreement. This amount is to be repaid from assets of discontinued operations held in escrow (Note 3).

NOTE 13:	CAPITAL STRUCTURE

The Company is authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock with a par value of $0.0001 per share.

In April 2007, the Company issued 5,159,807 shares of its common stock in exchange for all of the outstanding shares of HVG at $0.50 per share (Note 2). The Company had repurchase options related to 1,000,000 of the shares, of which 684,000 have lapsed. The remaining 316,000 were exercised by the Company and repurchased at $.001 per share per the repurchase agreement.

In November 2007, 669,019 shares of the Company’s common stock were reissued to executives of the Company with various repurchase rights, which are not included in the calculation of weighted average shares outstanding.

In November 2007, the Company issued 50,000 shares of its common stock at $0.50 per share in lieu of interest associated with an outstanding loan.

In December 2007, the Company issued 800,000 of its common stock at $0.50 per share as costs to obtain long-term debt (Note 10).

In December 2007, the Company issued 2,000,000 shares of its common stock in exchange for all of the outstanding shares of INL at $0.50 per share.

On various dates during 2007, the Company sold 6,591,000 shares of its common stock valued at $0.50 per share, or $3,295,500, in a private placement.

On various dates during the period ended March 31, 2008, the Company sold 392,666 shares of its common stock valued at $0.75, or $294,499, in a private placement.

On various dates during the period ended March 31, 2009, the Company sold 1,339,651 shares of its common stock valued at $0.75, or $1,004,738, in a private placement.

On various dates during the period ended March 31, 2009, the Company sold 76,924 shares of its common stock valued at $0.65, or $50,000, in a private placement.

In December 2008, The Company issued 500,000 shares of its common stock as payment for past consulting services. According to the consulting agreement, the stock is guaranteed to have a value of $1,000,000 within ten business days of the agreement’s anniversary on March 20, 2010, and is non-refundable. Therefore, the Company may be required to issue additional shares of common stock to the consultant if the value of the 500,000 shares issued is less than $1,000,000 on such date.

NOTE 14:	INCOME TAXES

The Company did not elect to file consolidated tax returns. Accordingly, the deferred tax assets for each of the consolidated companies can only be used to offset future tax expense of the respective company.

The benefit for income taxes from continuing operations consists of the following for the years ended March 31, 2009 and 2008:

	2009		2008
	Adamis	2009	Adamis	2008
	Pharmaceuticals	Adamis Labs	Pharmaceuticals	Adamis Labs

Current	$—	$—	$—	$—
Deferred	(188,000)	(793,000)	(606,000)	(741,000)

Total	(188,000)	(793,000)	(606,000)	(741,000)
Change in Valuation Allowance	188,000	793,000	606,000	741,000

Tax Benefit, net	$—	$—	$—	$—

At March 31, 2009 and 2008, the significant components of the deferred tax assets from continuing operations are summarized below:

	2009		2008
	Adamis	2009	Adamis	2008
	Pharmaceuticals	Adamis Labs	Pharmaceuticals	Adamis Labs

Net Operating Loss Carryforwards	$1,051,000	$1,559,000	$812,000	$843,000
Deferred Tax Assets	135,000	210,000	128,000	133,000
Deferred Tax (Liabilities)	(181,000)	—	(123,000)	—

Net Deferred Tax Assets	1,005,000	1,769,000	817,000	976,000
Less Valuation Allowance	(1,005,000)	(1,769,000)	(817,000)	(976,000)

Net Deferred Tax Assets	$—	$—	$—	$—

We have determined at March 31, 2009 and 2008 that a full valuation allowance would be required against all of our operating loss carryforwards and deferred tax assets that we do not expect to be utilized by deferred tax liabilities.

The following table reconciles our losses from continuing operations before income taxes for the years ended March 31, 2009 and 2008:

	2009		2008
	Adamis	2009	Adamis	2008
	Pharmaceuticals	Adamis Labs	Pharmaceuticals	Adamis Labs

Income (Loss) from Continuing Operations	$1,919,000	$(1,778,000)	$(2,165,000)	$(5,014,000)
Permanent Differences:
Goodwill Impairment	—	—	—	3,151,000
Non-Cash Interest	248,000	—	257,000	—
Non-Cash Services	1,000,000
INL Gain	(4,064,000)
Meals and Entertainment	—	3,000	64,000	14,000

	$(897,000)	$(1,775,000)	$(1,844,000)	$(1,849,000)

Federal Statutory Rate 34.00%	$652,000	$(605,000)	$(736,000)	$(1,705,000)
State Income Tax, net of Federal Tax 3.63%	70,000	(65,000)	(79,000)	(182,000)
Intercompany Eliminations 37.63%	353,000	(124,000)	88,000	(45,000)
Permanent Differences 37.63%	(1,263,000)	1,000	121,000	1,191,000
Change in Valuation Allowance	188,000	793,000	606,000	741,000

Expected Tax Benefit	$—	$—	$—	$—

We paid no income tax during the years ended March 31, 2009 and 2008. We do not expect to pay income tax in the fiscal year ending March 31, 2009. Utilization of certain of the loss carryforward under Internal Revenue Code Section No. 382 may be limited.

NOTE 15:	GOING CONCERN

The Company’s consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as shown in the accompanying consolidated financial statements, the Company has sustained substantial losses from continuing operations since inception and has not introduced new revenue producing products since inception. In addition, the Company has used, rather than provided, cash in its continuing operations. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management’s plan in this regard to obtain additional working capital through debt and equity financings. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 16:	SUBSEQUENT EVENT

Merger with Cellegy

The Company entered into a merger agreement on February 12, 2008 with Cellegy. The stockholders of Cellegy and the Company approved the merger transaction and related matters at an annual meeting of Cellegy’s stockholders and at a special meeting of Adamis stockholders each held on March 23, 2009. On April 1, 2009, Cellegy completed the merger transaction with the Company. In connection with the closing of the merger transaction, the Company’s $500,000 promissory note converted into shares of the Company’s stock, and these shares were immediately cancelled in accordance with the underlying note payable (Note 9).

In connection with the consummation of the merger and pursuant to the terms of the merger agreement, Cellegy changed its name from Cellegy Pharmaceuticals, Inc. to Adamis Pharmaceuticals Corporation, and the Company changed its corporate name to Adamis Corporation.

Pursuant to the terms of the merger agreement, immediately before the consummation of the merger Cellegy affected a reverse stock split of its common stock. Pursuant to this reverse stock split, each 9.929060333 shares of common stock of Cellegy that were issued and outstanding immediately before the effective time of the merger was converted into one share of common stock and any remaining fractional shares held by a stockholder (after the aggregating fractional shares) were rounded up to the nearest whole share (the “Reverse Split”).

As a result, the total number of shares of Cellegy that were outstanding immediately before the effective time of the merger were converted into approximately 3,000,000 shares of post-Reverse Split shares of common stock of the Company. Pursuant to the terms of the merger agreement, at the effective time of the merger, each share of the Company’s common stock that was issued and outstanding immediately before the effective time of the merger ceased to be outstanding and was converted into the right to receive one share of common stock of Cellegy.

During 2008, the Cellegy’s common stock traded on the OTCBB under the symbol “CLGY.OB.” In April, 2009, and following the merger with Cellegy and the change of Cellegy’s corporate name, the trading symbol for the common stock changed to “ADMP”.

Also in connection with the closing of the merger, Cellegy amended its certificate of incorporation to increase the authorized number of shares of common stock from 50,000,000 to 175,000,000 and the authorized number of shares of preferred stock from 5,000,000 to 10,000,000.

The assets acquired and liabilities assumed of Cellegy at April 1, 2009 are summarized as follows:

Current Assets	$91,000
Other Assets	557,000
Current Liabilities	504,000
Notes Payable Long-Term	778,000

Other assets includes $500,000, plus accrued interest, due from the Company.

The cost of the acquisition* to Adamis is equal to Cellegy’s stockholders’ deficit, which was approximately $1,191,000 at March 31, 2009.

Cellegy’s stockholders also approved a new 2009 Equity Incentive Plan (the “2009 Plan”), which became effective upon the closing of the merger. The 2009 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, and other forms of equity compensation (collectively “stock awards”). In addition, the 2009 Plan provides for the grant of performance cash awards. The aggregate number of shares of common stock that may be issued initially pursuant to stock awards under the 2009 Plan is 7,000,000 shares. The number of shares of common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2010 through and including January 1, 2019, by the lesser of (a) 5.0% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year or (b) a lesser number of shares of common stock determined by the Company’s board of directors before the start of a calendar year for which an increase applies.

      * Cost of acquisition does not include deferred acquisition costs at March 31, 2009, as the merger will be accounted for under SFAS No. 141(R) due to the effective date of April 1, 2009.

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	March 31,
	2009	2009
	(Unaudited)

ASSETS
CURRENT ASSETS
Cash	$14,655	$17,697
Accounts Receivable, Net	159,011	136,283
Inventory, Net	228,281	195,167
Prepaid Expenses and Other Current Assets	16,612	4,087
Related Party Receivables	76,732	—
Assets from Discontinued Operations	350,000	350,000

Total Current Assets	845,291	703,234
PROPERTY AND EQUIPMENT, Net	27,419	31,726
DEFERRED ACQUISITION COSTS	—	147,747

Total Assets	$872,710	$882,707

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts Payable	$1,628,302	$972,522
Accrued Expenses	1,522,859	723,896
Notes Payable to Related Parties	334,565	599,765

Total Current Liabilities	3,485,726	2,296,183
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
Preferred Stock — Par Value $.0001; 10,000,000 Shares Authorized; Issued and Outstanding-None	—	—
Common Stock — Par Value $.0001; 175,000,000 Shares Authorized; 47,073,989 and 37,306,704 Issued, 45,972,303 and 36,990,704 Outstanding, Respectively	4,708	3,731
Additional Paid-in Capital	10,792,097	10,762,963
Accumulated Deficit	(13,408,719)	(12,179,854)
Treasury Stock at Cost — 1,101,686 and 316,000 Shares, Respectively	(1,102)	(316)

Total Stockholders’ Deficit	(2,613,016)	(1,413,476)

	$872,710	$882,707

The Accompanying Notes are an Integral Part of These Unaudited Condensed Consolidated Financial Statements

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

REVENUE	$125,870	$202,339	$232,340	$311,481
COST OF GOODS SOLD	19,496	137,759	67,574	181,448

Gross Margin	106,374	64,580	164,766	130,033
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	552,658	1,333,786	1,282,585	2,335,760
RESEARCH AND DEVELOPMENT	85,548	25,195	98,563	336,138

Loss from Operations	(531,832)	(1,294,401)	(1,216,382)	(2,541,865)

OTHER INCOME (EXPENSE)
Interest Expense	(8,250)	(194,631)	(12,483)	(391,706)
Gain on Sale of Asset	—	—	—	1,329

Total Other Income (Expense)	(8,250)	(194,631)	(12,483)	(390,377)

Loss from Continuing Operations	(540,082)	(1,489,032)	(1,228,865)	(2,932,242)
Income from Discontinued Operations	—	6,031,550	—	3,900,839

Net Income (Loss)	$(540,082)	$4,542,518	$(1,228,865)	$968,597

Basic and Diluted Income (Loss) Per Share:
Continuing Operations	$(0.02)	$(0.06)	$(0.04)	$(0.12)
Discontinued Operations	—	0.24	—	0.16

Basic and Diluted Income (Loss) Per Share	$(0.02)	$0.18	$(0.04)	$0.04

Basic and Diluted Weighted Average Shares Outstanding	29,249,925	24,697,594	28,529,015	24,438,410

The Accompanying Notes are an Integral Part of These Unaudited Condensed Consolidated Financial Statements

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	September 30, 2009	September 30, 2008
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss) from Continuing Operations	$(1,228,865)	$(2,932,242)
Adjustments to Reconcile Net (Loss) from Continuing Operations to Net
Cash (Used in) Operating Activities:
Depreciation Expense	9,195	9,349
Consulting Expense Paid in Common Stock	9,000	—
Gain on Sale of Asset	—	(1,329)
Inventory Reserve Adjustment	1,733	(22,366)
Loan Discount Accretion	—	328,000
Beneficial Conversion Feature Interest	—	(80,000)
Sales Returns Reserve Adjustment	1,480	(10,681)
Stock — Based Compensation Expense	24,702	—
Change in Assets and Liabilities:
(Increase) Decrease in:
Accounts Receivable	(22,728)	(84,496)
Inventory	(34,847)	(90,432)
Prepaid Expenses and Other Current Assets	13,838	(199,970)
Increase (Decrease) in:
Accounts Payable	428,656	(281,252)
Accrued Expenses	577,286	157,927

Net Cash (Used in) Operating Activities from Continuing Operations	(220,550)	(3,207,492)
Net Cash (Used in) Operating Activities from Discontinued Operations	—	(662,603)

Net Cash (Used in) Operating Activities	(220,550)	(3,870,095)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash Acquired in Cellegy Pharmaceuticals, Inc. Acquisition	65,114	—
Loans to Related Parties	(76,732)	—
Purchase of Property and Equipment	(4,888)
Cash Received from Sale of International Laboratories, Inc.	—	2,154,000
International Laboratories, Inc. Obligation Repayments	—	4,322,082
Sale of Property and Equipment	—	5,001

Net Cash (Used in) Provided by Investing Activities from Continuing Operations	(16,506)	6,481,083
Net Cash (Used in) Investing Activities from Discontinued Operations	—	(862,122)

Net Cash Provided by (Used in) Investing Activities	(16,506)	5,618,961

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of Notes Payable to Related Parties	—	(1,752,000)
Proceeds from Issuance of Notes Payable to Related Parties	234,800	—
Proceeds from Issuance of Common Stock	—	878,740
Purchase of Treasury Stock	(786)	(316)
Payments of Loans	—	(2,000,000)

Net Cash Provided by (Used in) Financing Activities from Continuing Operations	234,014	(2,873,576)
Net Cash Provided by Financing Activities from Discontinued Operations	—	1,829,746

Net Cash (Used in) Provided by Financing Activities	234,014	(1,043,830)

(Decrease) Increase in Cash	(3,042)	705,036
Cash:
Beginning	17,697	541

Ending	$14,655	$705,577

The Accompanying Notes are an Integral Part of These Unaudited Condensed Consolidated Financial Statements

ADAMIS PHARMACEUTICALS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	September 30, 2009	September 30, 2008
	(Unaudited)	(Unaudited)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid for Interest	$—	$208,470

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Forgiveness of Debt to International Laboratories, Inc.	$—	$570,618

Forgiveness of Debt and Accrued Interest to Cellegy Pharmaceuticals, Inc.	$556,610	$—

Reduction of Capital from Unexcercised Beneficial Conversion Feature	$—	$80,000

Release of Shares of Common Stock From Escrow	$673	$—

The Accompanying Notes are an Integral Part of These Unaudited Condensed Consolidated Financial Statements

Note 1:	Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Articles 8 and 10 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, certain information and footnote disclosures normally included in annual financial statements have been condensed or omitted. In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments (consists of normal recurring adjustments) considered necessary for a fair statement of all periods presented. The results of Adamis Pharmaceuticals Corporation operations for any interim periods are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year. These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and Form 8-K/A as of and for the year ended March 31, 2009 filed on July 1, 2009.

Liquidity and Capital Resources

Our cash and cash equivalents were $14,655 and $17,697 at September 30, 2009 and March 31, 2009, respectively.

We prepared the condensed consolidated financial statements assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business. In preparing these condensed consolidated financial statements, consideration was given to the Company’s future business as described below, which may preclude the Company from realizing the value of certain assets.

The Company has negative working capital, liabilities that exceed its assets and significant cash flow deficiencies. Additionally, the Company will need significant funding for future operations and the expenditures that will be required to market existing products and conduct the clinical and regulatory work to develop the Company’s product candidates. Management’s plans include seeking additional funding to satisfy existing obligations, liabilities and future working capital needs, to build working capital reserves and to fund its research and development projects. There is no assurance that the Company will be successful in obtaining the necessary funding to meet its business objectives.

Note 2:	Asset Acquisition and Recapitalization

The stockholders of Cellegy Pharmaceuticals, Inc. (“Cellegy”) and the former Adamis Pharmaceuticals Corporation (“Old Adamis”) approved a merger transaction and related matters at an annual meeting of Cellegy’s stockholders and at a special meeting of Old Adamis’ stockholders each held on March 23, 2009. On April 1, 2009, Cellegy completed the merger transaction with Old Adamis. In connection with the closing of the merger transaction, the promissory note issued by Old Adamis converted into shares of Old Adamis stock, and these shares were immediately cancelled.

In connection with the consummation of the merger and pursuant to the terms of the definitive merger agreement relating to the transaction (the “merger agreement”), Cellegy changed its name from Cellegy Pharmaceuticals, Inc. to Adamis Pharmaceuticals Corporation (“Adamis” or the “Company”), and Old Adamis changed its corporate name to Adamis Corporation.

Pursuant to the terms of the merger agreement, immediately before the consummation of the merger Cellegy effected a reverse stock split of its common stock. Pursuant to this reverse stock split, each 9.929060333 shares of common stock of Cellegy that were issued and outstanding immediately before the effective time of the merger were converted into one share of common stock and any remaining fractional shares held by a stockholder (after the aggregating fractional shares) were rounded up to the nearest whole share (the “Reverse Split”).

As a result, the total number of shares of Cellegy that were outstanding immediately before the effective time of the merger were converted into approximately 3,000,000 shares of post-Reverse Split shares of common stock of the Company. Pursuant to the terms of the merger agreement, at the effective time of the merger, each share of

Adamis common stock that was issued and outstanding immediately before the effective time of the merger ceased to be outstanding and was converted into the right to receive one share of common stock of the Company. As a result, the Company issued approximately 44,038,989 post-Reverse Split shares of common stock, inclusive of 6,732,285 contingent shares held in escrow, were issuable to the holders of the outstanding shares of common stock of Old Adamis before the effective time of the merger. Old Adamis is the surviving entity as a wholly-owned subsidiary of Cellegy.

Old Adamis security holders owned, immediately after the closing of the merger, approximately 93.5% of the combined company on a fully-diluted basis. Further, Old Adamis directors constitute a majority of the combined company’s board of directors and all members of executive management of the combined company are from old Adamis. Therefore, Old Adamis was deemed to be the acquiring company for accounting purposes and the merger transaction is accounted for as an asset acquisition recapitalization in accordance with accounting principles generally accepted in the United States. As a result, all of the assets and liabilities of Cellegy have been reflected in the financial statements at their respective fair market values and no goodwill or other intangibles were recorded as part of acquisition accounting and the cost of the merger is measured at the net liabilities acquired. Transaction costs amounting to $147,747 were considered as part of the assets acquired and included as a reduction of additional paid-in capital. The financial statements of the combined entity after the merger reflect the historical results of Old Adamis prior to the merger and do not include the historical financial results of Cellegy prior to the completion of the merger. Stockholders’ equity and earnings per share of the combined entity after the merger have been retroactively restated to include the number of shares received by Old Adamis security holders in the merger with the offset to additional paid-in capital.

In connection with the closing of the merger, the Company amended its certificate of incorporation to increase the authorized number of shares of common stock from 50,000,000 to 175,000,000 and the authorized number of shares of preferred stock from 5,000,000 to 10,000,000.

Note 3:	Common Stock

The Company released the remaining 6,732,285 re-purchasable holdback shares related to the HVG Acquisition from escrow during the quarter ended September 30, 2009. The Company’s rights of repurchase related to such shares have not expired, are subject to certain restrictions and are still treated as contingent consideration related to the HVG Acquisition. As a result, no purchase price adjustment was recorded during the current period, and the shares were recorded at par value. The shares are considered anti-dilutive during the period due to the outstanding repurchase options. On August 14, 2009, the Company exercised its repurchase option and repurchased 785,686 shares of common stock for treasury at a total cost of $786 in connection with the resignation of the former Vice President of Operations.

On September 21, 2009, the Company issued 35,000 shares of its common stock in lieu of payment for consulting services with a value of $9,000.

Note 4:	Stock Option Plans, Shares Reserved and Warrants

Cellegy’s stockholders approved a new 2009 Equity Incentive Plan (the “2009 Plan”), which became effective upon the closing of the merger. The 2009 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, and other forms of equity compensation (collectively “stock awards”). In addition, the 2009 Plan provides for the grant of performance cash awards. The aggregate number of shares of common stock that may be issued initially pursuant to stock awards under the 2009 Plan is 7,000,000 shares. The number of shares of common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2010 through and including January 1, 2019, by the lesser of (a) 5.0% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year or (b) a lesser number of shares of common stock determined by the Company’s board of directors before the start of a calendar year for which an increase applies.

The Company granted options to purchase a total of 150,000 shares of common stock to directors upon the closing of the merger. The stock options have an exercise price of $0.60 per share, which is equal to the fair market value of the Company’s common stock on the date of the grant. The stock options vest over a period of three years from the date of the grant, and expire on the 10th anniversary of the grant date of the options. The Company estimated that the stock options have a fair market value of $0.30 per stock option using the Black-Scholes valuation model. Management’s assumptions included in the model assumed volatility of 35.4%, a risk-free interest rate of 2.7% based on the 10-year Treasury Rate at the date of the grant and no dividends. The Company estimated a forfeiture rate of 5.5%.

During the period, the directors resigned from their duties. Each director had 26,388 vested stock options for a total of 79,164. The remaining 73,806 stock options granted were cancelled during the period. The total fair market value of only the vested stock options was recorded during the period.

In August 2009, the Company hired an officer, who was granted a stock option by the Company to purchase up to 250,000 shares of common stock. The stock options have an exercise price of $0.22 per share, which is equal to the fair market value of the Company’s common stock on the date of the grant. The stock options vest over a period of three years from the date of the grant, and expire on the 10th anniversary of the grant date of the option. The Company estimated that the stock option has a fair market value of $0.11 per share using the Black-Scholes valuation model. Management’s assumptions included in the model were volatility of 35.4%, a risk-free interest rate of 3.4% based on the 10-year Treasury Rate at the date of the grant and no dividends. The Company estimated a forfeiture rate of 5.5%.

The Company recorded stock based compensation expense of $1,668 and $24,702 related to such stock options for the three and six months ended September 30, 2009, respectively.

In August 2009, the Company issued warrants to purchase up to 600,000 shares of common stock to consultants retained to assist the Company in fund-raising efforts. The warrants have an exercise price of $0.25 per share, which is equal to the fair market value of the Company’s common stock at the date of grant. The options have a five year term and expire on August 26, 2014.

The following summarizes outstanding stock options at September 30, 2009:

		Weighted	Weighted
		Average	Average	Number of
	Number of	Remaining	Exercise	Stock Options
	Stock Options	Contractual Life	Price	Vested

1995 Equity Incentive Plan	20,641	4.68 Years	$31.83	20,641
2005 Equity Incentive Plan	4,834	6.00 Years	$13.30	4,834
Directors’ Stock Option Plan	7,654	3.91 Years	$43.49	7,654
Non-Plan Stock Options	100,714	4.10 Years	$43.82	100,714
Biosyn Stock Options	431	4.31 Years	$2.90	431
2009 Equity Incentive Plan	329,164	7.51 Years	$0.38	79,164

The Company has reserved shares of common stock for issuance upon exercise at September 30, 2009 as follows:

Biosyn Stock Options	431
Director’s Plan	7,654
Warrants	1,752,139
Non-Plan Stock Options	100,714
1995 Equity Incentive Plan	20,641
2005 Equity Incentive Plan	4,838
2009 Equity Incentive Plan	7,000,000

Total Shares Reserved	8,886,414

The following summarizes warrants outstanding at September 30, 2009:

		Exercise Price		Expiration
	Warrant Shares	per Share	Date Issued	Date

Biosyn Warrants	8,254	$57.97 - $173.92	October 22, 2004	2013 - 2014
May 2005 PIPE
Series A	71,947	$1.99	May 13, 2005	May 13, 2010
Series B	71,947	$2.15	May 13, 2005	May 13, 2010
Old Adamis Warrants	1,000,000	$0.50	November 15, 2007	November 15, 2012
Consultant Warants	600,000	$0.25	August 26, 2009	August 26, 2014

Total Warrants	1,752,139

Note 5:	Inventory

Inventory consists of the following:

	September 30,	March 31,
	2009	2009

Respiratory and Allergy Products	$291,450	$52,843
Less: Obsolescence Reserve	(63,169)	(37,175)

Respiratory and Allergy Products, Net	228,281	15,668
Pre-Launch epi Inventory	—	179,499

Inventory, Net	$228,281	$195,167

The Company launched the epinephrine syringe product in the second fiscal quarter of 2010.

Note 6:	Notes Payable

Ben Franklin Note

Biosyn (a wholly owned subsidiary of Old Cellegy) issued a note payable to Ben Franklin Technology Center of Southeastern Pennsylvania (“Ben Franklin Note”) in October 1992, in connection with funding the development of Savvy, a compound to prevent the transmission of AIDS.

The Ben Franklin Note was recorded at its estimated fair value of $205,000 and was assumed by Old Cellegy as an obligation in connection with its acquisition of Biosyn in 2004. The repayment terms of the non-interest bearing obligation include the remittance of an annual fixed percentage of 3.0% applied to future revenues of Biosyn, if any, until the principal balance of $777,902 (face amount) is satisfied. Under the terms of the obligation, revenues are defined to exclude the value of unrestricted research and development funding received by Biosyn from nonprofit sources. Absent a material breach of contract or other event of default, there is no obligation to repay the amounts in the absence of future Biosyn revenues. Cellegy accreted the discount of $572,902 against earnings using the interest rate method (approximately 46%) over the discount period of five years, which was estimated in connection with the Ben Franklin Note’s valuation at the time of the acquisition. At September 30, 2009, the outstanding balance of the note was $777,902.

Accounting principles generally accepted in the United States emphasize market-based measurement through the use of valuation techniques that maximize the use of observable or market-based inputs. The Ben Franklin Note’s peculiar repayment terms outlined above affects its comparability with main stream market issues and also affects its transferability. The value of the Ben Franklin Note would also be impacted by the ability to estimate Biosyn’s expected future revenues which in turn hinge largely upon the outcome of its ongoing Savvy contraception trial, the results of which are currently under review and which are not known by the Company. Given the above factors and therefore the lack of market comparability, the Ben Franklin Note would be valued based on Level 3 inputs. As such, management has determined that the Ben Franklin Note will have no future cash flows, as we do not believe the product will create a revenue stream in the future. As a result, the Note had no fair market value at the time of the acquisition.

Notes Payable to Related Parties

The Company had notes payable to related parties amounting to $334,565 at September 30, 2009, which bear interest at 10%. Accrued interest related to the notes was $14,877 at September 30, 2009.

On various dates during the three and six months ended September 30, 2009 and included in the amount above, the Company issued promissory notes to shareholders for a total of $47,500 and $234,800, respectively, that bear interest at 10% with all principal and interest due on various maturity dates during May — June 2010.

Note 7:	Subsequent Events

We evaluated all events or transactions that occurred after September 30, 2009 up through November 23, 2009, the date we filed this quarterly report.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

among

LA JOLLA PHARMACEUTICAL COMPANY
a Delaware corporation,

JEWEL MERGER SUB, INC.,
a Delaware corporation

and

ADAMIS PHARMACEUTICALS CORPORATION,
a Delaware corporation

Dated as of December 4, 2009

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of December 4, 2009, by and among La Jolla Pharmaceutical Company, a Delaware corporation (“La Jolla”), Jewel Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of La Jolla (“Merger Sub”), and Adamis Pharmaceuticals Corporation, a Delaware corporation (“Adamis”). Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

A. The Board of Directors of La Jolla and Adamis have each determined that it is in the best interests of their respective stockholders for Adamis and La Jolla to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Adamis (the “Merger”), with Adamis continuing after the Merger as the surviving corporation and wholly owned subsidiary of La Jolla.

B. Pursuant to the Merger, each outstanding share of common stock, $0.0001 par value per share, of Adamis (“Adamis Common Stock”) will, in accordance with the provisions of this Agreement, be converted into the number of shares of La Jolla’s common stock, $0.01 par value per share (“La Jolla Common Stock”) equal to the Exchange Ratio.

C. In connection with, and immediately before the consummation of, the Merger, a reverse stock split of La Jolla Common Stock shall be consummated, pursuant to which each outstanding share of La Jolla Common Stock shall be converted into the number of shares of La Jolla Common Stock determined as provided in Section 1.5 below.

D. The Board of Directors of La Jolla (i) has approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) has determined that the Merger is in the best interests of La Jolla and its stockholders and has determined to recommend the approval of this Agreement and the Merger to the stockholders of La Jolla, and (iii) has determined to recommend that La Jolla, in its capacity as the sole stockholder of Merger Sub, vote to adopt this Agreement and approve the Merger and such other actions as are contemplated by this Agreement.

E. The Board of Directors of Adamis (i) has approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) has determined that the Merger is in the best interests of Adamis and its stockholders and has determined to recommend the approval of this Agreement and the Merger to the stockholders of Adamis.

F. The parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

G. As an inducement to La Jolla to enter into this Agreement, concurrently herewith certain stockholders of Adamis have entered into an agreement with La Jolla, in the form attached hereto (a “Voting Agreement”), pursuant to which each such person has agreed, among other things, to vote the shares of capital stock of Adamis owned by such person to approve this Agreement and the transactions contemplated hereby.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

1.1 Merger of Merger Sub into Adamis.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time Merger Sub shall be merged with and into Adamis, and the separate existence of Merger Sub shall cease. Adamis will continue as the surviving corporation following the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. As a result of the Merger, Adamis will become a wholly-owned subsidiary of La Jolla. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Adamis and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Adamis and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Closing; Effective Time.   The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place in San Diego, California, at 10:00 a.m., on a date and at a location to be agreed by La Jolla and Adamis (the “Closing Date”), which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time, date and place as La Jolla and Adamis may mutually agree in writing. At the Closing, subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to La Jolla and Adamis. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.  At the Effective Time:

(a) Adamis Certificate of Incorporation.  The Adamis Charter, as in effect immediately before the Effective Time, shall be amended in the Merger to read in its entirety as set forth on Exhibit B-1 hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b) Adamis Bylaws.  The Adamis Bylaws, as in effect immediately before the Effective Time, shall be amended to read in its entirety as set forth on Exhibit B-2 hereto and, as so amended, shall be the bylaws of the Surviving Corporation, until thereafter amended as provided by the DGCL and such Bylaws;

(c) Adamis Directors.  The directors of Adamis immediately before the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation; and

(d) Adamis Officers.  The officers of Adamis immediately before the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

1.5 Reverse Split of La Jolla Common Stock.

(a) La Jolla Restated Certificate.  Immediately before the Effective Time, and subject to receipt of the requisite stockholder approval at the La Jolla Stockholder Meeting, La Jolla shall cause to be filed an amendment to its certificate of incorporation and/or an Amended and Restated Certificate of Incorporation (the “La Jolla Restated Certificate”), whereby without any further action on the part of La Jolla, Adamis or any stockholder of La Jolla:

(i) The shares of La Jolla Common Stock issued and outstanding immediately before the filing of the La Jolla Restated Certificate shall be combined in a reverse stock split, with each share thereafter representing a fractional share equal to the Reverse Stock Split Ratio (the “Reverse Stock Split”);

(ii) the total number of authorized shares of La Jolla Common Stock and La Jolla Preferred Stock shall be 225,000,000 and 8,000,000 shares, respectively.

(iii) With respect to the determination the La of Jolla Net Cash as of the Closing Date and the number of Post-Effective La Jolla Stockholder Shares, within five (5) days before the Closing Date, La Jolla shall deliver to Adamis (the date of such delivery, the “Net Cash Delivery Date”) an unaudited certification (the “Net Cash Certification”) of the calculation of the projected La Jolla Net Cash as of the Closing Date, with a detailed schedule showing each item taken into account in determining the amount of La Jolla Net Cash (including without limitation each Liability and each amount, if any, reserved or taken into account with respect to Liabilities after the Closing Date). Within two (2) days after the Net Cash Delivery Date, Adamis will notify La Jolla whether Adamis accepts the Net Cash Certification or whether Adamis disputes the Net Cash Certification, setting forth in reasonable detail the basis for such dispute. If Adamis accepts the original Net Cash Certification, then the original Net Cash Certification shall be the basis for determining La Jolla Net Cash at the Closing Date. If Adamis disputes the initial Net Cash Certification, the parties shall attempt to resolve the dispute promptly. If a final resolution of the dispute is reached within a ten-day period following Adamis’s objection, then the initial Net Cash Certification, such changes as have been agreed upon, shall be the final Net Cash Certification for all purposes under this Agreement. If no final resolution of the dispute is reached within such ten-day period, then the dispute shall be submitted to an independent auditing firm mutually selected by Adamis and La Jolla, who shall make a final determination with respect to such dispute within ten (10) Business Days after submission of the dispute or as soon as practicable thereafter. The expenses of the auditing firm shall be allocated between the parties ratably on the inverse basis of the percentage of disputed amount that is awarded to Adamis (e.g., if 75% of the disputed amount is awarded to Adamis, then 75% of the expense shall be allocated to La Jolla). The La Jolla portion of such expenses will be treated as a Liability that reduces the amount of La Jolla Net Cash. The independent accounting firm shall consider only the items in dispute. The final determination by such auditing firm shall be binding upon the parties and the initial Net Cash Certification, with such changes as have been finally determined by such auditing firm, shall be the final Net Cash Certification for all purposes under this Agreement.

(b) No Fractional Shares.  No fractional shares of La Jolla Common Stock shall be issued in connection with the Reverse Stock Split, and no certificates or scrip representing such fractional shares shall be issued. La Jolla will round down to the nearest whole share any fraction of a share that any La Jolla stockholder would otherwise receive (after aggregating all fractional shares issuable to such holder), and any holder of La Jolla Common Stock who would otherwise be entitled to receive a fraction of a share of La Jolla Common Stock (after aggregating all fractional shares of La Jolla Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing such fractional shares of La Jolla Common Stock, instead receive from La Jolla an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the applicable price per share which shall be equal to the average closing price of La Jolla Common Stock (as reported on the Nasdaq Capital Market, or the OTC Bulletin Board or, if the La Jolla Common Stock is not traded on the Nasdaq Capital Market or OTC Bulletin Board, then the Pink Sheets, and, if not traded on the Pink Sheets, then as determined in good faith by La Jolla’s Board of Directors) on the five trading days immediately prior to the effective date of the Reverse Stock Split (giving effect to the Reverse Stock Split). In lieu of the foregoing, La Jolla may, in its discretion, elect to round up each fractional share (after aggregating all fractional shares issuable to such holder) to a whole share. The aggregate value of the fractional share payments and out-of-pocket expenses associated with the Reverse Stock Split and the post-Closing exchange of certificates (the “Reverse Split Expenses”) shall be disregarded in calculating the La Jolla Net Cash.

(c) Reverse Stock Split and the Exchange Ratio.  The Exchange Ratio set forth herein assumes the effectiveness of the Reverse Stock Split set forth above.

1.6 Shares to be Issued; Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of La Jolla, Merger Sub, Adamis or any stockholder of Adamis, the following shall occur:

(a) Conversion of Adamis Common Stock.  Subject to the terms of Section 1.10(h), each share of Adamis Common Stock issued and outstanding immediately before the Effective Time (other than any shares of Adamis Common Stock to be canceled pursuant to Section 1.6(b), if any, and excluding any Dissenting Shares (to the extent provided in Section 1.8)) will be converted automatically into the right to receive: (i) that number of shares of La Jolla Common Stock equal to the Exchange Ratio, and (ii) any cash, without interest, to be paid in lieu of any fractional share of Adamis Common Stock in accordance with Section 1.6(f).

(b) Cancellation of Treasury and La Jolla-Owned Shares.  Any shares of Adamis Capital Stock held as treasury stock or held or owned by Adamis or La Jolla immediately before the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefore.

(c) Adamis Restricted Stock.  If any shares of Adamis Common Stock issued and outstanding immediately before the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement, stock restriction agreement, cancellation agreement or other agreement with Adamis (such shares, the “Adamis Restricted Stock”), then the shares of La Jolla Common Stock issued in exchange for such shares of Adamis Restricted Stock pursuant to Section 1.6(a) will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of La Jolla Common Stock shall accordingly be marked with appropriate legends to reflect such repurchase option or risk of forfeiture. Adamis and La Jolla shall take all action that may be necessary to ensure that, from and after the Effective Time, La Jolla is entitled to exercise any such repurchase option or right of cancellation or other right set forth in any such restricted stock purchase agreement or other agreement.

(d) Capital Stock of Merger Sub.  Each share of common stock of Merger Sub issued and outstanding immediately before the Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(e) Adjustments to Exchange Ratio.  If, between the date of this Agreement and the Effective Time, any outstanding shares of Adamis Common Stock or La Jolla Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares (other than the Reverse Stock Split) (such transaction or event being referred to as a “Recapitalization”), then the Exchange Ratio, the Reverse Stock Split Ratio and, if applicable, the per-share prices set forth in the definition of the Post-Effective La Jolla Stockholder Shares shall, as applicable, be correspondingly adjusted to provide the holders of Adamis Capital Stock and Adamis Options and La Jolla Stock and La Jolla Options the same economic effect as contemplated by this Agreement before such event and any such adjustment to the Exchange Ratio shall be approved by Adamis and La Jolla. No Recapitalization may be effected by one party with the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

(f) No Fractional Shares.  No fractional shares of La Jolla Common Stock shall be issued in connection with the Merger, and no certificates or scrip representing such fractional shares shall be issued. The holder of shares of Adamis Common Stock who would otherwise be entitled to receive a fraction of a share of La Jolla Common Stock (after aggregating all fractional shares of La Jolla Common Stock to be received by such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing shares of Adamis Capital Stock (the “Adamis Stock Certificate”), instead receive from La Jolla an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the applicable price per share which shall be equal to the average closing price of La Jolla Common Stock (as reported on the Nasdaq Capital Market, or the OTC Bulletin Board or, if the La Jolla Common Stock is not traded on the Nasdaq Capital Market or the OTC Bulletin Board, then the Pink Sheets, and, if not traded on the Pink Sheets, then as determined in good faith by La Jolla’s Board of Directors) on the five trading days immediately prior to the Effective Date (after giving effect to the Reverse Stock Split).

1.7 Calculation of the Exchange Ratio.  For purposes of this Agreement, the “Exchange Ratio” shall be one (1) share of La Jolla Common Stock (assuming the effectiveness of the Reverse Stock Split) in exchange for one (1) share of Adamis Common Stock outstanding immediately before the Effective Time.

1.8 Dissenting Shares.  Notwithstanding any other provision of this Agreement to the contrary, if Section 262 of the DGCL (or Chapter 13 of the California Corporations Code, to the extent applicable to Adamis by virtue of Section 2115 thereof) provides for appraisal rights with respect to the Merger, then any shares of Adamis Capital Stock that have not been voted in favor of adoption of this Agreement, and with respect to which a demand for payment and appraisal have been properly made in accordance with (a) Section 262 of the DGCL or (b) Chapter 13 of the California Corporations Code (to the extent applicable to Adamis by virtue of Section 2115 thereof) (such shares referred to as “Dissenting Shares”), shall not be converted into or represent a right to receive La Jolla Common Stock pursuant to Section 1.6(a), but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL or the California Corporations Code, as applicable; provided, however, that if a holder of Dissenting Shares (a “Dissenting Stockholder”) withdraws such holder’s demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the later of the Effective Time or the date of which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive La Jolla Common Stock as determined in accordance with Section 1.6(a).

1.9 No Further Transfer of Adamis Capital Stock.  At the Effective Time all shares of Adamis Capital Stock outstanding immediately before the Effective Time shall automatically be exchanged, and all holders of Adamis Capital Stock that were outstanding immediately before the Effective Time shall cease to have any rights as stockholders of Adamis, except the right to receive the consideration described in Section 1.6(a) or Section 1.8, as applicable. No further transfer of any such shares of Adamis Capital Stock shall be made on such stock transfer books after the Effective Time. Subject to Section 1.10(f) if, after the Effective Time, any shares of Adamis Capital Stock are presented to the Exchange Agent or to Adamis or La Jolla, such Adamis shares shall be canceled and shall be exchanged as provided in Section 1.10.

1.10 Exchange of Certificates; Exchange Agent.  Prior to the Effective Time, La Jolla and Adamis will jointly select and designate a national bank, trust company or transfer agent to act as agent of La Jolla for purposes of, among other things, mailing and receiving transmittal letters and distributing the La Jolla Common Stock to the holders of Adamis Common Stock (the “Exchange Agent”).

(b) La Jolla to Provide Common Stock.  Promptly after the Effective Time, La Jolla shall supply or cause to be supplied or made available to the Exchange Agent for exchange in accordance with this Section 1.10, through such reasonable procedures as La Jolla may adopt, instructions regarding issuance of certificates evidencing the shares of La Jolla Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Adamis Capital Stock outstanding immediately before the Effective Time (the “Exchange Shares”).

(c) Exchange Procedures.  As promptly as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of Adamis Capital Stock whose shares would be converted into the right to receive shares of La Jolla Common Stock pursuant to Section 1.6(a), (i) a letter of transmittal in customary form; (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of Adamis Capital Stock in exchange for certificates (or, if La Jolla elects to have shares be represented in uncertificated form, then notifications of share ownership) representing shares of La Jolla Common Stock. Upon surrender of Adamis Capital Stock for cancellation to the Exchange Agent, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Adamis Capital Stock shall be entitled to receive in exchange therefor (x) a certificate (or, for uncertificated shares, a notification of share ownership) representing the number of whole Exchange Shares into which the Adamis Common Stock represented thereby shall have been converted into the right to receive as of the Effective Time, (y) any dividends or other distributions to which such holder is entitled pursuant to Section 1.10(d), and (z) cash in respect of any fractional shares as provided in Section 1.6(f), and the Adamis Capital Stock so surrendered shall forthwith be canceled. Until so surrendered, each such outstanding share of Adamis Capital Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full shares of La Jolla Common Stock into which such shares of Adamis Capital Stock shall have been so converted and the right to receive cash in lieu of the issuance of any fractional shares. If any Adamis Stock Certificate shall have been lost, stolen or destroyed, La Jolla may, in its discretion and as a condition precedent to the issuance of any certificate (or notification of share ownership) representing La Jolla Common Stock, require the owner of such lost, stolen or destroyed Adamis Stock Certificate to provide a reasonable affidavit and/or bond as indemnity against any claim that may be made against the Exchange Agent, La Jolla or the Surviving Corporation with respect to such Adamis Stock Certificate.

(d) Distributions With Respect to Unexchanged Shares.  No dividends or other distributions with respect to La Jolla Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Adamis Capital Stock with respect to the shares of La Jolla Common Stock represented thereby until the holder of record of such Adamis Capital Stock shall surrender such shares of Adamis Capital Stock. Subject to applicable law, following surrender of any such Adamis Capital Stock, there shall be delivered to the record holder of Adamis Capital Stock a certificate representing whole shares of La Jolla Common Stock issued in exchange therefor (including any cash in respect of any fractional shares), without interest at the time of such surrender, and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section) with respect to such shares of La Jolla Common Stock.

(e) Transfers of Ownership.  If any certificate (or notification of share ownership) for shares of La Jolla Common Stock is to be issued in a name other than that in which Adamis Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Adamis Capital Stock so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to La Jolla or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate (or notification of share ownership) for shares of La Jolla Common Stock in any name other than that of the registered holder of the Adamis Capital Stock surrendered, or established to the satisfaction of La Jolla or any agent designated by it that such tax has been paid or is not payable, and shall provide such written assurances regarding federal and state securities law compliance as La Jolla may reasonably request.

(f) Termination of Exchange Shares.  Any Exchange Shares which remain undistributed to the stockholders of Adamis twelve (12) months after the Effective Time shall be delivered to La Jolla, upon demand, and any stockholders of Adamis who have not previously complied with this Section shall thereafter look only to La Jolla for payment of their claim for their portion of the Exchange Shares and any dividends or distributions with respect to the Exchange Shares.

(g) No Liability.  Notwithstanding anything to the contrary in this Section, none of the Exchange Agent, La Jolla, Adamis or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Dissenting Shares.  The provisions of this Section shall also apply to Dissenting Shares that lose their status as such, except that the obligations of La Jolla under this Section shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange such shares to which such holder is entitled pursuant to Section 1.6.

1.11 Further Action.  If, at any time after the Effective Time, any further action that is commercially reasonable and lawful is determined by La Jolla to be necessary or appropriate to carry out the purposes of this Agreement or to vest La Jolla with full right, title and possession of all shares of Adamis Capital Stock, the officers and directors of Adamis and La Jolla shall be fully authorized (in the name of Adamis and/or La Jolla or otherwise) to take such action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ADAMIS

Adamis represents and warrants to La Jolla that the statements contained in this Article II are true and correct as set forth herein and as qualified by the disclosure letter separately delivered to La Jolla concurrently herewith (the “Adamis Disclosure Letter”). The disclosures set forth in the Adamis Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II. The disclosures in any section or subsection of the Adamis Disclosure Letter shall qualify other sections and subsections in this Article II to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1 Organization and Good Standing.  Adamis is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with requisite corporate power and authority to conduct its business as now being conducted and to own or use its properties and assets. Adamis is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Adamis.

2.2 Subsidiaries.

(a) The Adamis Disclosure Letter sets forth all direct and indirect Subsidiaries of Adamis. Adamis owns all of the equity of each Subsidiary. Except as set forth on the Adamis Disclosure Letter, Adamis does not have any Subsidiaries or affiliated companies and does not otherwise own any shares in the capital of or any interest in, or control, directly or indirectly, any corporation, partnership, limited liability company, association, joint venture or other business entity (each an “Entity”). Except as set forth in Section 2.2(a) of the Disclosure Letter, Adamis has not agreed and is not obligated to make any future investment in or capital contribution to any Entity, and Adamis has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

(b) Each Subsidiary of Adamis: (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such license and qualification necessary, except, in each of clauses (i), (ii) and (iii), such failures which, when taken together with all other such failures, would not have a Material Adverse Effect on Adamis and its Subsidiaries, when considered together.

2.3 Authority.  Adamis has all requisite corporate power and authority to enter into this Agreement and the other agreements to which it is a party expressly required to be executed and delivered in connection with the transactions contemplated hereby (collectively, the “Ancillary Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Adamis, subject only to the approval of this Agreement by the stockholders of Adamis. The Board of Directors of Adamis has unanimously approved this Agreement and the Merger. This Agreement has been (and the Ancillary Agreements will be at the Closing) duly executed and delivered by Adamis, and this Agreement constitutes (and the Ancillary Agreements will constitute at the Closing) the valid and binding obligation of Adamis enforceable against Adamis in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity.

2.4 No Conflict.  The execution and delivery by Adamis of this Agreement and the Ancillary Agreements to which Adamis is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, or result in any violation of, any provision of the Adamis Charter (in its current form and as it may be amended immediately before the Effective Time) or the Adamis Bylaws, (ii) except as would not reasonably be expected to have a Material Adverse Effect on Adamis, result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any mortgage, indenture, lease, contract, grant, funding arrangement, or other agreement or instrument, permit, concession, franchise or license of Adamis, (iii) subject to obtaining the approval of Adamis’s stockholders and except as would not reasonably be expected to have a Material Adverse Effect on Adamis, conflict with, or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Adamis or any of its properties or assets, or (iv) conflict with, or result in a violation of any resolution adopted by Adamis’s stockholders, Adamis’s board of directors or any committee of Adamis’s board of directors.

2.5 Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Entity or any party to any Material Contract of Adamis is required by or with respect to Adamis or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Adamis and any Ancillary Agreement to which Adamis is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not have a Material Adverse Effect on Adamis.

2.6 Governmental Authorizations.  Adamis has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Adamis currently operates or holds any interest in any of its properties, or (b) that is required for the operation of Adamis’s business or the holding of any such interest, and all of such authorizations are in full force and effect, except for such consents, licenses, permits, grants or other authorizations, which if not obtained would not have a Material Adverse Effect on Adamis.

2.7 Capitalization.

(a) The authorized capital stock of Adamis consists of 175,000,000 shares of Adamis Common Stock, $0.0001 par value, and 10,000,000 shares of Adamis Preferred Stock, $0.0001 par value, of which there were issued and outstanding, as of the date of this Agreement, 45,972,303 shares of Adamis Common Stock and no shares of Adamis Preferred Stock. All of the outstanding shares of Adamis Capital Stock (i) have been duly authorized and validly issued, and are fully paid and non-assessable, (ii) except for rights of first refusal, exchange, repurchase, forfeiture and/or cancellation rights in favor of Adamis, are not subject to preemptive rights or rights of first refusal created by statue, the Adamis Charter, the Adamis Bylaws or any agreement to which Adamis is a party or by which it is bound and (iii) have been issued in compliance in all material respects with federal and state securities laws. There are no declared or unpaid dividends with respect to any shares of Adamis Capital Stock. None of Adamis’s debt could be classified as equity for tax purposes.

(b) Section 2.7 of the Adamis Disclosure Letter sets forth: (i) the number of outstanding options and warrants to purchase shares of Adamis Common Stock; (ii) the number of shares reserved for further issuance under the Adamis 2009 Equity Incentive Plan; (iii) with respect to each option and warrant outstanding as of the date of this Agreement, (A) the name of the holder of such option or warrant, (B) the total number of shares of Adamis Common Stock that are subject to such option or warrant and the number of shares of Adamis Common Stock with respect to which such option or warrant is immediately exercisable, (C) the date of which such option or warrant was granted and the term of such option or warrant, (D) the vesting schedule, if any, of such option or warrant, (E) the exercise price per share of Adamis Common Stock purchasable under such option or warrant and (F) whether such option or warrant has been designated an “incentive stock option” as defined in Section 422 of the Code; and (iv) an accurate and complete description of the terms of each repurchase option which is held by Adamis and to which any of such shares is subject.

(c) Except as set forth in Section 2.7 of the Adamis Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Adamis; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Adamis; (iii) contract under which Adamis is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to Adamis’s Knowledge, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Adamis.

2.8 SEC Reports; Financial Statements.

(a) As of their respective filing dates, all annual, quarterly or current reports, filed by Adamis with the SEC since January 1, 2009 (including those that Adamis may file subsequent to the date hereof) (such reports, as amended “Adamis SEC Reports”) (i) were prepared in accordance in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, except as may be reflected in any amendments to such reports that Adamis has filed with the SEC, (ii) as the same may have been amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (iii) were all the forms, reports and other documents required to be filed under the Exchange Act. Since January 1, 2009, Adamis has filed with the SEC all reports that are required to have been filed.

(b) No Subsidiary of Adamis is or has been required to file any form, report, registration statement or other document with the SEC. The consolidated financial statements (including any related notes thereto) contained in the Adamis SEC Reports (in the form, as applicable, in any amendments to such Adamis SEC Reports) (the “Adamis

Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present in all material respects the consolidated financial position of Adamis and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Adamis and its Subsidiaries for the periods covered thereby. The unaudited balance sheet of Adamis as of September 30, 2009, that is included in the Adamis Financial Statements is referred to herein as the “Adamis Current Balance Sheet.”

(c) Adamis maintains a system of internal accounting controls and disclosure controls and procedures sufficient, in the judgment of Adamis’s board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Adamis has not, in the twelve (12) months preceding the date hereof, received notice from the trading market or stock quotation system on which the Adamis Common Stock is listed or quoted or any other trading market or stock quotation system on which the Adamis Common Stock was previously listed or quoted to the effect that Adamis is not in compliance with the listing or maintenance requirements of such trading market or stock quotation system. Adamis is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

2.9 Absence of Certain Changes.  Since the date of the Adamis Current Balance Sheet, except as set forth in the Adamis Disclosure Letter or as disclosed in the Adamis SEC Reports, there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on Adamis; (b) any acquisition, sale or transfer of any material assets or material properties of Adamis or any creation of any security interest in such assets or properties; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Adamis or any revaluation by Adamis of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Adamis or any direct or indirect redemption, purchase or other acquisition by La Jolla of any of its shares of capital stock; (e) any Material Contract entered into by Adamis, or any material amendment or termination of, or default under, any Material Contract to which Adamis is a party or by which it is bound, in each case that would reasonably be expected to result in a Material Adverse Effect on Adamis; (f) any amendment or change to Adamis Charter or Adamis Bylaws; (g) any increase in or modification of the compensation or benefits payable or to become payable by Adamis to any of its directors or employees; (h) any sale, issuance or authorization by Adamis of (1) any capital stock or other security, (2) any option or right to acquire any capital stock or any other security, or (3) any Convertible Securities; any formation by Adamis of any Subsidiary or any acquisition of any equity interest or other interest in any other Equity (other than Merger Sub); (i) any other material event that is not in the Ordinary Course of Business; or (j) any agreement by Adamis to do any of the things described in the preceding clauses (a) through (i).

2.10 Interested Party Transactions.  Except as set forth in the Adamis SEC Reports or as set forth in Section 2.10 of the Adamis Disclosure Letter, Adamis is not indebted to any director, officer or employee of Adamis (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Adamis. Except as set forth in the Adamis SEC Reports or as set forth in Section 2.10 of the Adamis Disclosure Letter, Adamis is not a party to any transaction of the type that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.11 Intellectual Property.

(a) Adamis and each of its Subsidiaries owns or possesses the right to use the Intellectual Property that is owned by or licensed to Adamis and each of its Subsidiaries (the “Adamis Patent and Proprietary Rights”), except where the failure to own or possess such rights would not have a Material Adverse Effect on Adamis or any of its Subsidiaries, considered together.

(b) Neither Adamis nor any of its Subsidiaries has received any notice of any asserted rights with respect to any of the Adamis Patent and Proprietary Rights which, if determined unfavorably with respect to the interests of Adamis or any of its Subsidiaries would have a Material Adverse Effect on Adamis or any of its Subsidiaries, considered together.

(c) To Adamis’s Knowledge, neither Adamis nor any of its Subsidiaries has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any right to Intellectual Property of any other Person or engaged in unfair competition. No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to Adamis’s Knowledge, threatened against Adamis, any of its Subsidiaries or any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by Adamis or any of its Subsidiaries with respect to such claim or Legal Proceeding. Neither Adamis nor any of its Subsidiaries has received notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any of Adamis Patent and Proprietary Rights, which infringement or conflict (if the subject of any unfavorable decision, ruling or finding), individually or in the aggregate, would result in a Material Adverse Effect on Adamis or any of its Subsidiaries, considered together.

(d) To Adamis’s Knowledge, neither Adamis nor any of its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Adamis Patent and Proprietary Rights, and no trademark or trade name owned, used, or applied for by Adamis or any of its Subsidiaries conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person.

2.12 Taxes.

(a) As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all U.S. federal, state, local or foreign taxes, assessments and other similar governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor Entity.

(b) Adamis and each of its Subsidiaries has prepared and timely filed all Tax Returns relating to any and all Taxes concerning or attributable to Adamis and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law. Adamis has delivered or made available to La Jolla correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Adamis or any of its Subsidiaries filed or received since January 1, 2008 or, if later, since inception. None of Adamis or any of its Subsidiaries is delinquent in the payment of any Taxes due and owing by Adamis and each of its Subsidiaries

(c) Adamis and each of its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid with respect to any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There is no Tax deficiency outstanding or assessed or, to Adamis’s Knowledge, proposed against Adamis that is not reflected as a liability on the Adamis Current Balance Sheet, nor has Adamis executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax (other than extensions which have expired). No claim has ever been made by an authority in a jurisdiction where Adamis does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Adamis. Neither Adamis nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Section 6707(C)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

(e) To Adamis’s Knowledge, Adamis has no liabilities for unpaid Taxes that have not been accrued for or reserved on the Adamis Financial Statements, whether asserted or unasserted, contingent or otherwise. Neither Adamis nor any of its Subsidiaries will incur any liability for Taxes through the Effective Date other than in the ordinary course of business or pursuant to this Agreement.

(f) Neither Adamis nor any of its Subsidiaries has received from any Governmental Entity any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Entity against Adamis.

(g) Adamis is not a party to any tax-sharing agreement or similar arrangement with any other party, and Adamis has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

(h) Adamis has not been a member of an affiliated group of corporations filing a consolidated federal income tax return other than a group of which Adamis was the parent.

(i) Adamis has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

(j) Neither Adamis nor any of its Subsidiaries has filed a consent under section 341(f) of the Code concerning collapsible corporations. Neither Adamis nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Adamis or any of its Subsidiaries that, individually or collectively, could give rise to the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). None of the Adamis common stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(k) Adamis will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date, or (F) election with respect to the discharge of indebtedness under Section 108(i) of the Code.

(l) Adamis has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.

2.13 Employee Benefit Plans.

(a) The Adamis Disclosure Letter contains a complete and accurate list (to the extent not already filed as an exhibit with the Adamis SEC Reports) of each Adamis Employee Agreement and each plan, program, policy, practice, contract, agreement or other arrangement providing for performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is sponsored, maintained, contributed to, or required to be contributed to by Adamis (or any subsidiary) and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Adamis within the meaning of Section 414(b), (c), (m) or (o) of the Code, (an “ERISA Affiliate”) for the benefit of any person who performs services for Adamis (or any subsidiary) or with respect to which Adamis or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Adamis Employee Plans”). Adamis has furnished or made available to La Jolla true and complete copies of documents embodying each of the Adamis Employee Plans and, with respect to each Adamis Employee Plan that is subject to ERISA reporting requirements, Adamis has provided or made available copies of the Form 5500 reports filed for the last two plan years.

(b) Compliance.  Each Adamis Employee Plan has been administered in material compliance with its terms and with the requirements of applicable law; and Adamis and each ERISA Affiliate have performed all material obligations required to be performed by them under, and are not in any material respect in default under or violation of, any of Adamis Employee Plans. No Adamis Employee Plan is intended to be qualified under Section 401(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Adamis Employee Plan. There are no claims or Legal Proceedings pending, or, to Adamis’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits), against any Adamis Employee Plan or against the assets of any Adamis Employee Plan. There are no audits, inquiries or Legal Proceedings pending or, to Adamis’s Knowledge, threatened by any Governmental Authority with respect to any Adamis Employee Plan. For at least the three years preceding the date of this Agreement, neither Adamis nor any of its Subsidiaries has incurred any penalty or tax with respect to any Adamis Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Adamis and each of its Subsidiaries have made all contributions and other payments required by and due under the terms of each Adamis Employee Plan.

(c) No Title IV or Multiemployer Plan.  No Adamis Employee Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

(d) Future Commitments.  No Adamis Employee Plan provides (except at no cost to Adamis or any of its Subsidiaries), or reflects or represents any liability of Adamis or any of its Subsidiaries to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to Adamis or any of its Subsidiaries, neither Adamis nor any of its Subsidiaries has represented, promised or contracted (whether in oral or written form) to any employee of Adamis or any other Person that such employee or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(e) Effect of Transaction.  The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Adamis or any ERISA Affiliate to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Adamis Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.

2.14 Employee Matters.  Adamis is in material compliance with all currently applicable laws and regulations respecting terms and conditions of employment. There are no proceedings pending or, to Adamis’s Knowledge, threatened, between Adamis, on the one hand, and any or all of its current or former employees, on the other hand, which would reasonably be expected to have a Material Adverse Effect on Adamis. Except as may be reflected in the Adamis SEC Reports, Adamis has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

2.15 Insurance.  The Adamis Disclosure Letter sets forth all policies of insurance maintained by, at the expense of or for the benefit of Adamis. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and, to Adamis’s Knowledge, Adamis is otherwise in compliance with the terms of such policies. To Adamis’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies.

2.16 Compliance with Legal Requirements.  For all periods of time during which the respective applicable statute of limitations periods have not expired, except as disclosed in the Adamis SEC Reports or in Section 2.16 of the Adamis Disclosure Letter, (i) Adamis and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any written or, to Adamis’s Knowledge, other notices of violation with respect to, any applicable Legal Requirement or regulation with respect to the conduct of its business, or the ownership or operation of its business; and (ii) neither Adamis nor any of its Subsidiaries has received any written or, to Adamis’s Knowledge, other notices or other communication from any Governmental Entity regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Adamis or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action related to compliance or non-compliance with any applicable Legal Requirement, in each of the above cases which if determined adversely to Adamis or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect on Adamis or its Subsidiaries, considered together.

2.17 Environmental Matters.  To Adamis’s Knowledge, Adamis is, and at all times has been, in compliance in all material respects with all Environmental Laws and is not subject to any material liability under any Environmental Law. Adamis has not received, nor to Adamis’s Knowledge has any other Person for whose conduct it is or may be held responsible, received, any order, written notice, or other written communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, asserting or alleging any actual or potential violation of or failure to comply with any Environmental Law, or any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities.

2.18 Legal Proceedings.  Except as may be disclosed in the Adamis SEC Reports, there is no pending Legal Proceeding that has been commenced by or against Adamis. To Adamis’s Knowledge, no Person has threatened to commence any Legal Proceeding against Adamis. Except as may be disclosed in the Adamis SEC Reports, there is no judgment, decree or order against Adamis, or, to Adamis’s Knowledge, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or any Ancillary Agreement, or that would reasonably be expected to have a Material Adverse Effect on Adamis. To Adamis’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

2.19 Contracts; No Defaults.

(a) Each Material Contract of Adamis is set forth in Section 2.19(a) of the Adamis Disclosure Letter or filed as an exhibit to the Adamis SEC Reports, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and

(b) Adamis has not violated or breached, or committed any default under, any Material Contract, in each of the above cases where such violation, breach or default would have a Material Adverse Effect on Adamis. Except as set forth in the Adamis Disclosure Letter or the Adamis SEC Reports, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract of Adamis, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract of Adamis, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract of Adamis, or (iv) give any Person the right to cancel, terminate or modify any Material Contract, in each of the above cases where such violation, breach or default would have a Material Adverse Effect on Adamis. Neither Adamis nor any of its Subsidiaries has received any notice or other written or, to Adamis’s Knowledge, oral communication regarding any actual or possible violation or breach of, or default under, any Material Contract of Adamis.

(c) The Adamis Disclosure Letter sets forth a list of all material consents or waivers of, or notifications to, any Governmental Entity or any third party that are required or provided for under any Material Contract of Adamis or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Agreements by Adamis and the consummation of the transactions contemplated hereby and thereby.

2.20 Labor Matters.  Adamis is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Adamis is not the subject of any Legal Proceeding asserting that Adamis has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment. There is no strike, work stoppage or other labor dispute involving Adamis pending or, to Adamis’s Knowledge, threatened against Adamis.

2.21 Unlawful Payments.  To Adamis’s Knowledge, none of Adamis, or any officer, director, employee, agent or representative of Adamis has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of Adamis, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

2.22 Financial Advisor.  Except as disclosed in writing to La Jolla before the date of this Agreement, no broker, finder or investment banker is entitled to any commission or brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Adamis.

2.23 Title to Assets; No Real Property.

(a) Adamis owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on its balance sheet as of the date of the Adamis Current Balance Sheet; (ii) all equity interests of its Subsidiaries, all Adamis Patent and Proprietary Rights and all of Adamis’s rights under the Material Contracts required to be identified in Section 2.19 of the Adamis Disclosure Letter; and (iii) all other assets reflected in Adamis’s books and records as being owned by Adamis. All of said assets are owned by Adamis free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Adamis or any of its Subsidiaries.

(b) Except as set forth in Section 2.23 of the Adamis Disclosure Letter, Adamis does not own any real property and Adamis is not party to any lease for real property either as a lessee or lessor.

2.24 Representations Complete.  This Agreement (as limited and qualified by the Adamis Disclosure Letter) does not contain any representation, warranty or information that (i) contains an untrue statement of a material fact, or (ii) omits to state any material fact necessary in order to make the statements herein (in the light of the circumstances under which such statements have been made) not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LA JOLLA AND MERGER SUB

La Jolla, and Merger Sub (with respect to the representations, warranties and covenants of Merger Sub), represent and warrant to Adamis that the statements contained in this Article III are true and correct as set forth herein and as qualified by the disclosure letter separately delivered to Adamis concurrently herewith (the “La Jolla Disclosure Letter”). The disclosures set forth in the La Jolla Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III. The disclosures in any section or subsection of the La Jolla Disclosure Letter shall qualify other sections and subsections in this Article III to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

3.1 Organization and Good Standing.  La Jolla is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with requisite corporate power and authority to conduct its business as now being conducted and to own or use its properties and assets. La Jolla is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on La Jolla.

3.2 Subsidiaries.

(a) The La Jolla Disclosure Letter sets forth all direct and indirect Subsidiaries of La Jolla. La Jolla owns all of the equity of each Subsidiary. Except as set forth on the La Jolla Disclosure Letter, La Jolla does not have any Subsidiaries or affiliated companies and does not otherwise own any shares in the capital of or any interest in, or control, directly or indirectly, any Entity. Except as set forth in Section 3.2(a) of the Disclosure Letter, La Jolla has

not agreed and is not obligated to make any future investment in or capital contribution to any Entity, and La Jolla has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

(b) Each Subsidiary of La Jolla: (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such license and qualification necessary, except, in each of clauses (i), (ii) and (iii), such failures which, when taken together with all other such failures, would not have a Material Adverse Effect on La Jolla and its Subsidiaries, when considered together.

3.3 Authority.  Each of La Jolla and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of La Jolla and Merger Sub, subject only to the approval of this Agreement by the stockholders of La Jolla and Merger Sub. The Board of Directors of La Jolla and Merger Sub have unanimously approved this Agreement and the Merger. This Agreement has been (and the Ancillary Agreements will be at the Closing) duly executed and delivered by La Jolla and Merger Sub, and this Agreement constitutes and the Ancillary Agreements will constitute at the Closing) the valid and binding obligations of La Jolla and Merger Sub enforceable against each of La Jolla and Merger Sub in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity. Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Since the date of its incorporation, Merger Sub has neither engaged in nor transacted any business or activity of any nature whatsoever other than activities related to its corporate organization and the execution and delivery of this Agreement and the related documents and instruments. Merger Sub has no assets or properties or debts, liabilities or obligations of any kind whatsoever, and with the exception of this Agreement and the related documents and instruments, is not a party to any contract, agreement or undertaking of any nature.

3.4 No Conflict.  The execution and delivery by La Jolla of this Agreement and the Ancillary Agreements to which La Jolla is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, or result in any violation of, any provision of the La Jolla Charter (in its current form and as it may be amended immediately before the Effective Time) or the La Jolla Bylaws, (ii) except as would not reasonably be expected to have a Material Adverse Effect on La Jolla, result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any mortgage, indenture, lease, contract, grant, funding arrangement, or other agreement or instrument, permit, concession, franchise or license of La Jolla, (iii) subject to obtaining the approval of La Jolla’s stockholders and except as would not reasonably be expected to have a Material Adverse Effect on La Jolla, conflict with, or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to La Jolla or any of its properties or assets or (iv) conflict with, or result in a violation of any resolution adopted by La Jolla’s stockholders, La Jolla’s board of directors or any committee of La Jolla’s board of directors.

3.5 Consents.  No consent, waiver, approval, order or authorization of or registration, declaration or filing with or notice to, any Governmental Entity or any party to any Material Contract is required by or with respect to La Jolla or any of its Subsidiaries in connection with the execution and delivery of this Agreement by La Jolla and any Ancillary Agreement to which La Jolla is a party or the consummation by La Jolla of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations or filings which, if not obtained or made, would not have a Material Adverse Effect on La Jolla.

3.6 Governmental Authorizations.  La Jolla has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which La Jolla currently operates or holds any interest in any of its properties, or (b) that is required for the operation of La Jolla’s business or the holding of any such interest, and all of such authorizations are in full force and effect, except for such consents, licenses, permits, grants or other authorizations, which if not obtained would not have a Material Adverse Effect on La Jolla.

3.7 Capitalization.

(a) The authorized capital stock of La Jolla consists of 225,000,000 shares of Common Stock, $.01 par value, and 8,000,000 shares of Preferred Stock, $.01 par value, of which there were issued and outstanding as of the date of this Agreement, 65,722,648 shares of Common Stock and no shares of Preferred Stock. The shares of La Jolla Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances other than any liens or encumbrances created by or imposed by the holders thereof, and shall be issued in material compliance with all applicable federal and state securities laws. All of the outstanding shares of La Jolla Common Stock (i) have been duly authorized and validly issued, and are fully paid and non-assessable, (ii) except for rights of first refusal, exchange, repurchase, forfeiture and/or cancellation rights in favor of La Jolla, are not subject to preemptive rights or rights of first refusal created by statue, La Jolla Charter, La Jolla Bylaws or any agreement to which La Jolla is a party or by which it is bound and (iii) have been issued in compliance in all material respects with federal and state securities laws. There are no declared or unpaid dividends with respect to any shares of La Jolla Common Stock. None of La Jolla’s debt could be classified as equity for tax purposes.

(b) Section 3.7 of the La Jolla Disclosure Letter sets forth: (i) the number of outstanding options and warrants to purchase shares of La Jolla Common Stock; (ii) the number of shares reserved for further issuance under the La Jolla Equity Incentive Plans and the La Jolla Employee Stock Purchase Plan; (iii) with respect to each option and warrant outstanding as of the date of this Agreement, (A) the name of the holder of such option or warrant, (B) the total number of shares of La Jolla Common Stock that are subject to such option or warrant and the number of shares of La Jolla Common Stock with respect to which such option or warrant is immediately exercisable, (C) the date of which such option or warrant was granted and the term of such option or warrant (D) the vesting schedule, if any, of such option or warrant, (E) the exercise price per share of La Jolla Common Stock purchasable under such option or warrant and (F) whether such option or warrant has been designated an “incentive stock option” as defined in Section 422 of the Code; and (iv) an accurate and complete description of the terms of each repurchase option which is held by La Jolla and to which any of such shares is subject.

(c) Except as set forth in Section 3.7 of the La Jolla Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of La Jolla; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of La Jolla; (iii) contract under which La Jolla is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to La Jolla’s Knowledge, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of La Jolla.

3.8 SEC Reports; Financial Statements.

(a) As of their respective filing dates, all annual, quarterly or current reports, filed by La Jolla with the SEC since January 1, 2009 (including those that La Jolla may file subsequent to the date hereof) (such reports, as amended the “La Jolla SEC Reports”) (i) were prepared in accordance in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, except as may be reflected in any amendments to such reports that La Jolla has filed with the SEC, (ii) as the same may have been amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (iii) were all the forms, reports and other documents required to be filed under the Exchange Act. Since January 1, 2009, La Jolla has filed with the SEC all reports that are required to have been filed.

(b) No Subsidiary of La Jolla is or has been required to file any form, report, registration statement or other document with the SEC. The consolidated financial statements (including any related notes thereto) contained in the La Jolla SEC Reports (in the form, as applicable, in any amendments to such La Jolla SEC Reports) (the “La Jolla Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present in all material respects the consolidated financial position of La Jolla and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of La Jolla and its Subsidiaries for the periods covered thereby. The unaudited balance sheet of La Jolla as of September 30, 2009, that is included in the La Jolla Financial Statements is referred to herein as the “La Jolla Current Balance Sheet.”

(c) La Jolla maintains a system of internal accounting controls and disclosure controls and procedures sufficient, in the judgment of La Jolla’s board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.9 Absence of Certain Changes.  Since the date of the La Jolla Current Balance Sheet, except as set forth in the La Jolla SEC Reports or as set forth in Section 3.9 of the La Jolla Disclosure Letter, there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect on La Jolla; (b) any acquisition, sale or transfer of any material assets or material properties of La Jolla or any creation of any security interest in such assets or properties; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by La Jolla or any revaluation by La Jolla of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of La Jolla or any direct or indirect redemption, purchase or other acquisition by La Jolla of any of its shares of capital stock; (e) any Material Contract entered into by La Jolla, or any material amendment or termination of, or default under, any Material Contract to which La Jolla is a party or by which it is bound, in each case that would reasonably be expected to result in a Material Adverse Effect on La Jolla; (f) any amendment or change to La Jolla Charter or La Jolla Bylaws; (g) any increase in or modification of the compensation or benefits payable or to become payable by La Jolla to any of its directors or employees; (h) any sale, issuance or authorization by La Jolla of (1) any capital stock or other security, (2) any option or right to acquire any capital stock or any other security, or (3) any Convertible Securities; any formation by La Jolla of any Subsidiary or any acquisition of any equity interest or other interest in any other Equity (other than Merger Sub); (i) any other material event not in the Ordinary Course of Business; or (j) any agreement by La Jolla to do any of the things described in the preceding clauses (a) through (i).

3.10 Interested Party Transactions.  Except as set forth in the La Jolla SEC Reports or as set forth in Section 3.10 of the La Jolla Disclosure Schedule, La Jolla is not indebted to any director, officer or employee of La Jolla (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to La Jolla. Except as set forth in the La Jolla SEC Reports or in Section 3.22 of the La Jolla Disclosure Letter, La Jolla is not a party to any transaction of a type that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.11 Intellectual Property.

(a) La Jolla and each of its Subsidiaries owns or possesses the right to use the Intellectual Property that is owned by or licensed to La Jolla (the “La Jolla Patent and Proprietary Rights”), except where the failure to own or possess such rights would not have a Material Adverse Effect on La Jolla or any of its Subsidiaries, considered together.

(b) Neither La Jolla nor any of its Subsidiaries has received any notice of any asserted rights with respect to any of the La Jolla Patent and Proprietary Rights which, if determined unfavorably with respect to the interests of

La Jolla or any of its Subsidiaries would have a Material Adverse Effect on La Jolla or any of its Subsidiaries, considered together.

(c) To La Jolla’s Knowledge, neither La Jolla nor any of its Subsidiaries has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any right to Intellectual Property of any other Person or engaged in unfair competition. No infringement, misappropriation, or similar claim or Legal Proceeding is pending or, to La Jolla’s Knowledge, threatened against La Jolla, any of its Subsidiaries or any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company or any of its Subsidiaries with respect to such claim or Legal Proceeding. Neither La Jolla nor any of its Subsidiaries has received notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any of the La Jolla Patent and Proprietary Rights, which infringement or conflict (if the subject of any unfavorable decision, ruling or finding), individually or in the aggregate, would result in a Material Adverse Effect on La Jolla or any of its Subsidiaries, considered together.

(d) To La Jolla’s Knowledge, neither La Jolla nor any of its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any La Jolla Patent and Proprietary Rights, and no trademark or trade name owned, used, or applied for by La Jolla or any of its Subsidiaries conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person.

3.12 Taxes.

(a) La Jolla has prepared and timely filed all Tax Returns relating to any and all Taxes concerning or attributable to La Jolla and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law. La Jolla has delivered or made available to Adamis correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by La Jolla or any of its Subsidiaries filed or received since January 1, 2008. None of La Jolla or any of its Subsidiaries is delinquent in the payment of any Taxes due and owing by La Jolla and its Subsidiaries.

(b) La Jolla and each of its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid with respect to any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) There is no Tax deficiency outstanding or assessed or, to La Jolla’s Knowledge, proposed against La Jolla that is not reflected as a liability on the La Jolla Current Balance Sheet nor has La Jolla executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax (other than extensions which have expired). No claim has ever been made by an authority in a jurisdiction where La Jolla does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of La Jolla. Neither La Jolla nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Section 6707(C)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

(d) To La Jolla’s Knowledge, La Jolla has no liabilities for unpaid Taxes that have not been accrued for or reserved on the La Jolla Financial Statements, whether asserted or unasserted, contingent or otherwise. Neither La Jolla nor any of its Subsidiaries will incur any liability for Taxes through the Effective Time, other than in the ordinary course of business or pursuant to this Agreement.

(e) Neither La Jolla nor any of its Subsidiaries has received from any Governmental Entity any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Entity against La Jolla.

(f) La Jolla is not a party to any tax-sharing agreement or similar arrangement with any other party, and La Jolla has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

(g) La Jolla has not been a member of an affiliated group of corporations filing a consolidated federal income tax return other than a group of which La Jolla was the parent.

(h) La Jolla has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

(i) Neither La Jolla nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither La Jolla nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of La Jolla or any of its Subsidiaries that, individually or collectively, could give rise to the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). None of the La Jolla common stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

(j) La Jolla will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election with respect to the discharge of indebtedness under Section 108(i) of the Code.

(k) La Jolla has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

3.13 Employee Benefit Plans.

(a) The La Jolla Disclosure Letter contains a complete and accurate list (to the extent not already filed as an exhibit with the La Jolla SEC Reports) of each La Jolla Employee Agreement and each plan, program, policy, practice, contract, agreement or other arrangement providing for performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is sponsored, maintained, contributed to, or required to be contributed to by La Jolla (or any subsidiary) and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with La Jolla within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for the benefit of any person who performs services for La Jolla (or any subsidiary) or with respect to which La Jolla or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “La Jolla Employee Plans”). La Jolla has furnished or made available to Adamis true and complete copies of documents embodying each of the La Jolla Employee Plans and, with respect to each La Jolla Employee Plan that is subject to ERISA reporting requirements, La Jolla has provided or made available copies of the Form 5500 reports filed for the last two plan years.

(b) Compliance.  Each La Jolla Employee Plan has been administered in material compliance with its terms and with the requirements of applicable law; and La Jolla and each ERISA Affiliate have performed all material obligations required to be performed by them under, and are not in any material respect in default under or violation of, any of the La Jolla Employee Plans. Any La Jolla Employee Plan that is intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any La Jolla Employee Plan. There are no claims or Legal Proceedings pending, or, to La Jolla’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits), against any La Jolla Employee Plan or against the assets of any La Jolla Employee Plan. There are no audits, inquiries or Legal Proceedings pending or, to La Jolla’s Knowledge, threatened by any Governmental Authority with respect to any La Jolla Employee Plan. For at least the three years preceding the date of this Agreement, neither La Jolla nor any of its Subsidiaries has incurred any penalty or tax with respect to any La Jolla Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. La Jolla and each of its Subsidiaries have made all contributions and other payments required by and due under the terms of each La Jolla Employee Plan.

(c) No Title IV or Multiemployer Plan.  No La Jolla Employee Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

(d) Future Commitments.  No La Jolla Employee Plan provides (except at no cost to La Jolla or any of its Subsidiaries), or reflects or represents any liability of La Jolla or any of its Subsidiaries to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to La Jolla, La Jolla has not represented, promised or contracted (whether in oral or written form) to any employee of La Jolla or any other Person that such employee or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(e) Effect of Transaction.  The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of La Jolla or any ERISA Affiliate to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any La Jolla Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.

3.14 Employee Matters.  La Jolla is in material compliance with all currently applicable laws and regulations respecting terms and conditions of employment. There are no proceedings pending or, to La Jolla’s Knowledge, threatened, between La Jolla, on the one hand, and any or all of its current or former employees, on the other hand, which would reasonably be expected to have a Material Adverse Effect on La Jolla. Except as may be reflected in the La Jolla SEC Reports, La Jolla has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

3.15 Insurance.  The La Jolla Disclosure Letter sets forth all policies of insurance maintained by, at the expense of or for the benefit of La Jolla. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and, to La Jolla’s Knowledge, La Jolla is otherwise in compliance with the terms of such policies. To La Jolla’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies.

3.16 Compliance with Legal Requirements.  For all periods of time during which the respective applicable statute of limitations periods have not expired, and except as disclosed in the La Jolla SEC Reports or in Section 3.16 of the La Jolla Disclosure Letter, (i) La Jolla and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any written or, to La Jolla’s Knowledge, other notices of violation with respect to, any applicable Legal Requirement or regulation with respect to the conduct of its business, or the ownership or operation of its business; and (ii) neither La Jolla nor any of its Subsidiaries has received any written or, to La Jolla’s Knowledge, other notices or other communication from any Governmental Entity regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of La Jolla or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action related to compliance or non-compliance with any applicable Legal Requirement, in each of the above cases which if determined adversely to La Jolla or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect on La Jolla or its Subsidiaries, considered together.

3.17 Environmental Matters.  To La Jolla’s Knowledge, La Jolla is, and at all times has been, in compliance in all material respects with all Environmental Laws and is not subject to any material liability under any Environmental Law. La Jolla has not received, nor to La Jolla’s Knowledge has any other Person for whose conduct it is or may be held responsible, received, any order, written notice, or other written communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, asserting or alleging any actual or potential violation of or failure to comply with any Environmental Law, or any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities.

3.18 Legal Proceedings.  Except as may be disclosed in the La Jolla SEC Reports, there is no pending Legal Proceeding that has been commenced by or against La Jolla. To La Jolla’s Knowledge, no Person has threatened to commence any Legal Proceeding against La Jolla. Except as may be disclosed in the La Jolla SEC Reports, there is no judgment, decree or order against La Jolla or, to La Jolla’s Knowledge, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or any Ancillary Agreement, or that would reasonably be expected to have a Material Adverse Effect on La Jolla. To La Jolla’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

3.19 Contracts; No Defaults.

(a) Each Material Contract of La Jolla is set forth in Section 3.19(a) of the Disclosure Letter or filed as an exhibit to the La Jolla SEC Reports and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and

(b) La Jolla has not violated or breached, or committed any default under, any Material Contract, in each of the above cases where such violation, breach or default would have a Material Adverse Effect on La Jolla. Except as set forth in the La Jolla Disclosure Letter or the La Jolla SEC Reports, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract of La Jolla, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract of La Jolla, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract of La Jolla, or (iv) give any Person the right to cancel, terminate or modify any Material Contract, in each of the above cases where such violation, breach or default would have a Material Adverse Effect on La Jolla. Neither La Jolla nor any of its Subsidiaries has received any notice or other written or, to La Jolla’s Knowledge, oral communication regarding any actual or possible violation or breach of, or default under, any Material Contract of La Jolla.

(c) The La Jolla Disclosure Letter sets forth a list of all material consents or waivers of, or notifications to, any Governmental Entity or any third party that are required or provided for under any Material Contract of La Jolla or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Ancillary Agreements by La Jolla and the consummation of the transactions contemplated hereby and thereby.

3.20 Labor Matters.  La Jolla is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. La Jolla is not the subject of any Legal Proceeding asserting that La Jolla has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment. There is no strike, work stoppage or other labor dispute involving La Jolla pending or, to La Jolla’s Knowledge, threatened against La Jolla.

3.21 Unlawful Payments.  To La Jolla’s Knowledge, none of La Jolla, or any officer, director, employee, agent or representative of La Jolla has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of La Jolla, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

3.22 Financial Advisor.  Except as disclosed in writing to Adamis before the date of this Agreement, no broker, finder or investment banker is entitled to any commission or brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of La Jolla.

3.23 Title to Assets; No Real Property.

(a) La Jolla owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on its balance sheet as of the date of the La Jolla Current Balance Sheet; (ii) all equity interests of its Subsidiaries, all La Jolla Patent and Proprietary Rights and all of La Jolla’s rights under the Material Contracts required to be identified in Section 3.19 of the La Jolla Disclosure Letter; and (iii) all other assets reflected in La Jolla’s books and records as being owned by La Jolla. All of said assets are owned by La Jolla free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of La Jolla or any of its Subsidiaries.

(b) La Jolla does not own any real property and La Jolla is not party to any lease for real property either as a lessee or lessor.

3.24 Representations Complete.  This Agreement (as limited and qualified by the La Jolla Disclosure Letter) does not contain any representation, warranty or information that (i) contains an untrue statement of a material fact, or (ii) omits to state any material fact necessary in order to make the statements herein (in the light of the circumstances under which such statements have been made) not misleading.

ARTICLE IV

CONDUCT BEFORE THE EFFECTIVE TIME

4.1 Access and Investigation.  Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time, unless this Agreement is earlier terminated pursuant to the terms hereof (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate. Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information or if such restriction is needed to protect attorney-client privilege. No information or knowledge obtained in any investigation pursuant to Section 4.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

4.2 Operation of La Jolla’s Business.

(a) Except as contemplated by this Agreement or with the prior written consent of Adamis, during the Pre-Closing Period, each of La Jolla and its Subsidiaries shall: (i) use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Material Contracts of La Jolla; (ii) use its commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with La Jolla or its Subsidiaries; (iii) not amend or permit the adoption of any amendment to its certificate of incorporation or bylaws, or effect or permit itself to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; (iv) use its commercially reasonable efforts to keep in full force all insurance policies identified in the La Jolla Disclosure Letter; (v) not form any Subsidiary or acquire any equity interest or other interest in any other Entity; (vi) not (A) lend money to any Person, or (B) incur or guarantee any indebtedness for borrowed money; (vii) not (A) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, (B) enter into any closing agreement, settle any Tax claim or assessment relating to La Jolla or any of its Subsidiaries, (C) surrender any right to claim a refund of Taxes, (D) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to La Jolla or any of its Subsidiaries, or (E) take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of La Jolla or any of its Subsidiaries or materially decreasing any Tax attribute of La Jolla or any of its Subsidiaries as of the Effective Date; or (viii) not agree or commit to take any of the actions described in clauses (iii) through (vii) above.

(b) La Jolla shall promptly notify Adamis of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any event that would reasonably be expected to have a Material Adverse Effect on La Jolla.

4.3 Operation of Adamis’s Business.

(a) Except as contemplated by this Agreement or with the prior written consent of La Jolla, during the Pre-Closing Period, each of Adamis and its Subsidiaries shall: (i) use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Material Contracts of Adamis; (ii) use its commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Adamis or its Subsidiaries; (iii) not amend or permit the adoption of any amendment to its certificate of incorporation or bylaws, or effect or permit itself to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; (iv) use its commercially reasonable efforts to keep in full force all insurance policies identified in the Adamis Disclosure Letter; (v) not form any Subsidiary or acquire any equity interest or other interest in any other Entity; (vi) not (A) lend money to any Person, or (B) incur or guarantee any indebtedness for borrowed money; (vii) not (A) make or change any election, change an annual accounting period, adopt or change any accounting method, (B) file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Adamis or any of its Subsidiaries, (C) surrender any right to claim a refund of Taxes, (D) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Adamis or any of its Subsidiaries, or (E) take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of Adamis or any of its Subsidiaries or materially decreasing any Tax attribute of Adamis or any of its Subsidiaries as of the Effective Date; or (viii) not agree or commit to take any of the actions described in clauses (iii) through (vii) above. Notwithstanding the foregoing, Adamis shall be permitted during the Pre-Closing Period to negotiate, enter into and consummate the following types of transactions: (X) any debt financing transaction for up to $2,000,000 of aggregate principal, (Y) any equity financing transaction involving the issuance of up to 20% of the Adamis Common Stock outstanding as of the date of this Agreement, and (Z) the acquisition of one or more businesses, interests in businesses, technologies, intellectual property or products or issuing equity or debt instruments in connection therewith, provided that the aggregate consideration paid or potentially payable in connection with all such transactions shall not either exceed $1,000,000 or result in the issuance or potential issuance of more than 20% of the Adamis Common Stock outstanding as of the date of this Agreement.

(b) Adamis shall promptly notify La Jolla of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any event that would reasonably be expected to have a Material Adverse Effect on La Jolla.

4.4 Disclosure Schedule Updates.  During the Pre-Closing Period, Adamis on the one hand, and La Jolla on the other, shall promptly notify the other Party in writing, by delivery of an updated Adamis Disclosure Letter or La Jolla Disclosure Letter, as the case may be, of: (i) the discovery by such Party of any event, condition, fact or circumstance that occurred or existed on or before the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such Party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such Party in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or before the date of this Agreement; (iii) any material breach of any covenant or obligation of such Party; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Articles VI, VII or VIII. No notification given pursuant to this Section shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying Party contained in this Agreement or its Disclosure Schedule for purposes of Section 7.1 or 7.2, in the case of Adamis, or Section 8.1 or 8.2 in the case of La Jolla.

4.5 No Solicitation.

(a) Except as set forth below, each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of their Representatives to directly or indirectly:

(i) solicit, initiate, knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;

(ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv) approve, endorse or recommend any Acquisition Proposal or, with respect to La Jolla, effect any Change in the La Jolla Board Recommendation or, with respect to Adamis, effect any Change in the Adamis Board Recommendation; or

(v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or enter into any agreement in principle requiring such Party to abandon, terminate or fail to consummate the Merger or breach its obligations hereunder or propose or agree to do any of the foregoing.

(b) Exceptions to Adamis No Solicitation.

(i) Notwithstanding anything contained in this Section, before obtaining the Required Adamis Stockholder Vote, Adamis may furnish nonpublic information regarding Adamis to, and enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide written Acquisition Proposal made or received after the date of this Agreement, which Adamis’s Board of Directors determines in good faith constitutes, or is reasonably likely to result in, a Superior Proposal (and is not withdrawn) if: (A) neither Adamis nor any Representative of Adamis shall have failed to comply with this Section; (B) the Board of Directors of Adamis concludes in good faith, after consultation with outside counsel, that the failure to take such action would result in a breach of the fiduciary duties of the Board of Directors of Adamis under applicable law; (C) within 24 hours following the furnishing of any such nonpublic information to, or entering into discussions with, such Person, Adamis gives La Jolla written notice of the identity of such Person and of Adamis’s intention to furnish nonpublic information to, or enter into discussions with, such Person or has furnished, or entered into discussions with, such Person; (D) Adamis receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to Adamis as those contained in the Confidentiality Agreement; and (E) within 24 hours following the furnishing of any such nonpublic information to such Person, Adamis furnishes such nonpublic information to La Jolla (to the extent such nonpublic information has not been previously furnished by Adamis to La Jolla). Without limiting the generality of the foregoing, Adamis acknowledges and agrees that in the event any Representative of Adamis takes any action that, if taken by Adamis, would constitute a failure to comply with this Section by Adamis, the taking of such action by such Representative shall be deemed to constitute a failure to comply with this Section by Adamis for purposes of this Agreement.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, if at any time before obtaining the Required Adamis Stockholder Vote, Adamis receives an unsolicited bona fide written Acquisition Proposal that did not relate to a breach of this Section and which the Board of Directors of Adamis determines in good faith constitutes a Superior Proposal, and each of Adamis, its Subsidiaries and their Representatives have otherwise complied with its obligations under this Section 4.5, the Board of Directors of Adamis may, on three (3) Business Days’ prior written notice (a “Notice of Superior Proposal”) to La Jolla (which notice shall include the forms of agreements pursuant to which the Superior Proposal would be implemented or, if no such agreements have been proposed, a written summary of the material terms and conditions of such Superior Proposal) (it being understood that Adamis must deliver a new Notice of Superior Proposal and thereafter negotiate as provided herein in the event of any modification to an Acquisition Proposal if such modification results in the determination that such Acquisition Proposal is a Superior Proposal), take any action otherwise prohibited by Section 4.5(a)(i), (a)(ii), (a)(iii), (a)(iv) or (a)(v) and cause Adamis to terminate this Agreement pursuant to Section 9.1(g) if (i) the Board of Directors of Adamis, after consultation with outside counsel, shall have first determined in good faith that there is a reasonable risk that the failure to take such action would result in a breach of its fiduciary duties under the DGCL, and (ii) Adamis shall have notified La Jolla of such determination and offered to discuss in good faith with La Jolla (and, if La Jolla accepts, thereafter negotiates in good faith), for a period of no less than three (3) Business Days, any adjustments in the terms and conditions of this Agreement proposed by La Jolla, and the Board of Directors of Adamis shall have resolved, after taking into account the results of such discussions and proposals by La Jolla, if any, that the Acquisition Proposal remains a Superior Proposal.

(c) Exceptions to La Jolla No Solicitation.

(i) Notwithstanding anything contained in this Section, before obtaining the Required La Jolla Stockholder Vote, La Jolla may furnish nonpublic information regarding La Jolla to, and enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide written Acquisition Proposal made or received after the date of this Agreement, which La Jolla’s Board of Directors determines in good faith constitutes, or is reasonably likely to result in, a Superior Proposal (and is not withdrawn) if: (A) neither La Jolla nor any Representative of La Jolla shall have failed to comply with this Section; (B) the Board of Directors of La Jolla concludes in good faith, after consultation with outside counsel, that the failure to take such action would result in a breach of the fiduciary duties of the Board of Directors of La Jolla under applicable law; (C) within 24 hours following the furnishing of any such nonpublic information to, or entering into discussions with, such Person, La Jolla gives Adamis written notice of the identity of such Person and of La Jolla’s intention to furnish nonpublic information to, or enter into discussions with, such Person or has furnished, or entered into discussions with, such Person; (D) La Jolla receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to La Jolla as those contained in the Confidentiality Agreement; and (E) within 24 hours following the furnishing of any such nonpublic information to such Person, La Jolla furnishes such nonpublic information to Adamis (to the extent such nonpublic information has not been previously furnished by La Jolla to Adamis). Without limiting the generality of the foregoing, La Jolla acknowledges and agrees that in the event any Representative of La Jolla takes any action that, if taken by La Jolla, would constitute a failure to comply with this Section by La Jolla, the taking of such action by such Representative shall be deemed to constitute a failure to comply with this Section by La Jolla for purposes of this Agreement.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, if at any time before obtaining the Required La Jolla Stockholder Vote, La Jolla receives an unsolicited bona fide written Acquisition Proposal that did not relate to a breach of this Section and which the Board of Directors of La Jolla determines in good faith constitutes a Superior Proposal, and each of La Jolla, its Subsidiaries and their respective Representatives have otherwise complied with its obligations under this Section 4.5, the Board of Directors of La Jolla may on three (3) Business Days’ prior written Notice of Superior Proposal to Adamis (which notice shall include the forms of agreements pursuant to which the Superior Proposal would be implemented or, if no such agreements have been proposed, a written summary of the material terms and conditions of such Superior Proposal) (it being understood that La Jolla must deliver a new Notice of Superior Proposal and thereafter negotiate as provided herein in the event of any modification to an Acquisition Proposal if such modification results in the determination that such Acquisition Proposal is a Superior Proposal), take any action otherwise prohibited by Section 4.5(a)(i), (a)(ii), (a)(iii), (a)(iv) or (a)(v) and cause La Jolla to terminate this Agreement pursuant to Section 9.1(h) if (i) the Board of Directors of La Jolla shall have first determined in good faith, after consultation with outside counsel, that there is a reasonable risk that the failure to take such action would result in a breach of its fiduciary duties under the DGCL, and (ii) La Jolla shall have notified Adamis of such determination and offered to discuss in good faith with Adamis (and, if Adamis accepts, thereafter negotiates in good faith), for a period of no less than three (3) Business Days, any adjustments in the terms and conditions of this Agreement proposed by Adamis, and the Board of Directors of La Jolla shall have resolved, after taking into account the results of such discussions and proposals by Adamis, if any, that the Acquisition Proposal remains a Superior Proposal.

(d) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto and related agreements, draft agreements and modifications thereof.

(e) Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement, and shall instruct its Representatives accordingly. Each Party shall not terminate, release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement (whether entered into before or after the date of this Agreement) to which such Party is a party or under which such Party has any rights, and shall enforce or cause to be enforced each such agreement to the fullest extent possible.

(f) Nothing contained in this Section, Section 5.2 (with respect to Adamis) or Section 5.3 (with respect to La Jolla) shall prohibit either of Adamis or La Jolla from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to its respective stockholders if, in the good faith judgment of the Board of Directors of Adamis or La Jolla (as the case may be), after consultation with outside counsel, that the failure to so disclose would result in a breach of its fiduciary duties under the DGCL; provided that disclosure to stockholders pursuant to Rule 14e-2 relating to an Acquisition Proposal or Acquisition Inquiry shall be deemed to be a Change in Adamis Board Recommendation or Change in the La Jolla Board Recommendation (as the case may be) unless the Board of Directors of Adamis or La Jolla (as the case may be) expressly, and without qualification, concurrently with such disclosure reaffirms the Adamis Board Recommendation or La Jolla Board Recommendation (as the case may be).

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, La Jolla and Adamis shall jointly prepare, and La Jolla shall file, a joint registration statement and proxy statement on Form S-4 consisting of a proxy statement of Adamis in connection with the Merger, a proxy statement of La Jolla in connection with the Proposals

(the “Proxy Statement”) and the Registration Statement to register under the Securities Act the issuance of shares of La Jolla Common Stock in connection with the Merger. The Proxy Statement shall, among other things, include the La Jolla Board Recommendation and (i) solicit the approval of and include the recommendation of the Board of Directors of La Jolla to La Jolla’s stockholders that they vote in favor of the Merger, (ii) solicit the approval of and include the recommendation of the Board of Directors of La Jolla to La Jolla’s stockholders that they vote in favor of the La Jolla Charter Amendment; and (iii) solicit the approval of and include the recommendation of the Board of Directors of La Jolla to La Jolla’s stockholders that they vote in favor of the La Jolla Name Change Amendment; and (iv) solicit the approval of and include the recommendation of the Board of Directors of La Jolla to La Jolla’s stockholders that they vote in favor of the Plan Amendment. Adamis shall promptly furnish to La Jolla all information concerning Adamis and its Subsidiaries, and shall use its commercially reasonable efforts to cause to be finished all information with respect to its stockholders, that is required to be disclosed in the Registration Statement and the Proxy Statement. All information in the Registration Statement and Proxy Statement concerning Adamis shall be subject to the prior review and approval of Adamis.

(b) La Jolla and Adamis shall use reasonable efforts to cause the Proxy Statement and La Jolla shall use reasonable efforts to cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, and shall respond promptly to any comments of the SEC or its staff and shall use reasonable best efforts to resolve any comments of SEC on the Proxy Statement or the Registration Statement as promptly as reasonably practicable. La Jolla and Adamis shall each use commercially reasonable efforts to cause the definitive Proxy Statement and Registration Statement to be mailed to their stockholders as promptly as practicable after review by the SEC has been completed. La Jolla shall notify Adamis promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or Registration Statement and shall supply Adamis with copies of all correspondence between La Jolla or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement and the Registration Statement. Both Parties and their respective counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and Registration Statement and related materials, any proposed amendment or supplement to the Proxy Statement or Registration Statement and any response to any comments from the SEC or other correspondence before its filing with the SEC or dissemination to La Jolla’s stockholders or Adamis’s stockholders, and such materials shall be mutually satisfactory before filing or dissemination. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or Registration Statement, Adamis or La Jolla, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of La Jolla or Adamis, such amendment or supplement as promptly as possible. Without limiting the foregoing, each of the parties shall promptly provide the other party with corrections to any information provided by it for use in the Proxy Statement and Registration Statement, if and to the extent any such information shall be or have become false or misleading in any material respect, and La Jolla shall take all reasonable steps necessary to correct the same and to cause the Proxy Statement and Registration Statement as so corrected to be disseminated to La Jolla’s stockholders and Adamis’s stockholders, in each case to the extent required by applicable law or otherwise deemed appropriate by the parties.

(c) Before the Effective Time, La Jolla shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after filing, and commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the La Jolla Common Stock to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every state of the United States (or such fewer states as the Parties may mutually agree).

5.2 Adamis Stockholder Meeting; Change in the Adamis Board Recommendation.

(a) Adamis shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Adamis Capital Stock to vote on the approval of the Merger, adoption of this Agreement, and related matters (the “Adamis Stockholder Meeting”). The Adamis Stockholder Meeting shall be held as promptly as reasonably practicable after the effectiveness of the Registration Statement. Adamis shall ensure that all proxies and consents solicited in connection with the Adamis Stockholder Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Adamis agrees that, subject to Sections 4.5 and 5.2(d): (i) the Board of Directors of Adamis shall recommend that the holders of Adamis Capital Stock vote to approve the Merger and adopt this Agreement and the other matters contemplated by this Agreement, and shall use commercially reasonable efforts to solicit such approval (the recommendation of the board of directors of Adamis that the stockholders of Adamis vote to adopt this Agreement and such other matters contemplated by this Agreement being referred to as the “Adamis Board Recommendation”); (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Adamis recommends that the stockholders of Adamis vote to approve such proposals; and (iii) the Board of Directors of Adamis shall not make or effect any change, withdrawal, qualification or modification of the Adamis Board Recommendation.

(c) Subject to Section 4.5, Adamis shall take all action that is both reasonable and lawful to solicit the approval of its stockholders of the proposals submitted to the Adamis stockholders for approval and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of Adamis required by the DGCL to obtain such approvals. If, on the date of the Adamis Stockholder Meeting or any subsequent adjournment thereof pursuant to this Section, Adamis has not received proxies representing a sufficient number of shares of Adamis Common Stock to approve the proposals submitted to the Adamis stockholders for approval, Adamis shall, if requested by La Jolla, adjourn the Adamis Stockholder Meeting until such date or dates as Adamis determines in good faith (subject to La Jolla’s prior approval not to be unreasonably withheld, delayed or conditioned) the Required Adamis Stockholder Vote is reasonably likely to be obtained, and shall continue to use its commercially reasonable efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to Adamis stockholder approval.

(d) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time before the adoption of this Agreement by the Required Adamis Stockholder Vote, the Board of Directors of Adamis may effect a Change in the Adamis Board Recommendation in accordance with the provisions of Section 4.5(b), provided that La Jolla must receive not less than three (3) Business Days prior written notice from Adamis confirming that Adamis’s Board of Directors has determined to make a Change in the Adamis Board Recommendation. For purposes of this Agreement, “Change in Adamis Board Recommendation” means any: (i) withholding, withdrawal, qualification or modification of (or any proposal or resolution to withhold, withdraw, qualify or modify) the Adamis Board Recommendation in any manner adverse to La Jolla; (ii) action or statement by Adamis, any of its Subsidiaries or any of their respective Representatives in connection with the Adamis Stockholder Meeting contrary to the Adamis Board Recommendation; (iii) taking any position other than opposition (including making no recommendation), by Adamis’s Board of Directors with respect to an Acquisition Proposal that has been publicly disclosed or otherwise become known to any Person other than Adamis, La Jolla and their respective Representatives after a reasonable amount of time has elapsed for Adamis’s Board of Directors to review and make a recommendation with respect thereto (and in no event more than ten Business Days after being publicly disclosed or otherwise become known to any Person other than Adamis, La Jolla and their respective Representatives); (iv) failure of Adamis’s Board of Directors to (A) if a tender offer, take-over bid or exchange offer that constitutes or would constitute an Acquisition Proposal (other than by La Jolla) is commenced, recommend that the Adamis stockholders not accept such tender offer, take-over bid or exchange offer after a reasonable amount of time has elapsed for Adamis’s Board of Directors to review and make a recommendation with respect thereto (and in no event more than ten Business Days following commencement of such tender offer, take-over bid or exchange offer), or (B) reaffirm in writing the Adamis Board Recommendation in connection with a disclosure pursuant to Section 4.5(f) or otherwise within two Business Days of a request by La Jolla to do so; or (v) approval, adoption or recommendation, or publicly disclosed proposal to approve, adopt or recommend, an Acquisition Proposal.

(e) Adamis’s obligation to call, give notice of and hold Adamis Stockholder Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by any Change in the Adamis Board Recommendation or the commencement, disclosure, announcement or submission of a Superior Proposal or Acquisition Proposal.

5.3 La Jolla Stockholder Meeting; Change in the La Jolla Board Recommendation; Adoption of Agreement by La Jolla as Sole Stockholder of Merger Sub.

(a) La Jolla shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of La Jolla Common Stock to vote on the Merger and the Reverse Split, the La Jolla Charter

Amendment and the La Jolla Name Change Amendment and the Plan Amendment (such meeting, the “La Jolla Stockholder Meeting”). La Jolla shall use its commercially reasonable efforts to ensure that all proxies solicited in connection with the La Jolla Stockholder Meeting are solicited in compliance with all applicable Legal Requirements.

(b) La Jolla agrees that, subject to Sections 4.5 and 5.3(d): (i) the Board of Directors of La Jolla shall recommend that the holders of La Jolla Common Stock vote to approve the Merger, and (A) the issuance of shares of La Jolla Common Stock in the Merger and the Reverse Split, (B) adopt the La Jolla Charter Amendment, (C) adopt the La Jolla Name Change Amendment, (D) adopt the Plan Amendment, and (E) such other matters as may be reasonably necessary to effect the Merger and the other Contemplated Transactions, and shall use commercially reasonable efforts to solicit such approval or adoption, as the case may be (proposals “(A)” through “(E)” being the “Proposals”), (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of La Jolla recommends that the stockholders of La Jolla vote to approve the Proposals (such recommendation being referred to herein as the “La Jolla Board Recommendation”); and (iii) the Board of Directors of La Jolla shall not make or effect any Change in the La Jolla Board Recommendation.

(c) Subject to Section 4.5, La Jolla shall take all action that is both reasonable and lawful to solicit the approval of its stockholders of the Proposals and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of La Jolla required by the DGCL to obtain such approvals. If, on the date of La Jolla Stockholder Meeting or any subsequent adjournment thereof pursuant to this Section, La Jolla has not received proxies representing a sufficient number of shares of La Jolla Common Stock to approve the Proposals, La Jolla shall, if requested by Adamis, adjourn the La Jolla Stockholder Meeting until such date or dates as La Jolla determines in good faith (subject to Adamis’s prior approval not to be unreasonably withheld, delayed or conditioned) the Required La Jolla Stockholder Vote is reasonably likely to be obtained, and shall continue to use its commercially reasonable efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to La Jolla stockholder approval.

(d) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time before the adoption of this Agreement by the Required La Jolla Stockholder Vote, the Board of Directors of La Jolla may effect a Change in the La Jolla Board Recommendation in accordance with the provisions of Section 4.5(c), provided that Adamis must receive not less than three (3) Business Days’ prior written notice from La Jolla confirming that La Jolla’s Board of Directors has determined to make a Change in the La Jolla Board Recommendation. For purposes of this Agreement, “Change in the La Jolla Board Recommendation” means any: (i) withholding, withdrawal, qualification or modification of (or any proposal or resolution to withhold, withdraw, qualify or modify) the La Jolla Board Recommendation in any manner adverse to Adamis; (ii) action or statement by La Jolla, any of its Subsidiaries or any of their respective Representatives in connection with the La Jolla Stockholder Meeting contrary to the La Jolla Board Recommendation; (iii) taking any position other than opposition (including making no recommendation), by La Jolla’s Board of Directors with respect to an Acquisition Proposal that has been publicly disclosed or otherwise become known to any Person other than La Jolla, Adamis and their respective Representatives after a reasonable amount of time has elapsed for La Jolla’s Board of Directors to review and make a recommendation with respect thereto (and in no event more than ten Business Days after being publicly disclosed or otherwise become known to any Person other than La Jolla, Adamis and their respective Representatives); (iv) failure of La Jolla’s Board of Directors to (A) if a tender offer, take-over bid or exchange offer that constitutes or would constitute an Acquisition Proposal (other than by Adamis) is commenced, recommend that the La Jolla stockholders not accept such tender offer, take-over bid or exchange offer after a reasonable amount of time has elapsed for La Jolla’s Board of Directors to review and make a recommendation with respect thereto (and in no event more than ten Business Days following commencement of such tender offer, take-over bid or exchange offer), or (B) reaffirm in writing the La Jolla Board Recommendation in connection with a disclosure pursuant to Section 4.5(f) or otherwise within two Business Days of a request by Adamis to do so; or (v) approval, adoption or recommendation, or publicly disclosed proposal to approve, adopt or recommend, an Acquisition Proposal.

(e) La Jolla’s obligation to call, give notice of and hold the La Jolla Stockholder Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by any Change in the La Jolla Board Recommendation or the commencement, disclosure, announcement or submission of a Superior Proposal or Acquisition Proposal.

(f) La Jolla, as sole stockholder of Merger Sub, shall adopt this Agreement as soon as practicable following the Execution Date by action by written consent, as permitted by the DGCL 228 in lieu of an actual meeting of the stockholders of Merger Sub.

5.4 Regulatory Approvals.  Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Entity with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Entity.

5.5 Indemnification of Officers and Directors.

(a) From and after the Effective Time through the third anniversary of the date the Effective Time occurs, La Jolla shall and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of La Jolla and Adamis pursuant to any indemnification provisions under their respective certificates of incorporation and bylaws as in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions being referred to collectively as the “D&O Indemnified Parties”).

(b) The certificate of incorporation and bylaws of La Jolla and the Surviving Corporation, as the case may be, shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of La Jolla than are presently set forth in the certificate of incorporation and bylaws of La Jolla, which provisions shall not be amended, modified or repealed for a period of three (3) years time from the Effective Time in a manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(c) La Jolla shall take no actions to terminate or curtail the directors’ and officers’ tail liability insurance coverage that is in place at the Effective Time insuring those directors and officers of La Jolla serving prior to the Effective Time.

(d) La Jolla shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the D&O Indemnified Parties in connection with their enforcement of their rights provided in this Section 5.5 pursuant to any indemnification provisions under their respective certificates of incorporation and bylaws as in effect on the date of this Agreement.

(e) The provisions of this Section are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f) La Jolla shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section.

5.6 Additional Agreements.

(a) Subject to Sections 4.5, 5.2(d), 5.3(d) and 5.6(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.6(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) reasonably required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Material Contract) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement. Each Party shall provide to the other Party a copy of each proposed filing with or other submission to any Governmental Entity relating to any of the Contemplated Transactions, and shall give the other Party a reasonable time before making such filing or other submission in which to review and comment on such proposed filing or other submission. Each Party shall promptly deliver to the other Party a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

5.7 Disclosure.  Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any public disclosure regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure (which approval shall not be unreasonably withheld); or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of Adamis and La Jolla may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Adamis or La Jolla in compliance with this Section 5.7.

5.8 Directors; Officers.  Prior to the Effective Time, and subject to the receipt of any required stockholder vote, La Jolla shall take all action necessary (i) to cause the number of members of the Board of Directors of La Jolla to be fixed at a number to be determined by Adamis, effective at the Effective Time; (ii) to obtain the resignations, effective at the Effective Time, of the directors of La Jolla determined by Adamis, (iii) cause each of the individuals nominated by Adamis, which individuals may be persons who are at the time directors of Adamis and such additional persons as are reasonably acceptable to La Jolla, to be appointed as a director of La Jolla, effective at the Effective Time, (iv) to have the Board of Directors of La Jolla appoint as officers of La Jolla, effective at the Effective Time, such persons as nominated by Adamis, which individuals may be persons who are at the time officers of Adamis and such additional persons who are reasonably acceptable to La Jolla; and (v) all officers of La Jolla shall be terminated immediately prior to Closing (such termination being deemed to be without cause) and any severance payments due in connection with such termination shall be paid at Closing.

5.9 Tax Matters.

(a) La Jolla, Merger Sub and Adamis shall use their respective commercially reasonable efforts to cause the Merger to qualify, and except as specifically contemplated by this Agreement, shall use their respective commercially reasonable efforts not to, and not to permit or cause any affiliate or any subsidiary to, knowingly take any actions or cause any action to be taken which would prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). La Jolla, Merger Sub and Adamis shall report the Merger as reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.10 La Jolla Amendment.  Subject to Section 5.3(d), La Jolla agrees to recommend to its stockholders that the Certificate of Incorporation of La Jolla be amended, by means of one of more amendments to be mutually agreed upon by La Jolla and Adamis: (i) to change the corporate name of La Jolla to a name designated by Adamis before the definitive La Jolla Proxy Statement is mailed to its stockholders (the “La Jolla Name Change Amendment”); (ii) to amend the La Jolla Pharmaceutical Company 2004 Equity Incentive Plan (the “La Jolla Stock Plan”) to

increase the number of shares reserved for issuance under the La Jolla Stock Plan (the “Plan Amendment”); and (iii) to approve the Reverse Stock Split, and to make such other changes thereto as may be determined by Adamis.

5.11 Adamis’s Auditors.  Adamis will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) for inclusion in the Registration Statement and Proxy Statement to comply with Legal Requirements, and (ii) the review of Adamis’s audit work papers for up to the past three years or such lesser period of which Adamis has been in existence, including the examination of selected interim financial statements and data.

5.12 La Jolla’s Auditors.  La Jolla will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) for inclusion in the Registration Statement and Proxy Statement to comply with Legal Requirements, and (ii) the review by Adamis and its Representatives of La Jolla’s audit work papers for up to the past three years, including the examination of selected interim financial statements and data.

5.13 Legends.  La Jolla shall be entitled to place such appropriate legends on the certificates evidencing any shares of La Jolla Common Stock to be received in the Merger by equity holders of Adamis as La Jolla reasonably determines is required or appropriate under applicable laws.

5.14 Confidentiality.  Each of La Jolla and Adamis hereby agrees that the information obtained in any investigation pursuant to this Agreement, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the Confidential Disclosure Agreement dated as of October 8, 2009, previously executed by and between Adamis and La Jolla (the “Confidentiality Agreement”).

5.15 FIRPTA Compliance.  On the Closing Date, Adamis shall deliver to La Jolla a properly executed statement in a form reasonably acceptable to La Jolla for purposes of satisfying La Jolla’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.16 Rule 16b-3.  The Board of Directors of La Jolla, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall, reasonably promptly after the date hereof, and in any event before the Effective Time, adopt a resolution providing that the receipt, by those officers and directors of Adamis who may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to La Jolla Common Stock following the Effective Time, of La Jolla Common Stock in the Merger is intended to be an exempt transaction under such Rule 16b-3.

5.17 Use of La Jolla Net Cash.  Adamis shall not, and La Jolla commencing at the Effective Time shall not, use any of the La Jolla Net Cash, as reflected on the Net Cash Certification, to pay either (a) any Adamis indebtedness for borrowed money in existence at the Effective Time, or (b) any Adamis deferred compensation and/or accrued bonuses in existence at the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or before the Closing, of each of the following conditions:

6.1 Stockholder Approval.  This Agreement and the Merger shall have been duly adopted by the Required Adamis Stockholder Vote, and the Proposals and such other matters as may be reasonably necessary to effect the Merger and the other Contemplated Transactions shall have been duly approved or adopted, as the case may be, by the Required La Jolla Stockholder Vote.

6.2 No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other

Governmental Entity and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

6.3 Governmental Authorization.  Any Governmental Authorization or other Consent required to be obtained by any of the Parties under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

6.4 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business.  There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Entity in which such Governmental Entity indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger and seeking to obtain from La Jolla, Merger Sub or Adamis any damages or other relief that would have a Material Adverse Effect on the Combined Company; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of La Jolla; (d) that could have a Material Adverse Effect on the right or ability of the Combined Company to own the assets or operate the business of the Combined Company; or (e) seeking to compel Adamis, La Jolla or any Subsidiary of La Jolla to dispose of or hold separate any assets that are material to the Combined Company as a result of or following the Merger or any of the Contemplated Transactions.

6.5 Registration Statement.  The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and all state securities or “blue sky” authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect.

ARTICLE VII

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF LA JOLLA AND MERGER SUB

The obligations of La Jolla and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by La Jolla, at or before the Closing, of each of the following conditions:

7.1 Accuracy of Representations.  The representations and warranties of Adamis contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Combined Company, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date).

7.2 Performance of Covenants.  Each of the covenants and obligations in this Agreement that Adamis is required to comply with or to perform at or before the Closing shall have been complied with and performed by Adamis in all material respects, except where the failure to perform such covenants or obligations would not have a Material Adverse Effect on the Combined Company.

7.3 No Material Adverse Effect.  From the Execution Date through the Effective Time, there shall not have occurred any Material Adverse Effect on Adamis that shall be continuing as of the Effective Time and that would have a Material Adverse Effect on the Combined Company.

7.4 Consents.  All of the Consents set forth on Schedule 7.4 shall have been obtained and shall be in full force and effect.

7.5 Agreements and Other Documents.  La Jolla shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) a certificate of Adamis executed on its behalf by the Chief Executive Officer and Chief Financial Officer of Adamis confirming that the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.4 have been duly satisfied; and

(b) certificates of good standing (or equivalent documentation) of Adamis in its jurisdiction of incorporation and the various foreign jurisdictions in which it is qualified (except where the failure to have obtained such certificates would not result in a Material Adverse Effect on the Combined Company), certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Board of Directors of Adamis authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Adamis hereunder.

7.6 Sarbanes-Oxley Certifications.  Neither the principal executive officer nor the principal financial officer of Adamis shall have failed to provide, with respect to any Adamis SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

7.7 SEC Reports.  Adamis shall have timely filed with the SEC all reports and other documents required to be filed under the Securities Act or Exchange Act.

7.8 Legal Opinion.  La Jolla shall have received a legal opinion of Weintraub Genshlea Chediak LLP, counsel to Adamis, in substantially the form set forth as Exhibit 7.8.

ARTICLE VIII

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF ADAMIS

The obligations of Adamis to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Adamis, at or before the Closing, of each of the following conditions:

8.1 Accuracy of Representations.  The representations and warranties of La Jolla and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Combined Company, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date).

8.2 Performance of Covenants.  All of the covenants and obligations in this Agreement that La Jolla or Merger Sub is required to comply with or to perform at or before the Closing shall have been complied with and performed in all material respects, except where the failure to perform such covenants or obligations would not have a Material Adverse Effect on the Combined Company.

8.3 No Material Adverse Effect.  From the Execution Date through the Effective Time, there shall not have occurred any Material Adverse Effect on La Jolla that continues as of the Effective Time and that would have a Material Adverse Effect on the Combined Company.

8.4 Consents.  All the Consents set forth on Schedule 8.4 shall have been obtained and shall be in full force and effect.

8.5 Documents.  Adamis shall have received the following documents:

(a) a certificate of La Jolla executed on its behalf by the Chief Executive Officer and Vice President of Finance of La Jolla confirming that the conditions set forth in Sections 8.1, 8.2 and 8.4 have been duly satisfied;

(b) certificates of good standing (or equivalent documentation) of each of La Jolla and Merger Sub in its jurisdiction of incorporation and the various foreign jurisdictions in which it is qualified (except where the failure to have obtained such certificates would not result in a Material Adverse Effect on the Combined Company), certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Boards of Directors of La Jolla and Merger Sub authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by La Jolla and Merger Sub hereunder; and

(c) Written resignations in forms reasonably satisfactory to Adamis, dated as of the Closing Date and effective as of the Closing, executed by the directors and officers of La Jolla .

8.6 Sarbanes-Oxley Certifications.  Neither the principal executive officer nor the principal financial officer of La Jolla shall have failed to provide, with respect to any La Jolla SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

8.7 Board of Directors.  La Jolla shall have caused the Board of Directors of La Jolla to be constituted as set forth in Section 5.8 of this Agreement.

8.8 Officers.  Each of the individuals identified by Adamis prior to the Effective Time shall have been appointed officers of La Jolla as of the Effective Time.

8.9 Certificate of Amendment.  Amendments to the La Jolla Restated Certificate of Incorporation, consisting of the increase in the number of authorized shares and the Reverse Stock Split (the “La Jolla Charter Amendment”), as contemplated by this Agreement, shall have become effective under the DGCL.

8.10 SEC Reports.  La Jolla shall have timely filed with the SEC all reports and other documents required to be filed under the Securities Act or Exchange Act.

8.11 Legal Opinion.  Adamis shall have received a legal opinion of Goodwin Procter LLP, counsel to La Jolla, in substantially the form set forth as Exhibit 8.11.

ARTICLE IX

TERMINATION

9.1 Termination.  This Agreement may be terminated before the Effective Time (whether before or after receipt of the Required Adamis Stockholder Vote or Required La Jolla Stockholder Vote, unless otherwise specified below):

(a) by mutual written consent duly authorized by the Boards of Directors of La Jolla and Adamis;

(b) by either La Jolla or Adamis if the Merger shall not have been consummated by March 31, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill or diligently pursue fulfillment of any material obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

(c) by either La Jolla or Adamis if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that neither Party may terminate this Agreement pursuant to this Section 9.1(c) unless that party first shall have used its reasonable best efforts to procure the removal, reversal, dissolution, setting aside or invalidation of any such order, decree, ruling or action;

(d) by either La Jolla or Adamis if (i) the La Jolla Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and La Jolla’s stockholders shall have taken a final vote on the Merger, the La Jolla Charter Amendment and (ii) any of the Merger or the La Jolla Charter Amendment shall not have been approved or adopted at the La Jolla Stockholder Meeting (and shall not have been approved or adopted at any adjournment or postponement thereof) by the Required La Jolla Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to La Jolla where the failure to obtain the Required La Jolla Stockholder Vote shall have been caused by the action or failure to act of La Jolla and such action or failure to act constitutes a breach by La Jolla of this Agreement;

(e) by Adamis (at any time before the receipt of the Required La Jolla Stockholder Vote) if a La Jolla Triggering Event shall have occurred;

(f) by La Jolla (at any time before the receipt of the Required La Jolla Stockholder Vote) if an Adamis Triggering Event shall have occurred;

(g) by Adamis in accordance with the terms and subject to the conditions of Section 4.5(b)(ii);

(h) by La Jolla in accordance with the terms and subject to the conditions of Section 4.5(c)(ii);

(i) by Adamis, upon a material breach of any representation, warranty, covenant or agreement on the part of La Jolla or Merger Sub set forth in this Agreement, or if any representation or warranty of La Jolla or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in La Jolla’s or Merger Sub’s representations and warranties or breach by La Jolla or Merger Sub is curable by La Jolla or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earliest of (i) the Outside Date; (ii) the expiration of a thirty (30) day period commencing upon delivery of written notice from Adamis to La Jolla or Merger Sub of such breach or inaccuracy; and (iii) La Jolla or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by La Jolla or Merger Sub is cured before such termination becoming effective);

(j) by La Jolla, upon a material breach of any representation, warranty, covenant or agreement on the part of Adamis set forth in this Agreement, or if any representation or warranty of Adamis shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Adamis’s representations and warranties or breach by Adamis is curable by Adamis then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the Outside Date; (ii) the expiration of a thirty (30) day period commencing upon delivery of written notice from La Jolla to Adamis of such breach or inaccuracy; and (iii) Adamis ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Adamis is cured before such termination becoming effective);

(k) by either La Jolla or Adamis if (i) the Adamis Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Adamis’s stockholders shall have taken a final vote on the Merger and (ii) the Merger shall not have been approved or adopted at the Adamis Stockholder Meeting (and shall not have been approved or adopted at any adjournment or postponement thereof) by the Required Adamis Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(k) shall not be available to Adamis where the failure to obtain the Required Adamis Stockholder Vote shall have been caused by the action or failure to act of Adamis and such action or failure to act constitutes a breach by Adamis of this Agreement;

(l) by La Jolla if the Adamis Discounted Share Price (as defined in the definition of “Post-Effective La Jolla Stockholder Shares”) is less than $0.20 per share and an event of the type set forth on Schedule 9.1(l) has occurred; or

(m) by Adamis, if, as of the Closing Date, the La Jolla Net Cash, as reflected on the Net Cash Certification, is less than $2.3 million.

9.2 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 5.9, this Section 9.2, Section 9.3, and Section 10 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) La Jolla shall pay Adamis a nonrefundable fee as liquidated damages in the following amounts and circumstances: (i) $150,000 if this Agreement is terminated by Adamis pursuant to Section 9.1(e) or by La Jolla pursuant to Sections 9.1(h) or 9.1(l); or (ii) if this Agreement is terminated by La Jolla or Adamis pursuant to Section 9.1(d), all reasonable accounting and legal fees and costs incurred by Adamis in connection with the transactions contemplated by this agreement (up to a maximum of $100,000) (the fee payable in either of the above instances referred to as the “La Jolla Termination Fee”). Any La Jolla Termination Fee due under this Section shall be paid to Adamis by wire transfer of same-day funds within five Business Days of termination.

(c) Adamis shall pay La Jolla a nonrefundable fee as liquidated damages in the following amounts and circumstances: (i) $150,000 if this Agreement is terminated by La Jolla pursuant to Section 9.1(f) or by Adamis pursuant to Sections 9.1(g) or 9.1(m); or (ii) if this Agreement is terminated by La Jolla or Adamis pursuant to Section 9.1(k), all reasonable accounting and legal fees and costs incurred by La Jolla in connection with the transactions contemplated by this agreement (up to a maximum of $100,000) (the fee payable in either of the above instances referred to as the “Adamis Termination Fee”). Any Adamis Termination Fee due under this Section shall be paid to La Jolla by wire transfer of same-day funds within five Business Days of termination.

(d) If either Party fails to pay when due any amount payable by such Party under Section 9.3(b) or 9.3(c), as applicable then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(e) The fees payable pursuant to this Section 9.3 shall be paid as liquidated damages and shall be the sole remedy hereunder following a termination of the type set forth in this Section 9.3. The parties acknowledge that the actual damages incurred in connection with a termination as contemplated under this Section 9.3 would be impossible to ascertain and that the fees set forth in this Section 9.3 are an estimate of such damages and not a penalty for termination.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties.  The representations and warranties of Adamis, Merger Sub and La Jolla contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article 10 shall survive the Effective Time.

10.2 Amendment.  This Agreement may be amended with the approval of the respective Boards of Directors of Adamis and La Jolla at any time (whether before or after the receipt of the Required Adamis Stockholder Vote or Required La Jolla Stockholder Vote); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Adamis and La Jolla.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile.  This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California (except to the extent that the DGCL governs the procedures relating to the Merger), regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the county of San Diego, and (c) the parties agree that service of progress may be made in the manner provided for in this Agreement for delivery of notices.

10.6 Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be given by means of hand delivery, registered mail, courier or express delivery service, or facsimile. Notices shall be deemed delivered and received (i) upon delivery by hand, (ii) three (3) Business Days after deposit in the U.S. mails, certified or registered mail, (iii) one (1) Business Day after delivery to a reputable overnight courier service for next business-day delivery (with confirmation of delivery), or (iv) one (1) Business Day after transmission by facsimile to the number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in written notice given to the other parties here), with confirmation of successful transmission:

if to La Jolla:

4365 Executive Drive, Suite 300
San Diego, California 92121
Attention: Chief Executive Officer
Telephone No.: (858) 452-6600
Facsimile No.: (858) 626-2851

with a copy to:

Goodwin Procter LLP
4365 Executive Drive, Suite 300
San Diego, California 92121
Attention: Ryan Murr and Mitch Bloom
Telephone No.: (858) 202-2700
Facsimile No.: (858) 457-1255

if to Adamis:

Adamis Pharmaceuticals Corporation
2658 Del Mar Heights Road, #555
Del Mar, California 92014
Attention: President
Telephone No.: (858) 401-3984

with a copy to:

C. Kevin Kelso, Esq.
Weintraub Genshlea Chediak
400 Capitol Mall, 11th Floor
Sacramento, California 95814
Telephone: (916) 558-6000
Fax: (916) 446-1611
Email: kkelso@weintraub.com

10.8 Cooperation.  Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.9 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination

10.10 Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, in the event that this Agreement is terminated by Adamis pursuant to Section 9.1(d), 9.1(e), 9.1(g) or 9.1(i) or by La Jolla pursuant to Section 9.1(d) or 9.1(f) or 9.1(k) above, Adamis’s or La Jolla’s sole and exclusive remedy hereunder shall be that provided in Section 9.3(b) or (c), respectively.

10.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Reorganization to be executed as of the date first above written.

LA JOLLA PHARMACEUTICAL COMPANY

By:	/s/ Deirdre Y. Gillespie
Name:     Deirdre Y. Gillespie

Title:	President and Chief Executive Officer

MERGER SUB

By:	/s/ Deirdre Y. Gillespie
Name:     Deirdre Y. Gillespie

Title:	President and Chief Executive Officer

ADAMIS PHARMACEUTICALS CORPORATION

By:	/s/ Dennis J. Carlo
Name:     Dennis J. Carlo

Title:	President and Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement:

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Adamis, on the one hand or La Jolla, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal from such Party.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Adamis, on the one hand or La Jolla, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions (except for the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (ii) a Party or any of its Subsidiaries issues securities representing more than 50% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries (other than, solely with respect to Adamis, through any capital raising transaction);

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 50% or more of the consolidated book value of the assets of a Party and its Subsidiaries, taken as a whole; or (ii) 50% or more of the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

(c) any liquidation or dissolution of a Party.

“Adamis” shall have the meaning set forth in the Preamble.

“Adamis Bylaws” shall mean the bylaws of Adamis as currently in effect.

“Adamis Capital Stock” shall mean shares of Adamis Common Stock and, if any, Adamis Preferred Stock. “Adamis Charter” shall mean the certificate of incorporation of Adamis, as in effect on the date of this Agreement.

“Adamis Common Stock” shall have the meaning set forth in the Recitals.

“Adamis Current Balance Sheet” shall have the meaning set forth in Section 2.8(b).

“Adamis Disclosure Letter” shall have the meaning set forth in the first paragraph of Article II.

“Adamis Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract between Adamis or any of its Subsidiaries and any current employee thereof, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract with such employee which is terminable “at will” without any obligation on the part of Adamis or any of its Subsidiaries to make any payments or provide any benefits in connection with such termination.

“Adamis Employee Plan” shall have the meaning set forth in Section 2.13(a).

“Adamis Financial Statements” shall have the meaning set forth in Section 2.8(b). “Adamis’s Knowledge” shall mean (a) the actual knowledge, after reasonable diligence, of the officers and directors of Adamis and (b) such facts and circumstances each of the officers and directors of Adamis should have known given their involvement in Adamis and the information available to them.

“Adamis Options” shall mean all options, warrants or other rights, if any, that may be outstanding to purchase, acquire or otherwise receive shares of Adamis Capital Stock (whether or not vested) held by current or former employees or directors of or consultants to Adamis.

“Adamis Patent and Proprietary Rights” shall have the meaning set forth in Section 2.11.

“Adamis Preferred Stock” shall mean shares of preferred stock of Adamis.

“Adamis Restricted Stock” shall have the meaning set forth in Section 1.6(c).

“Adamis SEC Reports” shall have the meaning set forth in Section 2.8(a).

“Adamis Stock Certificate” shall have the meaning set forth in Section 1.6(f).

“Adamis Stockholder” shall mean each holder of any Adamis Capital Stock immediately before the Effective Time.

“Adamis Termination Fee” shall have the meaning set forth in Section 9.3(c).

“Adamis Triggering Event” shall be deemed to have occurred if: (i) there shall have occurred a Change in the Adamis Board Recommendation; (ii) Adamis shall have failed to convene or hold the Adamis Stockholder Meeting within sixty (60) days after the definitive Proxy Statement is filed with the SEC (other than to the extent that Adamis determines, in good faith, that the Required Adamis Stockholder Vote will not be obtained at a meeting held within such time, in such case the sixty (60) day period shall be tolled until such time as Adamis determines, in good faith, that the Required Adamis Stockholder Vote can be obtained at a meeting, in each case in accordance with Section 5.2(d)), (iii) Adamis or any of its Subsidiaries or Representatives shall have failed to comply with the provisions set forth in Section 4.5 of the Agreement in any material respect, (iv) Adamis or any of its Representatives shall change the Adamis Board Recommendation, or (v) Adamis shall have delivered a Notice of Superior Proposal under Section 4.5(b).

“Agreement” shall mean the Agreement and Plan of Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Ancillary Agreements” shall have the meaning as set forth in Section 2.3. “Business” shall mean the business and operations of a party.

“Business Day” shall mean any day other than a day on which banks in the State of California are authorized or obligated to be closed.

“Certificate of Merger” shall have the meaning as set forth in Section 1.3.

“Change in the Adamis Board Recommendation” shall have the meaning set forth in Section 5.2.

“Change in the La Jolla Board Recommendation” shall have the meaning set forth in Section 5.3.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Company” shall mean La Jolla and Adamis and their respective Subsidiaries (and, after the Closing, the Surviving Corporation), taken together as a whole.

“Confidentiality Agreement” shall have the meaning as set forth in Section 5.14 of this Agreement.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any necessary Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions expressly contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Convertible Securities” shall mean and include options, warrants and other rights for the purchase of common stock or any stock or security convertible into or exchangeable for common stock.

“Current Balance Sheet” shall have the meaning as set forth in Section 2.8.

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.2.

“Dissenting Shares” shall have the meaning as set forth in Section 1.8.

“Dissenting Stockholder” shall have the meaning set forth in Section 1.8.

“Effective Time” shall have the meaning as set forth in Section 1.3.

“Encumbrances” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall have the meaning set forth in Section 2.2.

“Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising out of any Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(i) any fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial, compliance, corrective or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); or

(iii) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Entity or any other Person) and for any natural resource damages.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”).

“Environmental Law” shall mean all federal, state and local laws, statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or processed waste water or otherwise relating in any manner to the environment, pollutants or hazardous substances or materials, including but not limited to the Federal Solid Waste Disposal Act; the Federal Clean Air Act including, without limitation, the Clean Air Act Amendments of 1990; the Federal Water Pollution Control Act; the Hazardous Materials Transportation Act; the Federal Toxic Substances Control Act; the Federal Resource Conservation and Recovery Act of 1976; CERCLA, all amendments to any of the foregoing statutes, and all regulations promulgated by any federal or state agencies, including the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency previously, now or at any time hereafter in effect.

“ERISA” shall have the meaning as set forth in Section 2.13(a).

“ERISA Affiliate” shall have the meaning as set forth in Section 2.13(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.10.

“Exchange Ratio” shall have the meaning set forth in Section 1.7.

“Exchange Shares” shall have the meaning set forth in Section 1.10(b).

“Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by a Party and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Party.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, grant, funding arrangement, permission, variance, clearance, registration, qualification, approval or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Legal Requirement; or (b) right under any Contract with any Governmental Entity.

“Governmental Entity” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law Requirement, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean all domestic and foreign intellectual property and proprietary rights, including but not limited to all (i) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, (ii) trademarks, service marks, trade names, domain names, trade dress, logos, corporate names and brand names, together will all goodwill associated therewith, and all applications and registrations in connection therewith, (iii) all works of authorship (whether or not published), copyrights and designs, and all applications and registrations in connection therewith, (iv) source code and object code versions of computer software (including data and related documentation) and website content, and (v) trade secrets and confidential business information (including ideas, know-how, formulas, compositions, processes and techniques, research and development information, technical data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information, including all membership lists and databases and related information and profiles).

“IRS” shall mean the United States Internal Revenue Service.

“La Jolla” shall have the meaning set forth in the Preamble.

“La Jolla Board Recommendation” shall have the meaning set forth in Section 5.3.

“La Jolla Bylaws” shall mean the bylaws of La Jolla as currently in effect.

“La Jolla Charter” shall mean the certificate of incorporation of La Jolla, as in effect on the date of this Agreement.

“La Jolla Charter Amendment” shall have the meaning set forth in Section 8.9.

“La Jolla Common Stock” shall have the meaning set forth in the Recitals.

“La Jolla Disclosure Letter” shall have the meaning set forth in the first paragraph of Article III.

“La Jolla Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract between La Jolla or any of its Subsidiaries and any current employee thereof, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other contract with such employee which is terminable “at will” without any obligation on the part of La Jolla or any of its Subsidiaries to make any payments or provide any benefits in connection with such termination.

“La Jolla Employee Plan” shall have the meaning set forth in Section 3.13.

“La Jolla Employee Stock Purchase Plan” means the La Jolla Pharmaceutical Company 1995 Employee Stock Purchase Plan.

“La Jolla Equity Incentive Plans” means (a) the La Jolla Pharmaceutical Company 1994 Stock Incentive Plan and (b) the La Jolla Pharmaceutical Company 2004 Equity Incentive Plan.

“La Jolla Financial Statements” shall have the meaning set forth in Section 3.8(b).

“La Jolla’s Knowledge” shall mean (a) the actual knowledge, after reasonable diligence, of La Jolla’s officers and directors and (b) such facts and circumstances each of the officers and directors of La Jolla should have known given their involvement in La Jolla and the information available to them.

“La Jolla Name Change Amendment” shall have the meaning set forth in Section 5.10.

“La Jolla Net Cash” shall mean the amount of (A) La Jolla’s cash and cash equivalents and current amounts receivable of La Jolla, as reflected in La Jolla’s financial records as of the Closing Date, minus (B) all cash Liabilities of La Jolla as reflected in La Jolla’s financial records as of the Closing Date, but excluding the Reverse Split Expenses.

“La Jolla Options” shall mean options or other rights to purchase or acquire shares of La Jolla Common Stock issued by La Jolla.

“La Jolla Patent and Proprietary Rights” shall have the meaning as set forth in Section 3.11 of this Agreement.

“La Jolla Preferred Stock” shall mean shares of preferred stock, par value $0.01 per share, of La Jolla.

“La Jolla Restated Certificate” shall have the meaning set forth in Section 1.5(a).

“La Jolla SEC Reports” shall have the meaning set forth in Section 3.8.

“La Jolla Stock Plan” shall have the meaning set forth in Section 5.10.

“La Jolla Stockholder Meeting” shall have the meaning set forth in Section 5.3.

“La Jolla Termination Fee” shall have the meaning set forth in Section 9.3.

“La Jolla Triggering Event” shall be deemed to have occurred if: (i) there shall have occurred a Change in the La Jolla Board Recommendation; (ii) La Jolla shall have failed to convene or hold the La Jolla Stockholder Meeting within sixty (60) days after the definitive Proxy Statement is filed with the SEC (other than to the extent that La Jolla determines, in good faith, that the Required La Jolla Stockholder Vote will not be obtained at a meeting held within such time, in such case the sixty (60) day period shall be tolled until such time as La Jolla determines, in good faith, that the Required La Jolla Stockholder Vote can be obtained at a meeting, in each case in accordance with Section 5.3(d)), (iii) La Jolla or any of its Subsidiaries or Representatives shall have failed to comply with the provisions set forth in Section 4.5 of the Agreement in any material respect, (iv) La Jolla or any of its Representatives shall change the La Jolla Board Recommendation, or (v) La Jolla shall have delivered a Notice of Superior Proposal under Section 4.5(c).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, ordinance, code, rule, or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liabilities” (or when used with reference to a single item described below, “Liability”) means debts, liabilities and obligations (whether pecuniary or not, including without limitation obligations to perform or forbear from performing acts or services), fines, or penalties, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable, known or unknown, and whether or not required to be included in financial statements under GAAP, including without limitation those arising under any law, action or governmental order, liabilities for Taxes and those arising under any contract, agreement, arrangement, commitment, employee benefit plan (including without limitation the cost of any severance, salary continuation or similar payment and the costs of any obligation to maintain health insurance or other benefits) or undertaking of any kind whatsoever (whether written, express or implied).

“Material Adverse Effect” shall mean any fact, change, event, factor, condition, circumstance, development or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of a Party and its Subsidiaries (including, following the Merger, the Surviving Corporation and its Subsidiaries), taken as a whole, other than to the extent such effects are due to: (a) the announcement of the transactions contemplated by this Agreement; (b) economic factors affecting the national, regional or world economy; (c) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (d) changes in GAAP or the interpretation thereof, in each case to the extent required by GAAP; (e) the Reverse Stock Split; or (f) any change in the stock price or trading volume of La Jolla Common Stock or Adamis Common Stock (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise excluded by clauses (a) - (e) of this definition).

For the avoidance of doubt, “Material Adverse Effect” shall include, without limitation, any regulatory actions taken by the FDA that would be expected to cause an interruption in the ability of Adamis to commercialize the Epinephrine PFS product.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Material Contract” shall mean any agreement, instrument or document now in effect (including any amendment to any of the foregoing):

(i) with any director, officer or affiliate of Adamis or La Jolla, as the case may be;

(ii) evidencing, governing or relating to indebtedness for borrowed money or which provides for the imposition of any lien on any of its assets;

(iii) that involves expenditures or receipts in excess of $50,000;

(iv) that in any material way purports to restrict the business activity of a party or any of its affiliates or to limit the freedom of a party or any of its affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

(v) relating to the employment of, or the performance of services by, any employee or consultant; or pursuant to which a party is or may become obligated to make any severance, termination or similar payment to any employee or director; or pursuant to which a party is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) to any employee or director;

(vii) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of a party, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities of a Party, or (C) providing a Person with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts pursuant to La Jolla Stock Option Plan, the Adamis Stock Option Plan and Contracts between Adamis and any Person that provide a right of first refusal, right of repurchase or cancellation or similar right in favor of Adamis;

(viii) incorporating or relating to any guaranty or any indemnity or similar obligation;

(ix) relating to any currency hedging;

(x) (A) imposing any confidentiality obligation on a party (other than under agreements entered into in the Ordinary Course of Business that are not material to the Party), or (B) containing “standstill” provisions;

(xi) (A) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Entity (including any subcontract or other Contract between Adamis and any contractor or subcontractor to any Governmental Entity), or (C) relating to any funding, grant or similar agreement, proposal or commitment relating to product of the party; and

(xii) that if terminated or breached would reasonably be expected to have a Material Adverse Effect on the Party or on any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Notice of Superior Proposal” shall have the meaning set forth in Section 4.5.

“Ordinary Course of Business” shall mean, in the case of each of Adamis and La Jolla, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Party” or “Parties” shall mean Adamis, Merger Sub and La Jolla.

“Person” shall mean any individual, Entity or Governmental Entity.

“Post-Effective La Jolla Stockholder Shares” shall be a number equal to (i) the La Jolla Net Cash as of the Closing Date plus $750,000, divided by (ii) the Adamis Discounted Share Price. The “Adamis Discounted Share Price” shall mean the volume weighted average closing price of the Adamis Common Stock (as reported on the OTC Bulletin Board or other market or quotation system on which the Adamis Common Stock is quoted or traded) commencing on the first Business Day after the date of this Agreement and ending two trading days before the Closing Date, discounted by an amount set forth in the following table:

Adamis Average Share Price*	% Discount

Less than $0.25	10% (not to go below $0.20 per share)
$0.25 to $2.00	25% (not to go below $0.20 per share)
Greater than $2.00	$1.50 (fixed price)

*	Subject to adjustment, as appropriate, in the event of Recapitalization of Adamis.

By way of example only: (A) if the La Jolla Net Cash as of the Closing Date is $2,000,000 and the Adamis Average Share Price is $0.24, then the Adamis Discounted Share Price would equal $0.216 and the Post-Effective La Jolla Stockholder Shares would equal 12,731,481; (B) if the La Jolla Net Cash as of the Closing Date is $2,000,000 and the Adamis Average Share Price is $0.50, then the Adamis Discounted Share Price would equal $0.375 and the Post-Effective La Jolla Stockholder Shares would equal 7,333,333; and (C) if the

La Jolla Net Cash as of the Closing Date is $2,000,000 and the Adamis Average Share Price is $2.01, then the Adamis Discounted Share Price would equal $1.50 and the Post-Effective La Jolla Stockholder Shares would equal 1,833,333.

“Pre-Closing Period” shall have the meaning as set forth in Section 4.1.

“Pre-Effective La Jolla Shares” shall be the sum of all shares of La Jolla Common Stock prior to the Effective Date that are: (a) issued and outstanding and (b) issuable upon conversion of any preferred stock of La Jolla.

“Proposals” shall have the meaning set forth in Section 5.3(b).

“Proxy Statement” shall mean the joint Proxy Statement to be filed with the SEC by La Jolla and Adamis in connection with the Merger, as said statements may be amended, and mailed to the La Jolla stockholders in connection with the La Jolla Stockholder Meeting and to the Adamis stockholders in connection with the Adamis Stockholder Meeting.

“Registration Statement” shall mean the registration statement on Form S-4 (the “S-4”) to be filed with the SEC by La Jolla, together with all amendment and supplements thereto and including the exhibits thereto.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required La Jolla Stockholder Vote” shall mean the vote of the La Jolla stockholders that is required under the DGCL or other applicable law to approve the Proposals.

“Required Adamis Stockholder Vote” shall mean the vote of the Adamis Stockholders that is required under applicable law to approve the Merger and the transactions contemplated by this Agreement.

“Reverse Stock Split” shall have the meaning set forth in Section 1.5(a)(i).

“Reverse Stock Split Ratio” shall be expressed as a fraction, the numerator of which shall equal one (1) and the denominator of which shall equal the Pre-Effective La Jolla Shares divided by the Post-Effective La Jolla Stockholder Shares.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Proposal” means an Acquisition Proposal that the board of directors of a Party determines, in its reasonable judgment, to be more favorable to such Party’s stockholders than the terms of the transactions contemplated by this Agreement.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” shall have the meaning set forth in Section 2.12.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Treasury Regulations” shall mean the official interpretations of the Code promulgated by the United States Department of the Treasury.

“Voting Agreement” shall have the meaning set forth in the Recitals.

Schedule 9.1(l)

List of events:

•	Material manufacturing or supply problems with “Epinephrine PFS” product (including API and syringe), or any regulatory actions taken by the FDA, that result in or would be expected to result in a commercial interruption in sales of such product.

•	Any litigation filed against Adamis, its directors or officers asserting claims that could reasonably be expected to result in the occurrence of a Material Adverse Effect.

•	The loss of the services of Dennis J. Carlo as an officer, director or full-time employee of the Company for any reason whatsoever.

Execution Copy

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made as of December 21, 2009, by and among La Jolla Pharmaceutical Company, a Delaware corporation (the “Company”), Jewel Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Adamis Pharmaceuticals Corporation, a Delaware corporation (“Adamis”).

RECITALS

A. The Company, Merger Sub and Adamis entered into that certain Agreement and Plan of Reorganization, dated as of December 4, 2009 (the “Merger Agreement”).

B. The Company, Merger Sub and Adamis desire to waive the requirement that the Company amend its 2004 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder.

C. The Company, Merger Sub and Adamis desire to amend Section 10.10 of the Merger Agreement to correct typographical errors to accurately reflect the agreement among the parties with respect to the matters discussed therein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Waiver.   The Company, Merger Sub and Adamis hereby waive the applicability of Sections 5.1(a)(iv), 5.3(a) (but only to such extent as Section 5.3(a) relates to the Plan Amendment, as defined in the Merger Agreement), 5.3(b)(i)(D) and 5.10(ii) of the Merger Agreement to effect the result that the Company shall not be required to amend its 2004 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder.

2. Amendment of Section 10.10.   Section 10.10 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“10.10.  Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, in the event that this Agreement is terminated by Adamis pursuant to Section 9.1(d), 9.1(e), 9.1(g), 9.1(k) or 9.1(m) or by La Jolla pursuant to Section 9.1(d), 9.1(f), 9.1(h), 9.1(k) or 9.1(l) above, Adamis’s or La Jolla’s sole and exclusive remedy hereunder shall be that provided in Section 9.3(b) or (c), respectively.”

3. Continuity of Terms.   Except as expressly amended hereby, all the other terms and provisions of the Merger Agreement shall remain in full force and effect.

4. Counterparts.   This Amendment may be executed in any number of counterparts, including facsimile transmission and electronic (PDF) transmission copies, each of which will constitute an original, and all of which together will be considered one and the same agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Merger Agreement as of the date first above written.

LA JOLLA PHARMACEUTICAL COMPANY

By:	/s/ Deirdre Y. Gillespie
Name:     Deirdre Y. Gillespie

Title:	President and Chief Executive Officer

JEWEL MERGER SUB, INC.

By:	/s/ Deirdre Y. Gillespie
Name:     Deirdre Y. Gillespie

Title:	President and Chief Executive Officer

ADAMIS PHARMACEUTICALS CORPORATION

By:	/s/ Dennis J. Carlo
Name:     Dennis J. Carlo

Title:	President and Chief Executive Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Reorganization

Annex B

§ 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of ncorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C

CERTIFICATE OF AMENDMENT
TO THE RESTATED
CERTIFICATE OF INCORPORATION
OF
LA JOLLA PHARMACEUTICAL COMPANY

La Jolla Pharmaceutical Company, a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST:  The name of the Corporation is La Jolla Pharmaceutical Company.

SECOND:  The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law, adopted resolutions to amend Article FOURTH of the Restated Certificate of Incorporation of the Corporation by inserting the following paragraph at the end of such Article:

“Effective upon the filing of this Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each [***] shares of the Corporation’s Common Stock outstanding immediately before the filing of this Certificate of Amendment (“Old Common Stock”) shall be combined and reclassified automatically into one (1) share of Common Stock. The Corporation shall not issue fractional shares on account of the Reverse Stock Split. In lieu of fractional shares, the Corporation may issue a check in the appropriate amount payable to such stockholder or may elect to round up each fractional share (after aggregating all fractional shares issuable to such stockholder) at no additional cost to the stockholder.”

THIRD:  This Certificate of Amendment to the Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said Certificate of Amendment to the Restated Certificate of Incorporation has been duly executed by its authorized officer this   day of          ,     .

LA JOLLA PHARMACEUTICAL COMPANY

By:
Deirdre Y. Gillespie, M.D.
President and Chief Executive Officer

*** The ratio for the reverse stock split will be determined pursuant to the terms of that certain Agreement and Plan of Reorganization, dated as of December 4, 2009, by and among the Corporation, Jewel Merger Sub, Inc. and Adamis Pharmaceuticals Corporation as described in the accompanying joint proxy statement/prospectus.

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Annex D

CERTIFICATE OF AMENDMENT
TO THE RESTATED
CERTIFICATE OF INCORPORATION
OF
LA JOLLA PHARMACEUTICAL COMPANY

La Jolla Pharmaceutical Company, a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST:  The name of the Corporation is La Jolla Pharmaceutical Company.

SECOND:  The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law, adopted resolutions to amend and restate Article FIRST of the Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“The name of this corporation is Adamis Pharmaceuticals Corporation (hereinafter the “Corporation”).”

THIRD:  This Certificate of Amendment to the Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said Certificate of Amendment has been duly executed by its authorized officer on this   day of          ,     .

LA JOLLA PHARMACEUTICAL COMPANY

By:
Deirdre Y. Gillespie
President and Chief Executive Officer

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